File Nos. 333-158141/811-08052

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. 1	☐
Post-Effective Amendment No.	☐

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 72	☒
(Check appropriate box or boxes.)

SYMETRA SEPARATE ACCOUNT C

(Exact Name of Registrant)

Symetra Life Insurance Company

(Name of Depositor)

777 108th Ave NE, Suite 1200, Bellevue, WA	98004
(Address of Depositor’s Principal Executive Offices)	(Zip Code)

Depositor’s Telephone Number, including Area Code (425) 256-8000

Name and Address of Agent for Service

Jacqueline M. Veneziani

777 108th Ave NE, Suite 1200

Bellevue, Washington 98004

(425) 256-5026

Approximate date of Proposed Public Offering:

As Soon as Practicable after the effective date of this registration statement.

If appropriate, check the following:

             this pre-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of Securities Being Registered:

Group Flexible Premium Variable Annuity Contracts

Symetra Retirement Passport Group

Variable Annuity

issued by

SYMETRA SEPARATE ACCOUNT C

and

SYMETRA LIFE INSURANCE COMPANY

This prospectus describes a group variable annuity contract, the Symetra Retirement Passport Group Variable Annuity Contract, and the Certificates issued thereunder. It contains important information. Please read it before investing and keep it on file for future reference. This prospectus does not constitute an offering in any jurisdiction in which the Contract or Certificates may not lawfully be sold.

Investment in a group variable annuity contract is subject to risks, including the possible loss of principal. The Contract is not a deposit or obligation of, or guaranteed or endorsed by, any financial institution; and is not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other government agency.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Dated: December 7, 2009

AIM VARIABLE INSURANCE FUNDS

•	AIM V.I. Mid Cap Core Equity Fund (Series II Shares)

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

•	American Century VP Inflation Protection Class II Fund
•	American Century VP International Class II Fund

BLACKROCK VARIABLE SERIES FUND, INC.

•	BlackRock Global Allocation V.I. Fund, Class III
•	BlackRock Global Growth V.I. Fund, Class III
•	BlackRock Large Cap Value V.I. Fund, Class III

CALVERT VARIABLE SERIES, INC.

•	Calvert Social Balanced Portfolio
•	Calvert Social Equity Portfolio
•	Calvert Social Mid Cap Growth Portfolio

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

•	Columbia Mid Cap Value Fund, Variable Series Class B Shares
•	Columbia Mid-Cap Growth Fund, Variable Series Class B Shares
•	Columbia Small Company Growth Fund, Variable Series Class B Shares
•	Columbia Small Cap Value Fund, Variable Series Class B Shares

DWS VARIABLE SERIES I

•	DWS Capital Growth VIP - Class B Shares

DWS VARIABLE SERIES II

•	DWS Dreman Small Mid Cap Value VIP - Class B Shares

FIDELITY® VARIABLE INSURANCE PRODUCTS

•	Fidelity VIP Contrafund® Portfolio - Service Class 2
•	Fidelity VIP Freedom 2010 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2015 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2020 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2025 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2030 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2035 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2040 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2045 Portfolio - Service Class 2
•	Fidelity VIP Freedom 2050 Portfolio - Service Class 2
•	Fidelity VIP Freedom Income Portfolio - Service Class 2
•	Fidelity VIP Money Market Portfolio - Service Class 2

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

•	Franklin Flex Cap Growth Securities Fund - Class 2
•	Franklin Income Securities Fund - Class 2
•	Franklin Small Cap Value Securities Fund - Class 2
•	Franklin Small-Mid Cap Growth Securities Fund - Class 2
•	Franklin U.S. Government Fund - Class 2
•	Franklin Templeton VIP Founding Funds Allocation Fund - Class 2
•	Mutual Shares Securities Fund - Class 2
•	Templeton Developing Markets Securities Fund - Class 2
•	Templeton Global Bond Securities Fund - Class 2
•	Templeton Growth Securities Fund - Class 2

GOLDMAN SACHS VARIABLE INSURANCE TRUST (VIT)

•	Goldman Sachs VIT Government Income Fund - Service Shares

You can allocate money invested in the Contract to the Fixed Account (which credits a specified guaranteed interest rate) and/or to Symetra Separate Account C (“Separate Account”), which invests in the Sub-accounts listed here. Your retirement Plan may limit the Portfolios available and may choose to exclude some of the Portfolios shown. The Portfolio prospectuses for each of the Sub-accounts available through the Separate Account should be read in conjunction with this prospectus and, if not included with this prospectus, are available by request at no charge.

To learn more about the Symetra Retirement Passport Group Variable Annuity Contract, you can obtain a copy of the Statement of Additional Information (SAI) dated December 7, 2009. The SAI is incorporated by reference, has been filed with the SEC and is legally part of the prospectus. You may request a free copy of the SAI, a paper copy of this prospectus (if you have received it in an electronic format) or a prospectus for any of the underlying Portfolios, by calling us at 1-800-796-3872 or writing us at: PO Box 3882, Seattle, WA 98124-3882. The table of contents for the SAI can be found at the end of this prospectus. The SEC maintains a website at http://www.sec.gov that contains the SAI, material incorporated by reference, and other information regarding companies that file electronically.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

•	Neuberger Berman AMT Guardian Portfolio - Class S
•	Neuberger Berman AMT Mid Cap Growth Portfolio - Class S
•	Neuberger Berman AMT Regency Portfolio - Class S

PIMCO VARIABLE INSURANCE TRUST

•	PIMCO All Asset Portfolio - Advisor Class Shares
•	PIMCO Total Return Portfolio - Advisor Class Shares

VANGUARD® VARIABLE INSURANCE FUND PORTFOLIOS

•	Vanguard VIF - Balanced Portfolio
•	Vanguard VIF - High Yield Bond Portfolio
•	Vanguard VIF - International Portfolio
•	Vanguard VIF - Mid-Cap Index Portfolio
•	Vanguard VIF - REIT Index Portfolio
•	Vanguard VIF - Total Bond Market Index Portfolio
•	Vanguard VIF - Total Stock Market Index Portfolio

RETAIL FUNDS AVAILABLE TO THE GENERAL PUBLIC OUTSIDE OF VARIABLE ANNUITY CONTRACTS AND VARIABLE LIFE INSURANCE POLICIES:

AMERICAN FUNDS (R-4 Shares)

•	American Funds AMCAP Fund
•	American Funds American Balanced Fund
•	American Funds American High-Income Trust
•	American Funds Capital World Bond Fund
•	American Funds EuroPacific Growth Fund
•	American Funds The Growth Fund of America
•	American Funds The Investment Company of America
•	American Funds New Perspective Fund
•	American Funds Washington Mutual Investors Fund

NEUBERGER BERMAN

•	Neuberger Berman Genesis Fund - Advisor Class

DEFINED TERMS

We have used simple, clear language as much as possible in this prospectus. However, by the very nature of the Contract certain technical words or terms are unavoidable. We have identified the following as some of these words or terms.

Accumulation Phase	The period between the date we allocate a Participant’s first Purchase Payment and the Annuity Date. During this phase, the Participant can invest money in the Contract.

Accumulation Unit	A unit of measure we use to calculate the value in a Sub-account during the Accumulation Phase.

Annuity Date	The date a Participant’s annuity payments begin under an annuity option for the benefit of a Participant or the Participant’s Beneficiary. This date must be before the Participant is age 96.

Beneficiary	The person or entity designated to receive any benefits under the Contract upon the Participant’s death.

Business Day	Any day the New York Stock Exchange is open for regular trading.

Certificate	The document evidencing a Participant’s interest in the Contract and describing the benefits available to the Participant.

Certificate Anniversary	The anniversary of the Certificate Date.

Certificate Date	The date the initial Purchase Payment is allocated to the Participant Account. The Certificate Date must be prior to the Participant’s 86th birthday.

Certificate Year	The 12-month period starting on the Certificate Date and each anniversary of that date.

Contract	The group variable annuity contract by and between Symetra Life and the Contractholder.

Contract Value	The sum of all Participant Account Values under the Contract.

Contract Year	The 12-month period starting on the date we issue the Contract and each anniversary of that date.

Contractholder (employer)	The legal entity identified on the application, entitled to exercise all rights and privileges under the Contract and to whom the Contract is issued.

ERISA	The Employee Retirement Income Security Act of 1974, as amended or revised.

Fixed Account	The Investment Option in the Contract that provides for guaranteed interest and is part of Symetra Life’s General Account.

General Account	The General Account consists of all assets of Symetra Life other than those allocated to a separate account.

Home Office	Symetra Life’s principal place of business located at 777 108th Ave NE, Suite 1200, Bellevue, Washington 98004.

Income Phase	The period beginning on the Annuity Date during which the Participant receives annuity payments.

Internal Revenue Code (the “Code”)	The Internal Revenue Code of 1986, as amended or revised.

Investment Options	Those investments available under the Contract, as shown in this prospectus.

Loan Account	The sum of the loan principal and accrued loan interest credited at 3.0%, minus any loan payments made.

Loan Amount	The sum of the loan principal and accrued loan interest charged at 5.5%, minus any loan payments made.

Net Investment Factor	A unit of measure we use in calculating the daily change in Accumulation Unit value for each Sub-account.

NYSE	The New York Stock Exchange.

Participant (you, your)	A person for whom an account is established under the Plan as directed by the Contractholder.

Participant Account	The individual account established for a Participant to record the Participant Account Value.

Participant Account Value	The sum of the value of the Sub-accounts and the Fixed Account held on behalf of the Participant that has not been applied to provide annuity payments.

Plan	The retirement plan established by the employer and qualified under Section 403(b) or 457 of the Code for which the Contract is used as a funding vehicle.

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Portfolios	The funds in which the corresponding Sub-accounts invest.

Purchase Payment	An amount paid to Symetra Life for allocation under the Contract for a Participant, less any premium tax due at the time the payment is made.

Separate Account	Symetra Separate Account C, a segregated asset account established under Washington law.

Sub-account	A division of the Separate Account for which Accumulation Units are separately maintained. Each Sub-account invests exclusively in a particular Portfolio.

Surrender Value	Your Participant Account Value minus any applicable surrender charge, withdrawal charge, outstanding Loan Amount, annual loan maintenance charge, and annual administration maintenance charge.

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FEE TABLE

The purpose of the Fee Table is to show you the various fees and expenses incurred directly and indirectly by owning and surrendering your Certificate. The Transaction Expenses table describes the fees and expenses that you will pay when you surrender, make withdrawals, transfer money between Investment Options or take a loan. All fees and expenses are assessed at the Certificate level. State premium taxes, income taxes and other taxes may also be deducted.

TRANSACTION EXPENSES	MAXIMUM AMOUNT DEDUCTED
SURRENDER CHARGE (1) (2) (3) (As a percentage of the amount withdrawn. No charge for the first 10% of Participant Account Value withdrawn in a Certificate Year.)	Certificate Years Elapsed: Percentage:	0 9%	1 8%	2 7%	3 6%	4 5%	5 4%	6 3%	7 2%	8 1%	9+ 0%
WITHDRAWAL CHARGE (4) (5) (Assessed for each withdrawal after the first withdrawal in a Certificate Year. The charge is deducted from your remaining Participant Account Value.)	$25
TRANSFER CHARGE (Assessed for each transfer in excess of 12 transfers in a Certificate Year. The charge is deducted from the transfer amount.)	$10 or 2% of amount transferred whichever is less
LOAN APPLICATION CHARGE (6) (Deducted from your Sub-account with the highest balance at the time the loan is approved.)	$50 or 2.5% of the Loan Amount, whichever is less
ANNUAL LOAN MAINTENANCE CHARGE (6) (Deducted from your Sub-account with the highest balance.)	$35 or 2.5% of the Loan Amount, whichever is less
LOAN NET INTEREST RATE (7) (Shown as an annual rate)	2.5% of the Loan Amount

The Periodic Charges table below describes the fees and expenses that you will pay periodically during the time that you own the Certificate not including Portfolio fees and expenses.

PERIODIC CHARGES (1) Shown as an Annual Rate or Amount (Not Including Portfolio Operating Fees and Expenses)	MAXIMUM AMOUNT DEDUCTED	CURRENT AMOUNT DEDUCTED
ANNUAL ADMINISTRATION MAINTENANCE CHARGE (8) (Deducted from your Sub-account with the highest balance.)	$30	$30
SEPARATE ACCOUNT ANNUAL EXPENSES (As a percentage of average daily net assets of each Sub-account/deducted daily.)
Mortality and Expense Risk Charge	1.25%	1.25%

TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES	1.25%	1.25%

For Certificates with Purchase Payments allocated to the Calvert Sub-accounts
Mortality And Expense Risk Charge	1.25%	1.25%
Sub-account Fund Facilitation Fee (9)	0.10%	0.10%

TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES	1.35%	1.35%

For Certificates with Purchase Payments allocated to the Vanguard Sub-accounts
Mortality and Expense Risk Charge	1.25%	1.25%
Sub-account Fund Facilitation Fee (9)	0.25%	0.25%

TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES	1.50%	1.50%

(1)	Actual fees and charges could be reduced or waived in certain circumstances. See “Reductions or Waiver of Certain Charges” in Section 5 of this prospectus.

(2)	The total surrender charge will not exceed 9% of Purchase Payments.

(3)	The surrender charge applies to partial withdrawals, unless a waiver is applicable.

(4)	We eliminate this charge for withdrawals taken through electronic funds transfer, annuity payments, repetitive withdrawals or if you withdraw the entire Participant Account Value.

(5)	The withdrawal charge is assessed in addition to any applicable surrender charge.

(6)	If the amounts available in your Sub-account balances are insufficient to deduct the charge, the full or remaining charge will be deducted from the Fixed Account.

(7)	The annual loan net interest rate of 2.5% is equal to the difference between the interest rate of 5.5% that we charge on the Loan Amount and the interest rate of 3.0% that we credit on the Loan Account.

(8)	We do not deduct this charge if the Participant Account Value is at least $50,000 when the deduction is to be made.

(9)	The Sub-account fund facilitation fee is assessed against the average daily net assets invested in certain Sub-accounts. For Purchase Payments and Participant Account Value allocated to the Vanguard Variable Insurance Fund Portfolios, the Sub-account fund facilitation fee is equal to 0.25%. For Purchase Payments and Participant Account Value allocated to the Calvert Variable Series, Inc. Portfolios, the Sub-account fund facilitation fee is equal to 0.10%.

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The Total Annual Portfolio Operating Expenses table shows the lowest and highest total operating expenses charged by the Portfolio companies that you pay indirectly during the time you invest in the Certificate under the Contract. The total operating expenses are expressed as an annual percentage of average daily net assets and are deducted from Portfolio assets. The amounts are based on expenses paid as of the end of the fiscal year December 31, 2008. Actual expenses in the future may be higher or lower. For Portfolios that invest in shares of one or more acquired funds, the total annual operating expenses include fees and expenses incurred indirectly by the Portfolio as a result of investment in shares of one or more acquired funds. The fees and expenses (including management fees, distribution (12b-1) fees and other expenses) for each individual Portfolio are contained in the prospectus for each Portfolio.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES (10)	Lowest	Highest
Range of total annual Portfolio operating expenses (before any waivers or expense reimbursement)	0.16%	1.79%
Range of total annual Portfolio operating expenses (after any waiver or expense reimbursement) (11)	0.16%	1.78%

(10)	We reserve the right to implement, administer, and charge you for any fee or restriction, including redemption fees which may be imposed by any underlying Portfolio.

(11)	The range of total annual portfolio operating expenses after any waiver or expense reimbursement takes into account contractual arrangements for certain Portfolios that require the investment advisor to reimburse or waive Portfolio operating expenses until at least April 30, 2010. Advisors to certain Portfolios offered in the Contract agree to waive or reimburse advisory fees or other fees. This reduces Portfolio operating expenses. Such arrangements are described in more detail in the prospectus for each Portfolio.

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EXAMPLES

These examples are intended to help you compare the cost of investing in the Certificate with the cost of investing in other variable annuity contracts. These costs include transaction expenses, the annual administration maintenance charge, Separate Account annual expenses (including the mortality and expense risk charge), and the Portfolio fees and expenses.

For purposes of calculating the examples, we use an average annual administration maintenance charge that has been converted to a percentage equal to the charges anticipated to be paid in the first year the Certificates are offered divided by the anticipated average net assets. The examples also reflect the highest Sub-account fund facilitation fee but do not reflect premium taxes that may apply depending on the state where you live, and assume no transfers or partial withdrawals.

The first set of examples is based upon the Portfolio with the highest fees and expenses for the year ended December 31, 2008. The second set of examples is based upon the Portfolio with the lowest fees and expenses for the year ended December 31, 2008. The examples do not take into consideration any fee waiver or reimbursement arrangements of the underlying Portfolios. If these arrangements were taken into consideration, the expenses shown would be lower. We did not independently verify the data provided by the Portfolios.

Different fees may be imposed during the Income Phase. Please see Section 5 - Charges and Expenses for a more detailed description.

The examples should not be considered a representation of past or future expenses. Your actual costs may be higher or lower. The 5% annual return assumed in the examples is purely hypothetical. Actual returns (investment performance) will vary and may be more or less than 5%.

You would pay the following expenses on a $10,000 investment in the Certificate for the time periods indicated below and if your investment has a 5% return each year.

THE FOLLOWING EXAMPLE ASSUMES THE HIGHEST FEES AND EXPENSES OF ANY OF THE PORTFOLIOS.

If You Surrender Your Certificate At The End of Each Time Period		If The Certificate Is Not Surrendered		If The Certificate Is Annuitized
1 Year	3 Years	1 Year	3 Years	1 Year	3 Years
$1,171	$1,721	$350	$1.064	$350	$1.064

THE FOLLOWING EXAMPLE ASSUMES THE LOWEST FEES AND EXPENSES OF ANY OF THE PORTFOLIOS.

If You Surrender Your Certificate At The End of Each Time Period		If The Certificate Is Not Surrendered		If The Certificate Is Annuitized
1 Year	3 Years	1 Year	3 Years	1 Year	3 Years
$1,025	$1,277	$190	$587	$190	$587

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1. THE GROUP ANNUITY CONTRACT

This prospectus describes generally applicable provisions of the Symetra Retirement Passport Group Variable Annuity Contract and the Certificates issued thereunder. The Contract is designed as a funding vehicle for retirement plans that qualify for tax favored treatment under Section 403(b) or 457 of the Internal Revenue Code (the “Code”).

The Contract is an agreement between the Contractholder (generally the employer, a trust or other entity authorized to hold retirement plan assets for the benefit of employees) and Symetra Life Insurance Company (“Symetra Life,” “we,” and “us”). The Contract is designed to make available to the Participant certain tax deferral features under the Code and to help the Participant (“you,” “your”) invest on a tax-deferred basis for retirement. You do not have to purchase an annuity contract to obtain the same type of tax deferral as provided by qualified plan arrangements. However, the Contract provides for features and benefits not provided by other such qualified plan arrangements.

Each Participant in the Plan is issued a Certificate evidencing the Participant’s interest in the Contract and describing its benefits. The Participant is the employee for whose benefit the employer remits Purchase Payments to us. The Participant will have rights under the Contract only to the extent that Purchase Payments on the Participant’s behalf are received by us. The Participant is also the “annuitant,” who is the person on whose life annuity payments are based. Under the Certificate, we promise to pay you, the Participant, an income in the form of annuity payments, or a death benefit. When you are investing money, your Certificate is in the Accumulation Phase. Once you begin receiving annuity payments, your Certificate is in the Income Phase. The provisions of your Plan may limit your rights under the Certificate. You should refer to your Certificate for any variations required by your state.

The Contract is variable because under the Certificates issued through the Contract you can choose among the available Sub-accounts, and each Sub-account invests in a corresponding Portfolio that may make or lose money depending upon market conditions. The investment performance of the Sub-account(s) you select affects your Participant Account Value and, therefore, affects the amount of the annuity payments available at the time of annuitization.

The Contract also has a Fixed Account which earns interest at a rate set by us. The annual effective rate credited to Purchase Payments will never be less than the rate guaranteed in the Contract and is guaranteed for at least 12 months. The total interest credited to you in the Fixed Account affects your Participant Account Value.

We do not assess directly any fees or expenses against the Contractholder. The fees and expenses are assessed at the Certificate level, which means that you, the Participant, directly pay for the fees and expenses associated with investing in the Contract. Because the Contract Value equals the sum of the

Participant Account Values for Certificates issued under the Contract, the Contract Value will indirectly reflect the deduction for all fees and expenses deducted at the Certificate level. In addition, the Contractholder may direct us to deduct other administration expenses from the Contract for third party administrator expenses or other expenses that are paid to third parties for Plan-related expenses.

VARIATIONS

This prospectus describes the material rights and obligations under the Contract and Certificates, but it does not describe any Plan. In addition, there may be certain variations if required by state law in things such as (but not limited to) the amount of time allowed to examine the Contract and Certificates and return them for a refund (right to examine also known as the “free-look” period) and issue age limitations. The Contract is the actual agreement with Symetra Life, and the Certificates issued to Participants describe the benefits provided under the Contract to the Participants.

OTHER CONTRACTS

We offer other variable annuity contracts that have different features and Investment Options. However, these other contracts also have different charges that would affect the Sub-account performance and may not be offered as a funding vehicle for retirement plans. To obtain more information about these other contracts, contact us at our Home Office.

INQUIRIES

If you need more information, please contact us at our Home Office located at 777 108th Ave. NE, Suite 1200, Bellevue, Washington 98004. You can also contact us at 1-800-796-3872 or on the Internet at http://www.symetra.com.

BENEFICIARY

The Beneficiary is the person or entity that is entitled to receive a benefit as described in Section 7 - Death Benefit. The Plan may prescribe certain limitations on the designation of a Beneficiary. Generally, you initially name the Beneficiary on your application and you can change it at any time by sending a signed and dated request to our Home Office. A new Beneficiary designation revokes any prior designation and is effective upon receipt at our Home Office when signed by you. We are not responsible for the validity of any Beneficiary designation nor for any actions we may take prior to receiving a Beneficiary change. After your death, the Beneficiary has the right to receive the death benefit; therefore Beneficiaries should notify us of a death as promptly as possible. The Plan may require that the Participant’s spouse be designated as the Beneficiary.

ASSIGNMENT

Generally, retirement plan benefits are not assignable or transferable and are not subject to legal process by creditors. Therefore, the Contract and the Certificates issued thereunder may not be assigned, transferred, or pledged as collateral for a loan (other than as a loan taken against the Participant Account Value).

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2. PURCHASE

ELIGIBLE PLANS

Only retirement plans qualified for tax favored treatment under Section 403(b) or 457 of the Code may purchase the Contract.

403(b) Plans:  403(b) Plans, which are also referred to as tax sheltered annuities, provide for certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under the Code. Regulations impact how we administer your 403(b) Contract and the Certificates issued thereunder. In consideration of these regulations, we have determined to make the Contracts available only where the 403(b) Plan currently allows salary reduction contributions. See Section 8 - Taxes for more information.

457 Plans:  457 Plans, which are also referred to as deferred compensation plans, are available to state or local governments and certain tax exempt organizations as described in the Code. 457(b) Plans maintained by state or local government are for the exclusive benefit of the Participants and their Beneficiaries. Non-governmental 457 Plans and 457(f) Plans are solely the property of the employer and are subject to the claims of the employer’s general creditors until they are made available to the Participant.

Additional eligibility requirements may also be imposed which will be applied on a nondiscriminatory basis. We may prohibit additional Purchase Payments under the Contract for existing Participants or prohibit new Participants under the Contract upon written notice to the Contractholder. For more information see the “Additional Purchase Payments” section below.

PURCHASE PAYMENTS

If you are age 85 or younger, you may participate in the Contract with a minimum initial Purchase Payment of $30, unless your Plan has a higher minimum requirement. Additional Purchase Payments of $30 or more may be added at any time during the Accumulation Phase. We will not accept any Purchase Payments that are less than $30.

Any single Purchase Payment in excess of $1 million requires our prior approval.

Initial Purchase Payments:  Initial Purchase Payments for a Certificate must be forwarded to our Home Office and are normally credited to the Participant Account within two Business Days of our receipt. We cannot invest Purchase Payments until we have received them at our Home Office with all the information we need to process them. Processing of initial Purchase Payments may be delayed by circumstances outside our control, for example, if your employer does not forward your application and initial Purchase Payment to us promptly.

If your initial Purchase Payment is not accompanied by all the information we need to issue a Participant’s Certificate, we will contact you to get the required information. If we cannot get all the required information within five Business Days, we will refund the initial Purchase Payment unless we have received permission from you to retain the Purchase Payments until we have received the necessary information. However, if the necessary information is not received after 15 Business Days, we will reject your application and return the initial Purchase Payment. Your Certificate Date is the date your initial Purchase Payment is allocated to your Participant Account. We reserve the right to refuse any application or initial Purchase Payment as described below under the “Additional Purchase Payments” section. If we refuse an application and initial Purchase Payment, we will return it within five Business Days.

Additional Purchase Payments:  Additional Purchase Payments may be made at any time by sending them to our Home Office and should include your name and social security number. Additional Purchase Payments made by check, mailed to our Home Office and received with all the information we need to process them are credited to your Participant Account on the same Business Day as received by us. However, if your Purchase Payment is received at our Home Office after the close of the NYSE, any portion to be allocated to the Sub-accounts will be credited the next Business Day. Processing of Purchase Payments may be delayed by circumstances outside our control—for example, if your employer does not forward your Purchase Payments to us promptly. In addition, if your Purchase Payment is received without the necessary information we need to process it, processing delays will occur as we attempt to get the necessary information. If we cannot get all the required information within five Business Days, we will either return your Purchase Payment or get your permission to keep it until we have received the necessary information. However, if the necessary information is not received after 15 Business Days, we will return the Purchase Payment.

We reserve the right to refuse any single Purchase Payment that is over $1 million dollars; that does not meet our minimum of $30; is allocable to the Fixed Account when we are not able to invest such that we can credit at least the minimum guaranteed interest rate; that is received without the necessary information to process the payment; that is made for market timing purposes; or is otherwise contrary to law for Symetra Life to accept. If we refuse a Purchase Payment, we will return it within five Business Days. We will not deem payments sent to any other office besides our Home Office as received by us until such payment reaches our Home Office.

ALLOCATION OF PURCHASE PAYMENTS

You may allocate Purchase Payments to any of the Sub-accounts offered under the Contract. Your Participant Account Value will vary up or down depending upon the investment performance of the Sub-accounts you choose and you can make or lose money on investments allocated to any of these Sub-accounts. Past performance is not a guarantee of future results. You may also allocate Purchase Payments to the Fixed Account which credits guaranteed interest rates.

You tell us how to apply your initial Purchase Payment by specifying the desired Investment Option allocations on the

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application. Unless we are told otherwise, subsequent Purchase Payments will be allocated in the same proportion as the most recent Purchase Payment (unless that was a Purchase Payment we were directed to allocate on a one-time-only basis). The Participant may change the way subsequent Purchase Payments are allocated by providing us with written instructions, or, by telephoning us or electronically by the Internet if we have written authorization to accept telephone or Internet instructions. See Section 4 - Transfers Among Sub-accounts and the Fixed Account for more information.

Once we receive a Purchase Payment, the portion to be allocated to the Fixed Account is credited as of the day it is received. The portion to be allocated to the Sub-accounts is effective and valued as of the next close of the NYSE. This is usually 4:00 p.m. Eastern time. If for any reason the NYSE is closed when we receive your Purchase Payment, it will be valued as of the close of the NYSE on its next regular Business Day.

ACCUMULATION UNITS

The value of the Participant Account will go up or down depending upon the investment performance of the Sub-account(s) in which it is invested. In order to keep track of investment performance of the Sub-accounts, we use a unit of measure called an Accumulation Unit.

We calculate the value of an Accumulation Unit for each Sub-account as of the time the NYSE closes for regular trading each day. To determine the current Accumulation Unit value, we take the prior day’s Accumulation Unit value and multiply it by the Net Investment Factor for the current day. Changes in the Accumulation Unit value reflect the investment performance of each Sub-account as well as the deductions for insurance and other charges. The value of an Accumulation Unit will usually go up or down from day to day.

The Net Investment Factor is used to measure the daily change in Accumulation Unit value for each Sub-account. The Net Investment Factor equals:

•	the net asset value per share of the applicable Portfolio at the end of the current day plus the per share amount of any dividend or income distributions made by the Portfolio that day; divided by

•	the net asset value per share of the Portfolio at the end of the prior day plus the per share amount of any dividend or income distributions made by the Portfolio that day; minus

•

the daily mortality and expense risk charge and the Sub-account fund facilitation fee and any taxes Symetra Life may incur on earnings attributable to the applicable Certificate, expressed as a percentage of the total net assets of the Sub-account.

When Purchase Payments or transfers are made into a Sub-account, we credit your Participant Account with Accumulation Units. We determine the number of

Accumulation Units to credit by dividing the amount of the Purchase Payment allocated to a Sub-account by the value of the Accumulation Unit for that particular Sub-account. Similarly, when you request a withdrawal or a transfer of money from a Sub-account, we deduct from your Participant Account Accumulation Units representing the withdrawal amount.

Example:  Assume that on Monday we receive a $10,000 Purchase Payment to be allocated to your Participant Account before the NYSE closes. You have told us you want this to go to the Fidelity VIP Freedom Income Portfolio. When the NYSE closes on that Monday, we determine that the value of an Accumulation Unit for the Fidelity VIP Freedom Income Portfolio is $34.12. We then divide $10,000 by $34.12 and credit your Participant Account Value on Monday night with 293.10 Accumulation Units for the Fidelity VIP Freedom Income Portfolio.

RIGHT TO EXAMINE

The Contractholder has the right to examine and cancel the Contract within 10 days after receiving it (or any longer period that is required by state law). If the Contractholder cancels the Contract by sending us a written request during this period, the Contract will become void and any Participant Accounts established during this period will also be terminated.

You, as the Participant, also have the right to examine and cancel your Certificate within 10 days after receiving it (or any longer period that is required by state law). To cancel your Certificate, we must receive a written request for cancellation within the period stated on the front page of your Certificate. If you decide to cancel the Certificate, we will send your money back without assessing a surrender charge or any other charges. The refund will be effective on the day we receive your written request.

In some states, you will receive a refund of your Participant Account Value plus any charges deducted. Because of the market risks associated with investing in the Sub-accounts, the Participant Account Value returned may be more or less than the Purchase Payments you have paid.

Some states require us to return to you the amount of the Purchase Payments paid to us. If we are required by state law to return to you the amount of the Purchase Payments paid to us, Symetra Life will be subject to the investment risk. When we are required to guarantee a return of Purchase Payments or to give you a choice between a refund of your Participant Account Value or return of Purchase Payments, we will apply amounts designated for the Sub-accounts to the Fidelity VIP Money Market Portfolio until the expiration of the right-to-examine period. These amounts will then be allocated in the manner you selected unless you have canceled the Certificate. If you cancel your Certificate, we will refund the greater of the Participant Account Value or the Purchase Payments.

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3. ANNUITY PAYMENTS (INCOME PHASE)

Your employer will notify us when you are eligible to switch to the Income Phase. Once eligible, you can switch to the Income Phase at any time by notifying us in writing 30 calendar days prior to the date that you want annuity payments to begin. However, the Income Phase will start no later than the maximum annuitization age shown on your Certificate or earlier if required by law or by your Plan. Annuity payout options are only available if consistent with the Contract, the Plan, the Code and ERISA.

During the Income Phase, the Participant (or someone designated by the Participant) will receive annuity payments beginning on the Annuity Date. You may select or change an annuity option at any time prior to switching to the Income Phase by completing an election form that you can request in writing or by phone from us at any time or by downloading the form from our web site. Generally, retirement plans require that the Participant be the annuitant, who is the person whose life is used to determine annuity payments, and the person receiving annuity payments once annuity payments begin.

Switching to the Income Phase is irrevocable. Once you begin receiving annuity payments, you cannot switch back to the Accumulation Phase. During the Income Phase, you cannot add Purchase Payments, make withdrawals, add a joint annuitant, or change the annuity option. When you switch to the Income Phase, the guaranteed minimum death benefit will no longer be applicable and there will be no Participant Account Value payable upon death. If you transfer the right to receive annuity payments to someone else, there may be gift and income tax consequences. If premium taxes are required by state law, these taxes will be deducted from your Participant Account Value before the annuity payments are calculated.

Annuity payments will begin on the earlier of:

•	the first available payment date after you elect to begin annuity payments;

•	the latest Annuity Date specified in your Certificate; or

•	a different Annuity Date if required by law or your Plan.

FIXED PAYMENTS

Annuity payments will be made on a fixed basis and the dollar amount of the annuity payments will not vary with investment performance. Your Certificate contains the Fixed Annuity Purchase Rate Table we use to determine the amount of your annuity payments under all life annuity options. We determine the amount of your annuity payments by dividing your Participant Account Value (less any outstanding Loan Amount) by the amount shown in the table for your age and annuity option selected. The table factors in an assumed effective interest rate of 2.0%. Payout rates will never be less than those shown in your Certificate but if current rates are more favorable to you, we will determine your annuity payments based upon the more favorable rates.

PARTIAL ANNUITIZATION

Participants may choose to annuitize a portion of their Participant Account Value. In this situation, your Participant Account Value will be divided into two parts. The non-annuitized portion would remain in the Accumulation Phase, while the annuitized portion would be moved to the Income Phase. At this point, the guaranteed minimum death benefit would be proportionally reduced by the amount of the Participant Account Value withdrawn and applied to purchase the annuity payments.

ANNUITY OPTIONS

You may choose one of the options listed below. Once annuity payments under a life annuity option are started, they cannot be exchanged for a lump sum.

The amount of each annuity payment depends on many factors including the guarantees, if any, under the annuity option you choose, the frequency of annuity payments, and the Participant’s age at the time you switch to the Income Phase. If you choose a life annuity option, the number of annuity payments received depends on how long the Participant lives, not the Participant’s life expectancy. The available annuity options are as follows:

Life Annuity.  The Participant receives annuity payments as long as the Participant is living. Annuity payments stop when the Participant dies. There is no minimum number of payments with this option.

Life Annuity with Guaranteed Period.  The Participant receives annuity payments for the longer of the Participant’s life or a guaranteed period of five or more years, as selected by you and agreed to by us. Annuity payments stop on the later of the date the Participant dies or the date the last guaranteed payment is made. The amount of the annuity payments may be affected by the length of the guaranteed period you select. A shorter guaranteed period will result in higher annuity payments while a longer guaranteed period will result in lower annuity payments. If the Participant dies before the guaranteed payments have been made, the remaining guaranteed payments will be made to the Beneficiary.

Joint and Survivor Life Annuity.  The Participant receives annuity payments as long as the Participant is living. After the Participant dies, the joint annuitant receives a specified percentage of each annuity payment as long as the joint annuitant is living. Annuity payments stop the later of the date the Participant dies or the date the joint annuitant dies. You name the joint annuitant and payment percentage at the time you elect this option and they cannot be changed once the Income Phase begins. Choosing a lower percentage amount to be paid after the death of the Participant and while the joint annuitant is living results in higher payments while both the Participant and joint annuitant are living.

Joint and Survivor Life Annuity with Guaranteed Period.  The Participant receives annuity payments for the longer of the Participant’s life or a guaranteed period of

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five or more years, as selected by you and agreed to by us. If the Participant dies before the guaranteed period ends, the full benefit amount will continue to be paid to the joint annuitant while the joint annuitant is living. If the joint annuitant is alive when the guaranteed period ends, a percentage of the payment amount will continue to be paid to the joint annuitant as long as the joint annuitant is alive. If both the Participant and joint annuitant die before the end of the guaranteed period, the remaining guaranteed payments will be made until the end of the guaranteed period to the Beneficiary. You name the joint annuitant and payment percentage at the time you elect this option. The joint annuitant and payment percentages cannot be changed once the Income Phase begins. Choosing a lower percentage amount to be paid after the death of the Participant and while the joint annuitant is living results in higher payments while both the Participant and the joint annuitant are living.

If you do not choose an annuity option at least 30 days before the latest Annuity Date specified in your Certificate, we will make annuity payments under the Life Annuity with Guaranteed Period using a guaranteed period of 10 years.

The Plan may require the consent of the Participant’s spouse before the Participant elects annuity payments and may require that any distribution be in the form of a joint and survivor annuity for the Participant and the Participant’s spouse.

You may choose to have annuity payments made on a monthly, quarterly, semi-annual or annual basis. If state law and the Plan allow, we may choose to distribute your Participant Account Value of $2,000 or less in a lump sum rather than providing you annuity payments. Annuity payments must be at least $250. We also reserve the right to change the payment frequency if payment amounts would be less than $250. You may elect to have payments delivered by mail or electronically transferred to a bank account.

Proof of Age:  We may require proof of age before beginning annuity payments that are based on life. If the age of the Participant or joint annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments. We may require evidence satisfactory to us that a Participant or joint annuitant is living before we make any payment.

4. INVESTMENT OPTIONS

VARIABLE INVESTMENT OPTIONS

During the Accumulation Phase, you may allocate your Purchase Payments and Participant Account Value to any of the Sub-accounts available under the Contract, as determined by your Plan, and to the Fixed Account. Each Sub-account purchases the shares of one underlying Portfolio that has its own investment objective. Generally, the Portfolios are not offered directly to the public, but are available to life insurance companies as Investment Options for variable annuity and variable life insurance contracts. However, several of the Portfolios offered under the Contract and described in this prospectus are available to the general public outside of variable annuity and variable life insurance contracts. These Portfolios are listed on the front of this prospectus and described below under “Retail Funds.”

The following Portfolios are currently offered under the Contract. According to the terms of your Plan, you may not be able to invest in all of the Sub-accounts described below. The Sub-account fund facilitation fee will apply to Purchase Payments and Participant Account Value allocated to the Vanguard and Calvert Portfolios. See Section 5 - Charges and Expenses for more information. The name, investment objective, and investment advisor of the Portfolios offered are listed below. There is no assurance that any of the Portfolios will achieve their stated objective. You can find more detailed information about the Portfolios, including a description of risks and expenses, in the prospectuses for the Portfolios, which can be obtained without charge by contacting us at our Home Office at 1-800-796-3872, located at 777 108th Ave NE, Suite 1200, Bellevue, WA 98004. You should read those prospectuses carefully before investing. The Portfolio information below was provided by the Portfolios. We have not independently verified the accuracy of the information.

PORTFOLIO NAME	INVESTMENT OBJECTIVE	INVESTMENT ADVISOR
AIM Variable Insurance Funds
AIM V.I. Mid Cap Core Equity Fund	The fund’s investment objective is long-term growth of capital.	Invesco Aim Advisors, Inc.
American Century Variable Portfolios, Inc.
American Century VP Inflation Protection Fund	The fund pursues long-term total return using a strategy that seeks to protect against U.S. inflation.	American Century Investment Management, Inc.
American Century VP International Fund	The fund seeks capital growth.	American Century Global Investment Management, Inc.

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PORTFOLIO NAME	INVESTMENT OBJECTIVE	INVESTMENT ADVISOR
BlackRock Variable Series Fund, Inc.
BlackRock Global Allocation V.I. Fund	The fund seeks high total investment return.	BlackRock Advisors, LLC
BlackRock Global Growth V.I. Fund	The fund seeks long-term growth of capital.	BlackRock Advisors, LLC
BlackRock Large Cap Value V.I. Fund	The fund seeks long-term capital growth.	BlackRock Advisors, LLC
Calvert Variable Series, Inc.
Calvert Social Balanced Portfolio

Seeks to achieve a competitive total return

through an actively managed portfolio of

stocks, bonds and money market instruments,

which offer income and capital growth opportunity and satisfy the investment and social criteria.

Calvert Asset Management Company, Inc.
Calvert Social Equity Portfolio	The fund seeks growth of capital through investment in stocks of issuers in industries believed to offer opportunities for potential capital appreciation and which meet the Portfolio’s investment and social criteria.	Calvert Asset Management Company, Inc.
Calvert Social Mid Cap Growth Portfolio	Seeks long-term capital appreciation by investing primarily in a non diversified portfolio of equity securities of mid-sized companies that are undervalued but demonstrate a potential for growth.	Calvert Asset Management Company, Inc.
Columbia Funds Variable Insurance Trust
Columbia Mid Cap Value Fund	The Fund seeks long-term capital appreciation.	Columbia Management Advisors, LLC
Columbia Mid-Cap Growth Fund	The Fund seeks long-term capital appreciation.	Columbia Management Advisors, LLC
Columbia Small Company Growth Fund	The Fund seeks long-term capital appreciation.	Columbia Management Advisors, LLC
Columbia Small Cap Value Fund	The Fund seeks long-term capital appreciation.	Columbia Management Advisors, LLC
DWS Variable Series I
DWS Capital Growth VIP	The portfolio seeks to provide long-term growth of capital. The portfolio normally invests at least 65% of total assets in equities, mainly common stocks of US companies. Although the portfolio can invest in companies of any size, it intends to invest primarily in companies whose market capitalizations are similar in size to the companies in the Standard &Poor’s 500® Composite Stock Price Index or the Russell 1000® Growth Index.	Deutsche Investment Management Americas Inc.
DWS Variable Series II
DWS Dreman Small Mid Cap Value VIP	The portfolio seeks long-term capital appreciation.	Dreman Value Management, L.L.C.
Fidelity® Variable Insurance Products
Fidelity VIP Contrafund® Portfolio	Fidelity VIP Contrafund® Portfolio seeks long-term capital appreciation.	Fidelity Management & Research Company
Fidelity VIP Freedom 2010 Portfolio	Fidelity VIP Freedom 2010 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom 2015 Portfolio	Fidelity VIP Freedom 2015 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom 2020 Portfolio	Fidelity VIP Freedom 2020 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom 2025 Portfolio	Fidelity VIP Freedom 2025 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom 2030 Portfolio	Fidelity VIP Freedom 2030 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom 2035 Portfolio	Fidelity VIP Freedom 2035 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company

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PORTFOLIO NAME	INVESTMENT OBJECTIVE	INVESTMENT ADVISOR
Fidelity VIP Freedom 2040 Portfolio	Fidelity VIP Freedom 2040 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom 2045 Portfolio	Fidelity VIP Freedom 2045 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom 2050 Portfolio	Fidelity VIP Freedom 2050 Portfolio seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Fidelity Management & Research Company
Fidelity VIP Freedom Income Portfolio	Fidelity VIP Freedom Income Portfolio seeks high total return with a secondary objective of principal preservation.	Fidelity Management & Research Company
Fidelity VIP Money Market Portfolio	Fidelity VIP Money Market Portfolio seeks as high a level of current income as is consistent with preservation of capital and liquidity.	Fidelity Management & Research Company
The Fidelity Freedom Portfolios listed above are “fund of funds,” which means that they achieve their objective by investing in other mutual funds rather than in individual securities. Funds of funds have higher expenses compared to other Portfolios and therefore may be more expensive to Participants.
Franklin Templeton Variable Insurance Products Trust
Franklin Flex Cap Growth Securities Fund	Seeks capital appreciation. The Fund normally invests predominantly in equity securities of companies across the entire market capitalization spectrum that the manager believes have the potential for capital appreciation.	Franklin Advisers, Inc.
Franklin Income Securities Fund	Seeks to maximize income while maintaining prospects for capital appreciation. The Fund may invest equity and debt securities and may invest all of its assets in below investment grade debt securities.	Franklin Advisers, Inc.
Franklin Small Cap Value Securities Fund	Seeks long-term total return. The Fund normally invests at least 80% of its net assets in investments of small capitalization companies, and normally invests predominantly in equity securities.	Franklin Advisory Services, LLC
Franklin Small-Mid Cap Growth Securities Fund	Seeks long-term capital growth. The Fund normally invests at least 80% of its net assets in investments of small capitalization and mid capitalization companies and normally invests predominantly in equity securities.	Franklin Advisers, Inc.
Franklin U.S. Government Fund	Seeks income. The Fund normally invests at least 80% of its net assets in U.S. government securities, and normally invests primarily fixed and variable rate mortgage-backed securities.	Franklin Advisers, Inc.
Franklin Templeton VIP Founding Funds Allocation Fund	Seeks capital appreciation, with income as a secondary goal. The Fund normally invests equal portions in Class 1 shares of Franklin Income Securities Fund; Mutual Shares Securities Fund; and Templeton Growth Securities Fund.	The Fund does not have an investment manager. The Fund Administrator is Franklin Templeton Services, LLC.
The Franklin Templeton VIP Founding Funds Allocation Fund is a “fund of funds,” which means that it achieves its objective by investing in mutual funds rather than in individual securities. Funds of funds have higher expenses compared to other Portfolios and therefore may be more expensive to Participants.
Mutual Shares Securities Fund	Seeks capital appreciation, with income as a secondary goal. The Fund normally invests primarily in U.S. and foreign equity securities that the manager believes are undervalued. The Fund also invests, to a lesser extent, in risk arbitrage securities and distressed companies.	Franklin Mutual Advisers, LLC
Templeton Developing Markets Securities Fund	Seeks long-term capital appreciation. The Fund normally invests at least 80% of its net assets in emerging market investments and normally invests predominantly in equity securities.	Templeton Asset Management Ltd.
Templeton Global Bond Securities Fund	Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration. The Fund normally invests at least 80% of its net assets in bonds, which include debt securities of any maturity. The Fund normally invests at least 40% of its net assets in foreign securities, may invest a portion of its total assets in bonds rated below investment grade and a significant portion of its assets in emerging markets.	Franklin Advisers, Inc.

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PORTFOLIO NAME	INVESTMENT OBJECTIVE	INVESTMENT ADVISOR
Templeton Growth Securities Fund	Seeks long-term capital growth. The Fund normally invests primarily in equity securities of companies located anywhere in the world, including those in the U.S. and in emerging markets.	Templeton Global Advisors Limited
Goldman Sachs Variable Insurance Trust
Goldman Sachs VIT Government Income Fund	The Fund seeks a high level of current income, consistent with safety of principal.	Goldman Sachs Asset Management, LP
Neuberger Berman Advisers Management Trust
Neuberger Berman AMT Guardian Portfolio	The Fund seeks long-term growth of capital; current income is a secondary goal. To pursue these goals, the Fund invests mainly in common stock of mid- to large-capitalization companies.	Neuberger Berman Management LLC
Neuberger Berman AMT Mid Cap Growth Portfolio	The Fund seeks growth of capital. To pursue this goal, the Fund normally invests at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in common stocks of mid-capitalization companies, which it defines as those with a total market capitalization within the market capitalization range of the Russell Midcap® Index.	Neuberger Berman Management LLC
Neuberger Berman AMT Regency Portfolio	The Fund seeks growth of capital. To pursue this goal, the Fund invests mainly in common stocks of mid-capitalization companies, which it defines as those with a total market capitalization within the market capitalization range of the Russell Midcap® Index.	Neuberger Berman Management LLC
PIMCO Variable Insurance Trust
PIMCO All Asset Portfolio	Seeks maximum real return consistent with preservation of real capital and prudent investment management.	Pacific Investment Management Company LLC
The PIMCO All Asset Portfolio is a “fund of funds”, which means that it achieves its objective by investing in other mutual funds rather than in individual securities. Funds of funds have higher expenses compared to other Portfolios and therefore may be more expensive to Participants.
PIMCO Total Return Portfolio	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	Pacific Investment Management Company LLC
Vanguard® Variable Insurance Fund Portfolios Vanguard is a registered trademark of The Vanguard Group
Vanguard VIF - Balanced Portfolio	The Balanced Portfolio seeks to provide long-term capital appreciation and reasonable current income.	The Vanguard Group, Inc.
Vanguard VIF - High Yield Bond Portfolio	The High Yield Bond Portfolio seeks to provide a high level of current income.	The Vanguard Group, Inc.
Vanguard VIF - International Portfolio	The International Portfolio seeks to provide long-term capital appreciation.	The Vanguard Group, Inc.
Vanguard VIF - Mid-Cap Index Portfolio	The Mid-Cap Index Portfolio seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks.	The Vanguard Group, Inc.
Vanguard VIF - REIT Index Portfolio	The REIT Index Portfolio seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity Real Estate Investment Trusts.	The Vanguard Group, Inc.
Vanguard VIF - Total Bond Market Index Portfolio	The Total Bond Market Index Portfolio seeks to track the performance of a broad, market-weighted bond index.	The Vanguard Group, Inc.
Vanguard VIF - Total Stock Market Index Portfolio	The Total Stock Market Index Portfolio seeks to track the performance of a benchmark index that measures the investment return of the overall stock market.	The Vanguard Group, Inc.

The Vanguard VIF - Total Stock Market Index Portfolio is a “fund of funds,” which means that it achieves its objective by investing in other mutual funds rather than in individual securities. Funds of funds have higher expenses compared to other Portfolios and therefore may be more expensive to Participants.

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RETAIL FUNDS AVAILABLE TO THE GENERAL PUBLIC OUTSIDE OF VARIABLE ANNUITY AND VARIABLE LIFE INSURANCE CONTRACTS:
PORTFOLIO NAME	INVESTMENT OBJECTIVE	INVESTMENT ADVISOR
American Funds
American Funds AMCAP Fund	The fund’s investment objective is to provide long-term growth of capital.	Capital Research and Management Company
American Funds American Balanced Fund	The investment objectives of the fund are: (1) conservation of capital, (2) current income and (3) long-term growth of capital and income.	Capital Research and Management Company
American Funds American High-Income Trust	The fund’s primary investment objective is to provide a high level of current income and secondarily, capital growth.	Capital Research and Management Company
American Funds Capital World Bond Fund	The fund’s investment objective is to provide, over the long term, a high level of total return consistent with prudent investment management.	Capital Research and Management Company
American Funds EuroPacific Growth Fund	The fund’s investment objective is to provide long-term growth of capital.	Capital Research and Management Company
American Funds The Growth Fund of America	The fund’s investment objective is to provide growth of capital.	Capital Research and Management Company
American Funds The Investment Company of America	The fund’s investment objectives are to achieve long-term growth of capital and income.	Capital Research and Management Company
American Funds New Perspective Fund	The fund’s primary investment objective is to provide long-term growth of capital.	Capital Research and Management Company
American Funds Washington Mutual Investors Fund	The Fund seeks to produce income and growth of principal consistent with sound common stock investing.	Capital Research and Management Company
Neuberger Berman
Neuberger Berman Genesis Fund	The Fund seeks growth. To pursue this goal, the Fund invests mainly in common stocks of small-capitalization companies, which it defines as those with a total market value of no more than $2 billion at the time the Fund first invests in them.	Neuberger Berman Management, LLC

In addition to selling shares to the Separate Account, the non-retail Portfolios may sell shares to other separate accounts of other insurance companies to support variable annuity contracts and variable life insurance contracts or qualified retirement plans. It is possible that, in the future, it may be disadvantageous for variable life insurance separate accounts and variable annuity separate accounts of other companies to invest simultaneously in the Portfolios. Currently, neither we nor the Portfolios foresee any such disadvantages to variable life insurance owners or variable annuity owners. The Portfolios must monitor events to identify material conflicts between such owners and determine what action, if any, should be taken. In addition, if we believe a Portfolio’s response to any of those events or conflicts insufficiently protects Participants, we will take appropriate action. For more information about the risks associated with the use of the same funding vehicle for both variable annuity and variable life insurance contracts of various insurance companies and/or qualified retirement plans, see the prospectuses of the Portfolios that are available upon request if they do not accompany this prospectus.

For the non-retail Portfolios, the investment performance may differ substantially from publicly traded mutual funds with similar names and objectives. There can be no assurance, and we make no representation that the investment performance of the Portfolios will be comparable to any other Portfolio, even those with the same investment objectives and policies and advisor or manager. Certain Portfolios available through the

Contract have names similar to funds not available through the Contract. The performance of a Portfolio not available through the Contract does not indicate performance of a similarly named Portfolio available through the Contract. Differences in fund size, actual investments held, fund expenses, and other factors all contribute to differences in fund performance. For all these reasons, you should expect investment results to differ.

The retail funds which are available to the general public as well as offered under the Contract may not be available to all Plans. If your Certificate is issued as part of a Section 457 plan other than an eligible governmental 457 Plan, the retail funds will not be available due to requirements under the Code regarding investor control. For those Plans, only the non-retail Sub-accounts will be available.

Please note that there can be no assurance that any money market fund will be able to maintain a stable net asset value per share. During extended periods of low annual effective interest rates, and due in part to Certificate fees and expenses, the yields of any Sub-account investing in a money market fund may also become extremely low and possibly negative.

CHANGES TO THE INVESTMENT OPTIONS

We reserve the right to add, combine, restrict, or remove any Sub-account in which any Portfolio is invested as an Investment Option under your Contract. If any shares of the Portfolios are no longer available, or if in our view no longer meet the

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purpose of the Contract, it may be necessary to substitute shares of another Portfolio. New or substitute Portfolios may have different fees and expenses and their availability may be limited to certain classes of purchasers. It may also be necessary to close Portfolios to allocations of new Purchase Payments by existing or new Participants and we reserve the right to do so at any time and in our discretion. We further reserve the right to restrict or remove the Fixed Account as an Investment Option under the Contract. We will seek prior approval of the SEC (to the extent required by law) and give you notice before making any changes to the Investment Options.

COMPENSATION WE RECEIVE FROM PORTFOLIOS

We have agreements with each of the Portfolio advisors or their affiliates that describe the administrative practices and responsibilities of the parties. We receive compensation from some or all of the Portfolios or their investment advisors, administrators, and/or distributors (or their affiliates) in connection with administrative or other services provided with respect to the Portfolios. We may use this compensation for any purpose, including paying expenses that we incur in promoting, issuing, distributing and administering the Contract and underlying Certificates. We also receive this compensation for providing services to Participants invested in the Portfolios on behalf of the Portfolios. The amounts we receive, if any, may be different for different Portfolios, and usually depends on how much we have invested in the applicable Portfolio. The compensation amount is typically determined by multiplying a specified annual percentage rate by the average net assets held in that Portfolio for the variable annuity and variable life insurance policies issued by us that offer that particular Portfolio. Currently, the maximum percentage rate we receive for any Portfolio offered under this Contract as of the date of this prospectus is 0.25%. Some advisors may pay us significantly less; some do not pay us any such compensation.

The compensation we receive is paid by the advisor or its affiliate out of profits which may include fees the advisor deducted from fund assets or from the advisor’s (or its affiliate’s) other sources of revenue. You will bear the costs of these fees indirectly through your investment in the Sub-accounts that invest in these Portfolios. You may obtain a list of such fees that we receive by contacting us at our Home Office. The compensation that we receive may be significant and we may profit from this compensation.

In addition, some of the Portfolios may make payments to us or our affiliates pursuant to a distribution and/or servicing plan adopted by the Portfolio pursuant to Rule 12b-1 under the Investment Company Act of 1940. The 12b-1 fees are for distribution related services that we perform on behalf of the Portfolios. Such distribution service or “12b-1” fee is disclosed in the prospectus for each Portfolio and is paid directly out of Portfolio assets. Currently, the maximum percentage rate we receive for any Portfolio is 0.25%. Some advisors may pay us less; some do not pay us any such compensation.

When determining which Portfolios to offer in our variable contracts, we consider the Portfolios’ name recognition,

investment objective, performance, and reputation. We also consider the amount of compensation that we receive from the Portfolios, their advisors, or their distributors. We review our Portfolios periodically. Based upon our review, we may remove or restrict allocation of additional Purchase Payments and/or transfers of Participant Account Value to a Portfolio if the Portfolio no longer meets one or more of the criteria. We do not recommend any particular Portfolio, and we do not provide investment advice.

VOTING RIGHTS

Symetra Life is the legal owner of the Portfolios’ shares. However, when a Portfolio solicits proxies in connection with a shareholder vote, we are required to ask you for instructions as to how to vote those shares. You, or the Beneficiary of a deceased Participant’s account, will have the right to give voting instructions and we will vote in accordance with the instructions we receive from you. We vote Portfolio shares for which no timely instructions are received in proportion to the voting instructions that are received with respect to that Portfolio. For this reason, a small number of voting instructions may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

There are no voting rights with respect to values in the Fixed Account.

FIXED ACCOUNT

You can choose to allocate your Purchase Payments to the Symetra Fixed Account which credits interest rates that are set and guaranteed by Symetra Life. All Purchase Payments and transfers to the Fixed Account will become part of the General Account and will not be segregated from Symetra Life’s other assets. For more information on transfers to and from the Fixed Account, see the Section titled “Transfers Among Sub-accounts and the Fixed Account”.

Each Purchase Payment allocated to the Fixed Account will be credited with the annual effective interest rate established for the date that we receive the Purchase Payment. This rate will apply to the Purchase Payment for at least 12 months from the date we receive it. Thereafter we can adjust the annual effective interest rate. Adjusted rates will apply to Purchase Payments and their credited interest for at least 12 months, when the rate can be adjusted again.

Different interest rates may apply to each of your Purchase Payments depending on the annual effective interest rate established for the date we receive the Purchase Payment and any subsequent rate adjustments. Annual effective interest rates will never be less than the rate guaranteed in the Contract or allowed by state non-forfeiture law at the time we issue the Contract. You bear the risk that they will never be greater than the guaranteed amount. We reserve the right to change the guaranteed minimum interest for newly issued Contracts, subject to applicable state law.

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Payments from the Fixed Account are also subject to minimum amounts required by state law. These minimum amounts only apply upon:

•	annuitization from the Fixed Account;

•	total withdrawal from the Fixed Account; or

•	payment of a death benefit from the Fixed Account.

We guarantee that if one of these events occurs, then the proceeds from the Fixed Account (the amount applied to annuity payments or paid for a total withdrawal or death benefit) will be at least equal to the minimums required by state law. If necessary to meet this minimum, charges will be waived.

For more information regarding the Fixed Account, please see your Certificate. For more information regarding limitations on transfers to and from the Fixed Account, please see Section 4 - Transfers Among the Sub-Accounts and the Fixed Account.

TRANSFERS AMONG SUB-ACCOUNTS AND THE FIXED ACCOUNT

During the Accumulation Phase, you can transfer money among the Sub-accounts and Fixed Account 12 times per Certificate Year free of a transfer charge. Each additional transfer in a Certificate Year may have a charge. See Section 5 - Charges and Expenses for more information.

The minimum you can transfer into any Investment Option is $50. The minimum amount you can transfer out of any Investment Option at one time is $500, or the entire value of the Investment Option if less. In addition to this $500 minimum, transfers out of the Fixed Account are limited to a maximum of 20% of the Fixed Account value per Certificate Year. We determine whether you have transferred more than 20% of the Fixed Account value at the time of the transfer. If you make more than one transfer from the Fixed Account in a Certificate Year, the amounts of all previous transfers from the Fixed Account in the Certificate Year are subtracted from the current 20% amount to determine the amount available for transfer.

Example:  Assume that you have previously transferred $500 from the Fixed Account and, in the same Certificate Year, you request a second transfer in the amount of $1,500 from the Fixed Account. At the time of the second transfer, the portion of your Participant Account Value allocated to the Fixed Account is equal to $9,000. We determine the amount available for transfer as follows:

20% of Fixed Account value (20% of $9,000)		$1,800
Previous transfer amount	-	$ 500

Amount available for transfer	=$	1,300

Because the requested transfer amount of $1,500 exceeds the amount available for transfer, your transfer will not be permitted for the requested amount. You will be permitted to transfer only $1,300 from the Fixed Account.

Furthermore, after a transfer from the Fixed Account to a Sub-account, you may not make a transfer back to the Fixed Account for 180 days unless it is part of a “scheduled transfer” described below.

TRANSFER TRANSACTIONS AVAILABLE

We may accept transfers by signed written request or at our discretion, by telephone, or, if available, electronically by the Internet. Each transfer must identify:

•	your Certificate;

•	the amount of the transfer; and

•	which Investment Options are affected.

We cannot process your transfer request until we have received the request at our Home Office. Transfer requests received by us with all information we need to process the request will be effective and valued as of the next close of the NYSE. This is usually 4:00 p.m. Eastern Time. If for any reason the NYSE is closed when we receive your transfer request, it will be valued as of the close of the NYSE on its next Business Day.

If we receive a transfer request that is to be allocated to the Fixed Account and the General Account assets are insufficient to support the minimum guaranteed annual effective interest rate, we reserve the right to reject the portion of the transfer request that was to be allocated to the Fixed Account.

Transfers by telephone will be accepted if we have properly signed authorization on record. You may authorize someone else to make transfers by telephone on your behalf. Symetra Life will not be liable for any failure to question or challenge such request for transfer as long as there is a valid signed authorization on record at Symetra Life.

Transfers by Internet will be accepted if you provide us with certain identification information, including a personal identification number (“PIN”). However, we do not accept transfer requests sent by e-mail. Transfer instructions you send electronically through the Internet are considered to be received by us at the time and date stated on the electronic acknowledgement we return to you. If you do not receive an electronic acknowledgement, you should telephone us as soon as possible.

Although we use reasonable procedures, including recording all telephone instructions and requiring certain personal information to prevent unauthorized account access, we cannot assure you that telephone or Internet activity will be completely secure or free of delays or malfunctions. If you choose to make transfers by telephone or Internet, you must be willing to assume the risk of loss that may occur despite our reasonable efforts to verify identity. We are not responsible for the negligence or wrongful acts of third parties.

We cannot guarantee that telephone transactions will always be available. For example, our offices may be closed during severe weather emergencies, or there may be interruptions in telephone

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service beyond our control. Moreover, if the volume of calls is unusually high, we may not have someone immediately available to receive your order.

Likewise, we cannot guarantee that online transactions processed via the Internet will always be possible. Telephone and computer systems, whether yours, your Internet service provider's, or Symetra Life's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may prevent or delay our receipt of your request.

You also should protect your PIN because self-service options will be available to anyone who provides your PIN. We will not be able to verify that the person using your PIN and providing instructions is you or a person authorized by you.

SCHEDULED TRANSFERS

During the Accumulation Phase, the Participant can choose among several investment strategies that are available at no charge. We refer to any transfer made using these strategies as “scheduled transfers” and they will not count against your 12 free transfers. We may impose restrictions on the number of scheduled transfers that can be initiated during each Certificate Year or on Investment Options available for scheduled transfers. If such restriction is imposed or we change the Investment Options available, we will notify you in writing. Once started, dollar cost averaging and appreciation or interest sweep scheduled transfers will continue until you instruct us to stop or all money has been transferred out of the Investment Option designated as the source of the scheduled transfer. If you make a transfer or withdrawal outside of either the dollar cost averaging or appreciation or interest sweep strategy and that transfer or withdrawal is from the Investment Option you have designated for these strategies, your scheduled transfers will stop. You can restart dollar cost averaging or appreciation or interest sweep by contacting us.

Dollar Cost Averaging.  This strategy is designed to achieve a lower average cost per Accumulation Unit over time. It does not assure a profit or protect against a loss. Investing should continue at a consistent level in both market ups and downs. You can systematically transfer set amounts of at least $500 each month or quarter from any Sub-account or the Fixed Account to any of the other Sub-accounts. If you choose to transfer amounts among more than one Sub-account, transfers into each Sub-account must be at least $50. If a transfer will result in the remaining balance in a Sub-account being less than $500, you must transfer the entire amount out of the Sub-account.

Dollar cost averaging transfers from the Fixed Account are limited to 5% per quarter (1.66% monthly) of your value in the Fixed Account as of the date of the initial transfer. There are no percentage limits on transfers out of the Sub-accounts.

Appreciation or Interest Sweep.  If your Participant Account Value is at least $10,000, you can instruct us to automatically transfer each Certificate Year up to 10% of earnings from either the Fidelity VIP Money Market Portfolio or the Fixed Account to the other Sub-accounts monthly, quarterly, or annually. Appreciation or interest sweep cannot be used to transfer money to the Fixed Account or to the Fidelity VIP Money Market Portfolio.

Sub-account Rebalancing.  After your money has been invested, the investment performance of the Sub-accounts may cause the percentage in each Sub-account to change from your original allocations. If your Participant Account Value is at least $10,000, you can instruct us to adjust your investment in the Sub-accounts, on a quarterly, semiannual, or annual basis, to maintain a predetermined percentage allocation of Participant Account Value among the Sub-Accounts. Sub-account rebalancing can be used with dollar cost averaging or appreciation or interest sweep; however, it is not available for the Fixed Account.

LIMITS ON EXCESSIVE TRANSFERS AND MARKET TIMING ACTIVITY

Effects of Excessive Transfers and Market Timing Activity.  The Contract, including the underlying Certificates and the Portfolios are not designed for excessive short term trading or professional market timing, or for organizations or other persons that make large, or frequent transfers. Frequent transfers between and among the Sub-accounts may be disruptive to Portfolio management strategies by causing forced and unplanned Portfolio turnover, and increased trading and transaction costs. In addition, these activities may require a Portfolio to maintain liquid assets rather than investing them for growth, resulting in lost opportunity costs that must be indirectly borne by Participants. These disruptive activities may increase expenses and adversely affect Portfolio performance, thereby negatively impacting long-term Participants.

Detection and Deterrence.  Symetra Life discourages and does not accommodate frequent transfers or market timing activity. Due to the potential adverse consequences to Participants, other variable contract owners, Portfolios, Portfolio shareholders, and the Separate Account, we have established certain policies and procedures to aid us in detecting and deterring Participants that may be engaging in frequent trading and/or market timing activities. These policies and procedures may restrict or eliminate the right to make transfers among Sub-accounts if such trades are executed by you, a market timing firm or other third party authorized to initiate transfer or exchange transactions on your behalf.

In general, our market timing procedures detect market timing by identifying transfer activity in which the transfers exceed a certain dollar amount and a certain number of transfers involving the same Sub-accounts within a specific time period. We regularly review transaction reports in an attempt to identify transfers that exceed our established parameters. We do not include Symetra Life approved investment strategies such as dollar-cost averaging, Sub-account rebalancing, and other approved systematic transactions, such as asset allocation programs, when monitoring for market timing.

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In general, we monitor for “roundtrip” transfers of the same Sub-account within a 30-day period. We also monitor for “inter-Sub-account” transfers between any two Sub-accounts within a 60-day period. The following transactions will generally be reviewed for market timing activity:

•	Any two roundtrip transfers in any rolling 90-day period; and

•	Any four inter-Sub-account transfers occurring within a 60-day period.

We will particularly scrutinize transactions involving those Sub-accounts that are subject to abuse by market timing strategies, such as those Sub-accounts that have an international investment profile. For example, if you transfer from Vanguard VIF - International Portfolio to Fidelity VIP Money Market Portfolio followed by a transfer from Fidelity VIP Money Market Portfolio to Vanguard VIF - International Portfolio within ten Business Days, we may conclude that you are engaging in market timing. We may aggregate transfers made in two or more Contracts, Certificates, or other variable contracts we issue that we believe are connected in applying the procedures we employ to deter market timing.

In addition, our procedures include reviewing trading volumes every day in each Sub-account offered under your Certificate. We will note large or unusual trading volumes and determine if a pattern of frequent transfers is being made in particular Sub-accounts by particular Participants.

If we conclude that market timing or other disruptive trading patterns are being transacted by you, we will limit you to one transfer in each 30-day period starting from the date of the transfer that we determined was a market timing transfer and continuing for six months thereafter. If, after the six-month limitation is lifted, the market timing activity resumes, we will limit you to one transfer in each 30-day period starting from the date of the transfer that we determined was a market timing transfer and continuing for 12 months thereafter. In addition, we will require you to submit transfer requests via U.S. mail during that 12-month period. If transfer instructions are inadvertently accepted from you after you have been identified as a market timer, we will reverse the transaction within one to two Business Days.

In our sole discretion, we may revise our procedures at any time without prior notice to better detect and deter market timing or other disruptive trading to comply with regulatory requirements and/or to impose additional or alternate restrictions such as imposing dollar or percentage limits on transfers or requiring transfers be submitted via U.S. mail. If we modify our procedures, they will be applied uniformly to all Participants and contract owners of other Symetra variable products.

If a transfer request is rejected or your transfer privileges have been restricted for any reason, we will attempt to inform you or your authorized agent by phone the next Business Day. If we do not succeed in reaching you or your authorized agent by phone, we will send a letter to your address of record. Our policies regarding transfer restrictions and rejections are applied uniformly, and we do not make exceptions for particular Participants or contract owners.

We will use our best efforts to prevent market timing and other abusive trading practices, but the determination of whether market timing is occurring is subjective. We may not be able to detect all market timers or short term traders, and we may not be able to prevent transfers by those we do detect. In addition, the terms of the contracts we have sold may also limit our ability to restrict or deter harmful transfers. If we are unable to detect or prevent market timing, the effect of such market timing may result in additional transaction costs for the Portfolios and dilution of long-term Portfolio returns. Thus, your Participant Account Value may be lower due to lower returns in your Sub-account investments.

Underlying Portfolio Frequent Trading Policies.  The Portfolio managers to whom we submit purchase and redemption orders may also detect large or unusual patterns of trades submitted by us on behalf of all our variable annuity owners and variable life policy owners. Those Portfolio managers may require us to investigate whether any of our participants or owners are engaged in market timing or other similar activity and to cooperate with them to discourage such activity. If the Portfolio managers believe you are engaged in market timing activity, they may block you from making transfers or purchases to their Portfolios. In addition, federal regulations may require us to provide individual transaction and Participant and Contractholder information to the Portfolio managers when requested.

The Portfolios to which we submit purchase and redemption orders may adopt unique policies and procedures designed to deter excessive trading or market timing. Those policies and procedures, when applicable, are described in the prospectuses for each of the Portfolios available for investment by you. We have entered into a written agreement, as required by SEC regulation, with each underlying Portfolio or its principal underwriter. These agreements obligate us to promptly provide to the underlying Portfolio upon request certain information about the trading activity of individual Participants. The Portfolios may require us to execute their instructions to restrict or prohibit further purchases or transfers by specific Participants who violate the frequent trading policies established by the underlying Portfolio.

In cases of large or frequent transfers, the Portfolio managers or Symetra Life may reject trades that are determined to be detrimental to other Portfolio shareholders or violate the Portfolios’ policies and procedures. Therefore, we reserve the right to reject, without prior notice, any transfer request to a Sub-account that invests in the Portfolio if the Portfolio manager rejects such trade or the trade violates a Portfolio’s policies and procedures. If a Portfolio refuses to accept a transfer request we have already processed, we will reverse the transaction within one to two Business Days. We will notify

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you or your authorized agent in writing or by phone if your transfer has been rejected or reversed. We further reserve the right to implement, administer, and charge you for any fee or restriction, including redemption fees, imposed by any underlying Portfolio. You should read the prospectus of each Portfolio for more information about its ability to refuse or restrict purchases or redemptions of its shares and to impose redemption fees.

Omnibus Order.  Participants and other persons with material rights under the Contracts also should be aware that the purchase and redemption orders received by the underlying Portfolios generally are “omnibus” orders from intermediaries such as retirement plans and separate accounts funding variable contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and individual owners of variable contracts. The omnibus nature of these orders may limit the underlying Portfolios’ ability to apply their respective frequent trading policies and procedures. We cannot guarantee that the underlying Portfolios will not be harmed by transfer activity relating to the retirement plans or other insurance companies that may invest in the underlying Portfolios. These other insurance companies are responsible for their own policies and procedures regarding frequent transfer activity. If their policies and procedures fail to successfully discourage frequent transfer activity, it will affect other owners of underlying Portfolio shares, as well as the owners of all of the variable annuity contracts (or variable life policies), including ours, whose Sub-accounts correspond to the affected underlying Portfolios. In addition, if an underlying Portfolio believes that an omnibus order we submit may reflect one or more transfer requests from Participants engaged in frequent transfer activity, the underlying Portfolio may reject the entire omnibus order and thereby delay or prevent us from implementing your request. If an underlying Portfolio rejects an omnibus order, we will notify you of the actions taken that affect your request.

5. CHARGES AND EXPENSES

There are charges and other expenses associated with the Certificate that reduce the return on your investment. These charges and expenses are:

DAILY CHARGES

Each day we make deductions for the mortality and expense risk charge and the Sub-account fund facilitation fee as part of our calculation of the value of Accumulation Units.

Mortality and Expense Risk Charge.  The mortality and expense risk charge is equal, on an annual basis, to a maximum of 1.25% of the average daily net assets of each Sub-account. This charge compensates us for the mortality and expense risks we have under all Symetra Retirement Passport Group Variable Annuity Contracts, and the Certificates issued thereunder. Our mortality risk arises from our obligations to make annuity payments for the life of the Participant and to pay death benefits prior to the

Annuity Date. Our expense risks under the Contracts, including the Certificates, include the risk that the current charges will not be sufficient in the future to cover the cost of administering the Certificate. If the charges under the Certificate are not sufficient, then we will bear the loss. If the charges are more than sufficient, we will retain the excess and may use it for any purpose, including additional distribution expenses. The rate of the mortality and expense risk charge will not be increased for the life of the Certificate. We expect a profit from this charge.

Sub-account Fund Facilitation Fee.  The Sub-account fund facilitation fee is charged only to Participants invested in the Vanguard and Calvert Portfolios. It is equal, on an annual basis, to 0.25% of the average daily net assets that you have invested in the Vanguard Variable Insurance Fund Portfolios and 0.10% of the average daily net assets that you have invested in the Calvert Variable Series, Inc. This charge is deducted daily and is for facilitating the offering of the Vanguard and Calvert Portfolios. If you are invested in both the Vanguard Variable Insurance Fund Portfolios and the Calvert Variable Series, Inc., the applicable Sub-account fund facilitation fee will be assessed against the Participant Account Value allocated in each Sub-account. We may profit from this charge and use it for any purpose, including additional distribution expenses.

ANNUAL ADMINISTRATION MAINTENANCE CHARGE

Currently during the Accumulation Phase, we deduct a $30 annual administration maintenance charge from your Participant Account Value on the last day of each Certificate Year and if you withdraw your entire Participant Account Value. This charge is deducted from your Sub-account with the highest balance at the time the deduction is made. If there is not enough money in the Sub-account with the highest balance to cover the charge, we will deduct the remaining charge from the Sub-accounts in hierarchical order from highest balance to lowest balance until the charge is covered. If the amount available in the Sub-accounts is insufficient to cover the charge, the full or remaining charge will be deducted from the Fixed Account balance. The charge will never be greater than $30. We will not deduct this charge if the Participant Account Value is at least $50,000 when the deduction is to be made.

LOAN CHARGES AND INTEREST RATES

A loan application charge of $50 or 2.5% of the Loan Amount (whichever is less) will be deducted for each loan we approve. An annual loan maintenance charge of $35 or 2.5% of the Loan Amount (whichever is less) will be deducted. The charge will be deducted on the anniversary of the loan issuance each year the loan is outstanding and when the loan is repaid in full. These charges will be deducted from your Sub-account with the highest balance at the time the deduction is made. If the amount available in the Sub-account with the highest balance is insufficient to cover the charge, the remaining charge will then be deducted from the Sub-accounts in hierarchical order from

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highest balance to lowest balance until the charge is covered. If the amount available in the Sub-accounts is insufficient to cover the charge, the full or remaining charge will be deducted from the Fixed Account balance.

The loan interest spread is the difference between the amount of interest we charge you for a loan (a maximum effective annual rate of 5.5% of the Loan Amount) and the amount of interest we credit to the amount in your Loan Account (a guaranteed effective annual rate of 3.0% of the Loan Account). This results in a net loan interest rate of 2.5% of the Loan Amount.

SURRENDER CHARGE

A surrender charge may be assessed on withdrawals, including partial withdrawals, made from the Participant Account. Surrender charges are assessed for withdrawals made from the Participant Account that exceed the free withdrawal amount that is described below. The surrender charge is for expenses incurred in connection with the promotion, sale, and distribution of the Contracts and Certificates issued thereunder. If the surrender charge is insufficient, excess amounts resulting from the mortality and expense risk charge and other charges may be used to recover these expenses.

The surrender charge is based on the age of your Certificate not on the length of time each Purchase Payment has been invested. The surrender charge is stated as a percentage of the amount withdrawn. It starts at 9% and declines as follows:

Years Elapsed Since Certificate Issuance	0	1	2	3	4	5	6	7	8	9+
Surrender Charge (as a percentage of withdrawal amount)	9%	8%	7%	6%	5%	4%	3%	2%	1%	0%

The total surrender charge will never exceed 9% of Purchase Payments. For a total surrender of your Certificate, the surrender charge is deducted from the total withdrawal amount prior to us making payment to you. Unless you tell us otherwise, we will deduct the surrender charge on a partial withdrawal from the remaining Participant Account Value.

The surrender charge will not be applied:

•	To payments made under an annuity option;

•	To death benefits;

•	To withdrawals if you are disabled, as defined by the Plan;

•	To withdrawals if you retire in accordance with the Plan;

•	To withdrawals if you reach age 59 1/2 and have been invested in the Certificate for at least five years;

•

To withdrawals if you separate from service with the employer sponsoring the Plan and the separation occurs after you reach age 55 and have been invested in the Certificate for at least five years (unless the separation is due to Plan termination or employer shutdown);

•	To required minimum distributions under the Code;

•	To the return of excess deferrals or contributions;

•	To loans;

•	To withdrawals made for the annual administration maintenance charge, withdrawal charge, transfer charge, loan charges, or premium taxes;

•

To repetitive withdrawals, if the withdrawals are equal or substantially equal and are expected to deplete the Participant Account Value over the Participant’s life expectancy or the joint life expectancy of the Participant and Beneficiary (see Section 6 - Repetitive Withdrawals for more information); and

•	To withdrawals made pursuant to a qualified domestic relations order.

Your Plan may also enter into an arrangement where the surrender charge is eliminated in cases of employee termination. Typically, to receive a waiver of the surrender charge in this situation, your Plan has chosen this feature and the registered representative has agreed to a lower commission. There are also other reductions and waivers which are described under Section 5 - Reduction or Waiver of Certain Charges.

FREE WITHDRAWAL AMOUNT

Your Certificate has a free withdrawal amount. There is no surrender charge on the first 10% of your Participant Account Value withdrawn in a Certificate Year. We determine whether you have withdrawn more than 10% of the Participant Account Value at the time of withdrawal. If you take more than one withdrawal in a Certificate Year, all previous withdrawals in the Certificate Year are added to the current Participant Account Value to determine whether more than 10% of the Participant Account Value has been withdrawn in that year. Your free withdrawal amount is calculated as follows:

Example:  Assume your Certificate Date is January 1st. On June 5th of the same year, your Participant Account Value is equal to $10,000 and you request a withdrawal of $600. We determine that you will not be assessed a surrender charge because your requested withdrawal amount ($600) is less than 10% of your Participant Account Value (10% of $10,000 = $1,000).

Assume that on November 5th your Participant Account Value is equal to $11,000 and you request a second withdrawal of $800. Your free withdrawal amount is calculated as follows:

Participant Account Value		$11,000
Previous withdrawals	+$	600

	=$	11,600

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Your 10% free withdrawal amount (10% of $11,600)	=$	1,160
10% free withdrawal amount		$1,160
Previous withdrawals	- $	600

Amount remaining for free withdrawal	=$	560

You have requested a second withdrawal of $800, but you may only withdraw $560 free of a surrender charge. The remaining $240 will incur a surrender charge. You may also be subject to the withdrawal charge as described below. Please see Appendix B for more examples.

WITHDRAWAL CHARGE

We will deduct a separate withdrawal charge equal to $25 after the first withdrawal in a Certificate Year unless the withdrawal is taken through electronic funds transfer. Unless you tell us otherwise, this charge is deducted from your remaining Participant Account Value.

We will not deduct this charge for annuity payments, repetitive withdrawals as described in Section 6 - Access to your Money, or if you withdraw your entire Participant Account Value.

TRANSFER CHARGE

You can make 12 free transfers every Certificate Year. If you make more than 12 transfers in a Certificate Year, we will deduct a transfer charge equal to $10 or 2% of the amount that is transferred whichever is less. The transfer charge is deducted from the transfer amount prior to the transfer being applied to the new Investment Option.

If the transfer is part of dollar cost averaging, appreciation or interest sweep, or Sub-account rebalancing, it will not be counted as part of your 12 free transfers.

PREMIUM TAXES

States and other governmental entities (e.g., municipalities) may charge premium taxes. These taxes generally range from 0% to 3.5%, depending on the state, and are subject to change. Some states charge for these taxes at the time each Purchase Payment is made. In this case, Purchase Payments, as discussed in this prospectus, may reflect a deduction for the premium tax. Other states charge for these taxes when annuity payments begin. We may make a deduction from your Participant Account Value for the payment of premium taxes.

INCOME OR OTHER TAXES

Currently we do not pay income or other taxes on earnings attributable to your Certificate. However, if we ever incur such taxes, we reserve the right to deduct them from your Participant Account Value. If we choose to deduct these income or other taxes, we will notify you in writing.

PORTFOLIO EXPENSES

There are deductions from and expenses paid out of the assets of the various Portfolios for investment management fees and other operating expenses the Portfolios incur. These expenses are summarized in the fee table of the Portfolio prospectuses. For more detailed information, you should refer to the Portfolio prospectuses.

REDUCTION OR WAIVER OF CERTAIN CHARGES

We may reduce or eliminate the annual administration maintenance charge, the mortality and expense charge, loan charges, or the surrender charge if we anticipate lower administrative expenses and/or sales expenses for certain Contracts. Typically, to receive a reduction or waiver of the annual administration maintenance charge, the mortality and expense charge, loan charges or the surrender charge, your Plan has chosen this feature and the registered representative has agreed to a lower commission. These reductions and waivers will be applied at the Contract level and will apply to each Certificate issued thereunder.

We make any reductions or eliminations according to objective guidelines in effect when an application for a Contract is approved. We may change these guidelines from time to time. Any variation in the charges will reflect differences in costs or services and will be offered uniformly. In no event will a charge reduction or elimination be permitted if it is unfairly discriminatory to any person or prohibited by law.

In determining whether a particular Contract qualifies for a reduced or eliminated charge or fee, the principal factor we will consider is the level of commission paid to selling broker-dealers. Other factors we may consider include the total amount of Purchase Payments to be received, whether the purchase makes it likely that sales costs and administrative expenses will be reduced, the frequency of projected surrenders or distributions, and any other circumstances that reduce administrative and/or sales expenses.

6. ACCESS TO YOUR MONEY

When permitted by your Plan, your Participant Account Value may be accessed:

•	by making partial withdrawals during the Accumulation Phase;

•	by surrendering your Certificate during the Accumulation Phase;

•	by taking a loan;

•	by taking repetitive withdrawals;

•	by receiving payments during the Income Phase (see Section 3 for more information); or

•	when a death benefit is paid to your Beneficiary (see Section 7 for more information).

In certain cases, a spouse’s consent may be necessary for you to access your Participant Account Value.

PARTIAL WITHDRAWALS

During the Accumulation Phase, you can make partial withdrawals from the amount available under your Participant Account by writing to us at our Home Office. The withdrawal request must be accompanied with all the information we need to process it. Partial withdrawals must be at least $500, or the Participant Account Value if less. Unless you tell us otherwise,

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partial withdrawals will be made pro rata from your Investment Option allocations. If a withdrawal would result in the remaining balance in an Investment Option being less than $500, we will treat that as a withdrawal of the entire amount out of the Investment Option. Withdrawals that reduce your Participant Account Value below $2,000 will result in the entire Participant Account Value being distributed to you and termination of your Certificate unless we have received a contribution to your Certificate in the last 12 months. Prior to distributing the withdrawal, we will notify you that the withdrawal will cause your Participant Account Value to fall below the $2,000 minimum and allow you to adjust the withdrawal amount so that your Certificate can remain active. Once we receive your request, withdrawals from the Sub-accounts will be effective as of the next close of the NYSE. Partial withdrawals are payable within seven calendar days.

A withdrawal, including one that reduces your Participant Account Value below the required minimum as described above, may have a surrender charge, a withdrawal charge, and, if you withdraw the entire Participant Account Value, an annual administration maintenance charge. Unless you tell us otherwise, when the withdrawal is for only part of the Participant Account Value, the charges are deducted from the remaining Participant Account Value. Withdrawals may be restricted or prohibited by the terms of your Plan and there are situations where all or some of these charges do not apply. See Section 5 - Charges and Expenses for a discussion of the applicable charges.

SURRENDERING THE CONTRACT

The Contractholder may discontinue the Contract at any time by providing us with written notice of its intent to terminate the Contract not less than 30 days prior to the requested termination date. If a non-ERISA 403(b) Contract is terminated, we will no longer accept Purchase Payments to be allocated to Participant Accounts. All Participant Accounts will remain with us until we are directed by a Participant to surrender the Certificate (as described below) or the Participant Account Value falls below the minimum value requirements as described below. If a Contract issued to a 457 Plan or Plan subject to ERISA is terminated, we will follow instructions given to us by the Contractholder on how to distribute the Participant Account Values established under the Contract. All benefit provisions under the Contract continue until all Participant Account Values under that Contract are completely withdrawn.

SURRENDERING YOUR CERTIFICATE

If you meet Plan requirements, you may surrender your Certificate for its Surrender Value at any time before you begin to receive annuity payments. For a surrender to be effective, we must receive your written request at our Home Office with all the information we need to process it. All benefits will terminate as of the date we receive the required information to process your surrender request. We will determine your Surrender Value as of the next close of the NYSE after we have received the required information to process your request. We will pay you the Surrender Value within seven calendar days.

REPLACEMENTS

The Contractholder and the Participant should carefully consider surrendering or withdrawing money from an existing annuity contract prior to purchasing the Contract or Certificate described in this prospectus. There may be a surrender charge on the old contract, there will be a new surrender charge period under the Certificates issued under the Contract, other charges may be higher (or lower), and the benefits will probably be different.

The Contractholder should not replace an existing contract for this one unless it determines, after knowing all the facts, that the exchange is in the best interest of the Plan and its Participants and not just better for the person trying to sell the Plan, the Contract and the Certificates. Similarly, to the extent your Plan allows you other annuity contract investment options in the Plan, you should not replace an existing contract for a Certificate unless you determine, after knowing all of the facts, that the exchange is in your best interest.

The person trying to sell the Contract and the Certificates issued thereunder will generally be paid a commission if the Contract or Certificate is purchased through an exchange of annuity contracts or otherwise.

LOANS

Subject to the requirements of your Plan, a Participant may take a loan against their Participant Account Value. Loan charges will apply. See Section 5 - Charges and Expenses for more information. You may request a loan from us, using your Participant Account Value as the security for the loan, if:

•	your Certificate is not subject to Title 1 of ERISA;

•	your Certificate is issued under Section 403(b) of the Code; and

•	you are permitted to take loans under the Plan.

You may have only one loan outstanding at any time. The amounts and terms of a loan may be subject to state restrictions, Plan requirements, and Section 72(p) of the Code. You should consult a tax advisor before taking a loan.

You must complete a loan application and sign a loan agreement in which you consent to maintain a required minimum collateral balance of at least 175% of the outstanding Loan Amount in the Fixed Account at all times. If your balance in the Fixed Account is less than the required minimum collateral balance, we will transfer money from the Sub-accounts (as selected by you on your loan application) to the Fixed Account to reach the required minimum collateral balance. Any amount allocated to the Fixed Account as part of the required minimum collateral balance for a loan will not be included for purposes of applying transfer and withdrawal restrictions. Withdrawals and transfers from the Fixed Account are not allowed to the extent they would cause the value in the Fixed Account to be less than the required minimum collateral balance.

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If a loan is outstanding when you request to switch to the Income Phase, you must repay the loan before annuity payments will begin. The amount available for annuitization will then be the Participant Account Value after the deduction of the Loan Amount and any loan charges due.

If a loan is outstanding when you die, the Loan Amount plus any charges due at the time of your death will be deducted from the death benefit proceeds prior to making payment to your Beneficiary.

The amount of your scheduled loan payment will be provided to you upon loan issuance. The scheduled loan payment amount is determined by level amortization of the Loan Amount over the repayment period at the loan’s charged rate of interest. Loan payments must be made at least quarterly, but may be made more rapidly, if desired. Payments made in addition to the regularly scheduled payments will be applied first to the interest accrued since the last payment and then to reduce principal. Payments made in addition to regularly scheduled payments will not change the amount of future loan payments, but may result in fewer payments.

If a loan payment is more than 90 days past due, the loan is in default. Loans in default will continue to accrue interest on the outstanding Loan Amount until the loan is repaid. Loans in default will have tax consequences. For more information on loans, consult your loan agreement.

REPETITIVE WITHDRAWALS

Repetitive withdrawals allow you to automatically withdraw payments of a pre-determined dollar amount or fixed percentage of Participant Account Value that you request from a specified Investment Option monthly, quarterly, semi-annually or annually. The minimum amount for each withdrawal is $500. If a withdrawal results in the Participant Account Value being less than $2,000 and we have not received a contribution to your Certificate in the last 12 months, you must withdraw your entire Participant Account Value and your Certificate will terminate. Prior to distributing the withdrawal, we will notify you that the withdrawal will cause your Participant Account Value to fall below the $2,000 minimum and allow you to adjust the withdrawal amount so that your Participant Account can remain active. You may request repetitive withdrawals by completing the appropriate form and sending it to our Home Office. Repetitive withdrawals may be used to avoid tax penalties for premature withdrawals or to satisfy distribution requirements of certain retirement plans. To do this they must be a series of substantially equal withdrawals made at least annually and based on:

•	your life expectancy; or

•	the joint life expectancy of you and a Beneficiary.

You may begin repetitive withdrawals based on life expectancy by providing us with verification of age in order for us to calculate the monthly, quarterly, or annual withdrawal amount. We calculate the amount of a repetitive withdrawal based on life expectancy by dividing the Participant Account Value by the life expectancy of the Participant as determined by using the IRS single life table. If it is a joint life expectancy, then we divide the Participant Account Value by the life expectancy of the Participant and Beneficiary by the IRS joint life table.

Example One:  Assume that the Participant Account Value is equal to $100,000 and the Participant requests a repetitive withdrawal and is age 55. Based on the IRS single life table, the life expectancy of a Participant age 55 is 29.6 years. The first repetitive withdrawal amount is equal to $100,000 divided by 29.6 which equals an annual payment of $3,378.38.

Example Two:  Assume that in one year, when the Participant is age 56, the Participant Account Value is equal to $101,453. The life expectancy of the Participant is 28.7 years. The repetitive withdrawal amount is equal to $101,453 divided by 28.7 which equals an annual payment of $3,534.95.

Repetitive withdrawals that are based on life expectancy may allow you to avoid the early withdrawal tax penalty of 10% that you would otherwise pay for taking withdrawals prior to age 59 1/2. If you take additional withdrawals or otherwise modify or stop these repetitive withdrawals, however, there may be tax consequences and penalties. You should talk to your tax advisor for more information on taking repetitive withdrawals to avoid the 10% tax penalty.

Withdrawal charges and surrender charges will not apply to repetitive withdrawals based on the Participant’s life expectancy or the joint life expectancy of the Participant and Beneficiary. If you make repetitive withdrawals that are not based on life expectancy, the same restrictions, charges, income taxes, and tax penalties that apply to any other withdrawals also apply to repetitive withdrawals. See Section 5 - Charges and Expenses for more information.

WITHDRAWAL RESTRICTIONS

Your right to make withdrawals or surrender the Certificate is subject to any restrictions imposed by applicable law or your Plan.

There are certain restrictions imposed on withdrawals of contracts used as funding vehicles for 403(b) contracts. Withdrawals attributable to salary reduction contributions to 403(b)s for years after 1988 and any earnings accrued after 1988 cannot be taken out unless:

•	you attain age 59 1/2;

•	you leave your job;

•	you die or become disabled as defined by the Code;

•	you experience a qualifying hardship (applies to contributions only);

•	you divorce and a distribution to your former spouse is permitted under a qualified domestic relations order; or

•	you are a member of the National Guard or Reserves, are called to active duty and request a qualified reservist distribution.

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Also, for 403(b) contracts issued on or after January 1, 2009, amounts attributable to employer contributions are subject to restrictions on withdrawals specified in your employer’s 403(b) plan, in order to comply with new tax regulations. Amounts transferred to a 403(b) contract from other 403(b) contracts or accounts are generally subject to the same restrictions on withdrawals applicable under the prior contract or account.

Tax penalties may apply to withdrawals. There may also be restrictions on the form and manner in which benefits may be paid. For example, spousal consent may be needed in certain instances before a distribution may be made. However, these restrictions on withdrawals may not affect rollovers or transfers between certain retirement plans.

WITHDRAWAL RESTRICTIONS ON TEXAS OPTIONAL RETIREMENT PROGRAM (“ORP”)

If you are a Participant in the Texas ORP, withdrawals cannot be taken unless you:

•	terminate employment in all eligible Texas institutions of higher education;

•	retire;

•	attain age 70 1/2; or

•	die.

You must obtain a certificate of termination from your employer before you request a withdrawal from the Texas ORP.

MINIMUM VALUE REQUIREMENTS

You must withdraw the entire amount out of an Investment Option if, after a withdrawal, the remaining value in the Investment Option would be less than $500. Similarly, if we have not received a contribution to your Certificate in the last 12 months, and, after a withdrawal, the remaining Participant Account Value would be less than $2,000, you must withdraw the entire Participant Account Value and your Certificate will terminate. Prior to distributing the withdrawal, we will notify you that the withdrawal will cause your Participant Account Value to fall below the $2,000 minimum and allow you to adjust the withdrawal amount so that your Participant Account can remain active. However, negative investment performance alone will not cause a forced withdrawal.

Withdrawals, including any charges, reduce the number of Accumulation Units and the death benefit. Income taxes, tax penalties and certain restrictions may also apply. See Section 8 - Taxes for more information.

7. DEATH BENEFIT

DEATH OF PARTICIPANT PRIOR TO ANNUITY DATE

If you die during the Accumulation Phase, a death benefit will be paid to your Beneficiary. The death benefit value will usually go up or down due to fluctuations in the Investment Options in which the Participant Account Value is invested. These fluctuations could result in a lower benefit being paid.

Thus, we should be notified of death as promptly as possible to limit the risk of a decline in benefit value.

There is a guaranteed minimum death benefit if you are younger than age 75 at the time death. It is designed to protect your Participant Account Value from potentially poor investment performance and the impact that poor investment performance could have on your death benefit. When you die, the death benefit is the greater of the:

(a)	standard death benefit; and

(b)	guaranteed minimum death benefit.

If you are age 75 or older at the time of death, item (b) above is set to zero, and the standard death benefit will be paid.

Once we determine which death benefit option is greater, we subtract any outstanding Loan Amount plus any outstanding annual loan maintenance charge due from that amount. The standard death benefit and guaranteed death benefit are determined as follows:

Standard Death Benefit.  The standard death benefit is your Participant Account Value on the date all proof of death acceptable to us, such as a certified death certificate, plus written direction regarding how to pay the death benefit are completed and in a form acceptable to us. If we have not received all the required paperwork by the six-month anniversary of death, then we will use the six-month anniversary Participant Account Value as described in the Payment of Death Benefit section below.

Guaranteed Minimum Death Benefit.  The guaranteed minimum death benefit is 100% of Purchase Payments with a proportional deduction for withdrawals, withdrawal charges, annual loan maintenance charge, and the annual administration maintenance charge. All withdrawals and charges reduce this portion of the calculation in the same proportion that the Participant Account Value was reduced at the time of the withdrawal and deduction of charges. This calculation is made on the date all proof of death acceptable to us, such as a certified death certificate, plus written direction regarding how to pay the death benefit are completed and in a form acceptable to us. If we have not received all the required paperwork by the six-month anniversary of death, then we will use the six-month anniversary guaranteed minimum death benefit as described in the Payment of Death Benefit section below.

If (b) is greater than (a), then we will add money to your Participant Account Value to meet the guaranteed minimum provided by the guaranteed minimum death benefit. This additional amount will be allocated to the Investment Options in the same proportion that Purchase Payments were last allocated. Thereafter, the Participant Account Value will be subject to investment performance and applicable charges until the date the death benefit is paid.

The death benefit is your Participant Account Value, when you are age 75 or older at the time of death. In other words, item

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(b) above is set to zero, and your Participant Account Value is the death benefit.

Example One:  Assume Purchase Payments total $100,000 and no withdrawals have been made. The Participant is age 65 and the Beneficiary submits all required information to us for processing the death claim by the three-month anniversary of the Participant’s death. The Participant Account Value on the three-month anniversary is $90,000.

The death benefit equals the greater of

(a) $90,000; and

(b) $100,000.

Therefore, your guaranteed minimum death benefit is $100,000, and we will add $10,000 to the Investment Options in the same proportion that Purchase Payments were last allocated.

If in this example the Participant had been age 78, there would be no guaranteed minimum death benefit. The Beneficiary would receive $90,000.

Example Two:  Assume Purchase Payments total $100,000 but due to market performance your Participant Account Value is equal to $90,000. Assume you took a withdrawal of $50,000 prior to your death leaving a Participant Account Value of $40,000 on your date of death. Your withdrawal reduces (b) in the same proportion that the Participant Account Value was reduced by the withdrawal as follows:

$100,000 x (40,000 ÷ 90,000) = $44,444.44

The death benefit equals the greater of

(a) $40,000; and

(b) $44,444.44.

Therefore, your guaranteed minimum death benefit is $44,444.44 and we will add $4,444.44 to the Investment Options in the same proportion that Purchase Payments were last allocated. In this example, the death benefit was reduced by more than the dollar amount of the withdrawal.

Example Three:  Assume the same facts as Example One above except the Participant Account Value on the three-month anniversary is $125,000.

The death benefit equals the greater of

(a) $125,000; and

(b) $100,000.

Because the Participant Account Value exceeds the guaranteed minimum death benefit of $100,000, no additional money will be added by us, and the Beneficiary will receive $125,000.

PAYMENT OF DEATH BENEFIT

We will pay the death benefit upon receipt at our Home Office of the following:

•	proof of death acceptable to us, such as a certified copy of a death certificate;

•	written direction from at least one eligible recipient of the death benefit proceeds regarding how to pay the death benefit payment; and

•	any other documents, forms or information we may need.

The amount of the death benefit will include any interest required by state law. In all cases, any outstanding Loan Amount plus any loan charges due will be deducted from the death benefit proceeds.

If we receive due proof of death and the first death benefit payment election within six months of the date of death and we are required under the guaranteed minimum death benefit to add money to your Participant Account Value, then we will calculate the amount to be added on the date we receive due proof of death acceptable to us and written direction from at least one eligible recipient of the death benefit regarding how to pay the death benefit. The money added will be allocated to the Investment Options according to the current allocation instructions on file for your Purchase Payments as of that date.

If on the six-month anniversary of the date of death we have not received all the information needed to process the death claim, we will determine which death benefit option applies as described above. If the standard death benefit will apply, your death benefit will be equal to your Participant Account Value and will be subject to investment performance and the annual administration maintenance charge, mortality and expense risk charge and any applicable Sub-account fund facilitation fee until the date the death benefit is paid.

If we are required to add money to your Participant Account Value under the guaranteed minimum death benefit, we will add the required amount and credit the difference with interest at the Fidelity VIP Money Market Portfolio rate from the six-month anniversary until the date we receive the required information. At that time we will allocate this additional amount, with the credited interest, to the Investment Options in the same proportion that Purchase Payments were last allocated. Thereafter, the Participant Account Value will be subject to investment performance, the annual administration maintenance charge, mortality and expense risk charge and any applicable Sub-account fund facilitation fee until the date the death benefit is paid.

Example:  Assume Purchase Payments total $100,000 and no withdrawals have been made. The Participant is age 65, and the Beneficiary submits all required information to us on the eight-month anniversary of the Participant’s death when the Participant Account Value is $85,000. The Participant Account Value on the six-month anniversary is $95,000.

The	death benefit is the greater of

(a) $95,000; and

(b) $100,000.

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Therefore, the death benefit is $100,000 and we will add $5,000, plus interest from the six-month anniversary to the eight-month anniversary based on the Fidelity Money Market Portfolio rate, to the Investment Options in the same proportion that Purchase Payments were last allocated.

Payment Options.  The death benefit may be paid as:

1)	a lump sum payment or series of withdrawals that are completed within five years from the date of death; or

2)	annuity payments made over the Beneficiary’s life or life expectancy. To receive annuity payments, the Beneficiary must make this election within 60 days from our receipt of proof of death. Annuity payments must begin within one year from the date of death. Once annuity payments begin they cannot be changed.

Different death benefit elections may be available depending upon your Plan.

If your Beneficiary chooses a lump sum, then we value the death benefit as of the next close of the NYSE after we receive all required information and pay it within seven days. If your Beneficiary chooses to make a series of withdrawals over time as provided in Option 1 above, then your Beneficiary will pay all charges and expenses as described in the “Charges and Expenses” section of this prospectus, except surrender charges, so long as the death benefit remains invested in the Certificate. The death benefit will also be subject to investment performance of the Sub-accounts until the date the entire death benefit is paid out.

If the age of the Participant has been misstated on the application, the amount of any death benefit payable shall be determined based upon the correct age of the Participant.

DEATH DURING THE INCOME PHASE

If a Participant dies during the Income Phase, we will pay the remaining guaranteed annuity payments, if any, in accordance with that annuity option. The death benefit or remaining annuity payments will be distributed at least as rapidly as under the annuity option then in effect. See Section 3 - Annuity Payments for more information.

LIMITATION ON DEATH BENEFIT

At most, one guaranteed minimum death benefit will be paid during the life of the Certificate. In addition, the maximum amount that we will add to your Participant Account Value in order to satisfy the guaranteed minimum death benefit is limited to a total of $1 million dollars. All annuity contracts and certificates subsequently purchased by you from us will be aggregated for this $1 million dollar limit if your death triggers a death benefit payment.

8. TAXES

This section and additional information in the SAI discuss how federal income tax applies to annuities and retirement plans in general. This information is not complete and is not intended as tax advice. Tax laws and their interpretations are complex and subject to change. No attempt is made to discuss state or other tax laws. Symetra Life does not guarantee the tax treatment of any group contract or any transaction involving a group contract. We are also not responsible for determining if your employer’s Plan or arrangement satisfies the requirements of the Code, applicable state law, or ERISA. You should consult a competent tax advisor about your individual circumstances.

QUALIFIED CONTRACTS

Contracts issued in connection with a 403(b), Roth 403(b), 457 plan or other retirement plan, are referred to as “qualified contracts”. They are qualified under the Code to provide tax deferral for retirement purposes, however you do not have to participate in the Contract to qualify for the tax deferral offered by these retirement plans. There may be other investment vehicles that can be purchased for your Plan. However, an annuity contract has features and benefits other than tax deferral that may make it an appropriate investment for your Plan. Numerous special tax rules apply to the participants in qualified plans and to contracts used in connection with qualified plans. Therefore, we make no attempt in this prospectus to provide more than general information about use of the Contract with qualified plans. You should consult your tax advisor regarding these features and benefits before you buy a qualified contract.

Qualified contracts are subject to special rules and limits on Purchase Payments and distributions that vary according to the type of retirement plan. Ineligible or excess contributions to certain retirement plans can result in substantial penalties and possible loss of the contract’s or retirement plan’s qualified status. Tax penalties of 10% or more, may apply to certain distributions; for example if you are under age 59 1/2 and not disabled as defined by the Code. There may be substantial penalties if you fail to take required minimum distributions, usually beginning by age 70 1/2.

Distributions will be taxed as ordinary income. To the extent Purchase Payments have a zero cost basis (were made with pre-tax dollars), distributions will be taxable in full. In some cases, you must satisfy retirement plan or Code requirements before you take money out. For example, the Code restricts certain withdrawals from 403(b) and 457 Plans.

We will amend the Contract as necessary to conform to the requirements of the Code. However, you are cautioned that the rights of any person to benefits under a retirement plan may be subject to the terms and conditions of the plan, regardless of the terms and conditions of the Contract. In addition, we will not be bound by the terms and conditions of a retirement plan to the extent such terms and conditions contradict the Contract, unless we consent.

403(b) CONTRACTS

Tax Sheltered Annuities under Section 403(b) of the Code allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the payments

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made, within certain limits, on a contract that will provide an annuity for the employee’s retirement. These payments may be subject to FICA (social security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, severance from employment, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties. Distributions of employer contributions from contracts issued on or after January 1, 2009, are subject to distribution restrictions specified in the employer’s 403(b) plan.

If your Certificate is issued pursuant to a 403(b) plan, we generally are required to confirm with your 403(b) plan sponsor that your Purchase Payments to or surrender, withdrawals, transfers or loans from your Certificate comply with applicable tax requirements before we process those transactions and to decline Purchase Payments or requests that are not in compliance. These transactions cannot be processed until all information required under the tax law is received. By directing Purchase Payments to the Contract or requesting any one of these payments, you consent to the sharing of confidential information about you, the Contract and the Certificate, and any other 403(b) contracts or accounts you have under the 403(b) plan among us, your employer or plan sponsor, any plan administrator or recordkeeper, and other product providers.

ROTH 403(b) PLANS

If allowed by your Plan, a Participant may designate some or all of their 403(b) elective contributions as Roth contributions. As a result, the Roth contributions will be included in the Participant’s income in the year of the contribution and subject to all wage withholding requirements. You can make a qualified distribution from your Roth 403(b) entirely federal income tax free. A qualified distribution requires that the individual has held the Roth 403(b) for at least five years and, in addition, that the distribution is made after the individual reaches age 59 1/2, on account of the individual’s death or disability. You should consult with a tax advisor prior to making Roth contributions or making a withdrawal.

SECTION 457 PLANS

Section 457 plans are certain deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The Contract can be used with such plans. Under such plans a Participant may specify the form of investment in which his or her participation will be made. Under a non-governmental 457(b) and 457(f) plan, all such investments, however, are owned by and are subject to, the claims of the general creditors of the sponsoring employer.

REQUIRED MINIMUM DISTRIBUTIONS

A Participant of a Plan is generally required to take certain required minimum distributions (“RMDs”) during the

Participant’s life. You must begin RMDs from your Certificate no later than April 1st of the calendar year following the calendar year you reach age 70 1/2 or retire, whichever is later. If you do not start RMDs on time, the IRS will assess a penalty each year equal to 50% of the sum of all RMDs you should have taken. Subsequent RMDs must be taken by December 31 each year thereafter. Although you can delay the start of your RMD until April 1st of the second year, you still must receive your next RMD distribution by December 31 of that same year, resulting in two taxable distributions in one year. Complex rules apply to the calculation of the amount of your RMD, but generally the amount depends on the Participant Account Value and the life expectancy of the Participant. Pursuant to special legislation, RMDs for the 2009 tax year generally are not required, and 2009 distributions that otherwise would be RMDs may be eligible for rollover. You should consult with a tax advisor regarding RMDs.

WITHDRAWALS FOR INVESTMENT ADVISOR FEES

The IRS has held that withdrawals for the payment of investment advisor fees from a tax-qualified contract need not be considered a distribution for income tax purposes if certain requirements are met. You should consult a competent tax advisor for details.

TAXATION OF ANNUITY PAYMENTS

Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment (or “amount received as an annuity”) is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined using an exclusion ratio in a manner that is designed to allow you to recover your after-tax investment in the Contract. For qualified contracts, the after-tax investment may be zero. The exclusion ratio is determined when annuity payments start. It is applied to each annuity payment over the expected stream of annuity payments, so that each annuity payment is taxable in part and tax-free in part. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

EFFECT OF CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

For qualified annuities, there may be certain distribution options or elections available under federal tax law to beneficiaries who are spouses. However, these same options may not be available to surviving beneficiaries who are “civil union partners” or “domestic partners” under the law of certain states. These options are available only to a person defined as a “spouse” under the federal Defense of Marriage Act, or any other applicable federal law. Accordingly, the administration of spousal rights and the related tax reporting for the Contract will be done in a manner consistent with federal tax law requirements. If you have entered into a civil union or domestic partnership, you should contact your legal advisor to discuss the availability of options and elections available to your surviving partner.

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TAX WITHHOLDING

Distributions from qualified contracts generally are subject to withholding for your federal income tax liability. The withholding rate varies according to the type of distribution and your tax status. You will be provided the opportunity to elect not to have tax withheld from certain distributions. “Eligible rollover distributions” from Section 403(b) and governmental 457 plans are subject to a mandatory federal income tax withholding of 20%. For this purpose, an eligible rollover distribution is any distribution to an employee (or employee’ spouse or former spouse as beneficiary or alternate payee) from such a plan, except certain distributions such as distributions required by the Code, distributions in a specified annuity form, or hardship distributions. The 20% withholding does not apply, however, to nontaxable distributions or if the employee chooses a “direct rollover” from the plan to a tax-qualified plan, IRA or tax sheltered annuity or to a governmental 457 plan that agrees to separately account for rollover contributions.

EXCHANGES

From time to time we may offer programs under which certain variable annuity contracts previously issued by us may be exchanged for the Contracts and Certificates offered by this prospectus. These programs will be made available on terms and conditions determined by us, and any such programs will comply with applicable law. We believe the exchanges will be tax free for federal income tax purposes; however, you should consult your tax advisor.

Before making an exchange from a variable annuity contract issued by us or from another company, you should compare both contracts carefully. You may have to pay a surrender charge on your existing annuity contract; other charges may be higher (or lower) and the benefits may be different. You should not exchange another variable annuity contract for this one unless you determine that, after knowing all the facts, the exchange is in your best interest.

FEDERAL ESTATE TAXES

While no attempt is being made to discuss the federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX

Under certain circumstances, the Code may impose a “generation skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Participant. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

FOREIGN TAX CREDITS

We may benefit from any foreign tax credits attributable to taxes paid by certain Portfolios to foreign jurisdictions to the extent permitted under federal tax law.

POSSIBLE TAX LAW CHANGES

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax advisor with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract and the Certificates issued thereunder in response to legislative changes that could otherwise diminish the favorable tax treatment that Participants currently receive. You will be notified in writing of any changes or modifications. We make no guarantee regarding the tax status of any Contract and do not intend the above discussion as tax advice.

9. OTHER INFORMATION

SYMETRA LIFE

Symetra Life Insurance Company was incorporated as a stock life insurance company under Washington law on January 23, 1957 and was formerly named Safeco Life Insurance Company. On or about August 2, 2004, Symetra Financial Corporation, a financial services holding company, became the owner of Safeco Life Insurance Company. On September 1, 2004, Safeco Life Insurance Company changed its name to Symetra Life Insurance Company. Symetra Life Insurance Company is a wholly owned subsidiary of Symetra Financial Corporation. We provide individual and group life, accident and health insurance, and annuity products and are licensed to do business in the District of Columbia and all states except New York.

SEPARATE ACCOUNT

We established Symetra Separate Account C (formerly Safeco Separate Account C) under Washington law on September 14, 1993. The Separate Account holds the assets that underlie contract values and Participant Account Values invested in the Sub-accounts of the Contracts and other contracts. The Separate Account was registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended on January 28, 1994.

Under Washington law, the assets in the Separate Account are the property of Symetra Life. However, assets in the Separate Account that are attributable to the Contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses (realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Symetra Life. Promises we make in the Contract are general corporate obligations of Symetra Life and are not dependent on assets in the Separate Account.

CHANGES TO THE SEPARATE ACCOUNT

Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the

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Separate Account. We will not make any such changes without receiving any necessary approval of the SEC and applicable state insurance departments. We will notify you of any changes in writing. These changes include, among others, the right to:

•	Transfer assets supporting the Contract from one Sub-account to another or from the Separate Account to another separate account;

•	Combine the Separate Account with other separate accounts, and/or create new separate accounts;

•	Deregister the Separate Account, or operate the Separate Account as a management investment company, or as any other form permitted by law;

•	Manage the Separate Account under the direction of a committee at any time;

•	Make any changes required by applicable law or regulation; and

•	Modify the provisions of the Contract to reflect changes to the Sub-accounts and the Separate Account and to comply with applicable law.

Some, but not all, of these future changes may be the result of changes in applicable laws or interpretations of law. We reserve the right to make other structural and operational changes affecting the Separate Account.

GENERAL ACCOUNT

All amounts allocated to the Fixed Account become part of our General Account. Symetra Life exercises sole discretion over the investment of General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. Assets in the General Account are not insulated from the claims of Symetra Life’s creditors and are subject to the liabilities arising from any of our other business. Any guarantees provided for under the Contract and Certificates are backed by our financial strength and claims paying ability. You must look to the strength of the insurance company with regard to such guarantees. Interests in the General Account have not been registered under the Securities Act of 1933, as amended, nor is the General Account registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”).

DISTRIBUTION (PRINCIPAL UNDERWRITER)

The Contracts are distributed by Symetra Securities, Inc. (“SSI”). They are sold by individuals who, in addition to being licensed to sell variable annuity contracts for Symetra Life, are also registered representatives of broker-dealers who have a current sales agreement with SSI and Symetra Life. SSI is an affiliate of Symetra Life and is located at 777 108th Avenue NE, Suite 1200, Bellevue, Washington 98004. It is registered as a broker-dealer with the SEC under the Securities Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). No amounts are retained by SSI for acting as principal underwriter for Symetra Life variable products.

Registered representatives who solicit sales of the Contracts receive a portion of the commission payable to the broker-

dealer firm, depending on the agreement between the broker-dealer and the registered representative. A broker-dealer firm or registered representative may receive different commissions for selling one annuity over another annuity and may favor one annuity provider over another due to different compensation rates. If you would like information about what your registered representative and his or her broker-dealer receives in connection with the purchase of the Contract, please ask your registered representative.

Furthermore, we and SSI offer the Contracts through our affiliated broker-dealer, Symetra Investment Services, Inc. (“SIS”). Because of this affiliation, SIS and its registered representatives may favor Symetra Life’s products. We do not pay SIS different commissions from what we pay unaffiliated broker-dealers, but SIS may pay its registered representatives higher commission or bonuses for selling Symetra Life products rather than another company’s group annuity product.

We may also contract with SIS and unaffiliated firms to act as wholesalers for us and assist us in offering and selling our contracts to broker-dealers and their registered representatives. Wholesalers may also be called “independent marketing organizations” and provide training, marketing and other sales-related functions. Wholesalers may also provide administrative services to us in connection with the Contracts. Some wholesalers may also directly sell the Contracts. Wholesalers may be paid commissions and overrides.

We generally pay commissions as a percentage of Purchase Payments invested in the Contract. At the option of the broker-dealer, we may pay lower compensation on Purchase Payments but pay a periodic asset-based commission beginning after the first Contract Year or reduce or waive certain charges and expenses in exchange for the lower compensation. The amount and timing of the commissions may differ depending on the agreement between us and the broker-dealer but is not expected to be more than 6.0% of Purchase Payments. The level of commissions will affect the level of certain charges under the Contract; generally, lower commissions result in lower charges. In addition, allowances, and bonuses may be paid to broker-dealers and/or other distributors of the Contracts, and we may also provide non-cash compensation in connection with the promotion of the Contracts, including conferences and seminars, and items of small value, such as promotional gifts, meals or tickets to sporting or entertainment events. A bonus dependent upon persistency is one type of bonus that may be paid.

To the extent permitted by FINRA rules, promotional incentives or payments may also be provided to broker-dealers and wholesalers based on sales volumes, the assumption of wholesaling functions or other sales-related criteria. Other payments may be made for other services that do not directly involve the sale of the Contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services. We may also make additional payments to broker-dealer firms in order to be included on their approved product lists or to be part of

32

“preferred product” arrangements. You may contact us for the list of firms, if any, with which we may have such arrangements.

These additional incentives or payments are calculated in different ways and are not offered to all broker-dealer firms. They may be based on assets under management, purchase payments received, or other criteria. These additional incentives or payments could create an incentive for your registered representative, and the broker-dealer with which they are associated to recommend products that pay them more than others.

The Contract does not assess a front-end sales charge. You indirectly pay for commissions and other sales expenses primarily, but not exclusively, through the surrender charge and the mortality and expense risk charge. We may also pay for sales and distribution expenses out of any payments we or SSI receive from the underlying Portfolios for providing administrative, distribution and other services to the Portfolios.

From time to time, we may pay organizations, associations and non-profit organizations fees to endorse or sponsor our variable annuity contracts. These organizations are compensated for their endorsement or sponsorship of our variable annuity contracts in various ways. Primarily, they receive a flat fee from us. We may also compensate these organizations by our funding of their programs, scholarships, events or awards.

REPORTS TO PARTICIPANTS

We send you a statement confirming significant transactions, such as Purchase Payments, withdrawals, and transfers among Sub-accounts. We will also send you a similar quarterly statement which will show (as of quarter end), the significant transactions made to your Participant Account Value, your current Sub-account allocations, and any earnings or losses for the quarter. Semi-annual and annual reports of the Portfolios will also be mailed to Participants. On request, we will send you a current statement with the information described above.

AMENDMENTS TO THE CONTRACT AND CERTIFICATE

We reserve the right to amend the Contract and the Certificates issued thereunder, to meet the requirements of applicable federal or state laws or regulations, including the Code. You will be notified in writing of any changes, modifications or waivers.

LEGAL PROCEEDINGS

There are no legal proceedings to which the Separate Account or SSI is a party. In the ordinary course of business, Symetra Life is engaged in various kinds of litigation or in arbitration. In some lawsuits involving insurance companies and other financial service providers, substantial damages have been sought and material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, at the present time it appears that there are no pending or threatened lawsuits that are likely to have a material adverse effect on the Separate Account, on Symetra Life’s ability to meet its obligations under the Contract, or on SSI’s ability to perform under its principal underwriting agreement.

RIGHT TO SUSPEND TRANSFERS, LOANS, SURRENDERS OR WITHDRAWALS

We may be allowed or required to suspend or postpone payment of transfers, loans, surrenders or withdrawals from the Sub-accounts for any period of time when:

•	the NYSE is closed (other than customary weekend or holiday closings);

•	trading on the NYSE is restricted;

•	an SEC declared emergency exists such that disposal of or determination of the value of the Sub-accounts is not reasonably practicable; or

•	the SEC, by order, so permits for your protection.

Additionally, we reserve the right to defer payment of transfers, loans, surrenders or withdrawals from the Fixed Account for the period permitted by law, but not for more than six months.

Federal laws designed to counter terrorism and prevent money laundering by criminals might, in certain circumstances, require us to reject a Purchase Payment and/or “freeze” your Participant Account. If these laws apply in a particular situation, we would not be allowed to process any request for withdrawals, surrenders, or death benefits, make transfers, or continue making payments under an annuity payment option. We may also be required to provide additional information about you, your Certificate, or the Contract to government regulators.

WEBSITE INFORMATION

You can find more information about the Symetra Retirement Passport Group Variable Annuity Contract as well as other products and financial services offered by Symetra Life Insurance Company on the Internet at http://www.symetra.com. This website is frequently updated with new information and can help you locate a representative near you.

FINANCIAL STATEMENTS

The statutory-basis financial statements of Symetra Life Insurance Company and the financial statements of Symetra Separate Account C are included in the Statement of Additional Information.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

General Information

Services

Purchase of Contracts

Reduction of Waivers or Charges

Underwriter

Additional Tax Information

Financial Statements

33

THIS PAGE LEFT INTENTIONALLY BLANK

(cut along dotted line)

If you would like a free copy of the Statement of Additional Information dated December 7, 2009, for this prospectus, please complete this form, detach and mail to:

Symetra Life Insurance Company

PO Box 3882

Seattle, WA 98124-3882

Please send me a free copy of the Statement of Additional Information for the Symetra Retirement Passport Group Variable Annuity at the following address:

Name:

Mailing Address:

35

APPENDIX A:

ACCUMULATION UNIT VALUE HISTORY

As this is a new product, there is not Accumulation Unit Value History.

A-1

APPENDIX B:

CALCULATION OF SURRENDER AND WITHDRAWAL CHARGES

EXAMPLE 1: Surrender Charge Only

Assume that two years have elapsed since your Certificate was issued and your Participant Account Value is equal to $20,000. Assume your Participant Account Value is allocated in full to Sub-account A. Sub-account A has a unit value of $20 so you have 1,000 units of Sub-account A. You request to withdraw $2,500. This is your first withdrawal in the Certificate Year.

The amount available for withdrawal without being assessed a surrender charge is equal to 10% of your Participant Account Value.

10% of $20,000	=	$2,000

You will receive the 10% free withdrawal amount of $2,000 without a surrender charge. The remaining $500 of your $2,500 withdrawal amount will be assessed a surrender charge of 7% because only two years have elapsed since your Certificate was issued.

$500 x 7%	=	$35

Your payment amount will equal the amount of the requested withdrawal less any applicable surrender charge.

$2,500 - $35	=	$2,465

The total withdrawal amount will be removed from your Participant Account. After the withdrawal, we will determine the number of units you own by taking the amount of withdrawal and dividing it by the current unit value.

$2,500 ÷ $20	=	125 Units

The current number of units owned is equal to the number of units owned prior to the withdrawal less the number of units reduced by the withdrawal. You now own 875 units in Sub-account A.

1,000 - 125	=	875 Units

After the withdrawal, your remaining Participant Account Value will equal the number of units owned multiplied by the unit value.

875 x $20	=	$17,500

EXAMPLE 2: Surrender Charge and Withdrawal Charge

Assume that in the same Certificate Year as described in Example 1 in this Appendix B, you request another withdrawal of $2,000. Your Participant Account Value is equal to $13,125 and is allocated in full to Sub-account A. Sub-account A has a unit value of $15 so you have 875 units of Sub-account A.

To determine your 10% free withdrawal amount, we add all previous withdrawals to the current Participant Account Value and determine the 10% from that sum.

$13,125 + $2,500	=	$15,625

10% of $15,625	=	$1,562.50

To determine if you have withdrawn more than 10% of your Participant Account Value in the Certificate Year, we take the current 10% free withdrawal amount and subtract the previous withdrawals taken without a surrender charge.

$1,562.50 - $2,000	=	(-$437.50)

B-1

Because the previous withdrawal amount is greater than the current 10% free withdrawal amount, the surrender charge waiver is not available for this withdrawal. The $2,000 withdrawal will be assessed a surrender charge of 7% because two years have elapsed since your Certificate was issued.

$2,000 x 7%	=	$140

The amount paid to you will equal the requested withdrawal less any applicable surrender charge.

$2,000 - $140	=	$1,860

Because this is the second withdrawal during the Certificate Year, a $25 withdrawal charge also applies. The amount deducted from the Participant Account will equal the amount requested plus any applicable withdrawal charge.

$2,000 + $25	=	$2,025

After the withdrawal, we will determine the number of units you own by taking the amount withdrawn from your Participant Account and dividing it by the current unit value of Sub-account A.

$2,025 ÷ $15	=	135 Units

The current number of units owned is equal to the number of units owned prior to the withdrawal less the number of units reduced by the withdrawal. You now own 740 units in Sub-account A.

875 - 135	=	740 Units

After the withdrawal, your remaining Participant Account Value will equal the number of units owned multiplied by the unit value.

740 x $15	=	$11,100

B-2

SYMETRA RETIREMENT PASSPORT GROUP VARIABLE ANNUITY

STATEMENT OF ADDITIONAL INFORMATION

GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

issued by

SYMETRA SEPARATE ACCOUNT C

and

SYMETRA LIFE INSURANCE COMPANY

This Statement of Additional Information (“SAI”) is not a prospectus and should be read in conjunction with the prospectus for the Symetra Retirement Passport Group Flexible Premium Deferred Variable Annuity Contract.

The prospectus concisely sets forth information that a prospective investor should know before investing. For a copy of the prospectus, call 1-800-796-3872 or write to Symetra Life Insurance Company, Retirement Services Department, P.O. Box 3882, Seattle, Washington 98124-3882.

This Statement of Additional Information and the prospectus are both dated December 7, 2009.

GENERAL INFORMATION

Terms and phrases used in this SAI have the meaning given to them in the prospectus.

Symetra Life Insurance Company (“the Company”, “we”, and “us”), is a wholly-owned subsidiary of Symetra Financial Corporation, a holding company, the subsidiaries of which are engaged primarily in insurance and financial services businesses. Symetra Life Insurance Company was incorporated as a stock life insurance company under Washington State law on January 23, 1957 and formerly named Safeco Life Insurance Company. On September 1, 2004, Safeco Life Insurance Company changed its name to Symetra Life Insurance Company.

We established Symetra Separate Account C (“the Separate Account”) to hold assets that underlie contract values invested in a number of different variable annuity contracts. The Separate Account meets the definition of “separate account” under Washington State law and under the federal securities laws. The Separate Account is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended. We maintain records of all Separate Account purchases and redemptions of the shares of the Sub-accounts.

Accumulation Units will reflect the investment performance of the Separate Account with respect to amounts allocated to it. Since the Separate Account is always fully invested in the shares of the Sub-accounts, its investment performance reflects the investment performance of those entities. The values of such shares held by the Separate Account fluctuate and are subject to the risks of changing economic conditions. The Participant bears the entire investment risk. There can be no assurance that the aggregate value in the Participant Account will equal or exceed the Purchase Payments made under a Certificate.

SERVICES

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements of Symetra Separate Account C as of December 31, 2008, and for each of the two years in the period ended December 31, 2008, as set forth in their report. We’ve included the financial statements of Symetra Separate Account C in the Statement of Additional Information and elsewhere in the Registration Statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent accountants, has audited the statutory-basis financial statements of Symetra Life Insurance Company as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, as set forth in their report. We’ve included the financial statements of Symetra Life Insurance Company in the Statement of Additional Information and elsewhere in the Registration Statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Independent Registered Public Accounting Firm and Independent Accountants

The principal business address of Ernst & Young LLP is 999 Third Avenue, Suite 3500, Seattle, WA 98104-4086.

PURCHASE OF CONTRACTS

The Contracts and Certificates issued thereunder will be sold by licensed insurance agents in states where the Contracts may be lawfully sold. The agents will be registered representatives of broker-dealers that are registered under the Securities Exchange Act of 1934 and members of Financial Industry Regulatory Authority (“FINRA”) formerly known as the National Association of Securities Dealers, Inc.

REDUCTION OF WAIVERS OR CHARGES

Under some circumstances we may expect to experience lower costs or higher revenues associated with issuing and administering certain Contracts or Certificates. For example, sales expenses are expected to be less when Contracts are sold to a large group of individuals. In these situations, we may have lower administrative costs due to the ability to centralize communications with one large group rather than individualized communications. Thus administrative tasks, such as the processing of forms and handling of Purchase Payments, withdrawals and surrenders may be administered more efficiently.

2

Under such circumstances we may pass a portion of these anticipated savings on to you by reducing or waiving certain charges (including the surrender charge). Any reduction or waiver of the charges will be determined by us after examination of all the relevant factors such as:

•	The size and type of group to which sales are to be made;

•	The total amount of Purchase Payments to be received;

•	Any prior or existing relationship with us;

•	The level of commissions; and

•	Other circumstances which would reduce our sales and other expenses.

The level of commissions paid will affect the level of certain charges under the Contract. Generally, lower commissions result in lower charges.

In no event will reductions or elimination of the charges be permitted where reductions or elimination will be unfairly discriminatory to any person.

We may also reduce charges and expenses for Plans that have negotiated the Contract terms on behalf of their Participants. We will offer any resulting reductions uniformly to all Participants in the group.

UNDERWRITER

Symetra Securities, Inc. (“SSI”), an affiliate of the Company, acts as the principal underwriter for the Contracts pursuant to an underwriter’s agreement with us. SSI is located at 777 108th Ave NE, Suite 1200, Bellevue, WA 98004. The Contracts issued by the Separate Account are offered on a continuous basis. For the years ended December 31, 2008, 2007, and 2006, SSI received $4,759,624, $5,126,947, and $5,555,210 in commissions for the distribution of all annuity contracts funded through the Separate Account. SSI does not retain any portion of the commissions.

ADDITIONAL TAX INFORMATION

Note

The following description is based upon the Company’s understanding of current federal income tax law applicable to annuities in general. Tax laws are complex and subject to change. We cannot predict the probability that any changes in the interpretation of the laws, or the laws themselves, will occur. Purchasers are cautioned to seek competent tax advice regarding the possibility of such changes. We do not guarantee the tax status of the Contracts. Purchasers bear the complete risk that the Contracts may not be treated as “annuity contracts” under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described in this SAI or the prospectus may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.

Contractholders, Participants and Beneficiaries under the Contracts should seek competent financial advice about the tax consequences of any distributions.

Any death benefits paid under a Certificate are generally taxable to the Beneficiary. The rules governing the taxation of distributions from an annuity contract generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

Qualified Contracts

The following describes contracts offered to Participants of employer-sponsored retirement plans. Contractholders, Participants and Beneficiaries are cautioned that benefits under a retirement plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into the Company’s

3

administrative procedures. Contractholders, Participants and Beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the contract comply with applicable law. Contracts issued in connection with retirement plans include special provisions that may restrict or modify the Contract provisions and administrative services described in the prospectus. Generally, contracts issued pursuant to retirement plans are not transferable except upon surrender or annuitization. The tax rules regarding retirement plans are very complex and will have differing applications depending on individual facts and circumstances.

On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employer’s deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The contracts sold by the Company in connection with retirement plans will utilize annuity purchase rate tables which do not differentiate on the basis of sex. Such annuity purchase rate tables will also be available for use in connection with certain non-qualified deferred compensation plans.

a.	Tax Sheltered Annuity

Section 403(b) of the Code permits the purchase of “Tax Sheltered Annuities” (“TSA”) by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the contracts for the benefit of their employees. Such contributions are not includable in the gross income of the employees until the employees receive distributions from the contracts. The amount of contributions to the TSA is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. (See “Tax Treatment of Withdrawals - Qualified Contracts” below.) Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

b.	Roth TSA

Section 402A of the Code permits an employee to designate their contributions to their TSAs as Roth TSA contributions if Roth TSA contributions are permitted by the employer. Roth TSA contributions are includable in gross income and are subject to the TSA limits discussed above. Qualified distributions from Roth TSAs are excluded from taxable gross income. “Qualified distributions” are distributions which (a) are made more than five years after the taxable year for which the employee first designated a contribution as a Roth TSA contribution, and (b) meet any of the following conditions: (1) the annuity owner has reached age 59 1/2; (2) the distribution is paid to a Beneficiary after the owner’s death; or (3) the annuity owner is disabled. Non-qualified distributions are includable in taxable gross income only to the extent that they exceed the contributions made to the Roth TSA. The taxable portion of a non-qualified distribution may be subject to the 10% penalty tax.

c.	Deferred Compensation Plans

Section 457 of the Code permits governmental and certain other tax exempt employers to establish deferred compensation plans for the benefit of their employees. The Code establishes limitations and restrictions on eligibility, contributions and distributions. Under these plans, contributions made for the benefit of the employees will not be includable in the employees’ gross income until distributed from the plan. Special rules apply to deferred compensation plans. Owners should consult their own tax counsel or other tax advisor regarding any distributions.

Tax Treatment of Withdrawals - Qualified Contracts

Section 72 of the Internal Revenue Code of 1986, as amended, (“the Code”) governs taxation of annuities in general. An owner is generally not taxed on increases in the value of a contract until distribution occurs, either in the form of a lump sum payment, a withdrawal, or as annuity payments under the option elected. For a lump sum payment received as a total surrender (total redemption), the recipient is generally taxed on the portion of the payment that exceeds the cost basis in the contract. For a partial withdrawal payment, the recipient is taxed as if earnings are withdrawn on a pro rata basis. The cost basis is generally the amount of non-deductible purchase payments which for qualified contracts may be zero. The taxable portion of the payment is taxed at ordinary income tax rates.

4

For annuity payments, a portion of each payment in excess of an exclusion amount is includable in taxable income. The exclusion amount for payments based on a fixed annuity is determined by multiplying the payment by the ratio that the cost basis of the contract (adjusted for any period certain or refund feature) bears to the expected return under the contract. Payments received after the investment in the contract has been recovered (i.e. when the total of the excludable amounts equals the investment in the contract) are generally fully taxable. For certain types of retirement plans there may be no cost basis in the contract within the meaning of Section 72 of the Code resulting in the annuity payments being fully includable in taxable income.

In addition to ordinary income tax, Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from certain retirement plans, including contracts issued and qualified under Code Sections 403(b) (Tax Sheltered Annuities and Roth Tax Sheltered annuities). To the extent amounts are not includable in gross income because they have been rolled over to an IRA or to another eligible plan, no tax penalty will be imposed.

The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the owner reaches age 59 1/2; (b) distributions following the death or disability of the owner (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or the joint lives (or joint life expectancies) of such owner and his or her designated Beneficiary; (d) distributions made to the owner who has separated from service after he or she has attained age 55; (e) distributions made to the owner to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions due to an IRS levy; (h) “qualified reservist distributions” as defined by the Code; and (i) distributions to qualified public safety employees from a governmental defined benefit plan after attaining age 50 and separating from service.

Generally, distributions from a retirement plan must commence no later than April 1st of the calendar year, following the year in which the employee attains age 70 1/2. Distributions from a TSA or Deferred Compensation Plan may, however, be deferred until actual retirement, if later. Such distributions (including distributions from Roth TSAs) must include the present value of any death benefits you have purchased and must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated Beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Tax Sheltered Annuities - Withdrawal Limitations

The Code limits the withdrawal of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Section 403(b)(11) of the Code) to circumstances only when the Participant: (1) attains age 59 1/2 ; (2) separates from service; (3) dies or becomes disabled (within the meaning of Section 72(m)(7) of the Code); (4) experiences a hardship; (5) is divorced and the distribution is permitted under a qualified domestic relations order; or (6) is a member of the National Guard or Reserves, is called to active duty and requests a qualified reservist distribution. Withdrawals for hardship are restricted to the portion of the Participant’s Account Value which represents contributions made by the Participant and does not include any investment results. The limitations on withdrawals became effective on January 1, 1989 and apply only to salary reduction contributions made after December 31, 1988, to income attributable to such contributions and to income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers or transfers between certain retirement plans.

In addition, for contracts issued on or after January 1, 2009, amounts attributable to employer contributions are subject to withdrawal limitations specified in the employer’s section 403(b) plan document.

Participants should consult their own tax counsel or other tax advisor regarding any distributions.

Income Tax Withholding

All distributions or any portion(s) thereof which are includable in the gross income of the Participant are subject to federal income tax withholding. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the Participant, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate. Special withholding rules apply to United States citizens residing outside the United States and to non-resident aliens.

5

Certain distributions from retirement plans qualified under Section 403(b) or from governmental retirement plans qualified under Section 457, which are not directly rolled over to another eligible retirement plan or individual retirement account or individual retirement annuity, are subject to a mandatory 20% withholding for federal income tax. The 20% withholding requirement generally does not apply to: (a) a series of substantially equal payments made at least annually for the life or life expectancy of the Participant or joint and last survivor expectancy of the Participant and a designated Beneficiary; (b) distributions for a specified period of 10 years or more; (c) distributions which are required minimum distributions; (d) the portion of distributions not includable in gross income (i.e. returns of after-tax contributions); (e) hardship distributions; or (f) corrective distributions. You should consult your own tax counsel or other tax advisor regarding income tax withholding.

FINANCIAL STATEMENTS

The statutory-basis financial statements of Symetra Life Insurance Company included herein should be considered only as bearing upon the ability of the Company to meet its obligations under the Contract. They should not be considered as bearing upon the investment experience of the Separate Account or its Sub-accounts.

6

FINANCIAL STATEMENTS – STATUTORY BASIS

Symetra Life Insurance Company

As of December 31, 2008 and 2007

and Each of the Three Years in the Period Ended

December 31, 2008

With Report of Independent Auditors

Symetra Life Insurance Company

Financial Statements – Statutory Basis

As of December 31, 2008 and 2007

and Each of the Three Years in the Period Ended

December 31, 2008

Report of Independent Auditors

The Board of Directors

Symetra Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of Symetra Life Insurance Company (the Company) as of December 31, 2008 and 2007, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the State of Washington Office of the Insurance Commissioner (the Department), which practices differ from U.S. generally accepted accounting principles. The variances between such practices and U.S. generally accepted accounting principles and the effects on the accompanying financial statements are described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of Symetra Life Insurance Company at December 31, 2008 and 2007, or the results of its operations or its cash flow for each of the three years in the period ended December 31, 2008.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Symetra Life Insurance Company at December 31, 2008 and 2007, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2008, in conformity with accounting practices prescribed or permitted by the Department.

April 10, 2009	/s/ Ernst & Young LLP

1

Symetra Life Insurance Company

Balance Sheets – Statutory Basis

	December 31,
	2008	2007
Admitted assets
Cash and invested assets:
Bonds	$12,313,790,055	$11,679,266,442
Preferred stocks	560,058,638	595,320,924
Common stocks:
Affiliated	56,784,961	39,671,645
Nonaffiliated	103,709,066	79,395,122
Mortgage loans	990,327,460	845,920,899
Contract loans	74,962,718	76,929,930
Cash, cash equivalents, and short-term investments	297,912,055	105,141,767
Limited partnerships and other invested assets	82,412,574	179,865,832
Surplus notes	35,013,365	35,036,615
Receivable for securities sold	11,834,953	22,403,873
Options	2,274,242	3,841,238

Total cash and invested assets	14,529,080,087	13,662,794,287
Investment income, due and accrued	171,566,124	163,575,275
Uncollected premiums (net of loading of $(1,088,268) and $(1,280,242) respectively)	21,426,446	21,801,090
Deferred premiums (net of loading of $(25,439,988) and $(26,174,597) respectively)	47,261,538	48,595,925
Net deferred tax assets	42,803,128	34,228,399
Funds on deposit with reinsured company	69,734,732	68,426,890
Reinsurance recoverable	3,750,588	6,310,964
Current federal income tax recoverable	22,136,914	3,584,432
Affiliated receivables	7,564,667	4,721,479
Other receivables	9,268,837	7,701,883
Separate accounts assets	3,721,509,888	3,983,088,469

Total admitted assets	$18,646,102,949	$18,004,829,093

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	December 31,
	2008	2007
Liabilities and capital and surplus
Liabilities:
Policy and contract liabilities:
Life and annuity reserves	$10,579,100,464	$9,492,975,082
Accident and health reserves	5,744,538	6,185,724
Policy and contract claims	125,369,724	105,114,352
Liability for deposit-type contracts	2,419,281,720	2,565,619,395
Unearned premiums and annuity considerations	1,440,313	1,693,194

Total policy and contract liabilities	13,130,936,759	12,171,587,747
Commissions and agents’ balances, due and accrued	1,840,325	3,095,698
General expenses and taxes, due and accrued	28,612,014	30,859,421
Transfers from Separate Accounts	(6,913,278)	(10,477,587)
Unearned investment income	1,642,047	1,697,249
Limited partnership liability	52,418,158	59,230,886
Secured benefit accounts liability	29,155,944	26,911,390
Other liabilities	90,671,873	35,987,911
Asset valuation reserve	112,732,854	175,321,185
Interest maintenance reserve	260,779,068	262,334,245
Affiliated payables	21,689,298	24,871,727
Payable for securities	22,053,340	15,322,570
Separate account liabilities	3,721,509,888	3,983,088,469

Total liabilities	17,467,128,290	16,779,830,911
Commitments and contingencies
Capital and surplus:
Common stock, $250 par value, 20,000 shares authorized, issued, and outstanding	5,000,000	5,000,000
Gross paid-in and contributed surplus	320,107,129	270,107,129
Unassigned funds	853,867,530	949,891,053

Total capital and surplus	1,178,974,659	1,224,998,182

Total liabilities and capital and surplus	$18,646,102,949	$18,004,829,093

See accompanying notes.

3

Symetra Life Insurance Company

Statements of Operations – Statutory Basis

	Year Ended December 31,
	2008	2007	2006
Premiums and other revenues:
Premiums and annuity considerations	$2,275,145,032	$1,281,084,705	$1,148,428,673
Net investment income	842,865,956	855,779,066	898,118,828
Amortization of interest maintenance reserve	20,076,298	19,671,954	19,032,052
Net gain from Separate Accounts’ statement of operations	1,103,413	1,433,377	1,324,250
Commissions, expense allowances, and reserve adjustments on reinsurance ceded	13,017,801	11,729,999	9,558,829
Other income	62,371,296	70,379,500	56,330,069

Total premiums and other revenues	3,214,579,796	2,240,078,601	2,132,792,701
Benefits:
Death benefits	86,203,940	89,685,921	76,794,162
Annuity benefits	281,167,396	283,075,873	274,187,943
Surrender and maturity benefits	839,814,104	1,476,216,175	1,544,247,522
Other benefits	452,183,808	377,097,237	407,993,968
Increase (decrease) in policy reserves	1,085,684,195	(562,287,938)	(695,800,941)

Total benefits	2,745,053,443	1,663,787,268	1,607,422,654
Insurance expenses and other deductions:
Commissions	140,172,047	100,947,471	97,053,777
General insurance expenses	204,667,853	209,971,060	194,132,939
Net transfers to Separate Accounts	10,512,944	100,408,780	37,590,792

Total insurance expenses and other deductions	355,352,844	411,327,311	328,777,508

Gain from operations before dividends to policyholders, federal income taxes, and net realized capital losses	114,173,509	164,964,022	196,592,539
Dividends to policyholders	4,090	5,771	6,425

Gain from operations before federal income taxes and net realized capital losses	114,169,419	164,958,251	196,586,114
Federal income tax expense	14,949,198	29,742,518	30,171,419

Gain from operations before net realized capital losses	99,220,221	135,215,733	166,414,695
Net realized capital losses (net of federal income taxes and transfer to interest maintenance reserve)	(62,512,058)	(1,110,356)	(21,394,500)

Net income	$36,708,163	$134,105,377	$145,020,195

See accompanying notes.

4

Symetra Life Insurance Company

Statements of Changes in Capital and Surplus – Statutory Basis

	Common Stock	Gross Paid-In and Contributed Surplus	Unassigned Funds	Total Capital and Surplus
Balances at January 1, 2006	$5,000,000	$270,107,129	$985,028,765	$1,260,135,894
Net income	—	—	145,020,195	145,020,195
Change in net unrealized capital gains	—	—	6,175,878	6,175,878
Change in deferred income taxes	—	—	(18,569,248)	(18,569,248)
Change in nonadmitted assets	—	—	20,943,404	20,943,404
Change in asset valuation reserve	—	—	(17,650,775)	(17,650,775)
Dividends to Parent	—	—	(122,500,000)	(122,500,000)
Correction of an error			(7,333,387)	(7,333,387)

Balances at December 31, 2006	5,000,000	270,107,129	991,114,832	1,266,221,961
Net income	—	—	134,105,377	134,105,377
Change in net unrealized capital gains	—	—	1,437,432	1,437,432
Change in deferred income taxes	—	—	(12,788,307)	(12,788,307)
Change in nonadmitted assets	—	—	19,913,998	19,913,998
Change in asset valuation reserve	—	—	(17,492,279)	(17,492,279)
Dividends to Parent	—	—	(166,400,000)	(166,400,000)

Balances at December 31, 2007	5,000,000	270,107,129	949,891,053	1,224,998,182
Net income	—	—	36,708,163	36,708,163
Change in net unrealized capital losses	—	—	(73,649,729)	(73,649,729)
Change in deferred income taxes	—	—	13,881,238	13,881,238
Change in nonadmitted assets	—	—	(35,504,894)	(35,504,894)
Change in liability for reinsurance in unauthorized companies	—	—	(46,632)	(46,632)
Change in asset valuation reserve	—	—	62,588,331	62,588,331
Capital contribution from Parent	—	50,000,000	—	50,000,000
Dividends to Parent	—	—	(100,000,000)	(100,000,000)

Balances at December 31, 2008	$5,000,000	$320,107,129	$853,867,530	$1,178,974,659

See accompanying notes.

5

Symetra Life Insurance Company

Statements of Cash Flow – Statutory Basis

	Year Ended December 31
	2008	2007	2006
Operating activities
Premiums and annuity considerations	$2,275,935,816	$1,288,689,073	$1,151,375,818
Net investment income	836,749,853	878,374,426	914,737,314
Other income	76,114,769	82,272,816	68,141,099

Total cash provided by operating activities	3,188,800,438	2,249,336,315	2,134,254,231
Benefits and loss-related payments	(1,635,093,046)	(2,241,813,696)	(2,329,813,003)
Transfers to Separate Accounts	(6,948,635)	(98,677,467)	(35,264,654)
Commissions, other expenses, and taxes	(341,897,448)	(302,869,172)	(299,930,157)
Dividends to policyholders	(5,130)	(6,285)	(6,857)
Federal income taxes paid	(41,827,942)	(71,448,209)	(59,595,546)

Total cash used in operating activities	(2,025,772,201)	(2,714,814,829)	(2,724,610,217)

Net cash provided by (used in) operating activities	1,163,028,237	(465,478,514)	(590,355,986)
Investing activities
Investments sold or matured:
Bonds	1,009,479,133	2,516,188,506	2,523,144,163
Stocks	42,268,810	261,015,836	36,969,218
Mortgage loans	91,428,556	94,801,649	99,093,292
Real estate	—	—	936,843
Limited partnerships and other invested assets	101,753,794	35,156,862	7,670,516
Net gains (losses) on short-term investments	(18,439)	(11,436)	3,825

Total investments sold or matured	1,244,911,854	2,907,151,417	2,667,817,857
Cost of investments acquired:
Bonds	(1,690,678,027)	(1,808,918,831)	(1,437,273,180)
Stocks	(132,806,369)	(256,236,318)	(83,391,697)
Mortgage loans	(235,835,117)	(149,963,633)	(121,987,549)
Limited partnerships and other invested assets	(18,869,319)	(75,858,256)	(22,955,079)
Miscellaneous proceeds (applications), net	14,701,138	(585,486)	(26,427,688)

Total cost of investments acquired	(2,063,487,694)	(2,291,562,524)	(1,692,035,193)
Decrease in contract loans	1,967,213	2,067,541	1,241,362

Net cash provided by (used in) investing activities	(816,608,627)	617,656,434	977,024,026

6

Symetra Life Insurance Company

Statements of Cash Flow – Statutory Basis (continued)

	Year Ended December 31,
	2008	2007	2006
Financing activities
Net withdrawals on deposit-type contracts and other insurance liabilities	$(146,336,634)	$(61,014,681)	$(123,750,900)
Net transfers (to) from Parent, subsidiaries, and affiliates	(6,025,617)	(9,136,367)	16,891,207
Capital contribution from Parent	50,000,000	—	—
Dividends to Parent	(100,000,000)	(166,400,000)	(122,500,000)
Other cash provided	48,712,929	22,689,983	8,302,711

Net cash used in financing activities	(153,649,322)	(213,861,065)	(221,056,982)

Net increase (decrease) in cash and short-term investments	192,770,288	(61,683,145)	165,611,058
Cash, cash equivalents, and short-term investments, beginning of year	105,141,767	166,824,912	1,213,854

Cash, cash equivalents, and short-term investments, end of year	$297,912,055	$105,141,767	$166,824,912

Supplemental disclosures of cash flow information
Noncash transactions during year:
Bonds and stocks – exchanges	$44,226,030	$164,114,997	$248,777,242
Bonds and stocks – net transfer from general account to Separate Accounts	(36,239,249)	(166,552,187)	(118,864,976)
Interest capitalization	29,345,926	34,745,670	42,848,328
Investment in limited partnership	4,202,340	22,943,048	19,951,393
Bonds and stocks – convertible bonds converted to common stock	1,043,438	79,343	1,401,814
Noncash litigation settlement	195,840	743,923	—
Bonds and stocks – transfer to the Company from Parent	79,031,953	—	—
Bonds – capital contribution to the Company from Parent	49,729,250	—	—
Stocks – spin-offs	949,849	—	—
Other invested assets – transfer from the Company to Parent	(79,031,953)	—	—

See accompanying notes.

7

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis

December 31, 2008

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Symetra Life Insurance Company (the Company) is a stock life insurance company organized under the laws of the State of Washington. It is a wholly owned subsidiary of Symetra Financial Corporation (the Parent), a Delaware corporation privately owned by an investor group led by White Mountains Insurance Group, Ltd. and Berkshire Hathaway, Inc. The Company offers group and individual insurance products and retirement products, including annuities marketed through professional agents and distributors, in all states (except New York) and the District of Columbia. The Company’s principal products include medical stop-loss insurance, fixed and variable deferred annuities, single premium immediate annuities, and individual life insurance. The Company has two wholly owned subsidiaries: Symetra National Life Insurance Company and First Symetra National Life Insurance Company of New York.

Basis of Presentation

The financial statements have been prepared in conformity with statutory accounting practices (SAP) prescribed or permitted by the State of Washington Office of the Insurance Commissioner (the Department), which practices differ from U.S. generally accepted accounting principles (GAAP). Companies domiciled in the state of Washington prepare their statutory-basis financial statements in accordance with the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by the Department.

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes available, which could impact the amounts reported and disclosed herein.

Certain prior year amounts have been reclassified to conform to the current year presentation.

A description of the Company’s significant accounting policies, including the significant variances from GAAP, follows.

Recognition of Premiums and Annuity Considerations

Premiums are recognized annually on the policy anniversary for individual traditional life policies, consistent with the statutory reserving process. Premiums for universal life policies and annuity considerations with mortality and morbidity risk are recognized when received. Amounts

8

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

received under deposit-type contracts with no life contingencies, including guaranteed interest and certain group annuity contracts, are recorded as liabilities when received. Group life and health premiums are recognized when due.

Under GAAP, individual traditional life premiums are recognized when due, while amounts received for universal life policies, annuity contracts, and pension deposit contracts are recorded as liabilities when received. Universal life GAAP premiums consist of policy charges made against the account balances.

The Company does not use managing general agents. Direct premiums written through third-party administrators totaled $36,711,833, $31,947,579, and $32,550,252 in 2008, 2007, and 2006, respectively.

Policy Acquisition Costs and Sales Inducements

The costs of acquiring and renewing business and sales inducements are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance and group accident and health insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance and deferred annuity contracts, to the extent recoverable from future gross profits, deferred policy acquisition costs (DAC) and sales inducements are amortized in proportion to the present value of expected gross profits from surrender charges and investment, mortality, and expense margins. For payout annuities, a constant yield approach is used to amortize DAC.

Investments

The Company carries bonds and surplus notes not backed by other loans at amortized cost, using the scientific interest method of amortization. Loan-backed bonds and structured securities are carried at amortized cost using the scientific interest method, including anticipated prepayments at the date of purchase. Prepayment assumptions for loan-backed bonds and structured securities are obtained from Bloomberg or internal estimates, and are consistent with the current interest rate and economic environment. The retrospective adjustment method is used to value all securities. Yields and the related amortization schedules are adjusted for changes in estimated cash flows from the original purchase assumptions. For all bonds, in or near default, reported values are at the lower of amortized cost or fair value.

9

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Redeemable preferred stocks that have characteristics of debt securities and are rated as high quality or better are reported at cost or amortized cost. All other redeemable preferred stocks are reported at the lower of cost, amortized cost, or fair value.

Changes in admitted asset carrying amounts of bonds and preferred stocks are credited or charged directly to unassigned funds.

Common stocks are reported at fair value and the related net unrealized capital gains (losses) are reported in unassigned funds along with any adjustment for federal income taxes.

Under GAAP, fixed-maturity investments (bonds, surplus notes, and redeemable preferred stocks) and some marketable equity securities (primarily nonredeemable preferred stocks and certain mutual fund assets) are classified as available-for-sale and carried at fair value with the changes in unrealized gains (losses) recorded directly to accumulated other comprehensive income (AOCI), net of applicable income taxes, and adjustments for DAC.

Also under GAAP, common stocks of publicly traded companies are classified as trading marketable equity securities and carried at fair value with the impact of changes in fair value recorded in net realized investment gains (losses) in the Consolidated Statements of Income.

The Company’s insurance subsidiaries are included in affiliated common stocks and are carried at their underlying statutory equity, as described in Section (3iiA) of the SVO Practices and Procedures Manual. Changes in the carrying value of subsidiaries are credited or charged directly to unassigned surplus. The Company owns no shares, either directly or indirectly, of the Parent. Under GAAP, the accounts and operations of the subsidiaries are consolidated.

When the collectibility of interest income for bonds is considered doubtful, any accrued but uncollectible interest income is reversed against investment income in the current period. The Company then places the securities on nonaccrual status, and they are not restored to accrual status until all delinquent interest and principal is paid.

Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Company’s review of investment securities includes both quantitative and qualitative criteria. Quantitative criteria include the length of time and the amount that each security is in an unrealized loss position, and for fixed maturities, whether the issuer is in compliance with the terms and covenants of the security.

10

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

The Company’s review of its bonds and stocks for impairment includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities for which the estimated fair value has declined and remained below cost or amortized cost by less than 20%; (ii) securities for which the estimated fair value has declined and remained below cost or amortized cost by 20% or more for less than six months; and (iii) securities for which the estimated fair value has declined and remained below cost or amortized cost by 20% or more for six months or greater. While all securities are monitored for impairment, the Company’s experience indicates that the first two categories do not represent a significant risk of impairment, and often, fair values recover over time as the factors that caused the declines improve.

If the value of any of the Company’s investments falls in the third category, the Company analyzes the decrease to determine whether it is an other-than-temporary decline in value. To make this determination for each security, the Company considers:

•	How long and by how much the fair value has been below its amortized cost.

•	The financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings potential.

•	The Company’s intent to sell, if any, prior to maturity at an amount below its carrying value.

•	Any downgrades of the security by a rating agency.

•	Any reduction or elimination of dividends, or nonpayment of scheduled interest payments.

Based on the analysis, the Company makes a judgment as to whether the loss is other-than-temporary. If the loss is other-than-temporary, the Company records an impairment charge within net realized capital gains (losses) in the Statements of Operations in the period that the Company makes the determination. In addition, any impaired investments where the Company has made a decision to sell prior to maturity at an amount below the carrying value is recorded as an other-than-temporary impairment.

Mortgage loans on real estate are carried at the amount of outstanding indebtedness. The maximum percentage of any one loan to the value of its security at the time of the loan, exclusive of insured, guaranteed, or purchase money mortgages, is 75%. Fire insurance is required on all properties covered by mortgage loans in an amount at least equal to 100% of the insurable value of the improvements. The Company considers a mortgage loan impaired when it is probable that the Company will be unable to collect principal and interest amounts due according to the contractual terms of the mortgage loan agreement. For mortgage loans that the Company determines to be impaired, the Company charges the difference between the estimated fair value

11

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

of the collateral and the recorded investment in the mortgage loan as a realized investment loss, and a new cost basis is established. The Company accrues interest income on impaired loans to the extent that it is deemed collectible and the loan continues to perform under its original or restructured terms. If a mortgage loan has any investment income due and accrued that is 180 days past due and collectible, the investment income will continue to accrue, but all interest related to the loan will be reported as a nonadmitted asset.

Contract loans are carried at the aggregate unpaid principal balance.

Cash, cash equivalents, and short-term investments represent highly liquid investments with original maturities of one year or less and are carried at cost, which approximates fair value. Under GAAP, short-term investments consists of highly liquid debt instruments with original maturities of greater than three months and less than 12 months, and cash consists of demand bank deposits and highly liquid short-term investments with original maturities of three months or less.

Investments in limited partnerships consist of investments in hedge funds and private equity funds, recorded at fair value with changes in unrealized gains (losses) reported in unassigned funds, and investments in tax-sheltered affordable housing projects and state tax credit funds are initially recorded at cost and subsequently carried at amortized cost. In 2008, all hedge funds and private equity funds were transferred at current fair value to the Parent. At December 31, 2008, the Company was invested in 12 limited partnership interests related to tax-sheltered affordable housing projects and state tax credit funds; three of which were entered into during 2008. Annual amortization of tax-sheltered affordable housing projects and state tax credit funds is based on the proportion of tax benefits received in the current year to total estimated tax benefits to be allocated to the Company. An offsetting amount is recorded in unrealized gains (losses) on investments. A liability is also recorded for the delayed equity contributions at the present value of these future contributions, which are considered unconditional and legally binding.

During 2007, under GAAP, the Company used the equity method of accounting for those investments in hedge funds and private equity funds in which it has more than a minor interest of 3% or greater. Those investments in which the Company has a minor interest are carried at fair value with changes in unrealized gains (losses) recorded to AOCI.

Surplus notes are recorded at amortized cost. Interest income on the surplus notes is accrued only if payments have been approved by the issuer’s domiciliary state insurance commissioner.

Net realized capital gains (losses) are determined on a specific-identification basis.

12

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

The Company engages in securities lending whereby certain securities from its portfolios are loaned to other institutions, primarily major brokerage firms. Initial collateral is required at a rate of 102% of the fair value of a loaned security. The collateral is deposited by the borrower with a lending agent and retained and invested by the lending agent to generate additional income according to the Company’s guidelines. The fair value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the fair value of the loaned securities fluctuates. The fair value of the collateral deposited by the borrower for the general account was $88,115,675 and $264,432,449 at December 31, 2008 and 2007, respectively. The Separate Accounts participate in the general account’s securities lending program. The fair value of the collateral deposited by the borrower within the separate account was $17,598,540 and $18,897,092 at December 31, 2008 and 2007, respectively. The collateral is not under the Company’s exclusive control and, therefore, is not recorded as an admitted asset or liability on the balance sheets. Under GAAP, the securities lending collateral and corresponding securities lending payable are reported on the balance sheets as assets and liabilities, respectively.

Derivative Financial Instruments

Derivatives are instruments whose value is derived from an underlying instrument, index, or rate, have a notional amount, and can be net settled. The Company may use derivative financial instruments, including interest rate swaps and options, as a means of mitigating exposure to changes in equity prices and/or interest rate risk on anticipated transactions or on existing assets and liabilities. All derivative instruments are recognized in the financial statements in accordance with Statement of Statutory Accounting Principles (SSAP) No. 86, Accounting for Derivative Instruments and Hedging, Income Generation and Replication (Synthetic Asset) Transactions. Derivative instruments used in transactions that meet the criteria of a highly effective hedge are considered effective hedges and are reported in the financial statements in a manner consistent with the hedged asset or liability (hedge accounting). Changes in the carrying value or cash flow of derivatives that qualify for hedge accounting are recorded consistently with the changes in the carrying value or cash flow of the hedged asset or liability. Derivative instruments used in transactions that do not meet or no longer meet the criteria of an effective hedge (ineffective hedges) are accounted for at fair value and the changes in fair value are recorded as unrealized capital gains or losses.

Under GAAP, derivatives are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, and are carried at their estimated fair value in the financial statements. The financial statement recognition of the change in the fair value of a derivative depends on the nature of the derivative instrument, including its intended use and whether it qualifies for hedge accounting treatment.

13

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Nonadmitted Assets

Certain assets designated as “nonadmitted” and other assets not specifically identified as an admitted asset within the NAIC Accounting Practices and Procedures Manual are excluded from the accompanying statutory-basis balance sheets and are charged directly to unassigned funds. Under GAAP, such assets are included in the balance sheets. Nonadmitted assets are comprised principally of certain receivables for securities, deferred tax assets, fixed assets, software, accounts and notes receivable, and intangible assets from acquisitions.

Reinsurance

Reinsurance premiums and claims are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums, claims, and the reserves for policy and contract liabilities are reported net, rather than gross, of reinsured amounts. Under GAAP, assets and liabilities related to reinsurance ceded contracts are reported on a gross basis.

Benefit Reserves

Life, annuity, and accident and health benefit reserves are developed by actuarial methods and are based on published tables using statutorily specified interest rates and valuation methods that provide, in the aggregate, reserves that are greater than, or equal to, the minimum or guaranteed policy cash values or the amount required by the Department.

Tabular interest, tabular less actual reserve released, and tabular cost have been determined by formula. Tabular interest on funds not involving life contingencies is calculated on an exact basis for group annuities and as the product of the valuation interest rate and the mean amount of funds held at the beginning and end of the year for other lines of business. The Company waives deduction of deferred fractional premiums upon the death of life and annuity policy insureds and returns any premium beyond the date of death. Surrender values on policies do not exceed the corresponding benefit reserves.

Additional reserves are established if the results of cash flow testing under various interest rate scenarios indicate the need for such reserves, or if the net premiums exceed the gross premiums on any insurance in force. For substandard lives, either extra premium is charged, or the gross premium for a rated age is charged; mean reserves are determined by computing the regular mean reserve for the plan at any rated age and, in addition, holding one-half of any extra premium charge for the year. Liabilities related to other policyholders’ funds left on deposit are equal to the account balances.

14

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

The Company does not use anticipated investment income as a factor in the premium deficiency calculation. For medical stop-loss and group term life insurance, the liabilities are a factor of premiums, as well as a policy level factor of expected claims. The factors are validated and reviewed annually for adequacy.

Included in benefit reserves are deposit-type contracts, which relate to contracts that do not incorporate risk from the death or disability of policyholders. These types of contracts include guaranteed investment contracts, funding agreements, and other annuity contracts. Deposits and withdrawals received on these contracts are recorded as a direct increase or decrease to the liability balance, and are not reflected as premiums, benefits, or changes in reserves in the Statements of Operations.

GAAP requires that policy reserves be calculated on estimated expected experience or actual account balances.

Policy and Contract Claims

Claims reserves on life and accident and health policies represent the estimated ultimate net cost of all reported and unreported claims at the balance sheet date. The Company discounts its long-term disability claims reserves using disability tables and discount rates (generally about 5%) approved by the Department. The reserves for reported but unpaid claims incurred as of the reporting date are estimated using individual valuations and statistical analyses. The liability held for pending life insurance claims is equal to the face amount of the policy. The reserves for claims incurred but not reported (IBNR) as of the reporting date are based on expected loss ratios, claims paying completion patterns, and historical experience. These estimates are subject to the effects of trends in claims costs and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims are considered adequate. The estimates are continually reviewed and adjusted, as necessary, as experience develops or new information becomes known; such adjustments are recorded in the results from current operations.

Under GAAP, the liability for pending claims for universal life and Bank Owned Life Insurance (BOLI) products equals the net amount at risk, which is the face amount of the policy, less the account value.

15

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Asset Valuation Reserve

The Asset Valuation Reserve (AVR) provides a valuation allowance for invested assets and is calculated based on a formula prescribed by the NAIC. This reserve acts to mitigate the effects of potential losses in the event of default by issuers of certain invested assets. Changes in the AVR are reflected directly in unassigned funds. No such reserve exists under GAAP.

Interest Maintenance Reserve

The Interest Maintenance Reserve (IMR) defers after-tax realized gains (losses) resulting from the effect of changes in the general level of interest rates on the disposal of fixed-income investments. These deferrals are amortized to income, using the grouped method, over the approximate remaining periods to maturity of the securities sold. This amortization method is based on groupings of gains and losses, in five-year bands, according to the number of calendar years to expected maturity. Under GAAP, realized capital gains (losses) are reported in the Statements of Income on a pre-tax basis in the period in which the assets are sold or are other-than-temporarily impaired.

Federal Income Taxes

The Company is the parent of a consolidated group filing a life consolidated federal income tax return. The method of allocation of federal income tax expense between the companies in the consolidated group is subject to a written agreement that has been approved by the Company’s Board of Directors. Allocation is based upon separate return calculations, except that current credit for tax credits and net operating loss carryforwards are determined on the basis of the consolidated group. The provision for federal income taxes is based on amounts determined to be payable as a result of operations within the current accounting period. Intercompany balances are settled quarterly.

Deferred federal income taxes are provided for differences between the book and tax bases of assets and liabilities. Deferred tax assets are limited to: (1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse by the end of the subsequent calendar year; plus (2) the lesser of the remaining gross deferred tax assets expected to be realized within one year of the balance sheet date or 10% of capital and surplus, excluding any net deferred tax assets, electronic data processing (EDP) equipment and operating software, and any net positive goodwill; plus (3) the amount of remaining gross deferred tax assets that can be offset against existing gross deferred tax liabilities. The remaining deferred tax assets are nonadmitted. Changes in deferred taxes are recorded directly to unassigned funds.

16

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Claims Adjustment Expenses

The liability balance for unpaid accident and health claims adjustment expenses, as of December 31, 2008 and 2007, was $1,228,000 and $1,271,000, respectively. The Company incurred $2,419,553 and paid $2,462,553 of claim adjustment expenses in the current year, of which $575,810 of the paid amount was attributable to insured or covered events of prior years. The Company did not take into account estimated anticipated salvage and subrogation in its determination of the liability for unpaid claims adjustment expenses.

Separate Accounts

The Company administers segregated asset accounts (Separate Accounts) for variable annuity, variable life, and variable universal life policyholders. The assets of these Separate Accounts, which consist of publicly traded fixed maturities and equity securities, are the property of the Company and are reported at fair value. The liabilities of these Separate Accounts represent reserves established to meet withdrawal and future benefit payment provisions of contracts with the policyholders. The assets of these Separate Accounts are not subject to liabilities arising out of any other business the Company may conduct. Investment risks associated with fair value changes are borne by the policyholders.

The Company also administers Separate Accounts for BOLI policyholders. The assets of these Separate Accounts, which consist of bonds and surplus notes, are the property of the Company and are held at amortized cost. The liabilities of these Separate Accounts represent reserves established to meet withdrawal and future benefit payment provisions of contracts with the policyholders. The assets are not subject to liabilities arising out of any other business the Company may conduct.

The operations of all Separate Accounts, excluding investment gains (loss) allocable solely to the policyholders, are combined with the general account of the Company in the Statements of Operations under the appropriate captions. Transactions such as premium deposits, surrenders, and withdrawals are offset by a corresponding increase or decrease in net transfers to the Separate Accounts.

For variable annuity contracts with guaranteed minimum death benefits (GMDB), the Company contractually guarantees total deposits made to the contract, less any partial withdrawals, in the event of death. The Company offers three types of GMDB contracts consisting of return of premium and two versions of ratchet, which are evaluated every fifth and eighth year, respectively. The Company reinsures nearly all of the GMDB risk on its individual variable contracts, therefore, the recorded liability is not material.

17

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Under GAAP, separate account assets and liabilities reported on the balance sheets consist of the fair value of variable annuity, life, and universal life contracts. Net investment income and net realized and unrealized investment gains (losses) accrue directly to the policyholder. The Company does not include investment results accruing directly to the policyholder in its revenues. BOLI separate account assets and liabilities are reported with general account assets and liabilities.

Reconciliation of Statutory-Basis Amounts to GAAP Amounts

A reconciliation of net income and capital and surplus of the Company, as determined in accordance with SAP to amounts determined in accordance with GAAP, is as follows:

	Net Income Year Ended December 31
	2008	2007	2006
Statutory-basis amounts	$36,708,163	$134,105,377	$145,020,195
(Deduct) add adjustments:
Investments	(147,841,558)	(61,336,825)	(67,859,141)
Reserves	59,128,716	86,181,318	74,917,081
Policy acquisition costs	78,686,020	41,223,098	37,633,847
Federal income taxes	9,035,456	(50,522,396)	(54,729,181)
Intangible assets and goodwill	5,585,284	5,611,534	5,630,284
Nonadmitted assets and other, net	6,400,410	12,267,847	20,442,518

	10,994,328	33,424,576	16,035,408

GAAP-basis amounts	$47,702,491	$167,529,953	$161,055,603

	Capital and Surplus December 31
	2008	2007	2006
Statutory-basis amounts	$1,178,974,659	$1,224,998,182	$1,266,221,961
(Deduct) add adjustments:
Investments	(696,920,850)	797,124,614	863,795,711
Reserves	(958,256,498)	(867,055,777)	(940,470,315)
Policy acquisition costs	238,977,087	131,727,066	87,335,968
Federal income taxes	565,890,353	125,180,433	130,740,329
Intangible assets and goodwill	(17,217,721)	(22,803,006)	(28,414,540)
Nonadmitted assets and other, net	160,548,506	105,375,017	118,131,966

	(706,979,123)	269,548,347	231,119,119

GAAP-basis amounts	$471,995,536	$1,494,546,529	$1,497,341,080

18

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Correction of an Error

During 2008, the Company discovered an error in the reporting of the Group variable annuities (Group VA) product for the prior year. Group VA was classified as deposit-type contracts but should have been classified as life contracts since this product contains permanent guaranteed annuity purchase rates, which subjects the Company to mortality risk. The Group VA is in both the general account and Separate Accounts. All prior period amounts presented have been reclassified for comparability purposes with no effect on net income or total capital and surplus.

In 2006, the Company made a correction in its calculation of the Commissioners’ Annuity Reserve Valuation Method (CARVM) reserve due from the Separate Accounts. In 2005, the Company’s transfers from the Separate Accounts liability and net transfers from Separate Accounts on the Statements of Operations were overstated by $11,282,134. A correction for this error, net of tax of $3,948,747, is reported in the Statements of Changes in Capital and Surplus.

There were no prior period surplus adjustments during the years ended December 31, 2008 and 2007.

Events Subsequent

Type I Events – The Company has not experienced any events that provide additional evidence with respect to conditions that existed at the date of the balance sheet and affect the estimates inherent in the process of preparing financial statements.

Type II Events – A Type II subsequent event is an event that provides evidence with respect to conditions that did not exist at the balance sheet date but arose subsequent to that date. A Type II subsequent event occurred related to the fair value of the Company’s bonds, stocks, and other invested assets. At February 28, 2009, the fair value of these investments declined driven by continued economic turbulence and equity market volatility.

19

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

The February 28, 2009, estimated statement value, fair value, and unrealized loss associated with the Company’s bonds, stocks, and other invested assets is as follows:

	Book Value February 28, 2009	Fair Value February 28, 2009	Unrealized Loss February 28, 2009
Bonds	$12,888,859,420	$11,724,335,462	$(1,164,523,958)
Preferred stocks	$580,734,250	$342,776,039	$(237,958,211)
Common stocks	$205,298,401	$140,124,457	$(65,173,944)
Other invested assets	$137,906,814	$116,052,400	$(21,854,414)

This represented an increase in unrealized losses of $358,454,180 compared to total unrealized losses at December 31, 2008, of $1,131,056,347. Of the total increase, $234,029,323, or 65.3%, relates to the increase in unrealized losses associated with bonds, $98,979,863 to preferred stocks, $21,800,664 to common stocks, and $3,644,330 to other invested assets.

20

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments

The book/adjusted carrying value, gross unrealized gains (losses), and fair value of investments in bonds are summarized as follows:

	Book/Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Bonds at December 31, 2008:
U.S. government and agencies	$80,470,561	$3,850,466	$(881,097)	$83,439,930
Foreign governments and agencies	11,834,156	996,853	—	12,831,009
States, territories, and possessions	13,317,707	3,621,462	—	16,939,169
Political subdivisions	228,725,235	2,643,058	(25,456,947)	205,911,346
Special revenue and assessments	240,015,546	11,250,921	(16,944,074)	234,322,393
Public utilities	1,507,279,957	64,241,085	(130,401,367)	1,441,119,675
Industrial and miscellaneous	6,702,045,586	149,635,826	(795,306,506)	6,056,374,906
Mortgage-backed/asset-backed securities	3,530,101,307	99,885,094	(297,572,877)	3,332,413,524

Total bonds	$12,313,790,055	$336,124,765	$(1,266,562,868)	$11,383,351,952

Bonds at December 31, 2007:
U.S. government and agencies	$117,298,785	$4,411,766	$(1,148,677)	$120,561,874
Foreign governments and agencies	14,095,907	1,095,682	—	15,191,589
States, territories, and possessions	78,762,854	24,953,392	—	103,716,246
Political subdivisions	212,588,150	20,890,717	(2,358,863)	231,120,004
Special revenue and assessments	246,336,012	22,234,413	(3,861,122)	264,709,303
Public utilities	1,598,897,099	102,888,767	(25,653,105)	1,676,132,761
Industrial and miscellaneous	6,357,375,223	272,298,255	(137,931,302)	6,491,742,176
Mortgage-backed/asset-backed securities	3,053,912,412	78,234,767	(35,015,731)	3,097,131,448

Total bonds	$11,679,266,442	$527,007,759	$(205,968,800)	$12,000,305,401

21

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

The following tables show gross unrealized losses and fair values of bonds, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Bonds at December 31, 2008:
U.S. government and agencies	$48,364,000	$(881,097)	$—	$—	$48,364,000	$(881,097)
Political subdivisions	133,072,566	(23,394,699)	17,411,264	(2,062,248)	150,483,830	(25,456,947)
Special revenue and assessments	94,769,118	(12,621,127)	39,519,024	(4,322,947)	134,288,142	(16,944,074)
Public utilities	578,150,127	(51,554,213)	298,884,199	(78,847,154)	877,034,326	(130,401,367)
Industrial and miscellaneous	2,823,520,209	(386,876,276)	1,274,528,848	(408,430,230)	4,098,049,057	(795,306,506)
Mortgage-backed/asset-backed securities	885,757,735	(159,246,094)	551,506,461	(138,326,783)	1,437,264,196	(297,572,877)

Total bonds	$4,563,633,755	$(634,573,506)	$2,181,849,796	$(631,989,362)	$6,745,483,551	$(1,266,562,868)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Bonds at December 31, 2007:
U.S. government and agencies	$77,187,250	$(1,148,301)	$299,226	$(376)	$77,486,476	$(1,148,677)
Political subdivisions	23,304,161	(739,265)	31,401,455	(1,619,598)	54,705,616	(2,358,863)
Special revenue and assessments	8,969,205	(100,099)	57,993,558	(3,761,023)	66,962,763	(3,861,122)
Public utilities	296,870,904	(11,914,384)	293,155,681	(13,738,721)	590,026,585	(25,653,105)
Industrial and miscellaneous	1,227,242,011	(50,922,582)	1,598,378,418	(87,008,720)	2,825,620,429	(137,931,302)
Mortgage-backed/asset-backed securities	219,181,639	(4,429,502)	1,135,739,639	(30,586,229)	1,354,921,278	(35,015,731)

Total bonds	$1,852,755,170	$(69,254,133)	$3,116,967,977	$(136,714,667)	$4,969,723,147	$(205,968,800)

The Company reviewed all its investments with unrealized losses at the end of 2008 and 2007 in accordance with the impairment policy described in Note 1. The Company’s evaluation determined that these declines in fair value were temporary, and it did not intend to sell the securities prior to maturity at an amount below the carrying value. As of December 31, 2008 and 2007, the Company had $481,685,327 and $119,514,128, respectively, of unrealized losses for a period of 12 months or more related to investment-grade bonds. Unrealized losses on investment-grade bonds are principally related to changes in interest rates or changes in the issuer and the sector-related credit spreads since the securities were acquired. Sector-related credit spreads widened substantially in the fourth quarter of 2008.

22

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

At December 31, 2008 and 2007, the Company held below-investment-grade bonds with fair values of $623,753,877 and $718,144,042, respectively, and statement values of $878,437,468 and $729,044,478, respectively. These holdings amounted to 5.5% and 6.0% of the Company’s investments in bonds at fair value as of December 31, 2008 and 2007, respectively.

As of December 31, 2008 and 2007, the majority of the Company’s mortgage-backed securities were classified as prime. The Company classified $383,110 and $841,478 as subprime, representing 0.01% and 0.03% of the fair value of total mortgage-backed securities as of December 31, 2008 and 2007, respectively. The subprime mortgage-backed securities were issued from a dedicated second-lien shelf, which the Company considers to be a subprime risk, regardless of credit score or other metrics. The Company does not own any securities from dedicated subprime shelves. The subprime securities had a Standard & Poor’s (S&P) credit rating of B and AAA, as of December 31, 2008 and 2007, respectively.

In addition, based on a review of the characteristics of their underlying mortgage loan pools, such as credit scores and financial ratios, the Company classified certain securities as Alt-A, as each has overall collateral credit quality between prime and subprime. At December 31, 2008 and 2007, $113,073,894 and $147,729,958 were classified as Alt-A, representing 3.52% and 4.99%, respectively, of the fair value of total mortgage-backed securities. Of the securities classified as Alt-A, $113,073,894 and $129,219,124, or 100% and 87%, had an S&P credit rating of AAA as of December 31, 2008 and 2007, respectively.

The Company’s investments in asset-backed securities, which are included in mortgage-backed securities, had fair values of $121,460,808 and $138,001,808 as of December 31, 2008 and 2007, respectively.

23

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

The book/adjusted carrying value and fair value of bonds at December 31, 2008, by contractual maturity, are presented below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Book/Adjusted Carrying Value	Fair Value
Years to maturity:
One or less	$282,858,849	$277,327,158
Over one through five	2,132,777,399	1,963,888,533
Over five through ten	2,312,535,092	2,048,746,985
Over ten	4,055,517,408	3,760,975,752
Mortgage-backed securities	3,530,101,307	3,332,413,524

Total	$12,313,790,055	$11,383,351,952

Certain bonds with statement values of $5,564,474 and $5,595,337 were on deposit with various regulatory authorities to meet qualification requirements at December 31, 2008 and 2007, respectively.

The book/adjusted carrying value, gross unrealized gains (losses), and fair value of investments in preferred stocks are summarized as follows:

	Book/Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Preferred stocks at December 31, 2008:
Public utilities	$27,598,735	$757,019	$(1,112,770)	$27,242,984
Banks, trusts, and insurance companies	493,345,332	1,863,936	(128,849,977)	366,359,291
Industrial and miscellaneous	39,114,571	2,850,554	(14,487,108)	27,478,017

Total preferred stocks	$560,058,638	$5,471,509	$(144,449,855)	$421,080,292

Preferred stocks at December 31, 2007:
Public utilities	$58,301,114	$1,253,401	$(1,873,159)	$57,681,356
Banks, trusts, and insurance companies	515,934,349	13,258,446	(44,903,270)	484,289,525
Industrial and miscellaneous	21,085,461	7,644,822	(680,512)	28,049,771

Total preferred stocks	$595,320,924	$22,156,669	$(47,456,941)	$570,020,652

24

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

The cost, gross unrealized gains (losses), and fair value of investments in common stocks are summarized as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Common stocks at December 31, 2008:
Affiliated	$51,888,098	$4,963,572	$(66,709)	$56,784,961
Nonaffiliated	151,781,801	3,658,087	(51,730,822)	103,709,066

Total common stocks	$203,669,899	$8,621,659	$(51,797,531)	$160,494,027

Common stocks at December 31, 2007:
Affiliated	$31,465,212	$8,206,433	$—	$39,671,645
Nonaffiliated	67,040,756	15,193,140	(2,838,774)	79,395,122

Total common stocks	$98,505,968	$23,399,573	$(2,838,774)	$119,066,767

The following tables show the gross unrealized losses and fair values of stocks, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Preferred stocks at December 31, 2008:
Public utilities	$—	$—	$1,200,000	$(1,112,770)	$1,200,000	$(1,112,770)
Banks, trusts, and insurance companies	55,777,208	(20,283,438)	256,022,018	(108,566,539)	311,799,226	(128,849,977)
Industrial and miscellaneous	9,022,464	(8,999,726)	6,140,597	(5,487,382)	15,163,061	(14,487,108)

Total preferred stocks	$64,799,672	$(29,283,164)	$263,362,615	$(115,166,691)	$328,162,287	$(144,449,855)

Preferred stocks at December 31, 2007:
Public utilities	$2,269,896	$(42,469)	$18,008,800	$(1,830,691)	$20,278,696	$(1,873,160)
Banks, trusts, and insurance companies	318,691,445	(42,379,512)	28,462,690	(2,523,758)	347,154,135	(44,903,270)
Industrial and miscellaneous	1,994,680	(5,320)	11,073,991	(675,191)	13,068,671	(680,511)

Total preferred stocks	$322,956,021	$(42,427,301)	$57,545,481	$(5,029,640)	$380,501,502	$(47,456,941)

25

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Common stocks at December 31, 2008:
Affiliated	$308,544	$(66,709)	$—	$—	$308,544	$(66,709)
Unaffiliated	66,305,305	(42,082,060)	14,336,613	(9,648,762)	80,641,918	(51,730,822)

Total common stocks	$66,613,849	$(42,148,769)	$14,336,613	$(9,648,762)	$80,950,462	$(51,797,531)

Common stocks at December 31, 2007:
Unaffiliated	$19,423,032	$(2,704,959)	$518,871	$(133,815)	$19,941,903	$(2,838,774)

Total common stocks	$19,423,032	$(2,704,959)	$518,871	$(133,815)	$19,941,903	$(2,838,774)

For the year ended December 31, 2008, financial institutions, U.S. federal government, utilities, and industrials represented 23.4%, 17.3%, 12.4%, and 10.2% respectively, of the Company’s investments in bonds and common and preferred stocks at fair value.

For the year ended December 31, 2007, financial institutions, U.S. federal government, and utilities represented 23.9%, 15.8%, and 13.6%, respectively, of the Company’s investments in bonds and common and preferred stocks at fair value.

No other industry represented more than 10% of the fair value of bonds and common and preferred stocks at December 31, 2008 or 2007.

26

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

The Company’s net investment income is summarized as follows:

	Year Ended December 31
	2008	2007	2006
Income:
Bonds	$747,119,617	$756,250,370	$803,434,441
Preferred stocks	39,285,940	42,499,635	41,871,651
Common stocks	2,270,223	1,607,214	2,268,982
Mortgage loans	59,919,328	53,723,155	54,274,745
Contract loans	4,465,185	4,723,426	4,854,621
Cash, and short-term investments	5,254,483	10,972,388	8,128,416
Other invested assets	1,911,326	2,204,682	3,496,547
Other interest income	894,906	2,028,319	658,192

Total investment income	861,121,008	874,009,189	918,987,595
Expenses:
Investment expenses	18,123,937	18,130,171	20,587,074
Investment taxes, licenses, and fees, excluding federal income taxes	131,115	99,952	100,271
Interest expense	—	—	181,422

Total investment expenses	18,255,052	18,230,123	20,868,767

Net investment income	$842,865,956	$855,779,066	$898,118,828

The carrying value of investments in bonds that have not produced income for the last 12 months was $0 and $173,343 at December 31, 2008 and 2007, respectively.

27

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

The proceeds from sales and maturities of investments in bonds, the related capital gains (losses) on bonds, and other invested assets are as follows:

	Year Ended December 31
	2008	2007	2006
Bonds:
Proceeds from sales	$259,819,468	$1,598,969,062	$1,540,479,330
Proceeds from maturities	749,659,665	917,219,444	982,664,833

Total bonds	$1,009,479,133	$2,516,188,506	$2,523,144,163

Bonds:
Gross realized capital gains on sales	$31,057,934	$90,897,189	$143,300,379
Gross realized capital losses on sales	(3,473,764)	(15,398,860)	(5,893,045)

Net realized capital gains on sales	27,584,170	75,498,329	137,407,334
Other:
Net gains (losses) on dispositions other than sales	(1,460,213)	2,215,154	10,453,861
Impairments	(70,664,672)	(12,352,309)	(24,230,245)

Total gains (losses) on bonds	(44,540,715)	65,361,174	123,630,950
Preferred stocks	(143,929)	7,490,994	32,714
Common stocks	1,365,112	9,431,470	9,330,885
Impairments – preferred and common stocks	(1,380,573)	(773,554)	(470,502)
Real estate	—	—	876,843
Other invested assets	13,447,693	2,693,787	—
Derivatives	(4,393,823)	(2,441,796)	2,384,947
Short-term investments	(18,439)	(11,436)	3,825

Realized capital gains (losses) before federal income taxes and transfer to IMR	(35,664,674)	81,750,639	135,789,662
Amount transferred to IMR	(18,521,121)	(49,719,359)	(96,680,009)
Federal income tax expense	(8,326,263)	(33,141,636)	(60,504,153)

Net realized capital losses	$(62,512,058)	$(1,110,356)	$(21,394,500)

During 2008, the Company recorded impairment charges on fixed maturities investments and equity securities totaling $72,045,245. The largest write-downs were from investments in the paper-related industry, totaling $12,678,816, or 17.6%; in the diversified financial service industry totaling, $8,371,816, or 11.62%; and in commercial printing industry totaling $7,792,727, or 10.82%. During 2007, the Company recorded write-downs of $13,125,863 primarily on investments in the paper-related industry totaling $4,838,030, or 36.9%, and in the

28

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

publishing industry totaling $2,131,397, or 16.24%. During 2006, the Company recorded impairments of $24,700,747, of which $15,334,088, or 62%, was attributable to investments in the paper-related industry. The additional write-downs in 2008, 2007, and 2006 represent securities that the Company had intent to sell prior to maturity for less than carrying value.

At December 31, 2008 and 2007, the Company’s investment portfolio included $990,327,460 and $845,920,899, respectively, of mortgage loan investments, constituting approximately 5.3%, and 4.7%, respectively, of total admitted assets. These loans are secured by first mortgage liens on income-producing commercial real estate, primarily in the retail, industrial, and office building sectors. The average loan to value (LTV) ratio, which is a loan’s carrying amount divided by its appraised value at loan inception, was 53.8% and 53.2% for loans funded during 2008 and 2007, respectively. The average LTV ratio for the Company’s entire mortgage portfolio was 50.7% as of December 31, 2008. The majority of the properties are located in the western United States, with 26.8% and 28.9% of the total in California with carrying values totaling $265,852,737 and $244,208,375, respectively, and with 21.3% and 18.9% of the total in Washington with carrying values totaling $211,218,869 and $159,886,884, respectively, at December 31, 2008 and 2007. At December 31, 2008 and 2007, there were no nonperforming loans. The maximum and minimum lending rates for mortgage loans made during 2008 were 7.303% and 5.4%, respectively.

The Company held no mortgage loans with interest more than 180 days past due at December 31, 2008 or 2007. During 2008, the Company reduced interest rates on outstanding mortgage loans by 1.865% on one loan with a carrying value totaling $1,054,616 and by 1.125% on another loan with a carrying value of $348,650. During 2007, the Company did not modify interest rates on any existing mortgage loans. As of December 31, 2008 and 2007, there were no taxes, assessments, or amounts advanced that had not been repaid and had not been included in the mortgage loan total, and there were no outstanding liens.

The Company has no investments in impaired or restructured loans at December 31, 2008 or 2007.

29

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

2. Investments (continued)

The Low-Income Housing Tax Credits (LIHTC) recorded as limited partnerships at December 31, 2008, are as follows:

LIHTC Investment	Remaining Years of Unexpired Credits*	Remaining Required Holding Period
MMA Financial Institutional Tax Credits XXXII	11 Years	15 Years
MMA Financial Institutional Tax Credits XXX	10 Years	15 Years
Centerline Corporate Partners XXX, LP	10 Years	14 Years
PNC Multifamily Capital Institutional Fund XXXV	12 Years	16 Years
Centerline Corporate Partners XXI, LP	9 Years	10 Years
Centerline Corporate Partners XXXV, LP	12 Years	16 Years

*	Does not include carryforward provisions in Internal Revenue Code Section 39.

These properties are not currently subject to any regulatory review. Commitments for future capital contributions related to LIHTC investments are disclosed in Note 15 – Commitments and Contingencies.

3. Derivative Financial Instruments

The Company has a closed block of equity indexed annuity product that credits the policyholder based on a percentage of the gain in the S&P 500 Index. In connection with this product, the Company has a hedging program that consists of buying over-the-counter S&P 500 Index call options with the objective of mitigating the exposure to changes in the S&P 500 Index. These call options are not effective hedges according to the criteria in SSAP No. 86 and are, therefore, marked to fair value on the balance sheets. These options have some limited off-balance sheet risk related to the risk of default by the counterparty. The Company’s options’ book value amounts totaled $1,424,000 and $3,976,000 at December 31, 2008 and 2007, respectively. Unrealized capital gains (losses) on the options of $850,242 and $(134,762) were recorded in unassigned funds as of December 31, 2008 and 2007, respectively.

4. Fair Value Disclosures

Included in various investment related line items in the financial statements are certain financial instruments carried at fair value. Other financial instruments are periodically measured at fair value, such as when impaired, or, for certain bonds and preferred stock when carried at the lower of cost or market.

30

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

4. Fair Value Disclosures (continued)

In 2008, the NAIC changed its long-standing requirement to use fair values as prescribed by the SVO. The Company elected to use the same pricing methodology and sources as utilized for obtaining GAAP fair values, which reflects the price at which the security would sell in an arms length transaction between a willing buyer and seller in possession of the same information. The Company uses quoted market prices or public market information to determine the fair value of its investments when such information is available. When such information is not available for investments, as in the case of securities that are not publicly traded, the Company uses other valuation techniques. Such techniques include evaluating discounted cash flows, identifying comparable securities with quoted market prices, and using internally prepared valuations based on certain modeling and pricing methods.

In accordance with GAAP, effective January 1, 2008, the Company determined the fair value of its financial instruments based on the fair value hierarchy established in SFAS No. 157, Fair Value Measurements. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical instruments assessable on the measurement date.

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

This level includes those financial instruments that are valued using industry-standard pricing methodologies, models, or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread, and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the market place.

31

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

4. Fair Value Disclosures (continued)

•

Level 3 – Instruments whose significant value drivers are unobservable. This is comprised of financial instruments whose fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on, nor corroborated by, readily available market information. In limited circumstances, this category may also utilize non-binding broker quotes.

The following table provides information as of December 31, 2008, about the Company’s financial assets measured and reported at fair value on a recurring basis:

Assets at fair Value	Level 1	Level 2	Level 3	Total	Level 3 Percent
Common stock – Nonaffiliated	$103,529,266	$—	$179,800	$103,709,066	0.02%
Common stock – Affiliated	3,127,222	—	—	3,127,222	0.00
Other invested assets	—	—	157,970	157,970	0.02
Options	—	—	2,274,242	2,274,242	0.28
Separate account assets [1]	716,088,048	—	—	716,088,048	0.00

Total assets at fair value	$822,744,536	$—	$2,612,012	$825,356,548	0.32%

Note 1: Reflects only variable annuity separate account assets.

During 2007, the fair value of the Company’s investments in bonds and nonaffiliated common and preferred stocks was based on fair values prescribed by the SVO of the NAIC. These values generally represented quoted market prices for securities traded in the public marketplace or analytically determined values for securities not traded in the public marketplace. For certain investments, the SVO did not provide a value and the Company used quoted market prices by other third-party organizations as a substitute for fair value in accordance with SSAP No. 27, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk, Financial Instruments with Concentrations of Credit Risk and Disclosures about Fair Value of Financial Instruments.

The fair values of mortgage loans have been estimated by discounting the projected cash flows using the current rate at which loans would be made to borrowers with similar credit ratings and for similar maturities.

Carrying value is a reasonable estimate of fair value for cash, cash equivalents, short-term investments, contract loans, other receivables, and other liabilities.

The fair value of surplus notes is determined using quoted market prices by other third-party organizations as a substitute for fair values prescribed by the SVO, in accordance with SSAP No. 27. Fair value of investments in limited partnerships is provided by the general partner.

32

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

4. Fair Value Disclosures (continued)

The credit exposure of options is represented by the fair value of the contracts on the reporting date.

The fair value of investment contracts with defined maturities as defined in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains (losses) from the Sale of Investments, is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities.

For investment contracts with no defined maturity, fair value is estimated to be the current surrender value.

The estimated fair values of financial instruments are as follows:

	December 31, 2008
	Book/Adjusted Carrying Value	Fair Value
Bonds	$12,313,790,055	$11,383,351,952
Preferred stocks	560,058,638	421,080,292
Common stocks	160,494,027	160,494,027
Mortgage loans	990,327,460	907,606,345
Other invested assets	117,425,939	113,780,762
Options	2,274,242	2,274,242
Annuity and deposit contracts	10,946,483,794	10,729,250,646

	December 31, 2007
	Book/Adjusted Carrying Value	Fair Value
Bonds	$11,679,266,442	$12,000,305,401
Preferred stocks	595,320,924	570,020,652
Common stocks	119,066,767	119,066,767
Mortgage loans	845,920,899	857,372,167
Other invested assets	214,902,447	219,651,465
Options	3,841,238	3,841,238
Annuity and deposit contracts	9,979,699,080	10,648,781,584

Other insurance-related financial instruments are exempt from the disclosure requirements of SSAP No. 27.

33

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

5. Premium and Annuity Considerations Deferred and Uncollected

The deferred and uncollected life insurance premiums and annuity considerations are as follows:

	December 31, 2008		December 31, 2007
Type	Gross	Net of Loading	Gross	Net of Loading
Ordinary – new business	$927,094	$162,237	$1,307,904	$193,104
Ordinary – renewal	22,307,862	49,600,975	22,108,660	50,678,299
Group life	(531,318)	(531,318)	(495,275)	(495,275)

Total	$22,703,638	$49,231,894	$22,921,289	$50,376,128

6. Reinsurance

The Company protects itself from excessive losses by reinsuring with other companies. Reinsurance contracts do not relieve the Company of its obligations to policyholders. A contingent liability exists in the event a reinsurance company is unable to meet its obligations to the Company. The Company evaluates the financial condition of its reinsurers to minimize the exposure to losses from reinsurers’ insolvencies. Management of the Company is not aware of any of the Company’s major reinsurers currently experiencing material financial difficulties. The Company analyzes amounts recoverable from reinsurers according to the credit ratings of its reinsurers. Of the total amounts due from reinsurers at December 31, 2008, 99.7% was with reinsurers rated A- or higher by A.M. Best.

The Company has catastrophic loss coverage for its group life, individual life, and aggregate stop-loss medical business.

For group life business, the Company has reinsurance coverage in the case of a catastrophic event resulting in at least three accidental death claims. The coverage has a deductible that varies based on the amount of insurance in force.

For individual life business, the Company has reinsurance coverage in the case of a catastrophic event resulting in at least three accidental death claims. The coverage has a deductible that varies based on average policy size and amount of insurance in force. The Company also has reinsurance agreements that limit the maximum claim on a single individual to $500,000. The reinsurance agreements vary by product and policy issue year. Most of the reinsurance recoverable relates to life reserves and is covered by coinsurance agreements where the reinsurer reimburses the Company based on a percentage, which ranges from 50% to 85%, as specified in the reinsurance contracts.

34

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

6. Reinsurance (continued)

For aggregate stop-loss medical reinsurance, the Company has 100% reinsurance coverage on all policies not underwritten by Medical Risk Managers, a wholly-owned subsidiary of the Company’s Parent, for the portion of aggregate losses above $1,000,000 and up to $10,000,000. For these policies, amounts are automatically 100% reinsured if the specific excess loss deductible is less than or equal to $500,000. If the specific excess loss deductible is greater than $500,000, the group will be reinsured on a facultative basis. The liability of the reinsurer shall not exceed $9,000,000 for each policy. The Company’s aggregate stop-loss business underwritten by Medical Risk Managers is reinsured 40% for the portion of aggregate losses up to $2,000,000.

The Company also reinsures 100% of its group long-term and short-term disability business, except for the short-term disability sold within limited medical benefit plans, which is not reinsured. The reinsurer is responsible for paying all claims.

Reserve credits taken for all ceded reinsurance were $327,231,000 and $301,722,654 at December 31, 2008 and 2007, respectively.

The Company, in the ordinary course of business, has two coinsurance agreements in-force with related parties, Wilton Reassurance Company, and White Mountains Reinsurance Company, affiliates of the Company’s Parent. Of the total reserve credits taken as of December 31, 2008 and 2007, $6,958,786 and $5,155,644, respectively, related to Wilton Reassurance Company. No reserve credit has been taken in relation to White Mountains Reinsurance Company as of December 31, 2008 and 2007. Except as mentioned prior, neither the Company nor any of its related parties control, either directly or indirectly, any other reinsurers with which the Company conducts business. No policies issued by the Company have been reinsured with a foreign company that is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance.

No new agreements were executed, nor were existing agreements amended, to include policies or contracts that were in force or that had existing reserves established by the Company as of the effective date of the agreement during the years ended December 31, 2008 and 2007. The Company has no reinsurance agreements for which reserve credits have been taken, under which the reinsurers may cancel the coverage at their discretion.

During 2008, 2007 and 2006, the Company did not commute any ceded reinsurance, nor did it write off any uncollectible reinsurance.

35

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

6. Reinsurance (continued)

The Company does not have any reinsurance agreements in effect in which the amount of losses paid or accrued would result in a payment to the reinsurer of amounts that, in the aggregate and allowing for offset of mutual credits from other reinsurance agreements with the same reinsurer, exceed the total premiums collected under the reinsured policies.

The effects of reinsurance on premiums and annuity considerations are as follows:

	Year Ended December 31,
	2008	2007	2006
Premiums and annuity considerations
Direct:
Accident and health premiums	$448,440,758	$390,139,699	$388,577,822
Life insurance premiums	192,468,746	209,992,492	161,550,704
Annuity premiums	1,702,640,198	741,937,867	655,438,894

Total direct premiums	2,343,549,702	1,342,070,058	1,205,567,420
Assumed:
Accident and health premiums	611,093	—	(1,559)
Life insurance premiums	156,306	131,593	94,127
Annuity premiums	78,879	110,204	1,377,599

Total assumed premiums	846,278	241,797	1,470,167
Ceded:
Accident and health premiums	(14,106,260)	(10,315,678)	(10,321,640)
Life insurance premiums	(54,245,228)	(49,854,431)	(47,255,924)
Annuity premiums	(899,460)	(1,057,041)	(1,031,350)

Total ceded premiums	(69,250,948)	(61,227,150)	(58,608,914)

Total premiums and annuity considerations	$2,275,145,032	$1,281,084,705	$1,148,428,673

Ceded reinsurance reduced the Company’s claims by $42,117,186, $42,679,372 and $23,385,488 for 2008, 2007 and 2006, respectively.

36

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

7. Life and Annuity Reserves

The Company’s annuity reserves and deposit fund liabilities, including those held in separate account liabilities, are summarized as follows:

	December 31, 2008		December 31, 2007
	Amount	Percent of Total	Amount	Percent of Total
Subject to discretionary withdrawal (with adjustment):
With fair value adjustment	$380,456,965	3.2%	$483,686,095	4.2%
At book value, less surrender charge of 5% or more	2,508,477,298	20.9	1,365,181,271	11.9
At fair value	641,090,157	5.3	1,052,104,259	9.2

Total with adjustment or at fair value	3,530,024,420	29.4	2,900,971,625	25.3
Subject to discretionary withdrawal (without adjustment):
At book value (minimal or no charge or adjustment)	2,388,775,042	19.9	2,373,062,848	20.7
Not subject to discretionary withdrawal	6,095,873,085	50.7	6,203,006,032	54.0

Total annuity actuarial reserves and deposit fund liabilities, before reinsurance	12,014,672,547	100%	11,477,040,505	100.0%

Reinsurance ceded	(5,515,066)		(5,961,790)

Total net annuity actuarial reserves and deposit fund liabilities	$12,009,157,481		$11,471,078,715

As of December 31, 2008 and 2007, the Company had $2,726,808,207 and $3,523,321,073, respectively, of insurance in force for which the gross premiums were less than the net premiums according to the standard valuation established by the Department. Reserves to cover this difference were $36,578,353 and $43,253,520 at December 31, 2008 and 2007, respectively, and were included in aggregate reserves.

37

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

8. Policy and Contract Claims

The following table provides a reconciliation of the beginning and ending reserve balances for policy and contract claims, net of reinsurance recoverables, for 2008, 2007, and 2006:

	Year Ended December 31,
	2008	2007	2006
Policy and contract claims liability, beginning of the year	$105,114,352	$114,940,894	$141,157,601
Add provision for claims, net of reinsurance, occurring in:
Current year	371,122,639	301,178,369	300,092,437
Prior years	4,437,460	(3,338,355)	(1,758,053)

Net incurred losses during the year	375,560,099	297,840,014	298,334,384
Deduct payments for claims, net of reinsurance, occurring in:
Current year	281,276,334	234,448,475	234,248,839
Prior years	74,028,393	73,218,081	90,302,252

Net claim payments during the current year	355,304,727	307,666,556	324,551,091

Policy and contract claims, end of year	$125,369,724	$105,114,352	$114,940,894

The Company uses estimates in determining its liability for policy and contract claims. These estimates are based on historical claim payment patterns and expected loss ratios to provide for the inherent variability in claim patterns and severity. For the year ended December 31, 2008, the change in prior year incurred claims was primarily due to higher than expected paid claims and unfavorable changes in liability estimates related to medical stop-loss claims. For the year ended December 31, 2007, the change in prior year incurred claims primarily relates to favorable changes in estimates within the group IBNR reserve model offset by higher-than-expected claims experience in the Company’s individual life segment. For the year ended December 31, 2006, the change in prior year incurred claims was primarily due to favorable claims experience.

9. Capital and Surplus and Shareholder Dividend

Under insurance regulations of the State of Washington, the Company is required to maintain minimum capital of at least $2,400,000 and additional unassigned funds of $2,400,000. Life and health insurance companies are also subject to certain Risk-Based Capital (RBC) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on various risk factors related to it. At December 31, 2008, the Company met the minimum capital and surplus and RBC requirements.

38

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

9. Capital and Surplus and Shareholder Dividend (continued)

The Company is restricted as to the amount of dividends that can be paid to its shareholder without prior approval of the Department. This restriction is the greater of statutory net gain from operations for the previous year or 10% of policyholder surplus at the close of the previous year, subject to a maximum limit equal to statutory unassigned funds. Based on this restriction, the maximum dividend payout that may be made without prior approval in 2009 is $117,897,466.

During 2008, the Company paid dividends to its Parent, of $100,000,000 as follows:

Payment date	Ordinary	Extraordinary
March 27, 2008	$—	$40,000,000
June 23, 2008	—	30,000,000
September 19, 2008	—	30,000,000

Total	$—	$100,000,000

During 2007, the Company paid dividends to its Parent, of $166,400,000 as follows:

Payment date	Ordinary	Extraordinary
March 30, 2007	$23,000,000	$—
September 4, 2007	20,900,000	—
September 26, 2007	22,500,000	—
October 31, 2007	—	60,000,000
November 29, 2007	—	40,000,000

Total	$66,400,000	$100,000,000

During 2006, the Company paid dividends to its Parent, of $122,500,000 as follows:

Payment date	Ordinary	Extraordinary
September 25, 2006	$22,500,000	$—
December 22, 2006	100,000,000	—

Total	$122,500,000	$—

The Company provided the required notification for all dividend payments and obtained approval from the Department prior to all extraordinary dividend payments.

39

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

10. Income Taxes

The components of the net deferred tax assets are as follows:

	December 31
	2008	2007
Gross deferred tax assets	$168,764,645	$120,629,237
Gross deferred tax liabilities	(42,134,045)	(46,497,398)

Net deferred tax assets	126,630,600	74,131,839
Deferred tax assets nonadmitted	(83,827,472)	(39,903,440)

Net admitted deferred tax assets	$42,803,128	$34,228,399

(Increase) decrease in deferred tax assets nonadmitted	$(43,924,032)	$13,474,490

The components of income tax expense and the change in deferred tax assets and liabilities are as follows:

	Year Ended December 31
	2008	2007	2006
Current income taxes:
Current year tax provision	$26,755,215	$46,281,146	$49,331,568
Tax credits	(8,521,307)	(4,641,517)	(837,780)
Additional provided	(321,621)	20,044	301,556
Prior year over accrual	(2,963,089)	(11,917,155)	(18,623,925)

Income tax expense from operations	14,949,198	29,742,518	30,171,419
Taxes on capital gains	8,326,263	33,141,636	60,504,153

Current income taxes incurred	$23,275,461	$62,884,154	$90,675,572

40

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

10. Income Taxes (continued)

The main components of deferred tax amounts are as follows:

	December 31
	2008	2007	Net Change
Assets
Fixed assets/intangibles	$8,908,189	$9,855,751	$(947,562)
Investments	39,508,692	16,494,683	23,014,009
Nonadmitted assets	8,312,865	10,237,077	(1,924,212)
Proxy deferred acquisition costs	43,760,771	44,228,132	(467,361)
Reserves	35,429,926	37,428,585	(1,998,659)
Benefit accruals	1,194,475	1,253,800	(59,325)
Unrealized capital losses	30,637,915	—	30,637,915
All others	1,011,811	1,131,209	(119,398)

Gross deferred tax assets	168,764,644	120,629,237	48,135,407
Liabilities
Investments	14,202,359	9,305,257	4,897,102
Deferred premium/loading	17,436,813	18,952,116	(1,515,303)
Reserves	9,049,321	9,005,581	43,740
Unrealized capital gains	—	7,979,607	(7,979,607)
All others	1,445,552	1,254,837	190,715

Total deferred tax liabilities	$42,134,045	$46,497,398	(4,363,353)

Increase in net deferred tax asset			52,498,760
Surplus/other adjustments:
Tax effect of change in unrealized capital gains			(38,617,522)

Subtotal			13,881,238
Tax effect of change in nonadmitted assets			1,924,212
Adjustments to prior year net deferred tax assets			98,225

Change in net deferred income taxes			$15,903,675

41

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

10. Income Taxes (continued)

Differences between the federal income tax provision and the change in deferred taxes computed by applying the United States federal income tax rate of 35% to the net gain from operations before federal income taxes and the net realized capital losses and actual tax provision are as follows:

	Year Ended December 31
	2008	2007	2006
Significant statutory-to-tax adjustments on current taxes:
Ordinary income tax at federal statutory rate (35%)	$39,959,296	$57,735,388	$68,805,140
Taxes on capital gains at federal statutory rate (35%)	(12,482,636)	28,612,724	47,526,382

Total income tax	27,476,660	86,348,112	116,331,522
Dividend-received deduction	(1,365,000)	(1,465,542)	(2,166,260)
Tax-exempt income	(133,000)	(133,000)	(126,000)
Tax credits	(8,521,307)	(4,641,517)	(837,780)
Permanent items and other adjustments	224,415	201,988	179,163
Change in interest maintenance reserve	(7,026,704)	(6,885,184)	(6,661,218)
Prior year over accrual	(2,963,089)	(11,917,155)	(18,623,925)
Additional provided and other adjustments	(320,189)	22,071	301,556

Federal income tax expense	$7,371,786	$61,529,773	$88,397,058

Federal and foreign taxes incurred	$23,275,461	$62,884,154	$90,675,572
Change in net deferred income taxes	(15,903,675)	(1,354,381)	(2,278,514)

Total statutory income taxes	$7,371,786	$61,529,773	$88,397,058

The Company files a life insurance consolidated federal income tax return with its subsidiary life insurance companies. As a result, any loss carryforwards are calculated on a consolidated basis. As of December 31, 2008, the consolidated return had no loss carryforwards estimated. The amount of federal income taxes incurred that are available for recovery in the event of the carryback of future net losses amounts to $26,560,171 for 2008, $73,659,193 for 2007, and $99,231,064 for 2006.

42

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

10. Income Taxes (continued)

The Company’s federal income tax returns have been examined and closing agreements have been executed with the Internal Revenue Service or the statute of limitations has expired for all tax periods through December 31, 2003. The Internal Revenue Service is in the process of auditing the Company’s returns for the tax year ended July 31, 2004, filed in consolidation with the Company’s former parent, Safeco Corporation. No significant tax issues or proposed adjustments have been raised by the examiners. The Internal Revenue Service has also completed an audit of the Company’s returns for the years ended December 31, 2004 and 2005. As of December 31, 2008, all issues were agreed upon and a Form 4549-A was prepared and sent to the Joint Committee on Taxation for review pursuant to IRC §6405(a) (refund in excess of $2,000,000). The Company is not currently subject to any state income tax examinations.

11. Employee Benefit Plans

The Company sponsors a defined contribution plan for all eligible employees. The Symetra Financial Retirement Plan is a 401(k) retirement plan that includes a matching contribution of 100% of a participant’s contributions, up to 6% of eligible compensation. Defined contribution plan expense was $4,093,215, $3,876,900, and $2,039,749 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company also participates in the Parent’s performance share plan (the “Performance Share Plan”), which was adopted by the Company’s parent in 2004, that provides incentives to selected executives based on the long-term success of the Company. Awards under the Performance Share Plan are typically made in the form of performance shares with a three-year award period. The value of each performance share is based on achievement of a growth target in intrinsic business value per share, which is based on book value per share and enterprise value per share. The expense recorded for grants related to the Performance Share Plan was $5,977,901, $9,384,372 and $11,800,905, for the years ended December 31, 2008, 2007, and 2006 respectively.

The Company does not offer any health care, life insurance, or other post-retirement benefits to retired employees.

The Company does not participate in a cash balance or deferred compensation plan.

43

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

12. Separate Accounts

Funds received from sales of individual and group variable annuities, variable universal life products, and variable life products are held in separate variable accounts. The assets of these accounts are held at fair value. Funds received from BOLI are held in separate fixed accounts, and the assets of these accounts are held at amortized cost.

Information regarding the Separate Accounts of the Company for the year ended December 31, 2008, is as follows:

	Nonindexed Guaranteed More Than/ Equal to 4%	Nonguaranteed Separate Accounts	Total
Premiums and other deposit funds	$28,875,508	$128,614,688	$157,490,196

Reserves at December 31, 2008:
For accounts with assets at:
Fair value	$—	$709,174,770	$709,174,770
Amortized cost	2,994,583,958	—	2,994,583,958

Total	$2,994,583,958	$709,174,770	$3,703,758,728

By withdrawal characteristics:
At fair value	$—	$709,174,770	$709,174,770
At book value without fair value adjustment and with current surrender charge less than 5%	2,994,583,958	—	2,994,583,958

Total	$2,994,583,958	$709,174,770	3,703,758,728

Transfers from separate accounts			6,913,278
Payable for securities			6,510,807
Payable to general account			4,327,075

Total separate account liabilities			$3,721,509,888

44

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

12. Separate Accounts (continued)

Information regarding the Separate Accounts of the Company for the year ended December 31, 2007, is as follows:

	Nonindexed Guaranteed More Than/ Equal to 4%	Nonguaranteed Separate Accounts	Total
Premiums and other deposit funds	$46,000,000	$140,353,433	$186,353,433

Reserves at December 31, 2007:
For accounts with assets at:
Fair value	$—	$1,171,199,398	$1,171,199,398
Amortized cost	2,800,513,557	—	2,800,513,557

Total	$2,800,513,557	$1,171,199,398	$3,971,712,955

By withdrawal characteristics:
At fair value	$—	$1,171,199,398	$1,171,199,398
At book value without fair value adjustment and with current surrender charge less than 5%	2,800,513,557	—	2,800,513,557

Total	$2,800,513,557	$1,171,199,398	3,971,712,955

Transfers from separate accounts			10,477,587
Payable to general account			897,927

Total separate account liabilities			$3,983,088,469

A reconciliation of the amounts transferred to and from the Separate Accounts is as follows:

	Year Ended December 31
	2008	2007	2006
Transfers as reported in statements of operations of the Separate Accounts’ Annual Statements:
Transfers to Separate Accounts	$296,525,116	$306,967,149	$270,081,813
Transfers from Separate Accounts	(286,012,172)	(206,558,369)	(221,208,887)
Prior year CARVM reserve adjustment	—	—	(11,282,134)

Net transfers as reported in the statements of operations	$10,512,944	$100,408,780	$37,590,792

45

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

13. Fixed Assets and Software

Fixed assets and software are nonadmitted assets and are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Depreciation and amortization expenses associated with property, equipment, and leasehold improvements, including equipment and software, amounted to $5,022,730, $6,063,784 and $4,756,698 for the years ended December 31, 2008, 2007, and 2006, respectively.

Following is a summary of EDP equipment and software at cost and the accumulated depreciation:

	December 31, 2008
	Cost	Accumulated Depreciation	Balance
Software	$9,317,403	$6,125,104	$3,192,299
Personal computers	369,265	369,265	—
Mainframe/data center equipment	13,825,134	11,930,052	1,895,082

Total	$23,511,802	$18,424,421	$5,087,381

	December 31, 2007
	Cost	Accumulated Depreciation	Balance
Software	$9,153,392	$5,841,253	$3,312,139
Personal computers	370,043	370,043	—
Mainframe/data center equipment	13,825,134	9,601,152	4,223,982

Total	$23,348,569	$15,812,448	$7,536,121

14. Related-Party Transactions

The following transactions were entered into by the Company with affiliates. Non-insurance transactions involving less than 0.5% of the total assets of the Company are omitted, with the exception of cost allocation transactions, which are discussed separately.

On December 2, 2008, the Company contributed $20,000,000 in cash to First Symetra National Life Insurance Company of New York, its subsidiary.

On December 22, 2008, the Company received $50,000,000 from its Parent.

46

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

14. Related-Party Transactions (continued)

The Company paid concessions, commissions, general agent fees, administrative and underwriting fees to its affiliates, Symetra Administrative Services, Inc., Symetra Investment Services, Inc., Symetra Securities, Inc. and Medical Risk Managers, Inc. totaling $9,728,329, $10,306,841, and $10,937,450 for the years ended December 31, 2008, 2007, and 2006, respectively. These payments are included in other underwriting and operating expenses in the Statements of Operations.

Symetra Assigned Benefits Service Company (SABSCO), an affiliate of the Company, purchased at a discount from third-party payees future payment streams from structured settlement annuity contracts assigned to and owned by SABSCO and issued by the Company. The payments to annuitants totaled $53,140,331, $40,352,079, and $38,455,021 during the years ended December 31, 2008, 2007, and 2006, respectively. The Company, in turn, issued commutation endorsements to SABSCO to commute the payment streams in the structured settlement annuity contracts. During the years ended December 31, 2008, 2007, and 2006, the Company paid $43,121,598, $49,974,679, and $46,543,518, respectively, to SABSCO related to the commutation endorsements.

The Company is party to an Investment Management Agreement with White Mountains Advisors, LLC., a subsidiary of White Mountains Investments Group, Ltd. This agreement provides for investment advisory services related to the Company’s invested assets and portfolio management services. Expenses amounted to $13,611,647, $14,395,128, and $19,314,581 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company has a Services and Shared Expenses Agreement with its affiliates under common ownership with the Parent, whereby the parties each agree to provide and receive from each other certain general services (related to sharing common management, personnel, and facilities) and to share the expense thereof. Total related party rent expense for all facilities charged to operations was $5,805,056, $5,844,528, and $5,627,823 for the years ended December 31, 2008, 2007, and 2006, respectively. Other operating expenses and intercompany cost allocations, including the Performance Share Plan due to the Parent, subsidiaries, and affiliates were $14,124,631, $20,150,248, and $28,767,748 at December 31, 2008, 2007, and 2006, respectively.

47

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

15. Commitments and Contingencies

Leases

The Company leases office space, commercial real estate, and certain equipment under leases that expire at various dates through 2013. The Company accounts for these leases as operating leases. Certain leases include renewal options. The minimum lease commitments, including cost escalation clauses, for the next five years are as follows:

Minimum Rentals
2009	$1,489,682
2010	1,038,989
2011	405,450
2012	276,170
2013	125,950

Total lease commitments	$3,336,241

The amount of rent expense incurred was $7,712,767, $6,400,836, and $6,159,586 for the years ended December 31, 2008, 2007, and 2006, respectively. The Company had no other material commitments or contingencies at December 31, 2008, 2007, and 2006.

In October 2004, the Company entered into a service agreement with a third-party service provider to outsource the majority of its information technology infrastructure. The initial term of the service agreement expires in July 2010, subject to early termination provisions in certain cases, with two one-year extensions at the Company’s election. Under the terms of the service agreement, the Company agreed to pay an annual service fee ranging from $13,193,974 to $14,663,928 for five years ending in 2010. The remaining annual service fee is $11,583,088 for 2009 and $6,722,960 for 2010, subject to certain annual service fee adjustments based on actual benchmark and production utilization. The Company incurred service fee expenses of $11,810,846, $12,831,562, and $13,257,107 for the years ended December 31, 2008, 2007, and 2006, respectively.

Other Commitments

At December 31, 2008, 2007, and 2006, unfunded mortgage loan commitments were $9,000,000, $1,500,000, and $14,602,500, respectively.

48

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

15. Commitments and Contingencies (continued)

Litigation

Because of the nature of the business, the Company is subject to legal actions filed or threatened in the ordinary course of its business operations. The Company does not expect that any such litigation, pending or threatened as of December 31, 2008, will have a material adverse effect on its financial condition, future operating results, or liquidity.

Guaranty Fund Assessments

Under state insolvency and guaranty laws, insurers licensed to do business in the state can be assessed or required to contribute to state guaranty funds to cover policyholder losses resulting from insurer insolvencies. Liabilities for guaranty funds are not discounted or recorded net of premium taxes and are included in other liabilities in the balance sheets. At December 31, 2008 and 2007, the Company had liabilities of $7,272,338 and $6,504,224, respectively, for estimated guaranty fund assessments. The Company had a related asset for premium tax offsets of $5,791,158 and $5,083,491 at December 31, 2008 and 2007, respectively, which is available for a period of five to 20 years.

Investment in Limited Partnerships

At December 31, 2008, the Company was invested in 12 limited partnership interests related to tax-sheltered affordable housing projects and state tax credit funds; three of which were entered into during 2008. The Company unconditionally committed to provide capital contributions of $106,945,543 over a period of four years. Capital contributions of $50,141,954 were paid as of December 31, 2008. The remaining expected capital cash contributions are recorded at present value as investment in limited partnerships, with the corresponding amount in other liabilities of $50,752,634. The expected capital contributions are payable as follows:

Expected Capital Contributions
2009	$22,508,273
2010	27,007,906
2011	83,603
2012	1,152,852

Total capital contributions payable	$50,752,634

49

Symetra Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

16. Organization Chart

Name	FEIN	NAIC #	Domicile	Ownership
Symetra Financial Corporation	20-0978027		DE	18.8%	White Mountains Insurance Group, Ltd.*
				18.8%	Berkshire Hathaway, Inc.
				11.7%	Franklin Mutual Advisors, LLC
				50.7%	Other equity investors (each with less than 10% ownership)
Symetra Life Insurance Company	91-0742147	68608	WA	100.0%	Symetra Financial Corporation
Symetra National Life Insurance Company	91-1079693	90581	WA	100.0%	Symetra Life Insurance Company
First Symetra National Life Insurance Company of New York	91-1367496	78417	NY	100.0%	Symetra Life Insurance Company
Symetra Assigned Benefits Service Company	91-1246870		WA	100.0%	Symetra Financial Corporation
Symetra Administrative Services, Inc.	91-1364981		WA	100.0%	Symetra Financial Corporation
Employee Benefit Consultants, Inc.	39-1277023		WI	100.0%	Symetra Administrative Services, Inc.
Wisconsin Pension and Group Services, Inc.	39-1146247		WI	100.0%	Symetra Administrative Services, Inc.
Symetra Securities, Inc.	91-0824835		WA	100.0%	Symetra Financial Corporation
Symetra Services Corporation	91-0887019		WA	100.0%	Symetra Financial Corporation
Symetra Investment Services, Inc.	91-1354455		WA	100.0%	Symetra Financial Corporation
TFS Training and Consulting, Inc.	20-3494693		WA	100.0%	Symetra Financial Corporation
Clearscape Funding Corporation	20-3820455		WA	100.0%	Symetra Financial Corporation
WSF Receivable I, LLC	26-1099574		FL	100.0%	Clearscape Funding Corporation
Health Network Strategies, LLC	20-8947838		DE	60.0%	Symetra Financial Corporation
				40.0%	Other members
Medical Risk Managers, Inc.	51-0309072		DE	100.0%	Symetra Financial Corporation
TIF Invest III, LLC	26-3530060		DE	100.0%	Symetra Financial Corporation

*	Controlling entity

50

Other Financial Information

Report of Independent Auditors on Other Financial Information

The Board of Directors

Symetra Life Insurance Company

Our audits were conducted for the purpose of forming an opinion on the statutory-basis financial statements taken as a whole. The accompanying supplemental schedule of selected statutory-basis financial data and supplemental investment disclosures are presented to comply with the National Association of Insurance Commissioners’ Annual Statement Instructions and the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual and are not a required part of the statutory-basis financial statements. Such information has been subjected to the auditing procedures applied in our audit of the statutory-basis financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the statutory-basis financial statements taken as a whole.

This report is intended solely for the information and use of the Company and state insurance departments to whose jurisdiction the Company is subject and is not intended to be, and should not be, used by anyone other than these specified parties.

April 10, 2009	/s/ Ernst & Young LLP

52

Symetra Life Insurance Company

Selected Financial Data – Statutory Basis

December 31, 2008

Set forth below is a summary of selected financial data included in other exhibits and schedules of Symetra Life Insurance Company’s 2008 Annual Statement that has been subjected to audit procedures by independent auditors and utilized by actuaries in the determination of reserves.

Investment income earned:
Bonds exempt from U.S. tax	$—
U.S. government bonds	5,792,930
Other bonds (unaffiliated)	741,326,687
Bonds of affiliates	—
Preferred stocks (unaffiliated)	39,285,940
Preferred stocks of affiliates	—
Common stocks (unaffiliated)	2,270,223
Common stocks of affiliates	—
Mortgage loans	59,919,328
Real estate	—
Contract loans	4,465,185
Cash/short-term investments	5,254,483
Other invested assets	1,911,326
Aggregate write-ins for investment income	2,720,185

Gross investment income	$862,946,287

Real estate owned – book value, less encumbrances	$—

Mortgage loans – book value:
Farm mortgages	$—
Residential mortgages	—
Commercial mortgages	990,327,460

Total mortgage loans	$990,327,460

Mortgage loans by standing – book value:
Good standing	$990,327,460

Good standing with restructured terms	$—

Interest overdue more than three months, not in foreclosure	$—

Foreclosure in process	$—

Other invested assets – statement value	$117,425,939

Bonds and stocks of Parent, subsidiaries, and affiliates – book value:
Bonds	$—

Preferred stocks	$—

Common stocks	$56,784,961

53

Symetra Life Insurance Company

Selected Financial Data – Statutory Basis (continued)

December 31, 2008

Bonds and short-term investments by class and maturity:
Bonds and short-term investments by maturity – statement value:
Due within one year or less	$998,895,582
Over 1 year through 5 years	3,453,195,614
Over 5 years through 10 years	3,198,628,258
Over 10 years through 20 years	2,640,004,914
Over 20 years	2,347,198,144

Total by maturity	$12,637,922,512

Bonds and short-term investments by class – statement value:
Class 1	$6,688,554,682
Class 2	5,070,426,546
Class 3	490,470,696
Class 4	259,969,325
Class 5	125,951,566
Class 6	2,549,697

Total by class	$12,637,922,512

Total bonds and short-term investments publicly traded	$10,674,839,444

Total bonds privately placed	$1,963,083,068

Preferred stocks – statement value	$560,058,638

Common stocks – fair value	$160,494,027

Short-term investments – book value	$324,132,457

Options, caps, and floors owned – statement value	$2,274,242

Options, caps, and floors written and in force – statement value	$—

Collar, swap, and forward agreements open – statement value	$—

Futures contracts open – current value	$—

Cash and cash equivalents	$(26,220,402)

Life insurance in force (in thousands):
Industrial	$—

Ordinary	$29,070,820

Credit life	$—

Group life	$2,469,632

Amount of accidental death insurance in force under ordinary policies (in thousands)	$208,334

Life insurance policies with disability provisions in force (in thousands):
Industrial	$—

Ordinary	$1,749,628

Credit life	$—

Group life	$3,615,962

54

Symetra Life Insurance Company

Selected Financial Data – Statutory Basis (continued)

December 31, 2008

Supplementary contracts in force:
Ordinary – not involving life contingencies:
Amount on deposit	$1,330,423

Income payable	$—

Ordinary – involving life contingencies:
Amount on deposit	$107,071

Income payable	$11,979

Group – not involving life contingencies:
Amount on deposit	$—

Income payable	$—

Group – involving life contingencies:
Income payable	$—

Annuities:
Ordinary:
Immediate – amount of income payable	$583,018,020

Deferred – fully paid – account balance	$3,546,415,794

Deferred – not fully paid – account balance	$1,327,302,388

Group:
Amount of income payable	$9,908,400

Fully paid – account balance	$64,699,490

Not fully paid – account balance	$978,893,937

Accident and health insurance – premiums in force:
Ordinary	$938,271

Group	$409,239,105

Credit	$—

Deposit funds and dividend accumulations:
Deposit funds – account balance	$125,852,387

Dividend accumulations – account balance	$227,985

Claim payments 2008:
Group accident and health:
2008	$202,590,418

2007	$61,398,228

2006	$505,410

2005 and prior	$(75,675)

Other accident and health:
2008	$66,483

2007	$72,725

2006	$109,581

2005 and prior	$169,028

Other coverages that use developmental methods to calculate claims reserves:
2008	$—

2007	$—

2006	$—

2005 and prior	$—

55

Symetra Life Insurance Company

Investment Risks Interrogatories – Statutory Basis

December 31, 2008

The Company’s total admitted assets, as reported on page 2 of its Annual Statement, are $18,646,102,949. The Company’s total admitted assets, excluding Separate Account business, are $14,924,593,061.

1.	Following are the 10 largest exposures to a single issuer/borrower/investment, by investment category, excluding: (i) U.S. government, U.S. government agency securities, and those U.S. government money market funds listed in the Appendix to the SVO Practices and Procedures Manual as exempt, (ii) property occupied by the Company, and (iii) contract loans:

Issuer	Description of Exposure	Amount	Percentage of Total Admitted Assets*
a. Morgan Stanley	Bonds	$187,643,918	1.3%
b. Bear Stearns	Bonds	166,436,879	1.1
c. AT&T Corp	Bonds	139,304,979	0.9
d. Countrywide Home Loan Mtg.	Bonds	132,680,889	0.9
e. Greenwich	Bonds	104,491,495	0.7
f. Countrywide Alternative Loan	Bonds	93,668,474	0.6
g. General Electric	Bonds	85,006,405	0.6
h. Wells Fargo	Bonds & Stocks	78,597,600	0.5
i. Wellpoint Inc	Bonds	74,756,521	0.5
j. Coca-Cola Enterprises	Bonds & Stocks	74,352,485	0.5

2.	The Company’s total admitted assets held in bonds and preferred stocks, by NAIC rating, are:

Bonds/Short-term Investments			Preferred Stocks
NAIC Rating	Amount	Percentage of Total Admitted Assets*	NAIC Rating	Amount	Percentage of Total Admitted Assets*
NAIC-1	$6,688,554,682	44.8%	P/RP-1	$38,437,889	0.3%
NAIC-2	5,070,426,546	34.0	P/RP-2	389,558,734	2.6
NAIC-3	490,470,696	3.3	P/RP-3	85,797,435	0.6
NAIC-4	259,969,325	1.7	P/RP-4	37,628,247	0.3
NAIC-5	125,951,566	0.8	P/RP-5	8,636,333	0.1
NAIC-6	2,549,697	0.0	P/RP-6	—	0.0

	$12,637,922,512			$560,058,638

*	Excluding Separate Accounts business.

56

Symetra Life Insurance Company

Investment Risks Interrogatories – Statutory Basis (continued)

December 31, 2008

3.	Following are the Company’s total admitted assets held in foreign investments (regardless of whether there is any foreign currency exposure) and unhedged foreign currency exposure (defined as the statement value of investments denominated in foreign currencies that are not hedged by financial instruments qualifying for hedge accounting as specified in SSAP No. 31, Derivative Instruments, and SSAP No. 86, Accounting for Derivatives and Hedging Activities), including: (i) foreign currency-denominated investments of $0 supporting insurance liabilities denominated in that same foreign currency of $0; and (ii) excluding Canadian investments of $432,625,238:

a.	Aggregate foreign investment exposure categorized by NAIC sovereign rating:

	Amount	Percentage of Total Admitted Assets*
i. Countries rated NAIC-1	$953,520,683	6.4%
ii. Countries rated NAIC-2	20,254,163	0.1
iii. Countries rated NAIC-3 or below	1,821,028	0.0

	$975,595,874	6.5%

b.	The two largest foreign investment exposures to a single country, categorized by the country’s NAIC sovereign rating:

	Amount	Percentage of Total Admitted Assets*
i. Countries rated NAIC-1:
Country: Great Britain	$304,428,736	2.0%
Country: Netherlands	165,829,135	1.1

c.	Aggregate unhedged foreign currency exposure categorized by the NAIC sovereign rating:

	Amount	Percentage of Total Admitted Assets*
i. Countries rated NAIC-1	$—	0.0%
ii. Countries rated NAIC-2	—	—
iii. Countries rated NAIC-3 or below	—	—

*	Excluding Separate Accounts business.

57

Symetra Life Insurance Company

Investment Risks Interrogatories – Statutory Basis (continued)

December 31, 2008

d.	The 10 largest nonsovereign (i.e., nongovernmental) foreign issues:

Issuer	NAIC Rating	Amount	Percentage of Total Admitted Assets*
Philips Electronics	1	$46,696,689	0.3%
Scottish Power PLC	1	34,998,062	0.2
Sabmiller PLC	2	26,847,581	0.2
Tesco PLC	1	25,220,848	0.2
Rio Tinto Finance USA LTD	2	25,089,010	0.2
Four Seas	2	25,000,000	0.2
Ingersoll-Rand GL Holding Company	2	24,965,210	0.2
Cemex Espana Finance	3	23,000,000	0.2
Diageo Capital PLC	1	20,841,464	0.1
Newcrest Mining	2	20,000,000	0.1

4.	The Company’s total admitted assets held in Canadian investments and unhedged Canadian currency exposure are:

	Amount	Percentage of Total Admitted Assets*
a. Canadian investments	$432,625,238	2.9%
b. Canadian currency-denominated investments	2,194,675	0.0
c. Canadian-denominated insurance liabilities	—	0.0
d. Unhedged Canadian currency exposure	—	0.0

5.	The Company held no investments with contractual sales restrictions at December 31, 2008.

*	Excluding Separate Accounts business.

58

Symetra Life Insurance Company

Investment Risks Interrogatories – Statutory Basis (continued)

December 31, 2008

6.	The Company’s admitted assets held in the largest 10 equity interests (including investments in the shares of mutual funds, preferred stocks, publicly traded equity securities, and other equity securities, and excluding money market and bond mutual funds listed in the Appendix to the SVO Practices and Procedures Manual as exempt or Class 1) are:

Issuer	Amount	Percentage of Total Admitted Assets*
Bank of America	$67,324,820	0.5%
Wells Fargo Bank	64,252,557	0.4
Suntrust Bank	48,717,014	0.3
First Symetra National Life Insurance Company of New York	42,672,538	0.3
Wachovia Bank	40,794,803	0.3
U.S. Bancorp	39,379,858	0.3
JP Morgan Chase	32,208,948	0.2
BBT Corporation	28,903,511	0.2
Principal Financial Group	25,000,000	0.2
HSBC Finance Corp	21,526,681	0.1

7.	Assets held in nonaffiliated, privately placed equities are less than 2.5% of the Company’s admitted assets at December 31, 2008.

8.	The Company held no general partnership interests at December 31, 2008.

*	Excluding Separate Accounts business.

59

Symetra Life Insurance Company

Investment Risks Interrogatories – Statutory Basis (continued)

December 31, 2008

9.	With respect to mortgage loans reported in Schedule B:

a.	The 10 largest aggregate mortgage interests are (the aggregate mortgage interest represents the combined value of all mortgages secured by the same property or same group of properties):

Type/Property	Amount	Percentage of Total Admitted Assets*
a. Commercial	$13,938,207	0.1%
b. Commercial	13,008,260	0.1
c. Commercial	12,984,676	0.1
d. Commercial	12,010,030	0.1
e. Commercial	10,459,651	0.1
f. Commercial	9,428,222	0.1
g. Commercial	8,960,932	0.1
h. Commercial	8,807,878	0.1
i. Commercial	8,748,025	0.1
j. Commercial	8,158,323	0.1

b.	Aggregate mortgage loans having the following loan-to-value ratios, as determined from the most current appraisal as of the annual statement date:

	Residential		Commercial		Agricultural
Loan-to-Value	Amount	Percentage of Total Admitted Assets*	Amount	Percentage of Total Admitted Assets*	Amount	Percentage of Total Admitted Assets*
a. above 95%	$—	—%	$—	—%	$—	—%
b. 91% to 95%	—	—	—	—	—	—
c. 81% to 90%	—	—	—	—	—	—
d. 71% to 80%	—	—	26,614,845	0.2	—	—
e. below 70%	—	—	963,712,615	6.4	—	—

	$—	—%	$990,327,460	6.6%	$—	—%

*	Excluding Separate Accounts business.

60

Symetra Life Insurance Company

Investment Risks Interrogatories – Statutory Basis (continued)

December 31, 2008

c.	The amount and percentage of the Company’s total admitted assets held in the following categories of mortgage loans are:

	Amount	Percentage of Total Admitted Assets*
a. Construction loans	$—	—%
b. Mortgage loans over 90 days past due	—	—
c. Mortgage loans in the process of foreclosure	—	—
d. Mortgage loans foreclosed	—	—
e. Restructured mortgage loans	—	—

10.	The Company had no real estate investments or investments held in mezzanine real estate loans as of December 31, 2008.

11.	The Company had no uncollateralized admitted assets as of December 31, 2008, subject to securities lending, repurchase agreements, reverse repurchase agreements, dollar repurchase agreements, or dollar reverse repurchase agreements.

12.	The Company had no warrants not attached to other financial instruments, options, caps, and floors as of December 31, 2008.

13.	The Company had no potential exposure (defined as the amount determined in accordance with the NAIC Annual Statement Instructions) for collars, swaps, and forwards as of December 31, 2008, or at the end of any quarter during the fiscal year then ended.

14.	The Company had no potential exposure (defined as the amount determined in accordance with the NAIC Annual Statement Instructions) to futures contracts as of December 31, 2008, or at the end of any quarter during the fiscal year then ended.

61

Symetra Life Insurance Company

Summary Investment Schedule – Statutory Basis

December 31, 2008

	Gross Investment Holdings*		Admitted Assets as Reported in the Annual Statement
Investment Categories	Amount	Percentage of Total Invested Assets	Amount	Percentage of Total Invested Assets
Bonds:
U.S. Treasury securities	$11,520,167	0.079%	$11,520,167	0.079%
U.S. government agency and corporate obligations (excluding mortgage-backed securities):
Issued by U.S. government agencies	15,385,259	0.106	15,385,259	0.106
Issued by U.S. government-sponsored agencies	68,950,395	0.475	68,950,395	0.475
Foreign government (including Canada, excluding mortgage-backed securities)	11,834,156	0.081	11,834,156	0.081
Securities issued by states, territories, and possessions and their political subdivisions in the U.S.:
States, territories, and possessions – general obligations	13,317,707	0.092	13,317,707	0.092
Political subdivisions of states, territories, and possessions – general obligations	228,725,235	1.574	228,725,235	1.574
Revenue and assessment obligations	240,015,544	1.652	240,015,544	1.652
Industrial development and similar obligations	—	—	—	—
Mortgage-backed securities (MBS) (including residential and commercial MBS):
Pass-through securities:
Issued or guaranteed by GNMA	14,859,069	0.102	14,859,069	0.102
Issued or guaranteed by FNMA and FHLMC	214,192,533	1.474	214,192,533	1.474
All other	—	—	—	—
CMOs and REMICs:
Issued by GNMA, FNMA, FHLMC, or VA	1,563,444,174	10.761	1,563,444,174	10.761
Issued by non-U.S. government issuers and collateralized by mortgage-backed securities or guaranteed by GNMA, FNMA, FHLMC, or VA	44,846,744	0.309	44,846,744	0.309
All other	1,514,430,961	10.423	1,514,430,961	10.423
Other debt and other fixed-income securities (excluding short term):
Unaffiliated domestic securities (including credit tenant loans rated by the SVO)	7,037,638,027	48.438	7,037,638,027	48.438
Unaffiliated foreign securities	1,334,630,084	9.186	1,334,630,084	9.186
Affiliated securities	—	—	—	—

62

Symetra Life Insurance Company

Summary Investment Schedule – Statutory Basis (continued)

December 31, 2008

	Gross Investment Holdings*		Admitted Assets as Reported in the Annual Statement
Investment Categories	Amount	Percentage of Total Invested Assets	Amount	Percentage of Total Invested Assets
Equity interests:
Investments in mutual funds	$512,862	0.004	$512,862	0.004
Preferred stocks:
Affiliated	—	—	—	—
Unaffiliated	560,058,638	3.855	560,058,638	3.855
Publicly traded equity securities (excluding preferred stocks):
Affiliated	3,127,222	0.022	3,127,222	0.022
Unaffiliated	93,406,794	0.643	93,406,794	0.643
Other equity securities:
Affiliated	53,657,739	0.369	53,657,739	0.369
Unaffiliated	9,789,409	0.067	9,789,409	0.067
Other equity interests, including tangible personal property under lease:	—	—	—	—
Affiliated	—	—	—	—
Unaffiliated	—	—	—	—
Mortgage loans:
Construction and land development	—	—	—	—
Agricultural	—	—	—	—
Single-family residential properties	—	—	—	—
Multi-family residential properties	—	—	—	—
Commercial loans	990,327,460	6.816	990,327,460	6.816
Real estate investments:
Property occupied by the Company	—	—	—	—
Property held for production of income	—	—	—	—
Property held for sale	—	—	—	—
Contract loans	74,962,718	0.516	74,962,718	0.516
Receivable for securities sold	11,885,280	0.082	11,834,953	0.082
Cash, cash equivalents, and short-term investments	297,912,055	2.050	297,912,055	2.050
Write-ins for invested assets	119,700,182	0.824	119,700,182	0.824

Total invested assets	$14,529,130,414	100.00%	$14,529,080,087	100.00%

*	Gross investment holdings as valued in compliance with the NAIC Accounting Practices and Procedures Manual.

63

Symetra Life Insurance Company

Note to Supplemental Schedules of Selected

Financial Data – Statutory Basis

December 31, 2008

Note–Basis of Presentation

The accompanying supplemental schedules present selected statutory-basis financial data as of December 31, 2008, and for the year then ended for purposes of complying with the NAIC Accounting Practices and Procedures Manual and agree to, or are included in, the amounts reported in the Company’s 2008 Statutory Annual Statement as filed with the Department.

64

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	AIM CAPITAL APPRECIATION I	AIM CAPITAL APPRECIATION II	AIM CAPITAL DEVELOPMENT SERIES I	AIM CAPITAL DEVELOPMENT SERIES II	AIM GLOBAL HEALTHCARE
ASSETS:
Investments in Underlying:
Investments, at Cost	$7,195,541	$1,109,962	$416,278	$832,257	$710,112
Shares Owned	275,805	43,345	28,373	52,706	40,430
Investments, at Fair Value	$4,658,346	$719,962	$224,999	$407,942	$504,162
Total Assets	4,658,346	719,962	224,999	407,942	504,162
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$4,658,346	$719,962	$224,999	$407,942	$504,162
Spinnaker & Mainsail
Net Assets	$4,458,618	$680,643	$188,070	$386,334	$401,076
Accumulation Units Outstanding	720,668	89,392	18,107	64,180	37,141
Accumulation Unit Value	$6.187	$7.614	$10.386	$6.019	$10.798
Spinnaker Advisor
Net Assets	$199,728	$26,043	$36,929	$19,160	$103,086
Accumulation Units Outstanding	32,322	3,428	3,566	3,188	9,573
Accumulation Unit Value	$6.178	$7.600	$10.357	$6.011	$10.768
Spinnaker with EEB
Net Assets	$-	$-	$-	$1,269	$-
Accumulation Units Outstanding	-	-	-	213	-
Accumulation Unit Value	$-	$-	$-	$5.994	$-
Spinnaker with GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets	$-	$11,470	$-	$1,179	$-
Accumulation Units Outstanding	-	1,516	-	198	-
Accumulation Unit Value	$-	$7.572	$-	$5.994	$-
Spinnaker Choice with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice with GMDB
Net Assets	$-	$1,806	$-	$-	$-
Accumulation Units Outstanding	-	242	-	-	-
Accumulation Unit Value	$-	$7.517	$-	$-	$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	AIM GLOBAL REAL ESTATE	AIM INTERNATIONAL GROWTH I	AIM INTERNATIONAL GROWTH II	AIM SMALL CAP EQUITY II1	AMERICAN CENTURY BALANCED
ASSETS:
Investments in Underlying:
Investments, at Cost	$13,534,282	$2,272,416	$7,990,182	$32,915	$14,813,461
Shares Owned	711,501	88,064	270,434	2,301	2,153,469
Investments, at Fair Value	$6,567,140	$1,716,357	$5,200,444	$24,184	$11,370,325
Total Assets	6,567,140	1,716,357	5,200,444	24,184	11,370,325
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$6,567,140	$1,716,357	$5,200,444	$24,184	$11,370,325
Spinnaker & Mainsail
Net Assets	$5,215,023	$1,467,770	$4,731,707	$9,999	$8,959,478
Accumulation Units Outstanding	317,660	95,612	608,320	1,409	849,896
Accumulation Unit Value	$16.416	$15.351	$7.778	$7.095	$10.542
Spinnaker Advisor
Net Assets	$1,340,125	$213,766	$402,888	$14,185	$2,346,031
Accumulation Units Outstanding	85,129	13,964	51,869	1,999	258,636
Accumulation Unit Value	$15.742	$15.308	$7.767	$7.093	$9.071
Spinnaker with EEB
Net Assets	$-	$-	$1,437	$-	$3,496
Accumulation Units Outstanding	-	-	187	-	334
Accumulation Unit Value	$-	$-	$7.746	$-	$10.468
Spinnaker with GMDB
Net Assets	$400	$36	$4,068	$-	$326
Accumulation Units Outstanding	25	2	527	-	32
Accumulation Unit Value	$16.264	$15.208	$7.735	$-	$10.444
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets	$9,628	$34,785	$56,012		$60,994
Accumulation Units Outstanding	871	3,031	7,231		6,257
Accumulation Unit Value	$11.052	$11.472	$7.746		$9.748
Spinnaker Choice with EEB
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Spinnaker Choice with GMDB
Net Assets	$1,964	$-	$4,332		$-
Accumulation Units Outstanding	180	-	561		-
Accumulation Unit Value	$10.949	$-	$7.702		$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	AMERICAN CENTURY INFLATION PROTECTION II	AMERICAN CENTURY INTERNATIONAL	AMERICAN CENTURY LARGE COMPANY VALUE II	AMERICAN CENTURY ULTRA I	AMERICAN CENTURY ULTRA II
ASSETS:
Investments in Underlying:
Investments, at Cost	$4,323,314	$14,601,657	$591,797	$505,572	$122,744
Shares Owned	417,231	1,589,701	53,653	51,781	12,873
Investments, at Fair Value	$4,130,588	$9,442,825	$410,453	$313,796	$77,107
Total Assets	4,130,588	9,442,825	410,453	313,796	77,107
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$4,130,588	$9,442,825	$410,453	$313,796	$77,107
Spinnaker & Mainsail
Net Assets	$3,003,933	$8,478,208	$152,810	$281,597	$73,634
Accumulation Units Outstanding	287,847	1,164,670	19,804	32,973	10,560
Accumulation Unit Value	$10.437	$7.279	$7.716	$8.540	$6.974
Spinnaker Advisor
Net Assets	$1,072,338	$913,298	$184,164	$25,804	$3,473
Accumulation Units Outstanding	102,959	155,256	23,911	3,030	498
Accumulation Unit Value	$10.417	$5.882	$7.702	$8.516	$6.968
Spinnaker with EEB
Net Assets	$-	$4,966	$-	$1,164	$-
Accumulation Units Outstanding	-	687	-	138	-
Accumulation Unit Value	$-	$7.228	$-	$8.480	$-
Spinnaker with GMDB
Net Assets	$-	$267	$972	$-	$-
Accumulation Units Outstanding	-	37	129	-	-
Accumulation Unit Value	$-	$7.212	$7.660	$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets	$54,238	$46,086	$72,507	$1,307	$-
Accumulation Units Outstanding	5,226	4,743	9,449	187	-
Accumulation Unit Value	$10.379	$9.716	$7.674	$6.998	$-
Spinnaker Choice with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice with GMDB
Net Assets	$79	$-	$-	$3,924	$-
Accumulation Units Outstanding	8	-	-	567	-
Accumulation Unit Value	$10.303	$-	$-	$6.933	$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	AMERICAN CENTURY VALUE	DREYFUS APPRECIATION	DREYFUS MIDCAP STOCK	DREYFUS QUALITY BOND	DREYFUS SOCIALLY RESPONSIBLE
ASSETS:
Investments in Underlying:
Investments, at Cost	$4,709,691	$5,204,070	$19,621,677	$6,418,992	$3,732,079
Shares Owned	659,927	141,652	1,280,736	573,853	131,868
Investments, at Fair Value	$3,088,455	$4,090,902	$10,053,768	$5,801,645	$2,618,897
Total Assets	3,088,455	4,090,902	10,053,768	5,801,645	2,618,897
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$3,088,455	$4,090,902	$10,053,768	$5,801,645	$2,618,897
Spinnaker & Mainsail
Net Assets	$2,845,379	$3,210,400	$7,771,281	$4,396,440	$2,362,065
Accumulation Units Outstanding	278,747	414,103	947,581	343,626	509,371
Accumulation Unit Value	$10.207	$7.752	$8.201	$12.794	$4.637
Spinnaker Advisor
Net Assets	$234,883	$863,568	$2,251,300	$1,405,205	$244,814
Accumulation Units Outstanding	23,087	116,735	296,901	113,613	56,124
Accumulation Unit Value	$10.173	$7.395	$7.582	$12.368	$4.362
Spinnaker with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with GMDB
Net Assets	$-	$1,691	$278	$-	$-
Accumulation Units Outstanding	-	223	35	-	-
Accumulation Unit Value	$-	$7.680	$8.125	$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets	$8,193	$15,243	$30,784	$-	$12,018
Accumulation Units Outstanding	922	1,715	4,065	-	1,525
Accumulation Unit Value	$8.884	$8.873	$7.573	$-	$7.877
Spinnaker Choice with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice with GMDB
Net Assets	$-	$-	$125	$-	$-
Accumulation Units Outstanding	-	-	17	-	-
Accumulation Unit Value	$-	$-	$7.503	$-	$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	DREYFUS STOCK INDEX	DREYFUS TECHNOLOGY GROWTH	DWS BALANCED VIP A	DWS CAPITAL GROWTH VIP B1	DWS GLOBAL OPPORTUNITIES B SHARE[1]
ASSETS:
Investments in Underlying:
Investments, at Cost	$17,474,436	$3,186,338	$16,525,780	$573,783	$30
Shares Owned	516,765	337,986	691,113	33,657	4
Investments, at Fair Value	$11,885,577	$2,152,976	$11,997,721	$454,037	$33
Total Assets	11,885,577	2,152,976	11,997,721	454,037	33
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$11,885,577	$2,152,976	$11,997,721	$454,037	$33
Spinnaker & Mainsail
Net Assets	$8,757,992	$1,768,722	$10,671,728	$449,743	$33
Accumulation Units Outstanding	887,114	676,538	604,845	66,500	6
Accumulation Unit Value	$9.872	$2.614	$17.643	$6.763	$5.288
Spinnaker Advisor
Net Assets	$3,023,293	$384,254	$1,325,993	$4,294	$-
Accumulation Units Outstanding	307,102	162,127	180,353	635	-
Accumulation Unit Value	$9.844	$2.370	$7.352	$6.761	$-
Spinnaker with EEB
Net Assets	$4,304	$-		$-	$-
Accumulation Units Outstanding	441	-		-	-
Accumulation Unit Value	$9.803	$-		$-	$-
Spinnaker with GMDB
Net Assets	$1,215	$-		$-	$-
Accumulation Units Outstanding	125	-		-	-
Accumulation Unit Value	$9.780	$-		$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-		$-	$-
Accumulation Units Outstanding	-	-		-	-
Accumulation Unit Value	$-	$-		$-	$-
Spinnaker Choice
Net Assets	$94,931	$-
Accumulation Units Outstanding	11,746	-
Accumulation Unit Value	$8.082	$-
Spinnaker Choice with EEB
Net Assets	$-	$-
Accumulation Units Outstanding	-	-
Accumulation Unit Value	$-	$-
Spinnaker Choice with GMDB
Net Assets	$3,842	$-
Accumulation Units Outstanding	479	-
Accumulation Unit Value	$8.007	$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-
Accumulation Units Outstanding	-	-
Accumulation Unit Value	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	DWS GLOBAL THEMATIC B SHARE[1]	DWS INTERNATIONAL VIP A	DWS SMALL CAP INDEX A SHARE[1]	FEDERATED CAPITAL INCOME	FEDERATED HIGH INCOME BOND
ASSETS:
Investments in Underlying:
Investments, at Cost	$2,995	$7,833,939	$17,789	$2,266,925	$3,906,248
Shares Owned	552	621,260	1,584	223,412	520,496
Investments, at Fair Value	$3,228	$4,050,615	$13,666	$1,619,731	$2,618,091
Total Assets	3,228	4,050,615	13,666	1,619,731	2,618,091
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$3,228	$4,050,615	$13,666	$1,619,731	$2,618,091
Spinnaker & Mainsail
Net Assets	$3,228	$3,943,814		$1,557,293	$2,142,003
Accumulation Units Outstanding	606	314,108		128,347	176,828
Accumulation Unit Value	$5.326	$12.555		$12.131	$12.113
Spinnaker Advisor
Net Assets	$-	$106,801		$43,165	$453,018
Accumulation Units Outstanding	-	18,104		5,966	45,688
Accumulation Unit Value	$-	$5.899		$7.235	$9.913
Spinnaker with EEB
Net Assets	$-	$-		$-	$-
Accumulation Units Outstanding	-	-		-	-
Accumulation Unit Value	$-	$-		$-	$-
Spinnaker with GMDB
Net Assets	$-	$-		$-	$-
Accumulation Units Outstanding	-	-		-	-
Accumulation Unit Value	$-	$-		$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-		$-	$-
Accumulation Units Outstanding	-	-		-	-
Accumulation Unit Value	$-	$-		$-	$-
Spinnaker Choice
Net Assets				$19,273	$23,070
Accumulation Units Outstanding				1,847	2,633
Accumulation Unit Value				$10.434	$8.761
Spinnaker Choice with EEB
Net Assets				$-	$-
Accumulation Units Outstanding				-	-
Accumulation Unit Value				$-	$-
Spinnaker Choice with GMDB
Net Assets				$-	$-
Accumulation Units Outstanding				-	-
Accumulation Unit Value				$-	$-
Spinnaker Choice with EEB & GMDB
Net Assets				$-	$-
Accumulation Units Outstanding				-	-
Accumulation Unit Value				$-	$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

Sub-Accounts
	DWS GLOBAL THEMATIC B SHARE[1]	DWS INTERNATIONAL VIP A	DWS SMALL CAP INDEX A SHARE[1]	FEDERATED CAPITAL INCOME	FEDERATED HIGH INCOME BOND
Focus Tier I
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier II
Net Assets			$13,666	$-	$-
Accumulation Units Outstanding			1,958	-	-
Accumulation Unit Value			$6.978	$-	$-
Focus Tier III
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier IV
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier V
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier I with GMDB
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier II with GMDB
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier III with GMDB
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier IV with GMDB
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Focus Tier V with GMDB
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	FEDERATED INTERNATIONAL EQUITY	FIDELITY ASSET MANAGER	FIDELITY CONTRAFUND	FIDELITY EQUITY INCOME	FIDELITY FREEDOM FUNDS 2010 II1
ASSETS:
Investments in Underlying:
Investments, at Cost	$1,550,545	$571,623	$38,492,714	$11,617,173	$62,366
Shares Owned	87,556	38,800	1,395,675	484,370	5,993
Investments, at Fair Value	$884,311	$400,026	$21,479,428	$6,384,008	$49,205
Total Assets	884,311	400,026	21,479,428	6,384,008	49,205
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$884,311	$400,026	$21,479,428	$6,384,008	$49,205
Spinnaker & Mainsail
Net Assets	$884,311	$280,173	$19,910,794	$5,617,326	$18,176
Accumulation Units Outstanding	75,649	27,715	1,673,409	579,160	2,395
Accumulation Unit Value	$11.689	$10.109	$11.898	$9.699	$7.589
Spinnaker Advisor
Net Assets		$119,853	$1,413,902	$724,024	$31,029
Accumulation Units Outstanding		11,889	120,203	74,860	4,090
Accumulation Unit Value		$10.081	$11.762	$9.671	$7.587
Spinnaker with EEB
Net Assets		$-	$-	$1,844	$-
Accumulation Units Outstanding		-	-	192	-
Accumulation Unit Value		$-	$-	$9.631	$-
Spinnaker with GMDB
Net Assets		$-	$2,854	$162	$-
Accumulation Units Outstanding		-	243	17	-
Accumulation Unit Value		$-	$11.787	$9.609	$-
Spinnaker with EEB & GMDB
Net Assets		$-	$-	$-	$-
Accumulation Units Outstanding		-	-	-	-
Accumulation Unit Value		$-	$-	$-	$-
Spinnaker Choice
Net Assets		$-	$149,163	$40,494
Accumulation Units Outstanding		-	16,181	5,300
Accumulation Unit Value		$-	$9.218	$7.641
Spinnaker Choice with EEB
Net Assets		$-	$-	$-
Accumulation Units Outstanding		-	-	-
Accumulation Unit Value		$-	$-	$-
Spinnaker Choice with GMDB
Net Assets		$-	$2,715	$158
Accumulation Units Outstanding		-	298	21
Accumulation Unit Value		$-	$9.132	$7.569
Spinnaker Choice with EEB & GMDB
Net Assets		$-	$-	$-
Accumulation Units Outstanding		-	-	-
Accumulation Unit Value		$-	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	FIDELITY FREEDOM FUNDS 2015 II1	FIDELITY FREEDOM FUNDS 2020 II1	FIDELITY FREEDOM FUNDS 2025 II1	FIDELITY FREEDOM FUNDS 2030 II1	FIDELITY FREEDOM INCOME FUND II1
ASSETS:
Investments in Underlying:
Investments, at Cost	$21,616	$437,054	$32,687	$99,633	$52,647
Shares Owned	2,000	51,338	2,861	8,840	5,110
Investments, at Fair Value	$16,321	$394,791	$21,368	$62,856	$46,604
Total Assets	16,321	394,791	21,368	62,856	46,604
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$16,321	$394,791	$21,368	$62,856	$46,604
Spinnaker & Mainsail
Net Assets	$8,851	$394,791	$-	$62,856	$46,604
Accumulation Units Outstanding	1,194	57,127	-	9,793	5,249
Accumulation Unit Value	$7.411	$6.911	$-	$6.418	$8.878
Spinnaker Advisor
Net Assets	$7,470	$-	$21,368	$-	$-
Accumulation Units Outstanding	1,008	-	3,160	-	-
Accumulation Unit Value	$7.408	$-	$6.762	$-	$-
Spinnaker with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with EEB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with EEB & GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	FIDELITY GROWTH	FIDELITY GROWTH & INCOME	FIDELITY GROWTH OPPORTUNITIES	FIDELITY INDEX 500	FIDELITY MID-CAP ADVISOR II
ASSETS:
Investments in Underlying:
Investments, at Cost	$16,439,640	$9,571,495	$4,197,441	$316,802	$9,011,811
Shares Owned	463,248	687,107	234,034	2,317	300,090
Investments, at Fair Value	$10,900,199	$6,039,675	$2,338,004	$229,867	$5,437,634
Total Assets	10,900,199	6,039,675	2,338,004	229,867	5,437,634
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$10,900,199	$6,039,675	$2,338,004	$229,867	$5,437,634
Spinnaker & Mainsail
Net Assets	$9,489,015	$4,803,529	$2,228,201		$4,417,684
Accumulation Units Outstanding	2,057,295	686,874	444,895		483,002
Accumulation Unit Value	$4.612	$6.993	$5.008		$9.146
Spinnaker Advisor
Net Assets	$1,395,314	$1,206,454	$109,803		$961,462
Accumulation Units Outstanding	319,895	179,092	24,656		105,314
Accumulation Unit Value	$4.362	$6.736	$4.453		$9.129
Spinnaker with EEB
Net Assets	$-	$-			$-
Accumulation Units Outstanding	-	-			-
Accumulation Unit Value	$-	$-			$-
Spinnaker with GMDB
Net Assets	$1,855	$91			$657
Accumulation Units Outstanding	409	13			73
Accumulation Unit Value	$4.569	$6.928			$9.079
Spinnaker with EEB & GMDB
Net Assets	$-	$-			$-
Accumulation Units Outstanding	-	-			-
Accumulation Unit Value	$-	$-			$-
Spinnaker Choice
Net Assets	$10,020	$29,601			$57,831
Accumulation Units Outstanding	1,363	3,753			6,358
Accumulation Unit Value	$7.359	$7.888			$9.096
Spinnaker Choice with EEB
Net Assets	$-	$-			$-
Accumulation Units Outstanding	-	-			-
Accumulation Unit Value	$-	$-			$-
Spinnaker Choice with GMDB
Net Assets	$3,995	$-			$-
Accumulation Units Outstanding	548	-			-
Accumulation Unit Value	$7.290	$-			$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-			$-
Accumulation Units Outstanding	-	-			-
Accumulation Unit Value	$-	$-			$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

Sub-Accounts
	FIDELITY GROWTH	FIDELITY GROWTH & INCOME	FIDELITY GROWTH OPPORTUNITIES	FIDELITY INDEX 500	FIDELITY MID-CAP ADVISOR II
Focus Tier I
Net Assets	$-			$70,333
Accumulation Units Outstanding	-			11,830
Accumulation Unit Value	$-			$5.948
Focus Tier II
Net Assets	$-			$42,455
Accumulation Units Outstanding	-			7,137
Accumulation Unit Value	$-			$5.952
Focus Tier III
Net Assets	$-			$-
Accumulation Units Outstanding	-			-
Accumulation Unit Value	$-			$-
Focus Tier IV
Net Assets	$-			$-
Accumulation Units Outstanding	-			-
Accumulation Unit Value	$-			$-
Focus Tier V
Net Assets	$-			$-
Accumulation Units Outstanding	-			-
Accumulation Unit Value	$-			$-
Focus Tier I with GMDB
Net Assets	$-			$117,079
Accumulation Units Outstanding	-			19,718
Accumulation Unit Value	$-			$5.938
Focus Tier II with GMDB
Net Assets	$-			$-
Accumulation Units Outstanding	-			-
Accumulation Unit Value	$-			$-
Focus Tier III with GMDB
Net Assets	$-			$-
Accumulation Units Outstanding	-			-
Accumulation Unit Value	$-			$-
Focus Tier IV with GMDB
Net Assets	$-			$-
Accumulation Units Outstanding	-			-
Accumulation Unit Value	$-			$-
Focus Tier V with GMDB
Net Assets	$-			$-
Accumulation Units Outstanding	-			-
Accumulation Unit Value	$-			$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	FIDELITY MONEY MARKET FUND	FIDELITY OVERSEAS II1	FIDELITY VIP MONEY MARKET SERVICE CLASS	FRANKLIN FLEX CAP GROWTH SECURITIES	FRANKLIN FOUNDING ALLOCATION FUND CLASS II1
ASSETS:
Investments in Underlying:
Investments, at Cost	$1,261,904	$66,213	$11,942,434	$213,662	$209,788
Shares Owned	1,261,904	3,805	11,942,434	18,369	28,131
Investments, at Fair Value	$1,261,904	$45,930	$11,942,434	$150,991	$157,817
Total Assets	1,261,904	45,930	11,942,434	150,991	157,817
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$1,261,904	$45,930	$11,942,434	$150,991	$157,817
Spinnaker & Mainsail
Net Assets		$16,389	$6,154,660	$125,990	$110,624
Accumulation Units Outstanding		2,802	561,227	15,024	16,627
Accumulation Unit Value		$5.850	$10.967	$8.386	$6.653
Spinnaker Advisor
Net Assets		$29,541	$5,639,660	$21,198	$47,193
Accumulation Units Outstanding		5,051	515,305	2,532	7,095
Accumulation Unit Value		$5.848	$10.945	$8.370	$6.651
Spinnaker with EEB
Net Assets		$-	$-	$-	$-
Accumulation Units Outstanding		-	-	-	-
Accumulation Unit Value		$-	$-	$-	$-
Spinnaker with GMDB
Net Assets		$-	$2,295	$-	$-
Accumulation Units Outstanding		-	211	-	-
Accumulation Unit Value		$-	$10.878	$-	$-
Spinnaker with EEB & GMDB
Net Assets		$-	$-	$-	$-
Accumulation Units Outstanding		-	-	-	-
Accumulation Unit Value		$-	$-	$-	$-
Spinnaker Choice
Net Assets			$145,819	$1,121
Accumulation Units Outstanding			13,378	135
Accumulation Unit Value			$10.900	$8.340
Spinnaker Choice with EEB
Net Assets			$-	$-
Accumulation Units Outstanding			-	-
Accumulation Unit Value			$-	$-
Spinnaker Choice with GMDB
Net Assets			$-	$2,682
Accumulation Units Outstanding			-	325
Accumulation Unit Value			$-	$8.279
Spinnaker Choice with EEB & GMDB
Net Assets			$-	$-
Accumulation Units Outstanding			-	-
Accumulation Unit Value			$-	$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

	Sub-Accounts
	FIDELITY MONEY MARKET FUND	FIDELITY OVERSEAS II1	FIDELITY VIP MONEY MARKET SERVICE CLASS	FRANKLIN FLEX CAP GROWTH SECURITIES	FRANKLIN FOUNDING ALLOCATION FUND CLASS II1
Focus Tier I
Net Assets	$501,576		$-	$-
Accumulation Units Outstanding	48,309		-	-
Accumulation Unit Value	$10.383		$-	$-
Focus Tier II
Net Assets	$448,652		$-	$-
Accumulation Units Outstanding	43,178		-	-
Accumulation Unit Value	$10.391		$-	$-
Focus Tier III
Net Assets	$150,650		$-	$-
Accumulation Units Outstanding	14,477		-	-
Accumulation Unit Value	$10.408		$-	$-
Focus Tier IV
Net Assets	$-		$-	$-
Accumulation Units Outstanding	-		-	-
Accumulation Unit Value	$-		$-	$-
Focus Tier V
Net Assets	$-		$-	$-
Accumulation Units Outstanding	-		-	-
Accumulation Unit Value	$-		$-	$-
Focus Tier I with GMDB
Net Assets	$57,743		$-	$-
Accumulation Units Outstanding	5,570		-	-
Accumulation Unit Value	$10.367		$-	$-
Focus Tier II with GMDB
Net Assets	$103,283		$-	$-
Accumulation Units Outstanding	9,955		-	-
Accumulation Unit Value	$10.375		$-	$-
Focus Tier III with GMDB
Net Assets	$-		$-	$-
Accumulation Units Outstanding	-		-	-
Accumulation Unit Value	$-		$-	$-
Focus Tier IV with GMDB
Net Assets	$-		$-	$-
Accumulation Units Outstanding	-		-	-
Accumulation Unit Value	$-		$-	$-
Focus Tier V with GMDB
Net Assets	$-		$-	$-
Accumulation Units Outstanding	-		-	-
Accumulation Unit Value	$-		$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	FRANKLIN INCOME SECURITIES FUND CLASS II	FRANKLIN SMALL CAP VALUE FUND II	FRANKLIN SMALL-MID CAP GROWTH II	FRANKLIN U.S. GOVERNMENT II	IBBOTSON AGGRESSIVE GROWTH CLASS I
ASSETS:
Investments in Underlying:
Investments, at Cost	$7,721,253	$5,720,242	$6,248,878	$17,057,267	$223,406
Shares Owned	458,475	335,767	304,715	1,368,441	25,032
Investments, at Fair Value	$5,199,105	$3,542,341	$3,580,423	$17,776,024	$159,205
Total Assets	5,199,105	3,542,341	3,580,423	17,776,024	159,205
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$5,199,105	$3,542,341	$3,580,423	$17,776,024	$159,205
Spinnaker & Mainsail
Net Assets	$3,869,594	$2,956,856	$3,152,869	$11,989,905
Accumulation Units Outstanding	455,019	353,128	619,243	809,465
Accumulation Unit Value	$8.504	$8.373	$5.091	$14.812
Spinnaker Advisor
Net Assets	$1,032,563	$564,837	$412,199	$5,324,424
Accumulation Units Outstanding	121,665	67,599	88,484	373,639
Accumulation Unit Value	$8.487	$8.358	$4.658	$14.250
Spinnaker with EEB
Net Assets	$-	$-	$-	$7,136
Accumulation Units Outstanding	-	-	-	485
Accumulation Unit Value	$-	$-	$-	$14.709
Spinnaker with GMDB
Net Assets	$7,416	$1,909	$-	$-
Accumulation Units Outstanding	879	231	-	-
Accumulation Unit Value	$8.435	$8.312	$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-
Spinnaker Choice
Net Assets	$280,687	$18,739	$15,355	$454,134
Accumulation Units Outstanding	33,208	2,250	2,081	38,533
Accumulation Unit Value	$8.452	$8.327	$7.380	$11.786
Spinnaker Choice with EEB
Net Assets	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-
Spinnaker Choice with GMDB
Net Assets	$8,845	$-	$-	$425
Accumulation Units Outstanding	1,055	-	-	37
Accumulation Unit Value	$8.384	$-	$-	$11.676
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

Sub-Accounts
	FRANKLIN INCOME SECURITIES FUND CLASS II	FRANKLIN SMALL CAP VALUE FUND II	FRANKLIN SMALL-MID CAP GROWTH II	FRANKLIN U.S. GOVERNMENT II	IBBOTSON AGGRESSIVE GROWTH CLASS I
Focus Tier I
Net Assets	$-	$-	$-		$88,006
Accumulation Units Outstanding	-	-	-		14,539
Accumulation Unit Value	$-	$-	$-		$6.053
Focus Tier II
Net Assets	$-	$-	$-		$71,199
Accumulation Units Outstanding	-	-	-		11,753
Accumulation Unit Value	$-	$-	$-		$6.058
Focus Tier III
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Focus Tier IV
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Focus Tier V
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Focus Tier I with GMDB
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Focus Tier II with GMDB
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Focus Tier III with GMDB
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Focus Tier IV with GMDB
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-
Focus Tier V with GMDB
Net Assets	$-	$-	$-		$-
Accumulation Units Outstanding	-	-	-		-
Accumulation Unit Value	$-	$-	$-		$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	IBBOTSON AGGRESSIVE GROWTH CLASS II1	IBBOTSON BALANCED CLASS I	IBBOTSON BALANCED CLASS II1	IBBOTSON CONSERVATIVE CLASS I	IBBOTSON CONSERVATIVE CLASS II1
ASSETS:
Investments in Underlying:
Investments, at Cost	$1,114,360	$1,181,127	$278,283	$161,790	$15,607
Shares Owned	142,423	123,210	34,025	15,707	1,635
Investments, at Fair Value	$908,658	$942,558	$263,016	$153,462	$16,024
Total Assets	908,658	942,558	263,016	153,462	16,024
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$908,658	$942,558	$263,016	$153,462	$16,024
Spinnaker & Mainsail
Net Assets	$908,658	$-	$263,016	$-	$16,024
Accumulation Units Outstanding	138,585	-	34,441	-	1,733
Accumulation Unit Value	$6.557	$-	$7.637	$-	$9.247
Spinnaker Advisor
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with EEB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with EEB & GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

	Sub-Accounts
	IBBOTSON AGGRESSIVE GROWTH CLASS II1	IBBOTSON BALANCED CLASS I	IBBOTSON BALANCED CLASS II1	IBBOTSON CONSERVATIVE CLASS I	IBBOTSON CONSERVATIVE CLASS II1
Focus Tier I
Net Assets		$310,343		$39,983
Accumulation Units Outstanding		41,613		4,152
Accumulation Unit Value		$7.458		$9.630
Focus Tier II
Net Assets		$158,585		$67,121
Accumulation Units Outstanding		21,247		6,964
Accumulation Unit Value		$7.464		$9.637
Focus Tier III
Net Assets		$303,591		$-
Accumulation Units Outstanding		40,611		-
Accumulation Unit Value		$7.475		$-
Focus Tier IV
Net Assets		$-		$-
Accumulation Units Outstanding		-		-
Accumulation Unit Value		$-		$-
Focus Tier V
Net Assets		$-		$-
Accumulation Units Outstanding		-		-
Accumulation Unit Value		$-		$-
Focus Tier I with GMDB
Net Assets		$-		$46,358
Accumulation Units Outstanding		-		4,821
Accumulation Unit Value		$-		$9.615
Focus Tier II with GMDB
Net Assets		$170,039		$-
Accumulation Units Outstanding		22,817		-
Accumulation Unit Value		$7.452		$-
Focus Tier III with GMDB
Net Assets		$-		$-
Accumulation Units Outstanding		-		-
Accumulation Unit Value		$-		$-
Focus Tier IV with GMDB
Net Assets		$-		$-
Accumulation Units Outstanding		-		-
Accumulation Unit Value		$-		$-
Focus Tier V with GMDB
Net Assets		$-		$-
Accumulation Units Outstanding		-		-
Accumulation Unit Value		$-		$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

Sub-Accounts
	IBBOTSON GROWTH CLASS I	IBBOTSON GROWTH CLASS II1	IBBOTSON INCOME AND GROWTH CLASS I	IBBOTSON INCOME AND GROWTH CLASS II1	ING GLOBAL RESOURCES
ASSETS:
Investments in Underlying:
Investments, at Cost	$805,787	$259,054	$231,206	$96,266	$2,393,495
Shares Owned	93,197	34,526	22,830	11,398	112,655
Investments, at Fair Value	$645,851	$237,883	$191,998	$99,509	$1,467,897
Total Assets	645,851	237,883	191,998	99,509	1,467,897
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$645,851	$237,883	$191,998	$99,509	$1,467,897
Spinnaker & Mainsail
Net Assets		$192,659	$-	$99,509	$1,377,129
Accumulation Units Outstanding		27,677	-	11,770	59,943
Accumulation Unit Value		$6.961	$-	$8.454	$22.969
Spinnaker Advisor
Net Assets		$45,224	$-	$-	$90,768
Accumulation Units Outstanding		6,499	-	-	4,622
Accumulation Unit Value		$6.958	$-	$-	$19.635
Spinnaker with EEB
Net Assets		$-	$-	$-	$-
Accumulation Units Outstanding		-	-	-	-
Accumulation Unit Value		$-	$-	$-	$-
Spinnaker with GMDB
Net Assets		$-	$-	$-	$-
Accumulation Units Outstanding		-	-	-	-
Accumulation Unit Value		$-	$-	$-	$-
Spinnaker with EEB & GMDB
Net Assets		$-	$-	$-	$-
Accumulation Units Outstanding		-	-	-	-
Accumulation Unit Value		$-	$-	$-	$-
Spinnaker Choice
Net Assets					$-
Accumulation Units Outstanding					-
Accumulation Unit Value					$-
Spinnaker Choice with EEB
Net Assets					$-
Accumulation Units Outstanding					-
Accumulation Unit Value					$-
Spinnaker Choice with GMDB
Net Assets					$-
Accumulation Units Outstanding					-
Accumulation Unit Value					$-
Spinnaker Choice with EEB & GMDB
Net Assets					$-
Accumulation Units Outstanding					-
Accumulation Unit Value					$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

	Sub-Accounts
	IBBOTSON GROWTH CLASS I	IBBOTSON GROWTH CLASS II1	IBBOTSON INCOME AND GROWTH CLASS I	IBBOTSON INCOME AND GROWTH CLASS II1	ING GLOBAL RESOURCES
Focus Tier I
Net Assets	$206,075		$22,699
Accumulation Units Outstanding	31,250		2,676
Accumulation Unit Value	$6.594		$8.482
Focus Tier II
Net Assets	$-		$162,672
Accumulation Units Outstanding	-		19,163
Accumulation Unit Value	$-		$8.489
Focus Tier III
Net Assets	$322,122		$-
Accumulation Units Outstanding	48,731		-
Accumulation Unit Value	$6.610		$-
Focus Tier IV
Net Assets	$-		$-
Accumulation Units Outstanding	-		-
Accumulation Unit Value	$-		$-
Focus Tier V
Net Assets	$-		$-
Accumulation Units Outstanding	-		-
Accumulation Unit Value	$-		$-
Focus Tier I with GMDB
Net Assets	$117,654		$6,627
Accumulation Units Outstanding	17,869		782
Accumulation Unit Value	$6.584		$8.469
Focus Tier II with GMDB
Net Assets	$-		$-
Accumulation Units Outstanding	-		-
Accumulation Unit Value	$-		$-
Focus Tier III with GMDB
Net Assets	$-		$-
Accumulation Units Outstanding	-		-
Accumulation Unit Value	$-		$-
Focus Tier IV with GMDB
Net Assets	$-		$-
Accumulation Units Outstanding	-		-
Accumulation Unit Value	$-		$-
Focus Tier V with GMDB
Net Assets	$-		$-
Accumulation Units Outstanding	-		-
Accumulation Unit Value	$-		$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	ING JP MORGAN EMERGING MARKETS EQUITY I	JP MORGAN INTERNATIONAL EQUITY	JP MORGAN MID-CAP VALUE	JP MORGAN US LARGE CAP CORE EQUITY	MUTUAL SHARES SECURITIES
ASSETS:
Investments in Underlying:
Investments, at Cost	$1,392,986	$10,157,429	$7,196,998	$3,706,499	$9,819,670
Shares Owned	105,214	805,811	246,704	269,025	524,973
Investments, at Fair Value	$1,266,779	$6,390,084	$4,667,632	$2,770,956	$6,184,162
Total Assets	1,266,779	6,390,084	4,667,632	2,770,956	6,184,162
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$1,266,779	$6,390,084	$4,667,632	$2,770,956	$6,184,162
Spinnaker & Mainsail
Net Assets	$1,266,779	$5,478,172	$3,830,174	$1,374,647	$5,683,171
Accumulation Units Outstanding	96,211	431,535	315,960	232,537	607,390
Accumulation Unit Value	$13.166	$12.694	$12.122	$5.911	$9.357
Spinnaker Advisor
Net Assets		$868,801	$798,286	$1,396,309	$444,374
Accumulation Units Outstanding		68,633	66,039	244,263	47,652
Accumulation Unit Value		$12.658	$12.088	$5.716	$9.325
Spinnaker with EEB
Net Assets		$-	$2,087		$-
Accumulation Units Outstanding		-	174		-
Accumulation Unit Value		$-	$12.037		$-
Spinnaker with GMDB
Net Assets		$367	$1,376		$7,414
Accumulation Units Outstanding		30	116		802
Accumulation Unit Value		$12.576	$12.009		$9.269
Spinnaker with EEB & GMDB
Net Assets		$-	$-		$-
Accumulation Units Outstanding		-	-		-
Accumulation Unit Value		$-	$-		$-
Spinnaker Choice
Net Assets		$42,461	$35,709		$44,330
Accumulation Units Outstanding		4,495	3,800		5,071
Accumulation Unit Value		$9.447	$9.397		$8.741
Spinnaker Choice with EEB
Net Assets		$-	$-		$-
Accumulation Units Outstanding		-	-		-
Accumulation Unit Value		$-	$-		$-
Spinnaker Choice with GMDB
Net Assets		$283	$-		$4,873
Accumulation Units Outstanding		31	-		564
Accumulation Unit Value		$9.359	$-		$8.659
Spinnaker Choice with EEB & GMDB
Net Assets		$-	$-		$-
Accumulation Units Outstanding		-	-		-
Accumulation Unit Value		$-	$-		$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	NEUBERGER BERMAN AMT GUARDIAN CLASS S1	NEUBERGER BERMAN AMT MID CAP GROWTH CLASS S1	PIMCO ALL ASSET PORTFOLIO ADVISOR	PIMCO COMMODITY FUND ADMIN	PIONEER BOND VCT CLASS I
ASSETS:
Investments in Underlying:
Investments, at Cost	$49,121	$200,992	$296,047	$3,788,675	$5,568,643
Shares Owned	2,678	9,312	25,801	299,154	508,750
Investments, at Fair Value	$33,147	$147,978	$238,150	$2,094,069	$5,209,603
Total Assets	33,147	147,978	238,150	2,094,069	5,209,603
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$33,147	$147,978	$238,150	$2,094,069	$5,209,603
Spinnaker & Mainsail
Net Assets	$33,086	$147,785	$210,752	$1,689,955	$4,135,066
Accumulation Units Outstanding	5,076	23,828	22,161	239,853	153,308
Accumulation Unit Value	$6.518	$6.202	$9.510	$7.046	$26.980
Spinnaker Advisor
Net Assets	$61	$193	$27,295	$296,764	$1,074,537
Accumulation Units Outstanding	9	31	2,876	42,197	81,374
Accumulation Unit Value	$6.516	$6.200	$9.493	$7.033	$13.209
Spinnaker with EEB
Net Assets	$-	$-	$-	$1,044	$-
Accumulation Units Outstanding	-	-	-	150	-
Accumulation Unit Value	$-	$-	$-	$7.007	$-
Spinnaker with GMDB
Net Assets	$-	$-	$-	$23	$-
Accumulation Units Outstanding	-	-	-	3	-
Accumulation Unit Value	$-	$-	$-	$6.994	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets			$103	$104,492
Accumulation Units Outstanding			11	14,916
Accumulation Unit Value			$9.458	$7.007
Spinnaker Choice with EEB
Net Asset			$-	$-
Accumulation Units Outstanding			-	-
Accumulation Unit Value			$-	$-
Spinnaker Choice with GMDB
Net Assets			$-	$1,791
Accumulation Units Outstanding			-	257
Accumulation Unit Value			$-	$6.956
Spinnaker Choice with EEB & GMDB
Net Assets			$-	$-
Accumulation Units Outstanding			-	-
Accumulation Unit Value			$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	PIONEER EMERGING MARKETS VCT CLASS II	PIONEER EQUITY INCOME VCT CLASS II	PIONEER FUND VCT CLASS I	PIONEER GROWTH OPPORTUNITIES VCT CLASS I	PIONEER HIGH YIELD VCT CLASS II
ASSETS:
Investments in Underlying:
Investments, at Cost	$4,126,515	$3,955,861	$55,708,081	$53,440,644	$2,193,470
Shares Owned	121,975	171,828	2,398,632	2,403,369	270,639
Investments, at Fair Value	$1,905,249	$2,622,088	$38,234,207	$31,820,611	$1,745,619
Total Assets	1,905,249	2,622,088	38,234,207	31,820,611	1,745,619
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$1,905,249	$2,622,088	$38,234,207	$31,820,611	$1,745,619
Spinnaker & Mainsail
Net Assets	$1,534,542	$2,361,796	$37,877,452	$30,863,857	$669,051
Accumulation Units Outstanding	140,560	271,283	963,940	1,023,845	93,574
Accumulation Unit Value	$10.917	$8.706	$39.293	$30.144	$7.145
Spinnaker Advisor
Net Assets	$326,374	$213,620	$356,755	$956,754	$53,970
Accumulation Units Outstanding	29,956	24,587	57,815	135,150	7,559
Accumulation Unit Value	$10.895	$8.688	$6.170	$7.079	$7.130
Spinnaker with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with GMDB
Net Assets	$7,370	$515	$-	$-	$137
Accumulation Units Outstanding	682	61	-	-	19
Accumulation Unit Value	$10.828	$8.635	$-	$-	$7.087
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets	$36,963	$46,157			$1,022,461
Accumulation Units Outstanding	3,406	5,335			144,013
Accumulation Unit Value	$10.851	$8.653			$7.101
Spinnaker Choice with EEB
Net Assets	$-	$-			$-
Accumulation Units Outstanding	-	-			-
Accumulation Unit Value	$-	$-			$-
Spinnaker Choice with GMDB
Net Assets	$-	$-			$-
Accumulation Units Outstanding	-	-			-
Accumulation Unit Value	$-	$-			$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-	$-			$-
Accumulation Units Outstanding	-	-			-
Accumulation Unit Value	$-	$-			$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	PIONEER MID-CAP VALUE VCT CLASS I	PIONEER MONEY MARKET VCT CLASS I	PIONEER REAL ESTATE VCT CLASS II	PIONEER SMALL-CAP VALUE VCT CLASS I	PIONEER SMALL-CAP VALUE VCT CLASS II
ASSETS:
Investments in Underlying:
Investments, at Cost	$13,582,752	$3,983,364	$3,222,414	$14,598,459	$3,776,985
Shares Owned	693,034	3,983,364	159,683	968,183	283,565
Investments, at Fair Value	$8,122,361	$3,983,364	$1,657,532	$6,622,370	$1,916,901
Total Assets	8,122,361	3,983,364	1,657,532	6,622,370	1,916,901
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$8,122,361	$3,983,364	$1,657,532	$6,622,370	$1,916,901
Spinnaker & Mainsail
Net Assets	$7,866,348	$3,292,332	$1,255,660	$5,562,029	$1,618,999
Accumulation Units Outstanding	454,540	175,076	213,271	390,883	230,887
Accumulation Unit Value	$17.306	$18.811	$5.888	$14.229	$7.012
Spinnaker Advisor
Net Assets	$256,013	$691,032	$368,094	$1,059,122	$274,802
Accumulation Units Outstanding	37,307	62,162	62,604	86,119	39,270
Accumulation Unit Value	$6.862	$11.122	$5.880	$12.298	$6.998
Spinnaker with EEB
Net Assets	$-	$-	$988	$-	$1,347
Accumulation Units Outstanding	-	-	170	-	194
Accumulation Unit Value	$-	$-	$5.864	$-	$6.969
Spinnaker with GMDB
Net Assets	$-	$-	$446	$1,219	$373
Accumulation Units Outstanding	-	-	77	87	55
Accumulation Unit Value	$-	$-	$5.856	$14.097	$6.955
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets			$32,344		$21,337
Accumulation Units Outstanding			5,516		3,062
Accumulation Unit Value			$5.864		$6.969
Spinnaker Choice with EEB
Net Assets			$-		$-
Accumulation Units Outstanding			-		-
Accumulation Unit Value			$-		$-
Spinnaker Choice with GMDB
Net Assets			$-		$43
Accumulation Units Outstanding			-		7
Accumulation Unit Value			$-		$6.912
Spinnaker Choice with EEB & GMDB
Net Assets			$-		$-
Accumulation Units Outstanding			-		-
Accumulation Unit Value			$-		$-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	PIONEER STRATEGIC INCOME VCT CLASS II	SUMMIT BALANCE INDEX[1]	SUMMIT BARCLAYS AGGREGATE BOND INDEX[1]	SUMMIT EAFE INTERNATIONAL INDEX F CLASS[1]	SUMMIT NASDAQ 100 INDEX[1]
ASSETS:
Investments in Underlying:
Investments, at Cost	$2,890,874	$2,755	$280,833	$156	$9,746
Shares Owned	274,180	62	5,654	2	506
Investments, at Fair Value	$2,445,695	$2,411	$289,299	$137	$8,416
Total Assets	2,445,695	2,411	289,299	137	8,416
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$2,445,695	$2,411	$289,299	$137	$8,416
Spinnaker & Mainsail
Net Assets	$1,944,023	$2,411	$274,227	$137	$8,416
Accumulation Units Outstanding	198,836	305	26,513	23	1,345
Accumulation Unit Value	$9.774	$7.926	$10.343	$5.901	$6.259
Spinnaker Advisor
Net Assets	$477,426	$-	$15,072	$-	$-
Accumulation Units Outstanding	48,933	-	1,457	-	-
Accumulation Unit Value	$9.754	$-	$10.340	$-	$-
Spinnaker with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets	$24,246
Accumulation Units Outstanding	2,499
Accumulation Unit Value	$9.715
Spinnaker Choice with EEB
Net Assets	$-
Accumulation Units Outstanding	-
Accumulation Unit Value	$-
Spinnaker Choice with GMDB
Net Assets	$-
Accumulation Units Outstanding	-
Accumulation Unit Value	$-
Spinnaker Choice with EEB & GMDB
Net Assets	$-
Accumulation Units Outstanding	-
Accumulation Unit Value	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	SUMMIT RUSSELL 2000 SMALL CAP INDEX F CLASS[1]	SUMMIT S&P MID CAP 400 INDEX F CLASS[1]	TEMPLETON DEVELOPING MARKETS II	TEMPLETON GLOBAL INCOME SECURITIES II	TEMPLETON GROWTH SECURITIES II
ASSETS:
Investments in Underlying:
Investments, at Cost	$223,787	$17,512	$6,577,427	$3,969,150	$7,365,555
Shares Owned	4,235	309	531,486	236,289	541,721
Investments, at Fair Value	$171,631	$12,566	$3,210,180	$4,040,517	$4,442,110
Total Assets	171,631	12,566	3,210,180	4,040,517	4,442,110
LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$171,631	$12,566	$3,210,180	$4,040,517	$4,442,110
Spinnaker & Mainsail
Net Assets	$148,448	$12,566	$2,743,459	$3,506,054	$4,099,122
Accumulation Units Outstanding	21,303	1,965	219,489	280,417	467,717
Accumulation Unit Value	$6.968	$6.395	$12.500	$12.503	$8.766
Spinnaker Advisor
Net Assets	$23,183	$-	$439,116	$452,866	$298,231
Accumulation Units Outstanding	3,327	-	33,949	36,287	34,135
Accumulation Unit Value	$6.966	$-	$12.934	$12.480	$8.737
Spinnaker with EEB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker with GMDB
Net Assets	$-	$-	$-	$1,343	$5,721
Accumulation Units Outstanding	-	-	-	109	659
Accumulation Unit Value	$-	$-	$-	$12.411	$8.685
Spinnaker with EEB & GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Spinnaker Choice
Net Assets			$25,794	$76,734	$34,470
Accumulation Units Outstanding			2,271	6,173	4,176
Accumulation Unit Value			$11.355	$12.434	$8.256
Spinnaker Choice with EEB
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-
Spinnaker Choice with GMDB
Net Assets			$1,811	$3,520	$4,566
Accumulation Units Outstanding			161	286	558
Accumulation Unit Value			$11.250	$12.343	$8.179
Spinnaker Choice with EEB & GMDB
Net Assets			$-	$-	$-
Accumulation Units Outstanding			-	-	-
Accumulation Unit Value			$-	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	VANGUARD BALANCED	VANGUARD HIGH YIELD BOND	VANGUARD INTERNATIONAL	VANGUARD MID-CAP INDEX	VANGUARD REIT INDEX
	ASSETS:
	Investments in Underlying:
Investments, at Cost	$699,243	$683,815	$811,332	$1,775,325	$480,280
Shares Owned	37,116	92,461	46,958	127,062	41,355
Investments, at Fair Value	$551,165	$546,442	$554,088	$1,171,510	$316,370
Total Assets	551,165	546,442	554,088	1,171,510	316,370
	LIABILITIES:
Total Liabilities	-	-	-	-	-
NET ASSETS	$551,165	$546,442	$554,088	$1,171,510	$316,370
	Spinnaker & Mainsail
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker Advisor
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker with EEB
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker with GMDB
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker with EEB & GMDB
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker Choice
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker Choice with EEB
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker Choice with GMDB
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value
	Spinnaker Choice with EEB & GMDB
	Net Assets
	Accumulation Units Outstanding
	Accumulation Unit Value

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

	Sub-Accounts
	VANGUARD BALANCED	VANGUARD HIGH YIELD BOND	VANGUARD INTERNATIONAL	VANGUARD MID-CAP INDEX	VANGUARD REIT INDEX
Focus Tier I
Net Assets	$177,188	$146,543	$218,655	$334,555	$97,233
Accumulation Units Outstanding	23,163	19,577	39,019	63,131	19,669
Accumulation Unit Value	$7.650	$7.486	$5.604	$5.299	$4.944
Focus Tier II
Net Assets	$5,924	$187,204	$170,873	$363,435	$116,471
Accumulation Units Outstanding	774	24,989	30,468	68,527	23,542
Accumulation Unit Value	$7.656	$7.492	$5.608	$5.304	$4.947
Focus Tier III
Net Assets	$62,991	$30,598	$58,551	$134,039	$30,152
Accumulation Units Outstanding	8,215	4,078	10,424	25,233	6,085
Accumulation Unit Value	$7.668	$7.503	$5.617	$5.312	$4.955
Focus Tier IV
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Focus Tier V
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Focus Tier I with GMDB
Net Assets	$2,532	$16,999	$26,546	$55,910	$8,096
Accumulation Units Outstanding	332	2,274	4,745	10,567	1,640
Accumulation Unit Value	$7.638	$7.474	$5.595	$5.291	$4.936
Focus Tier II with GMDB
Net Assets	$302,530	$33,940	$17,998	$53,206	$8,921
Accumulation Units Outstanding	39,579	4,538	3,215	10,048	1,806
Accumulation Unit Value	$7.644	$7.480	$5.599	$5.295	$4.940
Focus Tier III with GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Focus Tier IV with GMDB
Net Assets	$-	$-	$-	$-	$-
Accumulation Units Outstanding	-	-	-	-	-
Accumulation Unit Value	$-	$-	$-	$-	$-
Focus Tier V with GMDB
Net Assets	$-	$131,158	$61,465	$230,365	$55,497
Accumulation Units Outstanding	-	17,452	10,926	43,299	11,181
Accumulation Unit Value	$-	$7.515	$5.626	$5.320	$4.963

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities

As of December 31, 2008

	Sub-Accounts
	VANGUARD TOTAL BOND MARKET INDEX	VANGUARD TOTAL STOCK MARKET INDEX	WANGER USA[1]
ASSETS:
Investments in Underlying:
Investments, at Cost	$2,872,558	$2,431,880	$352,555
Shares Owned	254,192	98,597	14,637
Investments, at Fair Value	$2,953,719	$1,791,531	$282,484
Total Assets	2,953,719	1,791,531	282,484
LIABILITIES:
Total Liabilities	-	-	-
NET ASSETS	$2,953,719	$1,791,531	$282,484
Spinnaker & Mainsail
Net Assets			$282,484
Accumulation Units Outstanding			10,298
Accumulation Unit Value			$27.430
Spinnaker Advisor
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker with EEB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker with GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker with EEB & GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with EEB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value
Spinnaker Choice with EEB & GMDB
Net Assets
Accumulation Units Outstanding
Accumulation Unit Value

1  Reference Note 1 for name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Assets and Liabilities (continued)

As of December 31, 2008

	Sub-Accounts
	VANGUARD TOTAL BOND MARKET INDEX	VANGUARD TOTAL STOCK MARKET INDEX	WANGER USA[1]
Focus Tier I
Net Assets	$544,614	$485,189
Accumulation Units Outstanding	49,981	82,661
Accumulation Unit Value	$10.896	$5.870
Focus Tier II
Net Assets	$1,116,182	$654,576
Accumulation Units Outstanding	102,355	111,431
Accumulation Unit Value	$10.905	$5.874
Focus Tier III
Net Assets	$403,037	$202,754
Accumulation Units Outstanding	36,900	34,461
Accumulation Unit Value	$10.922	$5.884
Focus Tier IV
Net Assets	$-	$-
Accumulation Units Outstanding	-	-
Accumulation Unit Value	$-	$-
Focus Tier V
Net Assets	$-	$-
Accumulation Units Outstanding	-	-
Accumulation Unit Value	$-	$-
Focus Tier I with GMDB
Net Assets	$101,295	$71,704
Accumulation Units Outstanding	9,310	12,235
Accumulation Unit Value	$10.879	$5.860
Focus Tier II with GMDB
Net Assets	$127,882	$68,478
Accumulation Units Outstanding	11,745	11,676
Accumulation Unit Value	$10.888	$5.865
Focus Tier III with GMDB
Net Assets	$-	$-
Accumulation Units Outstanding	-	-
Accumulation Unit Value	$-	$-
Focus Tier IV with GMDB
Net Assets	$-	$-
Accumulation Units Outstanding	-	-
Accumulation Unit Value	$-	$-
Focus Tier V with GMDB
Net Assets	$660,709	$308,830
Accumulation Units Outstanding	60,397	52,408
Accumulation Unit Value	$10.939	$5.893

1  Reference Note 1 for name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	AIM CAPITAL APPRECIATION I	AIM CAPITAL APPRECIATION II	AIM CAPITAL DEVELOPMENT SERIES I	AIM CAPITAL DEVELOPMENT SERIES II	AIM GLOBAL HEALTHCARE
Investment Income
Dividend Income	$-	$-	$-	$-	$-
Mortality and Expense Risk Charge	(86,482)	(10,834)	(4,130)	(8,007)	(8,868)
Asset-Related Administration Charge	(10,535)	(1,314)	(528)	(978)	(1,150)
Net Investment Income (Loss)	(97,017)	(12,148)	(4,658)	(8,985)	(10,018)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(142,892)	(54,082)	5,778	(47,673)	45,295
Realized Capital Gain Distributions Received	-	-	44,512	82,033	131,530
Net Change in Unrealized Appreciation (Depreciation)	(3,492,415)	(401,063)	(251,081)	(399,632)	(407,560)
Net Gain (Loss) on Investments	(3,635,307)	(455,145)	(200,791)	(365,272)	(230,735)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(3,732,324)	$(467,293)	$(205,449)	$(374,257)	$(240,753)
	Sub-Accounts
	AIM GLOBAL REAL ESTATE	AIM INTERNATIONAL GROWTH I	AIM INTERNATIONAL GROWTH II	AIM SMALL CAP EQUITY II1	AMERICAN CENTURY BALANCED
Investment Income
Dividend Income	$585,855	$13,124	$33,345	$-	$389,158
Mortality and Expense Risk Charge	(136,475)	(30,560)	(75,644)	(120)	(180,778)
Asset-Related Administration Charge	(17,518)	(3,838)	(9,397)	(18)	(23,201)
Net Investment Income (Loss)	431,862	(21,274)	(51,696)	(138)	185,179
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	871,467	136,560	(254,729)	(36)	(516,180)
Realized Capital Gain Distributions Received	905,442	31,737	96,945	105	1,127,498
Net Change in Unrealized Appreciation (Depreciation)	(8,215,405)	(1,411,841)	(3,047,430)	(8,731)	(4,130,745)
Net Gain (Loss) on Investments	(6,438,496)	(1,243,544)	(3,205,214)	(8,662)	(3,519,427)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(6,006,634)	$(1,264,818)	$(3,256,910)	$(8,800)	$(3,334,248)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	AMERICAN CENTURY INFLATION PROTECTION II	AMERICAN CENTURY INTERNATIONAL	AMERICAN CENTURY LARGE COMPANY VALUE II	AMERICAN CENTURY ULTRA I	AMERICAN CENTURY ULTRA II
Investment Income
Dividend Income	$192,514	$119,406	$11,264	$1	$-
Mortality and Expense Risk Charge	(50,878)	(181,383)	(6,392)	(7,095)	(1,424)
Asset-Related Administration Charge	(6,749)	(22,500)	(914)	(903)	(174)
Net Investment Income (Loss)	134,887	(84,477)	3,958	(7,997)	(1,598)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	13,734	239,303	(57,987)	(22,985)	(15,649)
Realized Capital Gain Distributions Received	-	1,402,594	16,116	98,940	18,456
Net Change in Unrealized Appreciation (Depreciation)	(314,271)	(9,777,575)	(175,126)	(360,292)	(55,600)
Net Gain (Loss) on Investments	(300,537)	(8,135,678)	(216,997)	(284,337)	(52,793)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(165,650)	$(8,220,155)	$(213,039)	$(292,334)	$(54,391)
	Sub-Accounts
	AMERICAN CENTURY VALUE	DREYFUS APPRECIATION	DREYFUS MIDCAP STOCK	DREYFUS QUALITY BOND	DREYFUS SOCIALLY RESPONSIBLE
Investment Income
Dividend Income	$95,700	$110,667	$149,816	$334,178	$25,646
Mortality and Expense Risk Charge	(48,489)	(68,535)	(195,447)	(84,648)	(43,572)
Asset-Related Administration Charge	(5,982)	(8,790)	(25,318)	(11,011)	(5,389)
Net Investment Income (Loss)	41,229	33,342	(70,949)	238,519	(23,315)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(448,603)	147,451	(875,868)	(186,255)	(90,770)
Realized Capital Gain Distributions Received	508,072	412,235	2,426,048	-	-
Net Change in Unrealized Appreciation (Depreciation)	(1,324,773)	(2,529,687)	(8,820,760)	(431,106)	(1,336,534)
Net Gain (Loss) on Investments	(1,265,304)	(1,970,001)	(7,270,580)	(617,361)	(1,427,304)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(1,224,075)	$(1,936,659)	$(7,341,529)	$(378,842)	$(1,450,619)

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	DREYFUS STOCK INDEX	DREYFUS TECHNOLOGY GROWTH	DWS BALANCED VIP A	DWS CAPITAL GROWTH VIP B1	DWS GLOBAL OPPORTUNITIES B SHARE[1]
Investment Income
Dividend Income	$288,393	$-	$658,271	$-	$-
Mortality and Expense Risk Charge	(202,790)	(38,074)	(201,175)	(2,313)	-
Asset-Related Administration Charge	(26,612)	(4,837)	(24,993)	(278)	-
Net Investment Income (Loss)	58,991	(42,911)	432,103	(2,591)	-
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	570,300	(89,720)	(509,041)	(13,904)	-
Realized Capital Gain Distributions Received	-	-	-	-	-
Net Change in Unrealized Appreciation (Depreciation)	(8,066,286)	(1,465,604)	(4,980,873)	(119,745)	3
Net Gain (Loss) on Investments	(7,495,986)	(1,555,324)	(5,489,914)	(133,649)	3
Net Increase (Decrease) in Net Assets Resulting from Operations	$(7,436,995)	$(1,598,235)	$(5,057,811)	$(136,240)	$3
	Sub-Accounts
	DWS GLOBAL THEMATIC B SHARE[1]	DWS INTERNATIONAL VIP A	DWS SMALL CAP INDEX A SHARE[1]	FEDERATED CAPITAL INCOME	FEDERATED HIGH INCOME BOND
Investment Income
Dividend Income	$-	$97,681	$-	$129,507	$396,687
Mortality and Expense Risk Charge	(18)	(86,478)	(53)	(26,560)	(48,248)
Asset-Related Administration Charge	(2)	(10,504)	(20)	(3,216)	(6,179)
Net Investment Income (Loss)	(20)	699	(73)	99,731	342,260
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(635)	(225,865)	(17)	(185,611)	(300,259)
Realized Capital Gain Distributions Received	-	1,270,319	-	-	-
Net Change in Unrealized Appreciation (Depreciation)	232	(5,221,772)	(4,123)	(391,798)	(1,104,287)
Net Gain (Loss) on Investments	(403)	(4,177,318)	(4,140)	(577,409)	(1,404,546)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(423)	$(4,176,619)	$(4,213)	$(477,678)	$(1,062,286)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	FEDERATED INTERNATIONAL EQUITY	FIDELITY ASSET MANAGER	FIDELITY CONTRAFUND	FIDELITY EQUITY INCOME	FIDELITY FREEDOM FUNDS 2010 II1
Investment Income
Dividend Income	$9,750	$13,835	$310,655	$235,176	$1,582
Mortality and Expense Risk Charge	(18,650)	(6,291)	(392,955)	(116,144)	(328)
Asset-Related Administration Charge	(2,238)	(832)	(48,087)	(14,527)	(50)
Net Investment Income (Loss)	(11,138)	6,712	(130,387)	104,505	1,204
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(87,571)	(1,789)	(1,269,448)	(554,306)	(1,096)
Realized Capital Gain Distributions Received	-	49,905	915,998	9,611	1,494
Net Change in Unrealized Appreciation (Depreciation)	(748,482)	(220,707)	(16,320,374)	(4,536,671)	(13,161)
Net Gain (Loss) on Investments	(836,053)	(172,591)	(16,673,824)	(5,081,366)	(12,763)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(847,191)	$(165,879)	$(16,804,211)	$(4,976,861)	$(11,559)
	Sub-Accounts
	FIDELITY FREEDOM FUNDS 2015 II1	FIDELITY FREEDOM FUNDS 2020 II1	FIDELITY FREEDOM FUNDS 2025 II1	FIDELITY FREEDOM FUNDS 2030 II1	FIDELITY FREEDOM INCOME FUND II1
Investment Income
Dividend Income	$507	$12,177	$659	$1,751	$1,649
Mortality and Expense Risk Charge	(107)	(1,147)	(197)	(546)	(171)
Asset-Related Administration Charge	(15)	(138)	(31)	(66)	(21)
Net Investment Income (Loss)	385	10,892	431	1,139	1,457
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(28)	(547)	(50)	(177)	(18)
Realized Capital Gain Distributions Received	518	14,565	964	3,486	318
Net Change in Unrealized Appreciation (Depreciation)	(5,295)	(42,262)	(11,318)	(36,777)	(6,042)
Net Gain (Loss) on Investments	(4,805)	(28,244)	(10,404)	(33,468)	(5,742)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(4,420)	$(17,352)	$(9,973)	$(32,329)	$(4,285)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	FIDELITY GROWTH	FIDELITY GROWTH & INCOME	FIDELITY GROWTH OPPORTUNITIES	FIDELITY INDEX 500	FIDELITY MID-CAP ADVISOR II
Investment Income
Dividend Income	$139,356	$107,911	$16,915	$6,873	$17,135
Mortality and Expense Risk Charge	(215,988)	(112,327)	(54,529)	(1,722)	(89,473)
Asset-Related Administration Charge	(27,108)	(14,424)	(6,653)	(670)	(11,398)
Net Investment Income (Loss)	(103,740)	(18,840)	(44,267)	4,481	(83,736)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	91,733	(81,045)	(116,710)	(13,031)	(526,090)
Realized Capital Gain Distributions Received	-	967,720	-	416	1,098,536
Net Change in Unrealized Appreciation (Depreciation)	(10,302,127)	(5,497,552)	(3,009,600)	(84,925)	(4,030,294)
Net Gain (Loss) on Investments	(10,210,394)	(4,610,877)	(3,126,310)	(97,540)	(3,457,848)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(10,314,134)	$(4,629,717)	$(3,170,577)	$(93,059)	$(3,541,584)
	Sub-Accounts
	FIDELITY MONEY MARKET FUND	FIDELITY OVERSEAS II1	FIDELITY VIP MONEY MARKET SERVICE CLASS	FRANKLIN FLEX CAP GROWTH SECURITIES	FRANKLIN FOUNDING ALLOCATION FUND CLASS II1
Investment Income
Dividend Income	$31,315	$1,628	$258,322	$262	$4,512
Mortality and Expense Risk Charge	(10,514)	(245)	(122,952)	(2,848)	(840)
Asset-Related Administration Charge	(3,781)	(36)	(16,756)	(353)	(114)
Net Investment Income (Loss)	17,020	1,347	118,614	(2,939)	3,558
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	-	(432)	2	(22,240)	(3,115)
Realized Capital Gain Distributions Received	-	-	-	-	4,476
Net Change in Unrealized Appreciation (Depreciation)	-	(20,283)	(2)	(75,950)	(51,971)
Net Gain (Loss) on Investments	-	(20,715)	-	(98,190)	(50,610)
Net Increase (Decrease) in Net Assets Resulting from Operations	$17,020	$(19,368)	$118,614	$(101,129)	$(47,052)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	FRANKLIN INCOME SECURITIES FUND CLASS II	FRANKLIN SMALL CAP VALUE FUND II	FRANKLIN SMALL-MID CAP GROWTH II	FRANKLIN U.S. GOVERNMENT II	IBBOTSON AGGRESSIVE GROWTH CLASS I
Investment Income
Dividend Income	$368,586	$49,722	$-	$865,831	$924
Mortality and Expense Risk Charge	(84,414)	(54,174)	(68,891)	(221,595)	(1,153)
Asset-Related Administration Charge	(10,786)	(6,885)	(8,627)	(29,111)	(470)
Net Investment Income (Loss)	273,386	(11,337)	(77,518)	615,125	(699)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(121,479)	(190,453)	(19,665)	(107,289)	(6,992)
Realized Capital Gain Distributions Received	154,345	344,374	700,974	-	7
Net Change in Unrealized Appreciation (Depreciation)	(2,646,556)	(1,869,545)	(3,467,388)	531,557	(61,810)
Net Gain (Loss) on Investments	(2,613,690)	(1,715,624)	(2,786,079)	424,268	(68,795)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(2,340,304)	$(1,726,961)	$(2,863,597)	$1,039,393	$(69,494)
	Sub-Accounts
	IBBOTSON AGGRESSIVE GROWTH CLASS II1	IBBOTSON BALANCED CLASS I	IBBOTSON BALANCED CLASS II1	IBBOTSON CONSERVATIVE CLASS I	IBBOTSON CONSERVATIVE CLASS II1
Investment Income
Dividend Income	$13	$14,994	$252	$1,310	$-
Mortality and Expense Risk Charge	(3,470)	(8,388)	(986)	(904)	(41)
Asset-Related Administration Charge	(416)	(2,829)	(118)	(341)	(5)
Net Investment Income (Loss)	(3,873)	3,777	(852)	65	(46)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(2,983)	(13,708)	(11,001)	(41)	(5)
Realized Capital Gain Distributions Received	43	208	56	18	2
Net Change in Unrealized Appreciation (Depreciation)	(205,702)	(247,595)	(15,266)	(8,327)	417
Net Gain (Loss) on Investments	(208,642)	(261,095)	(26,211)	(8,350)	414
Net Increase (Decrease) in Net Assets Resulting from Operations	$(212,515)	$(257,318)	$(27,063)	$(8,285)	$368

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	IBBOTSON GROWTH CLASS I	IBBOTSON GROWTH CLASS II1	IBBOTSON INCOME AND GROWTH CLASS I	IBBOTSON INCOME AND GROWTH CLASS II1	ING GLOBAL RESOURCES
Investment Income
Dividend Income	$665	$244	$7,521	$-	$41,036
Mortality and Expense Risk Charge	(4,202)	(699)	(1,954)	(172)	(31,768)
Asset-Related Administration Charge	(1,460)	(92)	(728)	(21)	(3,897)
Net Investment Income (Loss)	(4,997)	(547)	4,839	(193)	5,371
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(51,476)	(5,958)	(1,019)	(43)	231,306
Realized Capital Gain Distributions Received	93	28	8	4	418,843
Net Change in Unrealized Appreciation (Depreciation)	(159,619)	(21,172)	(40,613)	3,242	(1,784,515)
Net Gain (Loss) on Investments	(211,002)	(27,102)	(41,624)	3,203	(1,134,366)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(215,999)	$(27,649)	$(36,785)	$3,010	$(1,128,995)
	Sub-Accounts
	ING JP MORGAN EMERGING MARKETS EQUITY I	JP MORGAN INTERNATIONAL EQUITY	JP MORGAN MID-CAP VALUE	JP MORGAN US LARGE CAP CORE EQUITY	MUTUAL SHARES SECURITIES
Investment Income
Dividend Income	$58,954	$159,418	$70,653	$55,140	$252,778
Mortality and Expense Risk Charge	(28,012)	(111,983)	(79,712)	(49,708)	(103,893)
Asset-Related Administration Charge	(3,361)	(14,105)	(10,157)	(6,981)	(12,816)
Net Investment Income (Loss)	27,581	33,330	(19,216)	(1,549)	136,069
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	194,927	209,919	41,140	43,506	173,069
Realized Capital Gain Distributions Received	132,891	1,464,817	478,944	-	359,535
Net Change in Unrealized Appreciation (Depreciation)	(1,818,253)	(6,397,380)	(3,035,910)	(1,650,612)	(4,467,012)
Net Gain (Loss) on Investments	(1,490,435)	(4,722,644)	(2,515,826)	(1,607,106)	(3,934,408)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(1,462,854)	$(4,689,314)	$(2,535,042)	$(1,608,655)	$(3,798,339)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	NEUBERGER BERMAN AMT GUARDIAN CLASS S1	NEUBERGER BERMAN AMT MID CAP GROWTH CLASS S1	PIMCO ALL ASSET PORTFOLIO ADVISOR	PIMCO COMMODITY FUND ADMIN	PIONEER BOND VCT CLASS I
Investment Income
Dividend Income	$239	$-	$15,222	$152,904	$315,255
Mortality and Expense Risk Charge	(128)	(774)	(3,080)	(41,590)	(74,493)
Asset-Related Administration Charge	(15)	(93)	(384)	(5,281)	(9,536)
Net Investment Income (Loss)	96	(867)	11,758	106,033	231,226
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(590)	(4,949)	(601)	262,702	(116,773)
Realized Capital Gain Distributions Received	1,832	-	789	33,777	-
Net Change in Unrealized Appreciation (Depreciation)	(15,974)	(53,015)	(56,776)	(2,031,554)	(231,109)
Net Gain (Loss) on Investments	(14,732)	(57,964)	(56,588)	(1,735,075)	(347,882)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(14,636)	$(58,831)	$(44,830)	$(1,629,042)	$(116,656)
	Sub-Accounts
	PIONEER EMERGING MARKETS VCT CLASS II	PIONEER EQUITY INCOME VCT CLASS II	PIONEER FUND VCT CLASS I	PIONEER GROWTH OPPORTUNITIES VCT CLASS I	PIONEER HIGH YIELD VCT CLASS II
Investment Income
Dividend Income	$3,222	$86,366	$1,001,808	$-	$123,253
Mortality and Expense Risk Charge	(45,060)	(41,477)	(690,559)	(561,203)	(20,002)
Asset-Related Administration Charge	(5,696)	(5,133)	(83,120)	(68,071)	(2,338)
Net Investment Income (Loss)	(47,534)	39,756	228,129	(629,274)	100,913
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(364,661)	(230,165)	(840,288)	(1,893,768)	(175,696)
Realized Capital Gain Distributions Received	571,435	205,266	2,253,680	4,334,499	11,051
Net Change in Unrealized Appreciation (Depreciation)	(3,079,772)	(1,199,873)	(23,808,456)	(21,615,111)	(427,339)
Net Gain (Loss) on Investments	(2,872,998)	(1,224,772)	(22,395,064)	(19,174,380)	(591,984)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(2,920,532)	$(1,185,016)	$(22,166,935)	$(19,803,654)	$(491,071)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	PIONEER MID-CAP VALUE VCT CLASS I	PIONEER MONEY MARKET VCT CLASS I	PIONEER REAL ESTATE VCT CLASS II	PIONEER SMALL-CAP VALUE VCT CLASS I	PIONEER SMALL-CAP VALUE VCT CLASS II
Investment Income
Dividend Income	$132,743	$103,382	$88,318	$61,088	$6,757
Mortality and Expense Risk Charge	(146,195)	(54,375)	(26,609)	(128,009)	(35,263)
Asset-Related Administration Charge	(17,729)	(6,876)	(3,450)	(16,241)	(4,502)
Net Investment Income (Loss)	(31,181)	42,131	58,259	(83,162)	(33,008)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(1,194,176)	-	(654,845)	(1,200,022)	(732,920)
Realized Capital Gain Distributions Received	912,997	-	563,541	1,632,809	458,907
Net Change in Unrealized Appreciation (Depreciation)	(4,327,336)	-	(953,472)	(5,048,887)	(971,256)
Net Gain (Loss) on Investments	(4,608,515)	-	(1,044,776)	(4,616,100)	(1,245,269)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(4,639,696)	$42,131	$(986,517)	$(4,699,262)	$(1,278,277)
	Sub-Accounts
	PIONEER STRATEGIC INCOME VCT CLASS II	SUMMIT BALANCE INDEX[1]	SUMMIT BARCLAYS AGGREGATE BOND INDEX[1]	SUMMIT EAFE INTERNATIONAL INDEX F CLASS[1]	SUMMIT NASDAQ 100 INDEX[1]
Investment Income
Dividend Income	$157,061	$23	$5,095	$-	$6
Mortality and Expense Risk Charge	(28,804)	(8)	(1,318)	-	(24)
Asset-Related Administration Charge	(3,688)	(1)	(160)	-	(3)
Net Investment Income (Loss)	124,569	14	3,617	-	(21)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(48,694)	(8)	(256)	-	(5)
Realized Capital Gain Distributions Received	3,316	-	-	-	-
Net Change in Unrealized Appreciation (Depreciation)	(455,467)	(344)	8,467	(19)	(1,330)
Net Gain (Loss) on Investments	(500,845)	(352)	8,211	(19)	(1,335)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(376,276)	$(338)	$11,828	$(19)	$(1,356)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	SUMMIT RUSSELL 2000 SMALL CAP INDEX F CLASS[1]	SUMMIT S&P MID CAP 400 INDEX F CLASS[1]	TEMPLETON DEVELOPING MARKETS II	TEMPLETON GLOBAL INCOME SECURITIES II	TEMPLETON GROWTH SECURITIES II
Investment Income
Dividend Income	$715	$69	$145,531	$120,941	$106,971
Mortality and Expense Risk Charge	(921)	(43)	(68,181)	(43,208)	(75,821)
Asset-Related Administration Charge	(117)	(5)	(8,625)	(5,478)	(9,332)
Net Investment Income (Loss)	(323)	21	68,725	72,255	21,818
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(4,396)	(18)	334,445	119,153	39,446
Realized Capital Gain Distributions Received	2,166	2	1,090,859	-	421,534
Net Change in Unrealized Appreciation (Depreciation)	(52,156)	(4,946)	(5,366,370)	(59,396)	(3,767,556)
Net Gain (Loss) on Investments	(54,386)	(4,962)	(3,941,066)	59,757	(3,306,576)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(54,709)	$(4,941)	$(3,872,341)	$132,012	$(3,284,758)
	Sub-Accounts
	VANGUARD BALANCED	VANGUARD HIGH YIELD BOND	VANGUARD INTERNATIONAL	VANGUARD MID-CAP INDEX	VANGUARD REIT INDEX
Investment Income
Dividend Income	$8,491	$27,112	$6,624	$12,122	$5,599
Mortality and Expense Risk Charge	(4,121)	(4,396)	(4,170)	(9,886)	(2,401)
Asset-Related Administration Charge	(1,485)	(1,135)	(1,299)	(2,555)	(632)
Net Investment Income (Loss)	2,885	21,581	1,155	(319)	2,566
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(7,182)	(16,078)	(48,827)	(84,934)	(39,789)
Realized Capital Gain Distributions Received	11,543	-	23,253	106,671	57,318
Net Change in Unrealized Appreciation (Depreciation)	(147,126)	(137,324)	(258,030)	(601,052)	(156,994)
Net Gain (Loss) on Investments	(142,765)	(153,402)	(283,604)	(579,315)	(139,465)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(139,880)	$(131,821)	$(282,449)	$(579,634)	$(136,899)

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Operations

Year Ended Decmber 31, 2008

	Sub-Accounts
	VANGUARD TOTAL BOND MARKET INDEX	VANGUARD TOTAL STOCK MARKET INDEX	WANGER USA[1]
Investment Income
Dividend Income	$59,346	$14,800	$-
Mortality and Expense Risk Charge	(19,178)	(13,366)	(5,196)
Asset-Related Administration Charge	(4,896)	(3,562)	(624)
Net Investment Income (Loss)	35,272	(2,128)	(5,820)
Realized and Unrealized Gain (Loss) on Investments
Net Realized Gain (Loss) on the Sale of Fund Shares	(5,380)	(95,000)	11,739
Realized Capital Gain Distributions Received	-	55,870	50,785
Net Change in Unrealized Appreciation (Depreciation)	68,146	(639,474)	(258,779)
Net Gain (Loss) on Investments	62,766	(678,604)	(196,255)
Net Increase (Decrease) in Net Assets Resulting from Operations	$98,038	$(680,732)	$(202,075)

1  Reference Note 1 for name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AIM CAPITAL APPRECIATION I	AIM CAPITAL APPRECIATION II	AIM CAPITAL DEVELOPMENT SERIES I	AIM CAPITAL DEVELOPMENT SERIES II	AIM GLOBAL HEALTHCARE
Net Assets at January 1, 2007	$10,150,243	$123,275	$394,443	$588,333	$1,013,280
Increase in Net Assets from Operations
Net Investment Income (Loss)	(138,825)	(4,372)	(6,269)	(10,998)	(13,837)
Realized Gains (Losses)	190,576	10,421	55,847	110,813	63,752
Net Change in Unrealized Appreciation (Depreciation)	935,722	6,778	(14,124)	(45,859)	45,167
Net Increase (Decrease) in Net Assets Resulting from Operations	987,473	12,827	35,454	53,956	95,082
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	786,815	729,675	60,412	426,465	93,872
Spinnaker Advisor	26,972	13,235	7,998	45,094	5,995
Spinnaker with EEB	-	-	-	840	-
Spinnaker with GMDB	-	-	-	2	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	17,450	6,231	12,638	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	3,016	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(2,503,579)	(127,905)	(59,545)	(265,692)	(218,470)
Spinnaker Advisor	(210,129)	(2,801)	(4,139)	(55,703)	(53,543)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	(2)	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(6,201)	(17,974)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(3,185)	(52)	(60)	(131)	(63)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(1,903,106)	632,618	4,696	145,537	(172,209)
Total Increase (Decrease) in Net Assets	(915,633)	645,445	40,150	199,493	(77,127)
Net Assets at December 31, 2007	$9,234,610	$768,720	$434,593	$787,826	$936,153

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AIM CAPITAL APPRECIATION I	AIM CAPITAL APPRECIATION II	AIM CAPITAL DEVELOPMENT SERIES I	AIM CAPITAL DEVELOPMENT SERIES II	AIM GLOBAL HEALTHCARE
Net Assets at December 31, 2007	$9,234,610	$768,720	$434,593	$787,826	$936,153
Increase in Net Assets from Operations
Net Investment Income (Loss)	(97,017)	(12,148)	(4,658)	(8,985)	(10,018)
Realized Gains (Losses)	(142,892)	(54,082)	50,290	34,360	176,825
Net Change in Unrealized Appreciation (Depreciation)	(3,492,415)	(401,063)	(251,081)	(399,632)	(407,560)
Net Increase (Decrease) in Net Assets Resulting from Operations	(3,732,324)	(467,293)	(205,449)	(374,257)	(240,753)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	453,677	567,002	56,436	244,904	54,701
Spinnaker Advisor	27,715	50,978	9,424	2,590	15,498
Spinnaker with EEB	-	-	-	840	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	32,882	-	205	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	235	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(1,219,776)	(182,496)	(56,830)	(238,505)	(193,858)
Spinnaker Advisor	(103,056)	(21,748)	(13,115)	(13,834)	(67,579)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	(28,299)	-	(1,695)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	(14)	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(2,500)	(5)	(60)	(132)	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(843,940)	418,535	(4,145)	(5,627)	(191,238)
Total Increase (Decrease) in Net Assets	(4,576,264)	(48,758)	(209,594)	(379,884)	(431,991)
Net Assets at December 31, 2008	$4,658,346	$719,962	$224,999	$407,942	$504,162

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AIM GLOBAL REAL ESTATE	AIM INTERNATIONAL GROWTH I	AIM INTERNATIONAL GROWTH II	AIM SMALL CAP EQUITY II1	AMERICAN CENTURY BALANCED
Net Assets at January 1, 2007	$20,686,455	$2,869,518	$1,835,592	$-	$17,914,734
Increase in Net Assets from Operations
Net Investment Income (Loss)	669,626	(30,955)	(30,936)	-	119,970
Realized Gains (Losses)	5,784,304	219,909	283,137	-	1,185,082
Net Change in Unrealized Appreciation (Depreciation)	(7,549,494)	178,058	88,378	-	(686,037)
Net Increase (Decrease) in Net Assets Resulting from Operations	(1,095,564)	367,012	340,579	-	619,015
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,661,743	430,195	4,090,820	-	2,242,124
Spinnaker Advisor	268,239	42,809	652,351	-	514,209
Spinnaker with EEB	-	-	840	-	1,680
Spinnaker with GMDB	-	-	1,745	-	3
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	1,787	1,613	1,736,146	-	61,473
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	18	-	37	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(5,173,524)	(432,788)	(580,965)	-	(3,469,472)
Spinnaker Advisor	(1,420,074)	(118,776)	(174,762)	-	(850,892)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(14)	-	(42)
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(7,140)	(3,790)	(1,541,929)	-	(149,358)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(3,048)	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(3,242)	(32)	(156)	-	(34,314)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(4,675,241)	(80,769)	4,184,113	-	(1,684,589)
Total Increase (Decrease) in Net Assets	(5,770,805)	286,243	4,524,692	-	(1,065,574)
Net Assets at December 31, 2007	$14,915,650	$3,155,761	$6,360,284	$-	$16,849,160

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AIM GLOBAL REAL ESTATE	AIM INTERNATIONAL GROWTH I	AIM INTERNATIONAL GROWTH II	AIM SMALL CAP EQUITY II1	AMERICAN CENTURY BALANCED
Net Assets at December 31, 2007	$14,915,650	$3,155,761	$6,360,284	$-	$16,849,160
Increase in Net Assets from Operations
Net Investment Income (Loss)	431,862	(21,274)	(51,696)	(138)	185,179
Realized Gains (Losses)	1,776,909	168,297	(157,784)	69	611,318
Net Change in Unrealized Appreciation (Depreciation)	(8,215,405)	(1,411,841)	(3,047,430)	(8,731)	(4,130,745)
Net Increase (Decrease) in Net Assets Resulting from Operations	(6,006,634)	(1,264,818)	(3,256,910)	(8,800)	(3,334,248)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,113,410	338,604	3,782,518	13,080	1,487,367
Spinnaker Advisor	286,404	27,808	349,909	19,916	500,578
Spinnaker with EEB	-	-	840	-	1,680
Spinnaker with GMDB	-	-	2,727	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	2,036	2,291	76,662	-	24,379
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	114	-	35	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(3,122,849)	(372,859)	(1,054,526)	-	(3,201,418)
Spinnaker Advisor	(616,517)	(168,157)	(503,914)	(12)	(897,547)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(135)	-	(60)
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(973)	(2,238)	(556,796)	-	(27,358)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(659)	-	(6)	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(2,842)	(35)	(244)	-	(32,208)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(2,341,876)	(174,586)	2,097,070	32,984	(2,144,587)
Total Increase (Decrease) in Net Assets	(8,348,510)	(1,439,404)	(1,159,840)	24,184	(5,478,835)
Net Assets at December 31, 2008	$6,567,140	$1,716,357	$5,200,444	$24,184	$11,370,325

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AMERICAN CENTURY INFLATION PROTECTION II	AMERICAN CENTURY INTERNATIONAL	AMERICAN CENTURY LARGE COMPANY VALUE II	AMERICAN CENTURY ULTRA I	AMERICAN CENTURY ULTRA II
Net Assets at January 1, 2007	$2,065,942	$17,200,857	$562,435	$776,467	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	77,691	(141,023)	(5,989)	(12,733)	(728)
Realized Gains (Losses)	(7,652)	1,343,026	22,195	34,701	1,079
Net Change in Unrealized Appreciation (Depreciation)	154,888	1,678,355	(38,266)	138,540	9,965
Net Increase (Decrease) in Net Assets Resulting from Operations	224,927	2,880,358	(22,060)	160,508	10,316
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,256,763	2,679,123	185,078	286,052	95,556
Spinnaker Advisor	246,443	501,078	107,434	76,022	9,926
Spinnaker with EEB	-	3,024	-	672	-
Spinnaker with GMDB	-	460	1,265	1	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	38,978	1,533,042	45,286	120	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	287	-	-	37	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(197,084)	(3,760,868)	(180,512)	(254,416)	(9,945)
Spinnaker Advisor	(86,853)	(421,846)	(52,809)	(41,196)	(1,074)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	(21)	(6)	(6)	(1)	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(7,763)	(1,632,649)	(42,971)	(8,241)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(2,315)	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(5,916)	(8,954)	(69)	(119)	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	1,242,519	(1,107,596)	62,696	58,931	94,463
Total Increase (Decrease) in Net Assets	1,467,446	1,772,762	40,636	219,439	104,779
Net Assets at December 31, 2007	$3,533,388	$18,973,619	$603,071	$995,906	$104,779

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AMERICAN CENTURY INFLATION PROTECTION II	AMERICAN CENTURY INTERNATIONAL	AMERICAN CENTURY LARGE COMPANY VALUE II	AMERICAN CENTURY ULTRA I	AMERICAN CENTURY ULTRA II
Net Assets at December 31, 2007	$3,533,388	$18,973,619	$603,071	$995,906	$104,779
Increase in Net Assets from Operations
Net Investment Income (Loss)	134,887	(84,477)	3,958	(7,997)	(1,598)
Realized Gains (Losses)	13,734	1,641,897	(41,871)	75,955	2,807
Net Change in Unrealized Appreciation (Depreciation)	(314,271)	(9,777,575)	(175,126)	(360,292)	(55,600)
Net Increase (Decrease) in Net Assets Resulting from Operations	(165,650)	(8,220,155)	(213,039)	(292,334)	(54,391)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,642,705	1,730,929	215,684	98,393	115,566
Spinnaker Advisor	719,461	439,370	4,352	4,270	361
Spinnaker with EEB	-	3,024	-	672	-
Spinnaker with GMDB	-	18	36	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	19,211	27,655	70,000	16	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	35	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(732,797)	(2,716,072)	(181,673)	(369,555)	(85,412)
Spinnaker Advisor	(873,030)	(553,057)	(87,828)	(123,233)	(3,706)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	(4)	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(6,257)	(234,710)	-	(255)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(825)	-	-	(6)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(5,618)	(7,792)	(150)	(113)	(90)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	762,850	(1,310,639)	20,421	(389,776)	26,719
Total Increase (Decrease) in Net Assets	597,200	(9,530,794)	(192,618)	(682,110)	(27,672)
Net Assets at December 31, 2008	$4,130,588	$9,442,825	$410,453	$313,796	$77,107

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AMERICAN CENTURY VALUE	DREYFUS APPRECIATION	DREYFUS MIDCAP STOCK	DREYFUS QUALITY BOND	DREYFUS SOCIALLY RESPONSIBLE
Net Assets at January 1, 2007	$4,834,183	$7,816,852	$24,334,023	$8,468,871	$3,105,818
Increase in Net Assets from Operations
Net Investment Income (Loss)	7,824	14,119	(227,217)	278,330	(31,468)
Realized Gains (Losses)	442,876	475,042	3,733,437	(76,639)	39,304
Net Change in Unrealized Appreciation (Depreciation)	(783,982)	(75,495)	(3,275,507)	(33,418)	184,944
Net Increase (Decrease) in Net Assets Resulting from Operations	(333,282)	413,666	230,713	168,273	192,780
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,470,246	486,247	1,803,522	935,555	1,168,978
Spinnaker Advisor	44,061	153,855	356,011	163,606	62,057
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	750	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	10,906	-	3,393	-	37,133
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	308	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(1,236,471)	(1,493,871)	(4,782,076)	(1,204,510)	(508,011)
Spinnaker Advisor	(156,114)	(473,734)	(2,169,182)	(868,222)	(113,463)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	(8)	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	(6)	(16,715)	-	(22,342)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	(6,077)	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(1,144)	(2,867)	(6,175)	(14,645)	(1,994)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	131,484	(1,329,634)	(4,816,991)	(988,216)	622,358
Total Increase (Decrease) in Net Assets	(201,798)	(915,968)	(4,586,278)	(819,943)	815,138
Net Assets at December 31, 2007	$4,632,385	$6,900,884	$19,747,745	$7,648,928	$3,920,956

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	AMERICAN CENTURY VALUE	DREYFUS APPRECIATION	DREYFUS MIDCAP STOCK	DREYFUS QUALITY BOND	DREYFUS SOCIALLY RESPONSIBLE
Net Assets at December 31, 2007	$4,632,385	$6,900,884	$19,747,745	$7,648,928	$3,920,956
Increase in Net Assets from Operations
Net Investment Income (Loss)	41,229	33,342	(70,949)	238,519	(23,315)
Realized Gains (Losses)	59,469	559,686	1,550,180	(186,255)	(90,770)
Net Change in Unrealized Appreciation (Depreciation)	(1,324,773)	(2,529,687)	(8,820,760)	(431,106)	(1,336,534)
Net Increase (Decrease) in Net Assets Resulting from Operations	(1,224,075)	(1,936,659)	(7,341,529)	(378,842)	(1,450,619)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,025,053	483,400	1,458,797	587,185	790,747
Spinnaker Advisor	65,113	196,928	529,262	85,809	126,266
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	734	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	1,072	-	1,791	-	52,603
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	136	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(1,288,110)	(1,293,150)	(2,952,477)	(1,585,580)	(691,829)
Spinnaker Advisor	(106,374)	(258,894)	(1,381,160)	(543,349)	(59,311)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	(8)	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(15,641)	-	(2,226)	-	(68,180)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	(1,826)	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(968)	(2,333)	(4,745)	(12,506)	(1,736)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(319,855)	(873,323)	(2,352,448)	(1,468,441)	148,560
Total Increase (Decrease) in Net Assets	(1,543,930)	(2,809,982)	(9,693,977)	(1,847,283)	(1,302,059)
Net Assets at December 31, 2008	$3,088,455	$4,090,902	$10,053,768	$5,801,645	$2,618,897

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	DREYFUS STOCK INDEX	DREYFUS TECHNOLOGY GROWTH	DWS BALANCED VIP A	DWS CAPITAL GROWTH VIP B1	DWS GLOBAL OPPORTUNITIES B SHARE[1]
Net Assets at January 1, 2007	$17,960,788	$3,459,050	$22,863,409	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	12,428	(51,191)	413,466	-	-
Realized Gains (Losses)	990,143	29,909	96,881	-	-
Net Change in Unrealized Appreciation (Depreciation)	(365,060)	465,811	237,483	-	-
Net Increase (Decrease) in Net Assets Resulting from Operations	637,511	444,529	747,830	-	-
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	4,161,105	605,238	974,786	-	-
Spinnaker Advisor	1,115,162	187,561	150,483	-	-
Spinnaker with EEB	2,520	-	-	-	-
Spinnaker with GMDB	1,034	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	62,459	10,148	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	6,031	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(2,759,940)	(752,136)	(4,570,514)	-	-
Spinnaker Advisor	(1,099,815)	(57,200)	(680,280)	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	(39)	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(90,308)	(10,405)	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(10,324)	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(7,866)	(2,753)	(36,077)	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	1,380,019	(19,547)	(4,161,602)	-	-
Total Increase (Decrease) in Net Assets	2,017,530	424,982	(3,413,772)	-	-
Net Assets at December 31, 2007	$19,978,318	$3,884,032	$19,449,637	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	DREYFUS STOCK INDEX	DREYFUS TECHNOLOGY GROWTH	DWS BALANCED VIP A	DWS CAPITAL GROWTH VIP B1	DWS GLOBAL OPPORTUNITIES B SHARE[1]
Net Assets at December 31, 2007	$19,978,318	$3,884,032	$19,449,637	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	58,991	(42,911)	432,103	(2,591)	-
Realized Gains (Losses)	570,300	(89,720)	(509,041)	(13,904)	-
Net Change in Unrealized Appreciation (Depreciation)	(8,066,286)	(1,465,604)	(4,980,873)	(119,745)	3
Net Increase (Decrease) in Net Assets Resulting from Operations	(7,436,995)	(1,598,235)	(5,057,811)	(136,240)	3
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	3,257,745	646,657	761,979	616,599	30
Spinnaker Advisor	1,242,833	25,325	232,178	5,871	-
Spinnaker with EEB	2,520	-	-	-	-
Spinnaker with GMDB	658	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	63,402	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	341	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(2,943,306)	(738,258)	(3,066,804)	(31,989)	-
Spinnaker Advisor	(2,170,887)	(64,540)	(291,311)	(204)	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	(39)	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(97,813)	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(3,179)	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(8,021)	(2,005)	(30,147)	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(655,746)	(132,821)	(2,394,105)	590,277	30
Total Increase (Decrease) in Net Assets	(8,092,741)	(1,731,056)	(7,451,916)	454,037	33
Net Assets at December 31, 2008	$11,885,577	$2,152,976	$11,997,721	$454,037	$33

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	DWS GLOBAL THEMATIC B SHARE[1]	DWS INTERNATIONAL VIP A	DWS SMALL CAP INDEX A SHARE[1]	FEDERATED CAPITAL INCOME	FEDERATED HIGH INCOME BOND
Net Assets at January 1, 2007	$-	$9,725,634	$-	$2,905,985	$5,505,895
Increase in Net Assets from Operations
Net Investment Income (Loss)	-	101,952	-	101,468	345,724
Realized Gains (Losses)	-	258,854	-	(69,544)	(94,777)
Net Change in Unrealized Appreciation (Depreciation)	-	841,717	-	41,371	(145,015)
Net Increase (Decrease) in Net Assets Resulting from Operations	-	1,202,523	-	73,295	105,932
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	350,950	-	100,144	488,831
Spinnaker Advisor	-	10,530	-	2,404	81,793
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	392
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	(1,974,721)	-	(439,871)	(1,155,635)
Spinnaker Advisor	-	(43,779)	-	(69,064)	(284,643)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	(68)	(27)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	-	(6,034)	-	(7,278)	(11,713)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	-	(1,663,054)	-	(413,733)	(881,002)
Total Increase (Decrease) in Net Assets	-	(460,531)	-	(340,438)	(775,070)
Net Assets at December 31, 2007	$-	$9,265,103	$-	$2,565,547	$4,730,825

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	DWS GLOBAL THEMATIC B SHARE[1]	DWS INTERNATIONAL VIP A	DWS SMALL CAP INDEX A SHARE[1]	FEDERATED CAPITAL INCOME	FEDERATED HIGH INCOME BOND
Net Assets at December 31, 2007	$-	$9,265,103	$-	$2,565,547	$4,730,825
Increase in Net Assets from Operations
Net Investment Income (Loss)	(20)	699	(73)	99,731	342,260
Realized Gains (Losses)	(635)	1,044,454	(17)	(185,611)	(300,259)
Net Change in Unrealized Appreciation (Depreciation)	232	(5,221,772)	(4,123)	(391,798)	(1,104,287)
Net Increase (Decrease) in Net Assets Resulting from Operations	(423)	(4,176,619)	(4,213)	(477,678)	(1,062,286)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	32,738	287,184	-	128,412	136,955
Spinnaker Advisor	-	32,479	-	337	6,787
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	1,273
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	17,879	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(29,087)	(1,144,128)	-	(572,778)	(859,198)
Spinnaker Advisor	-	(208,108)	-	(17,931)	(326,402)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	(90)	(292)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	DWS GLOBAL THEMATIC B SHARE[1]	DWS INTERNATIONAL VIP A	DWS SMALL CAP INDEX A SHARE[1]	FEDERATED CAPITAL INCOME	FEDERATED HIGH INCOME BOND
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$(5,296)	$-	$(6,088)	$(9,571)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	3,651	(1,037,869)	17,879	(468,138)	(1,050,448)
Total Increase (Decrease) in Net Assets	3,228	(5,214,488)	13,666	(945,816)	(2,112,734)
Net Assets at December 31, 2008	$3,228	$4,050,615	$13,666	$1,619,731	$2,618,091

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FEDERATED INTERNATIONAL EQUITY	FIDELITY ASSET MANAGER	FIDELITY CONTRAFUND	FIDELITY EQUITY INCOME	FIDELITY FREEDOM FUNDS 2010 II1
Net Assets at January 1, 2007	$2,406,534	$501,767	$36,624,986	$11,783,342	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	(28,170)	22,633	(179,967)	37,547	-
Realized Gains (Losses)	(4,180)	31,769	12,029,330	1,499,608	-
Net Change in Unrealized Appreciation (Depreciation)	211,176	10,357	(6,319,788)	(1,524,378)	-
Net Increase (Decrease) in Net Assets Resulting from Operations	178,826	64,759	5,529,575	12,777	-
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	89,757	59,565	5,515,931	2,859,446	-
Spinnaker Advisor	-	3,187	627,300	309,030	-
Spinnaker with EEB	-	-	-	1,176	-
Spinnaker with GMDB	-	-	2,201	74	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	213,990	47,187	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	4,523	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(591,178)	(119,772)	(8,527,881)	(2,848,225)	-
Spinnaker Advisor	-	(30,480)	(646,969)	(675,752)	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(188)	(2)	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(56,075)	(89,166)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	(8,346)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FEDERATED INTERNATIONAL EQUITY	FIDELITY ASSET MANAGER	FIDELITY CONTRAFUND	FIDELITY EQUITY INCOME	FIDELITY FREEDOM FUNDS 2010 II1
Contract Maintenance Charges
Spinnaker & Mainsail	$(1,973)	$(1,079)	$(45,558)	$(943)	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(503,394)	(88,579)	(2,912,726)	(405,521)	-
Total Increase (Decrease) in Net Assets	(324,568)	(23,820)	2,616,849	(392,744)	-
Net Assets at December 31, 2007	$2,081,966	$477,947	$39,241,835	$11,390,598	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FEDERATED INTERNATIONAL EQUITY	FIDELITY ASSET MANAGER	FIDELITY CONTRAFUND	FIDELITY EQUITY INCOME	FIDELITY FREEDOM FUNDS 2010 II1
Net Assets at December 31, 2007	$2,081,966	$477,947	$39,241,835	$11,390,598	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	(11,138)	6,712	(130,387)	104,505	1,204
Realized Gains (Losses)	(87,571)	48,116	(353,450)	(544,695)	398
Net Change in Unrealized Appreciation (Depreciation)	(748,482)	(220,707)	(16,320,374)	(4,536,671)	(13,161)
Net Increase (Decrease) in Net Assets Resulting from Operations	(847,191)	(165,879)	(16,804,211)	(4,976,861)	(11,559)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	73,873	67,800	5,728,999	2,125,970	19,469
Spinnaker Advisor	-	65,411	993,444	298,094	44,431
Spinnaker with EEB	-	-	-	1,176	-
Spinnaker with GMDB	-	-	768	72	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	71,111	9,266	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	279	160	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out	-			-
Spinnaker & Mainsail	(422,589)	(34,890)	(6,822,209)	(1,947,105)	-
Spinnaker Advisor	-	(9,520)	(767,050)	(508,451)	(3,136)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(42)	(6)	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(121,701)	(5,179)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	(26)	(2,184)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FEDERATED INTERNATIONAL EQUITY	FIDELITY ASSET MANAGER	FIDELITY CONTRAFUND	FIDELITY EQUITY INCOME	FIDELITY FREEDOM FUNDS 2010 II1
Contract Maintenance Charges
Spinnaker & Mainsail	$(1,748)	$(843)	$(41,769)	$(1,542)	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(350,464)	87,958	(958,196)	(29,729)	60,764
Total Increase (Decrease) in Net Assets	(1,197,655)	(77,921)	(17,762,407)	(5,006,590)	49,205
Net Assets at December 31, 2008	$884,311	$400,026	$21,479,428	$6,384,008	$49,205

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FIDELITY FREEDOM FUNDS 2015 II1	FIDELITY FREEDOM FUNDS 2020 II1	FIDELITY FREEDOM FUNDS 2025 II1	FIDELITY FREEDOM FUNDS 2030 II1	FIDELITY FREEDOM INCOME FUND II1
Net Assets at January 1, 2007	$-	$-	$-	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	-	-	-	-	-
Realized Gains (Losses)	-	-	-	-	-
Net Change in Unrealized Appreciation (Depreciation)	-	-	-	-	-
Net Increase (Decrease) in Net Assets Resulting from Operations	-	-	-	-	-
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	-	-	-	-	-
Total Increase (Decrease) in Net Assets	-	-	-	-	-
Net Assets at December 31, 2007	$-	$-	$-	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FIDELITY FREEDOM FUNDS 2015 II1	FIDELITY FREEDOM FUNDS 2020 II1	FIDELITY FREEDOM FUNDS 2025 II1	FIDELITY FREEDOM FUNDS 2030 II1	FIDELITY FREEDOM INCOME FUND II1
Net Assets at December 31, 2007	$-	$-	$-	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	385	10,892	431	1,139	1,457
Realized Gains (Losses)	490	14,018	914	3,309	300
Net Change in Unrealized Appreciation (Depreciation)	(5,295)	(42,262)	(11,318)	(36,777)	(6,042)
Net Increase (Decrease) in Net Assets Resulting from Operations	(4,420)	(17,352)	(9,973)	(32,329)	(4,285)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	11,029	412,173	-	95,215	50,889
Spinnaker Advisor	9,742	-	31,341	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	30	(30)	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Contract Maintenance Charges
Spinnaker & Mainsail	(30)	(30)	(30)	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	20,741	412,143	31,341	95,185	50,889
Total Increase (Decrease) in Net Assets	16,321	394,791	21,368	62,856	46,604
Net Assets at December 31, 2008	$16,321	$394,791	$21,368	$62,856	$46,604

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FIDELITY GROWTH	FIDELITY GROWTH & INCOME	FIDELITY GROWTH OPPORTUNITIES	FIDELITY INDEX 500	FIDELITY MID-CAP ADVISOR II
Net Assets at January 1, 2007	$20,503,750	$10,665,726	$5,927,100	$-	$4,567,918
Increase in Net Assets from Operations
Net Investment Income (Loss)	(124,314)	45,491	(85,450)	436	(55,373)
Realized Gains (Losses)	647,919	944,359	175,063	(12,371)	464,144
Net Change in Unrealized Appreciation (Depreciation)	4,299,310	97,436	1,096,134	(2,010)	283,764
Net Increase (Decrease) in Net Assets Resulting from Operations	4,822,915	1,087,286	1,185,747	(13,945)	692,535
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,733,592	1,193,535	399,139	-	2,594,269
Spinnaker Advisor	200,141	232,844	4,715	-	854,709
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	54	-	-	108
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	1,276	38,602	-	-	16,145
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	287	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	126,658	-
Focus Tier II	-	-	-	203,070	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(3,696,388)	(1,386,119)	(1,220,544)	-	(997,387)
Spinnaker Advisor	(1,034,220)	(763,513)	(118,273)	-	(271,886)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	(30)	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(6,953)	(10,246)	-	-	(14,132)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(3,431)	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	(96,224)	-
Focus Tier II	-	-	-	(176,468)	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FIDELITY GROWTH	FIDELITY GROWTH & INCOME	FIDELITY GROWTH OPPORTUNITIES	FIDELITY INDEX 500	FIDELITY MID-CAP ADVISOR II
Contract Maintenance Charges
Spinnaker & Mainsail	$(19,246)	$(11,560)	$(5,399)	$-	$(704)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(2,824,972)	(706,403)	(940,362)	57,036	2,181,122
Total Increase (Decrease) in Net Assets	1,997,943	380,883	245,385	43,091	2,873,657
Net Assets at December 31, 2007	$22,501,693	$11,046,609	$6,172,485	$43,091	$7,441,575

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FIDELITY GROWTH	FIDELITY GROWTH & INCOME	FIDELITY GROWTH OPPORTUNITIES	FIDELITY INDEX 500	FIDELITY MID-CAP ADVISOR II
Net Assets at December 31, 2007	$22,501,693	$11,046,609	$6,172,485	$43,091	$7,441,575
Increase in Net Assets from Operations
Net Investment Income (Loss)	(103,740)	(18,840)	(44,267)	4,481	(83,736)
Realized Gains (Losses)	91,733	886,675	(116,710)	(12,615)	572,446
Net Change in Unrealized Appreciation (Depreciation)	(10,302,127)	(5,497,552)	(3,009,600)	(84,925)	(4,030,294)
Net Increase (Decrease) in Net Assets Resulting from Operations	(10,314,134)	(4,629,717)	(3,170,577)	(93,059)	(3,541,584)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,493,336	1,138,594	308,806	-	2,459,034
Spinnaker Advisor	351,814	167,078	5,092	-	671,356
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	54	-	-	108
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	1,431	18,967	-	-	12,150
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	70	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	139,706	-
Focus Tier II	-	-	-	79,905	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	165,916	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out	-			-
Spinnaker & Mainsail	(2,480,571)	(1,260,401)	(946,715)	-	(1,076,411)
Spinnaker Advisor	(636,936)	(430,863)	(26,226)	-	(522,949)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	(30)	(5)	-	-	(6)
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(640)	(68)	-	-	(4,728)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(1,074)	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	(65,951)	-
Focus Tier II	-	-	-	(39,741)	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FIDELITY GROWTH	FIDELITY GROWTH & INCOME	FIDELITY GROWTH OPPORTUNITIES	FIDELITY INDEX 500	FIDELITY MID-CAP ADVISOR II
Contract Maintenance Charges
Spinnaker & Mainsail	$(14,760)	$(10,573)	$(4,861)	$-	$(911)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(1,287,360)	(377,217)	(663,904)	279,835	1,537,643
Total Increase (Decrease) in Net Assets	(11,601,494)	(5,006,934)	(3,834,481)	186,776	(2,003,941)
Net Assets at December 31, 2008	$10,900,199	$6,039,675	$2,338,004	$229,867	$5,437,634

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FIDELITY MONEY MARKET FUND	FIDELITY OVERSEAS II1	FIDELITY VIP MONEY MARKET SERVICE CLASS	FRANKLIN FLEX CAP GROWTH SECURITIES	FRANKLIN FOUNDING ALLOCATION FUND CLASS II1
Net Assets at January 1, 2007	$-	$-	$3,062,135	$116,989	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	5,409	-	151,018	(1,954)	-
Realized Gains (Losses)	-	-	(2)	7,809	-
Net Change in Unrealized Appreciation (Depreciation)	-	-	2	10,517	-
Net Increase (Decrease) in Net Assets Resulting from Operations	5,409	-	151,018	16,372	-
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	11,099,645	89,764	-
Spinnaker Advisor	-	-	3,657,466	33,590	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	6,428	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	5,103,333	68,995	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	30,121	4,523	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	1,087,217	-	-	-	-
Focus Tier II	815,303	-	-	-	-
Focus Tier III	618,596	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	80,523	-	-	-	-
Focus Tier II with GMDB	221,778	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	(9,543,926)	(75,397)	-
Spinnaker Advisor	-	-	(2,673,314)	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(12,610)	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(5,100,429)	(717)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	(30,156)	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(800,195)	-	-	-	-
Focus Tier II	(528,806)	-	-	-	-
Focus Tier III	(619,652)	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FIDELITY MONEY MARKET FUND	FIDELITY OVERSEAS II1	FIDELITY VIP MONEY MARKET SERVICE CLASS	FRANKLIN FLEX CAP GROWTH SECURITIES	FRANKLIN FOUNDING ALLOCATION FUND CLASS II1
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$(8,452)	$-	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	874,764	-	2,528,106	120,758	-
Total Increase (Decrease) in Net Assets	880,173	-	2,679,124	137,130	-
Net Assets at December 31, 2007	$880,173	$-	$5,741,259	$254,119	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FIDELITY MONEY MARKET FUND	FIDELITY OVERSEAS II1	FIDELITY VIP MONEY MARKET SERVICE CLASS	FRANKLIN FLEX CAP GROWTH SECURITIES	FRANKLIN FOUNDING ALLOCATION FUND CLASS II1
Net Assets at December 31, 2007	$880,173	$-	$5,741,259	$254,119	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	17,020	1,347	118,614	(2,939)	3,558
Realized Gains (Losses)	-	(432)	2	(22,240)	1,361
Net Change in Unrealized Appreciation (Depreciation)	-	(20,283)	(2)	(75,950)	(51,971)
Net Increase (Decrease) in Net Assets Resulting from Operations	17,020	(19,368)	118,614	(101,129)	(47,052)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	19,747	12,842,083	61,939	138,007
Spinnaker Advisor	-	46,050	7,378,078	15	75,586
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	325	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	5,948,096	790	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	176	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	2,694,782	-	-	-	-
Focus Tier II	2,241,371	-	-	-	-
Focus Tier III	1,338,669	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	578,451	-	-	-	-
Focus Tier II with GMDB	500,476	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out	-			-
Spinnaker & Mainsail	-	(499)	(10,070,613)	(19,200)	(1,107)
Spinnaker Advisor	-	-	(4,153,379)	(1)	(7,557)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(355)	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(5,850,981)	(45,362)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	(356)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(2,486,026)	-	-	-	-
Focus Tier II	(2,089,165)	-	-	-	-
Focus Tier III	(1,191,017)	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	(602,061)	-	-	-	-
Focus Tier II with GMDB	(620,729)	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FIDELITY MONEY MARKET FUND	FIDELITY OVERSEAS II1	FIDELITY VIP MONEY MARKET SERVICE CLASS	FRANKLIN FLEX CAP GROWTH SECURITIES	FRANKLIN FOUNDING ALLOCATION FUND CLASS II1
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$(10,693)	$-	$(60)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(40)	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	364,711	65,298	6,082,561	(1,999)	204,869
Total Increase (Decrease) in Net Assets	381,731	45,930	6,201,175	(103,128)	157,817
Net Assets at December 31, 2008	$1,261,904	$45,930	$11,942,434	$150,991	$157,817

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FRANKLIN INCOME SECURITIES FUND CLASS II	FRANKLIN SMALL CAP VALUE FUND II	FRANKLIN SMALL-MID CAP GROWTH II	FRANKLIN U.S. GOVERNMENT II	IBBOTSON AGGRESSIVE GROWTH CLASS I
Net Assets at January 1, 2007	$4,307,280	$3,287,618	$6,915,144	$16,426,343	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	110,964	(32,528)	(101,894)	568,371	(170)
Realized Gains (Losses)	189,946	313,678	928,697	(186,708)	(2)
Net Change in Unrealized Appreciation (Depreciation)	(226,933)	(505,139)	(168,999)	480,856	(2,391)
Net Increase (Decrease) in Net Assets Resulting from Operations	73,977	(223,989)	657,804	862,519	(2,563)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	2,967,762	2,007,474	1,033,221	3,812,610	-
Spinnaker Advisor	983,153	409,397	194,313	933,426	-
Spinnaker with EEB	-	-	-	2,688	-
Spinnaker with GMDB	2,484	1,328	-	5	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	129,841	46,773	4,607	468,064	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	6,031	-	-	1,156	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	61,035
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(890,201)	(896,709)	(1,636,850)	(2,562,439)	-
Spinnaker Advisor	(214,472)	(203,966)	(125,461)	(1,983,359)	-
Spinnaker with EEB	-	-	-	(60)	-
Spinnaker with GMDB	(35)	(189)	-	(5)	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(19,079)	(146,443)	(2,594)	(368,618)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(30)	-	-	(12,166)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FRANKLIN INCOME SECURITIES FUND CLASS II	FRANKLIN SMALL CAP VALUE FUND II	FRANKLIN SMALL-MID CAP GROWTH II	FRANKLIN U.S. GOVERNMENT II	IBBOTSON AGGRESSIVE GROWTH CLASS I
Contract Maintenance Charges
Spinnaker & Mainsail	$(9,548)	$(244)	$(7,065)	$(42,801)	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	2,955,906	1,217,421	(539,829)	248,501	61,035
Total Increase (Decrease) in Net Assets	3,029,883	993,432	117,975	1,111,020	58,472
Net Assets at December 31, 2007	$7,337,163	$4,281,050	$7,033,119	$17,537,363	$58,472

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	FRANKLIN INCOME SECURITIES FUND CLASS II	FRANKLIN SMALL CAP VALUE FUND II	FRANKLIN SMALL-MID CAP GROWTH II	FRANKLIN U.S. GOVERNMENT II	IBBOTSON AGGRESSIVE GROWTH CLASS I
Net Assets at December 31, 2007	$7,337,163	$4,281,050	$7,033,119	$17,537,363	$58,472
Increase in Net Assets from Operations
Net Investment Income (Loss)	273,386	(11,337)	(77,518)	615,125	(699)
Realized Gains (Losses)	32,866	153,921	681,309	(107,289)	(6,985)
Net Change in Unrealized Appreciation (Depreciation)	(2,646,556)	(1,869,545)	(3,467,388)	531,557	(61,810)
Net Increase (Decrease) in Net Assets Resulting from Operations	(2,340,304)	(1,726,961)	(2,863,597)	1,039,393	(69,494)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,673,316	1,594,010	909,239	3,709,135	-
Spinnaker Advisor	235,947	273,982	74,968	2,410,842	-
Spinnaker with EEB	-	-	-	2,688	-
Spinnaker with GMDB	36	764	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	277	26,525	16,348	52,150	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	41	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	125,305
Focus Tier II	-	-	-	-	99,192
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(1,248,009)	(635,328)	(1,247,001)	(3,977,952)	-
Spinnaker Advisor	(397,435)	(223,987)	(321,581)	(2,804,544)	-
Spinnaker with EEB	-	-	-	(60)	-
Spinnaker with GMDB	(70)	(7)	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(47,689)	(47,501)	(15,250)	(134,391)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	(557)	-	-	(4,351)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	(54,230)
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	FRANKLIN INCOME SECURITIES FUND CLASS II	FRANKLIN SMALL CAP VALUE FUND II	FRANKLIN SMALL-MID CAP GROWTH II	FRANKLIN U.S. GOVERNMENT II	IBBOTSON AGGRESSIVE GROWTH CLASS I
Contract Maintenance Charges
Spinnaker & Mainsail	$(13,611)	$(206)	$(5,822)	$(54,249)	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	(40)
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	202,246	988,252	(589,099)	(800,732)	170,227
Total Increase (Decrease) in Net Assets	(2,138,058)	(738,709)	(3,452,696)	238,661	100,733
Net Assets at December 31, 2008	$5,199,105	$3,542,341	$3,580,423	$17,776,024	$159,205

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	IBBOTSON AGGRESSIVE GROWTH CLASS II1	IBBOTSON BALANCED CLASS I	IBBOTSON BALANCED CLASS II1	IBBOTSON CONSERVATIVE CLASS I	IBBOTSON CONSERVATIVE CLASS II1
Net Assets at January 1, 2007	$-	$-	$-	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	-	(1,664)	-	(3)	-
Realized Gains (Losses)	-	32	-	52	-
Net Change in Unrealized Appreciation (Depreciation)	-	9,027	-	-	-
Net Increase (Decrease) in Net Assets Resulting from Operations	-	7,395	-	49	-
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	25,007	-	11,662	-
Focus Tier II	-	140,245	-	-	-
Focus Tier III	-	284,252	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	(11,711)	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	IBBOTSON AGGRESSIVE GROWTH CLASS II1	IBBOTSON BALANCED CLASS I	IBBOTSON BALANCED CLASS II1	IBBOTSON CONSERVATIVE CLASS I	IBBOTSON CONSERVATIVE CLASS II1
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$-	$-	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	-	449,504	-	(49)	-
Total Increase (Decrease) in Net Assets	-	456,899	-	-	-
Net Assets at December 31, 2007	$-	$456,899	$-	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	IBBOTSON AGGRESSIVE GROWTH CLASS II1	IBBOTSON BALANCED CLASS I	IBBOTSON BALANCED CLASS II1	IBBOTSON CONSERVATIVE CLASS I	IBBOTSON CONSERVATIVE CLASS II1
Net Assets at December 31, 2007	$-	$456,899	$-	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	(3,873)	3,777	(852)	65	(46)
Realized Gains (Losses)	(2,940)	(13,500)	(10,945)	(23)	(3)
Net Change in Unrealized Appreciation (Depreciation)	(205,702)	(247,595)	(15,266)	(8,327)	417
Net Increase (Decrease) in Net Assets Resulting from Operations	(212,515)	(257,318)	(27,063)	(8,285)	368
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,124,317	-	351,237	-	15,656
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	347,336	-	42,465	-
Focus Tier II	-	65,375	-	71,891	-
Focus Tier III	-	258,065	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	47,395	-
Focus Tier II with GMDB	-	222,452	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(3,084)	-	(60,888)	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	(209)	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	(150,000)	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	40	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	IBBOTSON AGGRESSIVE GROWTH CLASS II1	IBBOTSON BALANCED CLASS I	IBBOTSON BALANCED CLASS II1	IBBOTSON CONSERVATIVE CLASS I	IBBOTSON CONSERVATIVE CLASS II1
Contract Maintenance Charges
Spinnaker & Mainsail	$(60)	$-	$(270)	$-	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	(42)	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	(44)	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	1,121,173	742,977	290,079	161,747	15,656
Total Increase (Decrease) in Net Assets	908,658	485,659	263,016	153,462	16,024
Net Assets at December 31, 2008	$908,658	$942,558	$263,016	$153,462	$16,024

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	IBBOTSON GROWTH CLASS I	IBBOTSON GROWTH CLASS II1	IBBOTSON INCOME AND GROWTH CLASS I	IBBOTSON INCOME AND GROWTH CLASS II1	ING GLOBAL RESOURCES
Net Assets at January 1, 2007	$-	$-	$-	$-	$2,985,222
Increase in Net Assets from Operations
Net Investment Income (Loss)	(96)	-	(384)	-	(38,698)
Realized Gains (Losses)	(1)	-	20	-	1,099,548
Net Change in Unrealized Appreciation (Depreciation)	(316)	-	1,403	-	(219,226)
Net Increase (Decrease) in Net Assets Resulting from Operations	(413)	-	1,039	-	841,624
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	-	-	125,232
Spinnaker Advisor	-	-	-	-	57,157
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	74,303	-	5,834	-	-
Focus Tier II	-	-	206,450	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	-	-	(620,715)
Spinnaker Advisor	-	-	-	-	(41,309)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	(5,856)	-	-
Focus Tier II	-	-	(975)	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	IBBOTSON GROWTH CLASS I	IBBOTSON GROWTH CLASS II1	IBBOTSON INCOME AND GROWTH CLASS I	IBBOTSON INCOME AND GROWTH CLASS II1	ING GLOBAL RESOURCES
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$-	$-	$(2,524)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	74,303	-	205,453	-	(482,159)
Total Increase (Decrease) in Net Assets	73,890	-	206,492	-	359,465
Net Assets at December 31, 2007	$73,890	$-	$206,492	$-	$3,344,687

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	IBBOTSON GROWTH CLASS I	IBBOTSON GROWTH CLASS II1	IBBOTSON INCOME AND GROWTH CLASS I	IBBOTSON INCOME AND GROWTH CLASS II1	ING GLOBAL RESOURCES
Net Assets at December 31, 2007	$73,890	$-	$206,492	$-	$3,344,687
Increase in Net Assets from Operations
Net Investment Income (Loss)	(4,997)	(547)	4,839	(193)	5,371
Realized Gains (Losses)	(51,383)	(5,930)	(1,011)	(39)	650,149
Net Change in Unrealized Appreciation (Depreciation)	(159,619)	(21,172)	(40,613)	3,242	(1,784,515)
Net Increase (Decrease) in Net Assets Resulting from Operations	(215,999)	(27,649)	(36,785)	3,010	(1,128,995)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	269,017	-	96,557	176,892
Spinnaker Advisor	-	58,437	-	-	43,678
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	247,904	-	26,784	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	428,271	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	297,394	-	7,208	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	(61,157)	-	(28)	(724,166)
Spinnaker Advisor	-	(705)	-	-	(242,102)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(40,892)	-	-	-	-
Focus Tier II	-	-	(11,701)	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	(144,557)	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	IBBOTSON GROWTH CLASS I	IBBOTSON GROWTH CLASS II1	IBBOTSON INCOME AND GROWTH CLASS I	IBBOTSON INCOME AND GROWTH CLASS II1	ING GLOBAL RESOURCES
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$(60)	$-	$(30)	$(2,097)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(160)	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	787,960	265,532	22,291	96,499	(747,795)
Total Increase (Decrease) in Net Assets	571,961	237,883	(14,494)	99,509	(1,876,790)
Net Assets at December 31, 2008	$645,851	$237,883	$191,998	$99,509	$1,467,897

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	ING JP MORGAN EMERGING MARKETS EQUITY I	JP MORGAN INTERNATIONAL EQUITY	JP MORGAN MID-CAP VALUE	JP MORGAN US LARGE CAP CORE EQUITY	MUTUAL SHARES SECURITIES
Net Assets at January 1, 2007	$2,623,971	$11,645,153	$8,483,266	$6,504,151	$8,219,585
Increase in Net Assets from Operations
Net Investment Income (Loss)	(6,549)	(42,006)	(49,311)	(17,469)	(565)
Realized Gains (Losses)	271,955	1,087,053	891,972	499,397	894,925
Net Change in Unrealized Appreciation (Depreciation)	633,514	(164,737)	(766,390)	(414,793)	(757,706)
Net Increase (Decrease) in Net Assets Resulting from Operations	898,920	880,310	76,271	67,135	136,654
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	51,920	1,510,154	1,683,673	232,138	3,014,218
Spinnaker Advisor	-	102,160	467,905	515,082	283,867
Spinnaker with EEB	-	-	1,176	-	-
Spinnaker with GMDB	-	-	1,845	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	2,999	20,634	-	45,172
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(488,313)	(2,377,234)	(1,703,199)	(749,325)	(1,774,037)
Spinnaker Advisor	-	(579,426)	(419,165)	(1,504,264)	(47,895)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(189)	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	(29,075)	(172,234)	-	(69,663)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	(15,916)	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	ING JP MORGAN EMERGING MARKETS EQUITY I	JP MORGAN INTERNATIONAL EQUITY	JP MORGAN MID-CAP VALUE	JP MORGAN US LARGE CAP CORE EQUITY	MUTUAL SHARES SECURITIES
Contract Maintenance Charges
Spinnaker & Mainsail	$(1,044)	$(141)	$(788)	$(5,351)	$(6,024)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(437,437)	(1,386,479)	(120,342)	(1,511,720)	1,445,638
Total Increase (Decrease) in Net Assets	461,483	(506,169)	(44,071)	(1,444,585)	1,582,292
Net Assets at December 31, 2007	$3,085,454	$11,138,984	$8,439,195	$5,059,566	$9,801,877

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	ING JP MORGAN EMERGING MARKETS EQUITY I	JP MORGAN INTERNATIONAL EQUITY	JP MORGAN MID-CAP VALUE	JP MORGAN US LARGE CAP CORE EQUITY	MUTUAL SHARES SECURITIES
Net Assets at December 31, 2007	$3,085,454	$11,138,984	$8,439,195	$5,059,566	$9,801,877
Increase in Net Assets from Operations
Net Investment Income (Loss)	27,581	33,330	(19,216)	(1,549)	136,069
Realized Gains (Losses)	327,818	1,674,736	520,084	43,506	532,604
Net Change in Unrealized Appreciation (Depreciation)	(1,818,253)	(6,397,380)	(3,035,910)	(1,650,612)	(4,467,012)
Net Increase (Decrease) in Net Assets Resulting from Operations	(1,462,854)	(4,689,314)	(2,535,042)	(1,608,655)	(3,798,339)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	64,665	1,576,577	941,451	155,073	1,824,729
Spinnaker Advisor	-	226,037	75,891	154,331	209,157
Spinnaker with EEB	-	-	1,176	-	-
Spinnaker with GMDB	-	-	72	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	2,579	17,685	-	277
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out	-			-
Spinnaker & Mainsail	(419,596)	(1,481,527)	(1,623,097)	(536,490)	(1,621,521)
Spinnaker Advisor	-	(374,907)	(642,109)	(448,534)	(216,875)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(3)	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	(4,136)	(6,866)	-	(9,609)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	(4,018)	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	ING JP MORGAN EMERGING MARKETS EQUITY I	JP MORGAN INTERNATIONAL EQUITY	JP MORGAN MID-CAP VALUE	JP MORGAN US LARGE CAP CORE EQUITY	MUTUAL SHARES SECURITIES
Contract Maintenance Charges
Spinnaker & Mainsail	$(890)	$(191)	$(721)	$(4,335)	$(5,534)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(355,821)	(59,586)	(1,236,521)	(679,955)	180,624
Total Increase (Decrease) in Net Assets	(1,818,675)	(4,748,900)	(3,771,563)	(2,288,610)	(3,617,715)
Net Assets at December 31, 2008	$1,266,779	$6,390,084	$4,667,632	$2,770,956	$6,184,162

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	NEUBERGER BERMAN AMT GUARDIAN CLASS S1	NEUBERGER BERMAN AMT MID CAP GROWTH CLASS S1	PIMCO ALL ASSET PORTFOLIO ADVISOR	PIMCO COMMODITY FUND ADMIN	PIONEER BOND VCT CLASS I
Net Assets at January 1, 2007	$-	$-	$262,994	$2,178,142	$7,211,292
Increase in Net Assets from Operations
Net Investment Income (Loss)	-	-	11,632	81,665	240,761
Realized Gains (Losses)	-	-	(590)	(8,703)	(118,511)
Net Change in Unrealized Appreciation (Depreciation)	-	-	2,159	452,762	201,976
Net Increase (Decrease) in Net Assets Resulting from Operations	-	-	13,201	525,724	324,226
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	48,778	1,127,656	569,565
Spinnaker Advisor	-	-	2,034	153,229	104,198
Spinnaker with EEB	-	-	-	672	-
Spinnaker with GMDB	-	-	-	1	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	1,094	56,825	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	3,627	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	(83,769)	(621,496)	(1,341,337)
Spinnaker Advisor	-	-	(31,418)	(228,541)	(378,541)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	(1)	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(16,804)	(51,565)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	(3,303)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	NEUBERGER BERMAN AMT GUARDIAN CLASS S1	NEUBERGER BERMAN AMT MID CAP GROWTH CLASS S1	PIMCO ALL ASSET PORTFOLIO ADVISOR	PIMCO COMMODITY FUND ADMIN	PIONEER BOND VCT CLASS I
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$(510)	$(491)	$(19,042)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	-	-	(80,595)	436,613	(1,065,157)
Total Increase (Decrease) in Net Assets	-	-	(67,394)	962,337	(740,931)
Net Assets at December 31, 2007	$-	$-	$195,600	$3,140,479	$6,470,361

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	NEUBERGER BERMAN AMT GUARDIAN CLASS S1	NEUBERGER BERMAN AMT MID CAP GROWTH CLASS S1	PIMCO ALL ASSET PORTFOLIO ADVISOR	PIMCO COMMODITY FUND ADMIN	PIONEER BOND VCT CLASS I
Net Assets at December 31, 2007	$-	$-	$195,600	$3,140,479	$6,470,361
Increase in Net Assets from Operations
Net Investment Income (Loss)	96	(867)	11,758	106,033	231,226
Realized Gains (Losses)	1,242	(4,949)	188	296,479	(116,773)
Net Change in Unrealized Appreciation (Depreciation)	(15,974)	(53,015)	(56,776)	(2,031,554)	(231,109)
Net Increase (Decrease) in Net Assets Resulting from Operations	(14,636)	(58,831)	(44,830)	(1,629,042)	(116,656)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	48,824	229,914	193,416	1,909,808	355,902
Spinnaker Advisor	80	186	4,665	436,739	41,506
Spinnaker with EEB	-	-	-	672	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	128,007	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	475	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(1,117)	(23,291)	(110,217)	(1,277,385)	(1,269,861)
Spinnaker Advisor	(4)	-	-	(575,980)	(256,114)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(4)	(36,842)	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	(2,161)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets (continued)

Year Ended December 31, 2007 and 2008

Sub-Accounts
	NEUBERGER BERMAN AMT GUARDIAN CLASS S1	NEUBERGER BERMAN AMT MID CAP GROWTH CLASS S1	PIMCO ALL ASSET PORTFOLIO ADVISOR	PIMCO COMMODITY FUND ADMIN	PIONEER BOND VCT CLASS I
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$(480)	$(701)	$(15,535)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	47,783	206,809	87,380	582,632	(1,144,102)
Total Increase (Decrease) in Net Assets	33,147	147,978	42,550	(1,046,410)	(1,260,758)
Net Assets at December 31, 2008	$33,147	$147,978	$238,150	$2,094,069	$5,209,603

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER EMERGING MARKETS VCT CLASS II	PIONEER EQUITY INCOME VCT CLASS II	PIONEER FUND VCT CLASS I	PIONEER GROWTH OPPORTUNITIES VCT CLASS I	PIONEER HIGH YIELD VCT CLASS II
Net Assets at January 1, 2007	$2,571,761	$2,278,615	$79,488,288	$76,263,786	$279,032
Increase in Net Assets from Operations
Net Investment Income (Loss)	(35,668)	30,245	(155,780)	(988,688)	21,111
Realized Gains (Losses)	574,872	223,543	1,898,790	12,826,544	7,484
Net Change in Unrealized Appreciation (Depreciation)	591,014	(342,222)	1,203,722	(14,724,351)	(22,695)
Net Increase (Decrease) in Net Assets Resulting from Operations	1,130,218	(88,434)	2,946,732	(2,886,495)	5,900
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,602,263	1,999,215	3,170,456	2,759,729	875,051
Spinnaker Advisor	362,902	115,953	46,601	82,552	70,604
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	578	578	-	-	218
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	826,717	70,052	-	-	37,645
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(833,750)	(723,708)	(16,068,306)	(16,255,184)	(283,479)
Spinnaker Advisor	(108,099)	(133,988)	(366,279)	(667,496)	(24,794)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	(212)	(180)	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(966,618)	(29,618)	-	-	(10,821)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER EMERGING MARKETS VCT CLASS II	PIONEER EQUITY INCOME VCT CLASS II	PIONEER FUND VCT CLASS I	PIONEER GROWTH OPPORTUNITIES VCT CLASS I	PIONEER HIGH YIELD VCT CLASS II
Contract Maintenance Charges
Spinnaker & Mainsail	$(268)	$(312)	$(54,296)	$(21,435)	$(888)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	883,513	1,297,992	(13,271,824)	(14,101,834)	663,536
Total Increase (Decrease) in Net Assets	2,013,731	1,209,558	(10,325,092)	(16,988,329)	669,436
Net Assets at December 31, 2007	$4,585,492	$3,488,173	$69,163,196	$59,275,457	$948,468

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER EMERGING MARKETS VCT CLASS II	PIONEER EQUITY INCOME VCT CLASS II	PIONEER FUND VCT CLASS I	PIONEER GROWTH OPPORTUNITIES VCT CLASS I	PIONEER HIGH YIELD VCT CLASS II
Net Assets at December 31, 2007	$4,585,492	$3,488,173	$69,163,196	$59,275,457	$948,468
Increase in Net Assets from Operations
Net Investment Income (Loss)	(47,534)	39,756	228,129	(629,274)	100,913
Realized Gains (Losses)	206,774	(24,899)	1,413,392	2,440,731	(164,645)
Net Change in Unrealized Appreciation (Depreciation)	(3,079,772)	(1,199,873)	(23,808,456)	(21,615,111)	(427,339)
Net Increase (Decrease) in Net Assets Resulting from Operations	(2,920,532)	(1,185,016)	(22,166,935)	(19,803,654)	(491,071)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,667,550	1,256,082	2,131,601	1,845,417	524,538
Spinnaker Advisor	654,750	79,923	47,621	78,461	36,555
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	36	36	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	32,817	54,461	-	-	5,306,303
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(1,176,785)	(903,216)	(10,767,484)	(9,152,797)	(277,916)
Spinnaker Advisor	(617,923)	(130,081)	(126,283)	(404,373)	(50,863)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	(30)	-	-	-	(1)
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(319,868)	(37,970)	-	-	(4,248,974)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER EMERGING MARKETS VCT CLASS II	PIONEER EQUITY INCOME VCT CLASS II	PIONEER FUND VCT CLASS I	PIONEER GROWTH OPPORTUNITIES VCT CLASS I	PIONEER HIGH YIELD VCT CLASS II
Contract Maintenance Charges
Spinnaker & Mainsail	$(258)	$(304)	$(47,509)	$(17,900)	$(1,420)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	240,289	318,931	(8,762,054)	(7,651,192)	1,288,222
Total Increase (Decrease) in Net Assets	(2,680,243)	(866,085)	(30,928,989)	(27,454,846)	797,151
Net Assets at December 31, 2008	$1,905,249	$2,622,088	$38,234,207	$31,820,611	$1,745,619

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

	Sub-Accounts
	PIONEER MID-CAP VALUE VCT CLASS I	PIONEER MONEY MARKET VCT CLASS I	PIONEER REAL ESTATE VCT CLASS II	PIONEER SMALL-CAP VALUE VCT CLASS I	PIONEER SMALL-CAP VALUE VCT CLASS II
Net Assets at January 1, 2007	$16,598,522	$5,956,809	$1,110,402	$19,034,460	$3,889,366
Increase in Net Assets from Operations
Net Investment Income (Loss)	(104,740)	179,179	26,168	(123,728)	(36,303)
Realized Gains (Losses)	1,445,472	-	162,800	4,879,937	914,640
Net Change in Unrealized Appreciation (Depreciation)	(588,284)	-	(689,587)	(6,025,127)	(1,226,375)
Net Increase (Decrease) in Net Assets Resulting from Operations	752,448	179,179	(500,619)	(1,268,918)	(348,038)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	553,372	727,049	1,645,417	894,356	984,723
Spinnaker Advisor	11,421	291,267	570,673	155,159	205,580
Spinnaker with EEB	-	-	672	-	840
Spinnaker with GMDB	-	-	923	-	2
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	16,019	-	13,932
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(3,131,453)	(1,461,337)	(493,303)	(3,323,971)	(900,907)
Spinnaker Advisor	(54,732)	(1,056,947)	(243,217)	(1,323,135)	(290,284)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	(5)	-	(2)
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(70,756)	-	(30,996)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	(2,253)
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER MID-CAP VALUE VCT CLASS I	PIONEER MONEY MARKET VCT CLASS I	PIONEER REAL ESTATE VCT CLASS II	PIONEER SMALL-CAP VALUE VCT CLASS I	PIONEER SMALL-CAP VALUE VCT CLASS II
Contract Maintenance Charges
Spinnaker & Mainsail	$(4,345)	$(19,842)	$(227)	$(959)	$(376)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(2,625,737)	(1,519,810)	1,426,196	(3,598,550)	(19,741)
Total Increase (Decrease) in Net Assets	(1,873,289)	(1,340,631)	925,577	(4,867,468)	(367,779)
Net Assets at December 31, 2007	$14,725,233	$4,616,178	$2,035,979	$14,166,992	$3,521,587

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER MID-CAP VALUE VCT CLASS I	PIONEER MONEY MARKET VCT CLASS I	PIONEER REAL ESTATE VCT CLASS II	PIONEER SMALL-CAP VALUE VCT CLASS I	PIONEER SMALL-CAP VALUE VCT CLASS II
Net Assets at December 31, 2007	$14,725,233	$4,616,178	$2,035,979	$14,166,992	$3,521,587
Increase in Net Assets from Operations
Net Investment Income (Loss)	(31,181)	42,131	58,259	(83,162)	(33,008)
Realized Gains (Losses)	(281,179)	-	(91,304)	432,787	(274,013)
Net Change in Unrealized Appreciation (Depreciation)	(4,327,336)	-	(953,472)	(5,048,887)	(971,256)
Net Increase (Decrease) in Net Assets Resulting from Operations	(4,639,696)	42,131	(986,517)	(4,699,262)	(1,278,277)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	668,052	339,353	1,152,247	552,481	578,352
Spinnaker Advisor	12,006	39,102	306,305	97,533	140,592
Spinnaker with EEB	-	-	672	-	840
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	35,326	-	3,158
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	120
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(2,543,293)	(939,413)	(711,382)	(2,848,215)	(654,658)
Spinnaker Advisor	(96,328)	(96,754)	(144,999)	(646,356)	(384,719)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(29,668)	-	(9,088)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	(676)
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER MID-CAP VALUE VCT CLASS I	PIONEER MONEY MARKET VCT CLASS I	PIONEER REAL ESTATE VCT CLASS II	PIONEER SMALL-CAP VALUE VCT CLASS I	PIONEER SMALL-CAP VALUE VCT CLASS II
Contract Maintenance Charges
Spinnaker & Mainsail	$(3,613)	$(17,233)	$(431)	$(803)	$(330)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	(1,963,176)	(674,945)	608,070	(2,845,360)	(326,409)
Total Increase (Decrease) in Net Assets	(6,602,872)	(632,814)	(378,447)	(7,544,622)	(1,604,686)
Net Assets at December 31, 2008	$8,122,361	$3,983,364	$1,657,532	$6,622,370	$1,916,901

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER STRATEGIC INCOME VCT CLASS II	SUMMIT BALANCE INDEX[1]	SUMMIT BARCLAYS AGGREGATE BOND INDEX[1]	SUMMIT EAFE INTERNATIONAL INDEX F CLASS[1]	SUMMIT NASDAQ 100 INDEX[1]
Net Assets at January 1, 2007	$557,589	$-	$-	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	43,922	-	-	-	-
Realized Gains (Losses)	4,229	-	-	-	-
Net Change in Unrealized Appreciation (Depreciation)	9,695	-	-	-	-
Net Increase (Decrease) in Net Assets Resulting from Operations	57,846	-	-	-	-
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,162,168	-	-	-	-
Spinnaker Advisor	430,974	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	36,579	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(146,336)	-	-	-	-
Spinnaker Advisor	(234,193)	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(2,561)	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER STRATEGIC INCOME VCT CLASS II	SUMMIT BALANCE INDEX[1]	SUMMIT BARCLAYS AGGREGATE BOND INDEX[1]	SUMMIT EAFE INTERNATIONAL INDEX F CLASS[1]	SUMMIT NASDAQ 100 INDEX[1]
Contract Maintenance Charges
Spinnaker & Mainsail	$(1,759)	$-	$-	$-	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	1,244,872	-	-	-	-
Total Increase (Decrease) in Net Assets	1,302,718	-	-	-	-
Net Assets at December 31, 2007	$1,860,307	$-	$-	$-	$-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER STRATEGIC INCOME VCT CLASS II	SUMMIT BALANCE INDEX[1]	SUMMIT BARCLAYS AGGREGATE BOND INDEX[1]	SUMMIT EAFE INTERNATIONAL INDEX F CLASS[1]	SUMMIT NASDAQ 100 INDEX[1]
Net Assets at December 31, 2007	$1,860,307	$-	$-	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	124,569	14	3,617	-	(21)
Realized Gains (Losses)	(45,378)	(8)	(256)	-	(5)
Net Change in Unrealized Appreciation (Depreciation)	(455,467)	(344)	8,467	(19)	(1,330)
Net Increase (Decrease) in Net Assets Resulting from Operations	(376,276)	(338)	11,828	(19)	(1,356)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	1,348,552	2,749	306,556	156	9,783
Spinnaker Advisor	669,495	-	15,677	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	34,914	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(572,370)	-	(42,198)	-	-
Spinnaker Advisor	(467,333)	-	(1,095)	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	(48,667)	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	PIONEER STRATEGIC INCOME VCT CLASS II	SUMMIT BALANCE INDEX[1]	SUMMIT BARCLAYS AGGREGATE BOND INDEX[1]	SUMMIT EAFE INTERNATIONAL INDEX F CLASS[1]	SUMMIT NASDAQ 100 INDEX[1]
Contract Maintenance Charges
Spinnaker & Mainsail	$(2,927)	$-	$(1,469)	$-	$(11)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	961,664	2,749	277,471	156	9,772
Total Increase (Decrease) in Net Assets	585,388	2,411	289,299	137	8,416
Net Assets at December 31, 2008	$2,445,695	$2,411	$289,299	$137	$8,416

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	SUMMIT RUSSELL 2000 SMALL CAP INDEX F CLASS[1]	SUMMIT S&P MID CAP 400 INDEX F CLASS[1]	TEMPLETON DEVELOPING MARKETS II	TEMPLETON GLOBAL INCOME SECURITIES II	TEMPLETON GROWTH SECURITIES II
Net Assets at January 1, 2007	$-	$-	$6,206,122	$782,036	$6,779,905
Increase in Net Assets from Operations
Net Investment Income (Loss)	-	-	54,318	11,537	(5,871)
Realized Gains (Losses)	-	-	1,172,125	13,265	632,960
Net Change in Unrealized Appreciation (Depreciation)	-	-	375,434	95,543	(575,140)
Net Increase (Decrease) in Net Assets Resulting from Operations	-	-	1,601,877	120,345	51,949
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	1,308,416	1,119,491	1,590,446
Spinnaker Advisor	-	-	169,758	358,366	188,464
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	1,309	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	271,917	63,766	6,116
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	3,016	18	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	(937,266)	(102,163)	(960,355)
Spinnaker Advisor	-	-	(377,935)	(12,958)	(76,532)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(345,252)	(30,608)	(28,193)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	(30)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	SUMMIT RUSSELL 2000 SMALL CAP INDEX F CLASS[1]	SUMMIT S&P MID CAP 400 INDEX F CLASS[1]	TEMPLETON DEVELOPING MARKETS II	TEMPLETON GLOBAL INCOME SECURITIES II	TEMPLETON GROWTH SECURITIES II
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$(355)	$(6,279)	$(1,125)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	-	-	92,299	1,390,912	718,821
Total Increase (Decrease) in Net Assets	-	-	1,694,176	1,511,257	770,770
Net Assets at December 31, 2007	$-	$-	$7,900,298	$2,293,293	$7,550,675

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	SUMMIT RUSSELL 2000 SMALL CAP INDEX F CLASS[1]	SUMMIT S&P MID CAP 400 INDEX F CLASS[1]	TEMPLETON DEVELOPING MARKETS II	TEMPLETON GLOBAL INCOME SECURITIES II	TEMPLETON GROWTH SECURITIES II
Net Assets at December 31, 2007	$-	$-	$7,900,298	$2,293,293	$7,550,675
Increase in Net Assets from Operations
Net Investment Income (Loss)	(323)	21	68,725	72,255	21,818
Realized Gains (Losses)	(2,230)	(16)	1,425,304	119,153	460,980
Net Change in Unrealized Appreciation (Depreciation)	(52,156)	(4,946)	(5,366,370)	(59,396)	(3,767,556)
Net Increase (Decrease) in Net Assets Resulting from Operations	(54,709)	(4,941)	(3,872,341)	132,012	(3,284,758)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	213,655	17,507	906,486	2,639,657	1,250,093
Spinnaker Advisor	33,207	-	137,111	407,325	37,345
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	854	72,507	14,117
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	585	17	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	(20,521)	-	(945,335)	(818,035)	(1,054,807)
Spinnaker Advisor	-	-	(703,123)	(618,025)	(51,784)
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	(12)	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	(213,863)	(59,432)	(17,706)
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	(30)	(3)	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	SUMMIT RUSSELL 2000 SMALL CAP INDEX F CLASS[1]	SUMMIT S&P MID CAP 400 INDEX F CLASS[1]	TEMPLETON DEVELOPING MARKETS II	TEMPLETON GLOBAL INCOME SECURITIES II	TEMPLETON GROWTH SECURITIES II
Contract Maintenance Charges
Spinnaker & Mainsail	$(1)	$-	$(462)	$(8,787)	$(1,065)
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	226,340	17,507	(817,777)	1,615,212	176,193
Total Increase (Decrease) in Net Assets	171,631	12,566	(4,690,118)	1,747,224	(3,108,565)
Net Assets at December 31, 2008	$171,631	$12,566	$3,210,180	$4,040,517	$4,442,110

1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD BALANCED	VANGUARD HIGH YIELD BOND	VANGUARD INTERNATIONAL	VANGUARD MID-CAP INDEX	VANGUARD REIT INDEX
Net Assets at January 1, 2007	$-	$-	$-	$-	$-
Increase in Net Assets from Operations
Net Investment Income (Loss)	(275)	(474)	(473)	(1,166)	(179)
Realized Gains (Losses)	30	223	255	411	(92)
Net Change in Unrealized Appreciation (Depreciation)	(953)	(50)	786	(2,764)	(6,917)
Net Increase (Decrease) in Net Assets Resulting from Operations	(1,198)	(301)	568	(3,519)	(7,188)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	175,484	51,577	87,219	126,161	24,875
Focus Tier II	-	27,488	41,194	62,765	14,861
Focus Tier III	83,850	-	-	83,850	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	14,915	9,722	33,892	7,961
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	171,000	114,000	399,000	95,000
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(5,880)	(4,931)	(15,007)	(11,481)	(8,575)
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD BALANCED	VANGUARD HIGH YIELD BOND	VANGUARD INTERNATIONAL	VANGUARD MID-CAP INDEX	VANGUARD REIT INDEX
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$-	$-	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	-	-	-	-	-
Focus Tier II	-	-	-	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	253,454	260,049	237,128	694,187	134,122
Total Increase (Decrease) in Net Assets	252,256	259,748	237,696	690,668	126,934
Net Assets at December 31, 2007	$252,256	$259,748	$237,696	$690,668	$126,934

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD BALANCED	VANGUARD HIGH YIELD BOND	VANGUARD INTERNATIONAL	VANGUARD MID-CAP INDEX	VANGUARD REIT INDEX
Net Assets at December 31, 2007	$252,256	$259,748	$237,696	$690,668	$126,934
Increase in Net Assets from Operations
Net Investment Income (Loss)	2,885	21,581	1,155	(319)	2,566
Realized Gains (Losses)	4,361	(16,078)	(25,574)	21,737	17,529
Net Change in Unrealized Appreciation (Depreciation)	(147,126)	(137,324)	(258,030)	(601,052)	(156,994)
Net Increase (Decrease) in Net Assets Resulting from Operations	(139,880)	(131,821)	(282,449)	(579,634)	(136,899)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	78,831	153,294	393,580	458,668	140,746
Focus Tier II	5,748	228,664	270,516	567,601	197,586
Focus Tier III	-	29,136	64,661	77,031	25,234
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	2,883	20,408	40,073	79,644	11,338
Focus Tier II with GMDB	368,655	27,979	19,431	52,121	5,948
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	-	-	-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(15,208)	(18,392)	(124,916)	(95,372)	(18,187)
Focus Tier II	-	(22,570)	(64,062)	(79,211)	(36,329)
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	(2,080)	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD BALANCED	VANGUARD HIGH YIELD BOND	VANGUARD INTERNATIONAL	VANGUARD MID-CAP INDEX	VANGUARD REIT INDEX
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$-	$-	$-
Spinnaker Advisor	-	-	-	-	-
Spinnaker with EEB	-	-	-	-	-
Spinnaker with GMDB	-	-	-	-	-
Spinnaker with EEB & GMDB	-	-	-	-	-
Spinnaker Choice	-	-	-	-	-
Spinnaker Choice with EEB	-	-	-	-	-
Spinnaker Choice with GMDB	-	-	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-	-	-
Focus Tier I	(40)	(4)	(362)	(6)	(1)
Focus Tier II	-	-	(80)	-	-
Focus Tier III	-	-	-	-	-
Focus Tier IV	-	-	-	-	-
Focus Tier V	-	-	-	-	-
Focus Tier I with GMDB	-	-	-	-	-
Focus Tier II with GMDB	-	-	-	-	-
Focus Tier III with GMDB	-	-	-	-	-
Focus Tier IV with GMDB	-	-	-	-	-
Focus Tier V with GMDB	-	-	-	-	-
Increase (Decrease) from Contract Transactions	438,789	418,515	598,841	1,060,476	326,335
Total Increase (Decrease) in Net Assets	298,909	286,694	316,392	480,842	189,436
Net Assets at December 31, 2008	$551,165	$546,442	$554,088	$1,171,510	$316,370

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD TOTAL BOND MARKET INDEX	VANGUARD TOTAL STOCK MARKET INDEX	WANGER USA[1]
Net Assets at January 1, 2007	$-	$-	$531,993
Increase in Net Assets from Operations
Net Investment Income (Loss)	(1,492)	(1,342)	(7,636)
Realized Gains (Losses)	76	(103)	47,692
Net Change in Unrealized Appreciation (Depreciation)	13,016	(874)	(19,025)
Net Increase (Decrease) in Net Assets Resulting from Operations	11,600	(2,319)	21,031
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	2,520
Spinnaker Advisor	-	-	-
Spinnaker with EEB	-	-	-
Spinnaker with GMDB	-	-	-
Spinnaker with EEB & GMDB	-	-	-
Spinnaker Choice	-	-	-
Spinnaker Choice with EEB	-	-	-
Spinnaker Choice with GMDB	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-
Focus Tier I	137,391	149,082	-
Focus Tier II	112,496	125,781	-
Focus Tier III	83,850	83,850	-
Focus Tier IV	-	-	-
Focus Tier V	-	-	-
Focus Tier I with GMDB	-	-	-
Focus Tier II with GMDB	54,870	42,135	-
Focus Tier III with GMDB	-	-	-
Focus Tier IV with GMDB	-	-	-
Focus Tier V with GMDB	627,000	494,000	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	(38,718)
Spinnaker Advisor	-	-	-
Spinnaker with EEB	-	-	-
Spinnaker with GMDB	-	-	-
Spinnaker with EEB & GMDB	-	-	-
Spinnaker Choice	-	-	-
Spinnaker Choice with EEB	-	-	-
Spinnaker Choice with GMDB	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-
Focus Tier I	(35,701)	(14,190)	-
Focus Tier II	-	-	-
Focus Tier III	-	-	-
Focus Tier IV	-	-	-
Focus Tier V	-	-	-
Focus Tier I with GMDB	-	-	-
Focus Tier II with GMDB	-	-	-
Focus Tier III with GMDB	-	-	-
Focus Tier IV with GMDB	-	-	-
Focus Tier V with GMDB

1  Reference Note 1 for name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD TOTAL BOND MARKET INDEX	VANGUARD TOTAL STOCK MARKET INDEX	WANGER USA[1]
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$(420)
Spinnaker Advisor	-	-	-
Spinnaker with EEB	-	-	-
Spinnaker with GMDB	-	-	-
Spinnaker with EEB & GMDB	-	-	-
Spinnaker Choice	-	-	-
Spinnaker Choice with EEB	-	-	-
Spinnaker Choice with GMDB	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-
Focus Tier I	-	-	-
Focus Tier II	-	-	-
Focus Tier III	-	-	-
Focus Tier IV	-	-	-
Focus Tier V	-	-	-
Focus Tier I with GMDB	-	-	-
Focus Tier II with GMDB	-	-	-
Focus Tier III with GMDB	-	-	-
Focus Tier IV with GMDB	-	-	-
Focus Tier V with GMDB	-	-	-
Increase (Decrease) from Contract Transactions	979,906	880,658	(36,618)
Total Increase (Decrease) in Net Assets	991,506	878,339	(15,587)
Net Assets at December 31, 2007	$991,506	$878,339	$516,406

1  Reference Note 1 for name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD TOTAL BOND MARKET INDEX	VANGUARD TOTAL STOCK MARKET INDEX	WANGER USA[1]
Net Assets at December 31, 2007	$991,506	$878,339	$516,406
Increase in Net Assets from Operations
Net Investment Income (Loss)	35,272	(2,128)	(5,820)
Realized Gains (Losses)	(5,380)	(39,130)	62,524
Net Change in Unrealized Appreciation (Depreciation)	68,146	(639,474)	(258,779)
Net Increase (Decrease) in Net Assets Resulting from Operations	98,038	(680,732)	(202,075)
Contract Transactions
Contract Purchase Payments and Transfers In
Spinnaker & Mainsail	-	-	13,065
Spinnaker Advisor	-	-	-
Spinnaker with EEB	-	-	-
Spinnaker with GMDB	-	-	-
Spinnaker with EEB & GMDB	-	-	-
Spinnaker Choice	-	-	-
Spinnaker Choice with EEB	-	-	-
Spinnaker Choice with GMDB	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-
Focus Tier I	513,906	615,949	-
Focus Tier II	1,134,600	869,613	-
Focus Tier III	302,069	156,550	-
Focus Tier IV	-	-	-
Focus Tier V	-	-	-
Focus Tier I with GMDB	97,649	96,070	-
Focus Tier II with GMDB	68,544	59,469	-
Focus Tier III with GMDB	-	-	-
Focus Tier IV with GMDB	-	-	-
Focus Tier V with GMDB	-	-	-
Contract Terminations, Transfers Out
Spinnaker & Mainsail	-	-	(44,462)
Spinnaker Advisor	-	-	-
Spinnaker with EEB	-	-	-
Spinnaker with GMDB	-	-	-
Spinnaker with EEB & GMDB	-	-	-
Spinnaker Choice	-	-	-
Spinnaker Choice with EEB	-	-	-
Spinnaker Choice with GMDB	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-
Focus Tier I	(88,427)	(95,394)	-
Focus Tier II	(164,148)	(108,244)	-
Focus Tier III	-	-	-
Focus Tier IV	-	-	-
Focus Tier V	-	-	-
Focus Tier I with GMDB	-	-	-
Focus Tier II with GMDB	-	-	-
Focus Tier III with GMDB	-	-	-
Focus Tier IV with GMDB	-	-	-
Focus Tier V with GMDB	-	-	-

1  Reference Note 1 for name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Statements of Changes in Net Assets

Year Ended December 31, 2007 and 2008

Sub-Accounts
	VANGUARD TOTAL BOND MARKET INDEX	VANGUARD TOTAL STOCK MARKET INDEX	WANGER USA[1]
Contract Maintenance Charges
Spinnaker & Mainsail	$-	$-	$(450)
Spinnaker Advisor	-	-	-
Spinnaker with EEB	-	-	-
Spinnaker with GMDB	-	-	-
Spinnaker with EEB & GMDB	-	-	-
Spinnaker Choice	-	-	-
Spinnaker Choice with EEB	-	-	-
Spinnaker Choice with GMDB	-	-	-
Spinnaker Choice with EEB & GMDB	-	-	-
Focus Tier I	(18)	(89)	-
Focus Tier II	-	-	-
Focus Tier III	-	-	-
Focus Tier IV	-	-	-
Focus Tier V	-	-	-
Focus Tier I with GMDB	-	-	-
Focus Tier II with GMDB	-	-	-
Focus Tier III with GMDB	-	-	-
Focus Tier IV with GMDB	-	-	-
Focus Tier V with GMDB	-	-	-
Increase (Decrease) from Contract Transactions	1,864,175	1,593,924	(31,847)
Total Increase (Decrease) in Net Assets	1,962,213	913,192	(233,922)
Net Assets at December 31, 2008	$2,953,719	$1,791,531	$282,484

1  Reference Note 1 for name changes, reorganizations and commencement dates.

SEE NOTES TO FINANCIAL STATEMENTS

Symetra Separate Account C

Notes to Financial Statements

1.  ORGANIZATION

Symetra Separate Account C ("the Separate Account") is registered under the Investment Company Act of 1940, as amended, as a segregated unit investment trust of Symetra Life Insurance Company ("Symetra Life"), a wholly-owned subsidiary of Symetra Financial Corporation. Purchasers of various Symetra Life variable annuity products direct their investment to one or more of the sub-accounts of the Separate Account through the purchase of accumulation units ("Units"). Under the terms of the registration, the Separate Account is authorized to issue an unlimited number of Units. Each sub-account invests in shares of a designated portfolio of an open-ended registered investment company ("Mutual Fund") as indicated below. Not all sub-accounts are available in all Symetra Life variable annuity products. The performance of the underlying portfolios may differ substantially from publicly traded mutual funds with similar names and objectives.

Symetra Financial Corporation is a Delaware corporation privately owned by an investor group led by White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc.

Sub-Account	Mutual Fund
AIM Variable Insurance Funds, Inc

AIM Capital Appreciation I	AIM V.I. Capital Appreciation Fund (Series I shares)

AIM Capital Appreciation II	AIM V.I. Capital Appreciation Fund (Series II shares)

AIM Capital Development Series I	AIM V.I. Capital Development Fund (Series I shares)

AIM Capital Development Series II	AIM V.I. Capital Development Fund (Series II shares)

AIM Global Healthcare	AIM V.I. Global Health Care Fund (Series I shares)

AIM Global Real Estate	AIM V.I. Global Real Estate Fund (Series I shares)

AIM International Growth I	AIM V.I. International Growth Fund (Series I shares)

AIM International Growth II	AIM V.I. International Growth Fund (Series II shares)

AIM Small Cap Equity II1	AIM V.I. Small Cap Equity Fund (Series II shares)

American Century Variable Portfolios, Inc.

American Century Balanced	VP Balanced Fund

American Century Inflation Protection II	VP Inflation Protection Class II Fund

American Century International	VP International Fund

American Century Large Company Value II	VP Large Company Value Class II Fund

American Century Ultra I	VP Ultra Class I Fund

American Century Ultra II	VP Ultra Class II Fund

American Century Value	VP Value Fund

Dreyfus Variable Investment Fund

Dreyfus Appreciation	Dreyfus VIF Capital Portfolio — Initial Shares

Dreyfus Quality Bond	Dreyfus VIF Quality Bond Portfolio — Initial Shares

Dreyfus Investment Portfolios

Dreyfus MidCap Stock	Dreyfus IP MidCap Stock Portfolio — Initial Shares

Dreyfus Technology Growth	Dreyfus IP Technology Growth Portfolio — Initial Shares

Dreyfus Socially Responsible Growth Fund, Inc.

Dreyfus Socially Responsible	Dreyfus Socially Responsible Growth Fund, Inc. — Initial Shares

Dreyfus Stock Index Fund, Inc.

Dreyfus Stock Index	Dreyfus Stock Index Fund, Inc. — Service Shares

DWS Variable Series I and II

DWS Balanced VIP A	DWS Balanced VIP (A)

DWS Capital Growth VIP B1	DWS Capital Growth VIP — Class B Shares

DWS Global Opportunities B Share[1]	DWS Global Opportunities VIP — Class B Shares

DWS Global Thematic B Share[1]	DWS Global Thematic VIP — Class B Shares

DWS International VIP A	DWS International VIP — Class A Shares

Symetra Separate Account C

Notes to Financial Statements

1.  ORGANIZATION (Continued)

Sub-Account	Mutual Fund
DWS Investments VIT Funds

DWS Small Cap Index A Share[1]	DWS Small Cap Index VIP — Class A Shares

Federated Insurance Series

Federated Capital Income	Federated Capital Income Fund II

Federated High Income Bond	Federated High Income Bond Fund II

Federated International Equity	Federated International Equity Fund II

Fidelity Variable Insurance Products Fund 1 (VIP)

Fidelity Asset Manager	VIP Asset Manager Portfolio — Initial Class

Fidelity Contrafund	VIP Contrafund Portfolio — Initial Class

Fidelity Equity Income	VIP Equity-Income Portfolio — Initial Class

Fidelity Freedom Funds 2010 II1	VIP Freedom Funds 2010 Portfolio — Service Class 2

Fidelity Freedom Funds 2015 II1	VIP Freedom Funds 2015 Portfolio — Service Class 2

Fidelity Freedom Funds 2020 II1	VIP Freedom Funds 2020 Portfolio — Service Class 2

Fidelity Freedom Funds 2025 II1	VIP Freedom Funds 2025 Portfolio — Service Class 2

Fidelity Freedom Funds 2030 II1	VIP Freedom Funds 2030 Portfolio — Service Class 2

Fidelity Freedom Income Fund II1	VIP Freedom Income Portfolio — Service Class 2

Fidelity Growth	VIP Growth Portfolio — Initial Class

Fidelity Growth & Income	VIP Growth & Income Portfolio — Initial Class

Fidelity Growth Opportunities	VIP Growth Opportunities Portfolio — Initial Class

Fidelity Index 500	VIP Index 500 Portfolio — Initial Class

Fidelity Mid-Cap Advisor II	VIP Mid Cap Portfolio — Service Class II

Fidelity Money Market Fund	VIP Money Market Portfolio — Initial Class

Fidelity Overseas II1	VIP Overseas Portfolio — Service Class 2

Fidelity VIP Money Market Service Class	VIP Money Market Portfolio — Service Class II

Financial Investors Variable Insurance Trust

Ibbotson Aggressive Growth Class I	Ibbotson Aggressive Growth ETF Asset Allocation Portfolio —

Class I

Ibbotson Aggressive Growth Class II1	Ibbotson Aggressive Growth ETF Asset Alloc. Portfolio — Class II

Ibbotson Balanced Class I	Ibbotson Balanced ETF Asset Allocation Portfolio — Class I

Ibbotson Balanced Class II1	Ibbotson Balanced ETF Asset Allocation Portfolio — Class II

Ibbotson Conservative Class I	Ibbotson Conservative ETF Asset Allocation Portfolio — Class I

Ibbotson Conservative Class II1	Ibbotson Conservative ETF Asset Allocation Portfolio — Class II

Ibbotson Growth Class I	Ibbotson Growth ETF Asset Allocation Portfolio — Class I

Ibbotson Growth Class II1	Ibbotson Growth ETF Asset Allocation Portfolio — Class II

Ibbotson Income and Growth Class I	Ibbotson Income and Growth ETF Asset Allocation Portfolio —

Class I

Ibbotson Income and Growth Class II1	Ibbotson Income and Growth ETF Asset Allocation Portfolio —

Class II

Franklin Templeton Variable Insurance Products Trust

Franklin Flex Cap Growth Securities	Franklin Flex Cap Growth Securities Fund — Class 2

Franklin Founding Allocation Fund Class II1	Franklin Templeton VIP Founding Funds Allocation Fund — Class 2

Franklin Income Securities Fund Class II	Franklin Income Securities Fund — Class 2

Franklin Small Cap Value Fund II	Franklin Small Cap Value Securities Fund — Class 2

Franklin Small-Mid Cap Growth II	Franklin Small-Mid Cap Growth Securities Fund — Class 2

Franklin U.S. Government II	Franklin U.S. Government Securities Fund — Class 2

Symetra Separate Account C

Notes to Financial Statements

1.  ORGANIZATION (Continued)

Sub-Account	Mutual Fund
ING Investors Trust

ING JP Morgan Emerging Markets Equity I	ING JP Morgan Emerging Markets Equity Portfolio

ING VP Natural Resource Trust

ING Global Resources	ING VP Natural Resources Portfolio

JP Morgan Series Trust II

JP Morgan International Equity	JP Morgan International Equity Portfolio

JP Morgan Mid-Cap Value	JP Morgan Mid Cap Value Portfolio

JP Morgan US Large Cap Core Equity	JP Morgan U.S. Large Cap Core Equity Portfolio

Franklin Templeton Variable Insurance Products Trust

Mutual Shares Securities	Mutual Shares Securities Fund — Class 2

Neuberger Berman Advisers Management Trust

Neuberger Berman AMT Guardian Class S1	Neuberger Berman AMT Guardian Portfolio — Class S

Neuberger Berman AMT Mid Cap Growth Class S1	Neuberger Berman AMT Mid Cap Growth Portfolio — Class S

Neuberger Berman AMT Regency Class S2	Neuberger Berman AMT Regency Portfolio — Class S

PIMCO Variable Insurance Trust

PIMCO All Asset Portfolio Advisor	PIMCO All Asset Portfolio — Advisor Class Shares

PIMCO Commodity Fund Admin	PIMCO Commodity Real Return Strategy Portfolio —

Administrative Class Shares

Pioneer Variable Contracts Trust

Pioneer Bond VCT Class I	Pioneer Bond VCT Portfolio — Class I

Pioneer Emerging Markets VCT Class II	Pioneer Emerging Markets VCT Portfolio — Class II

Pioneer Equity Income VCT Class II	Pioneer Equity Income VCT Portfolio — Class II

Pioneer Fund VCT Class I	Pioneer Fund VCT Portfolio — Class I

Pioneer Growth Opportunities VCT Class I	Pioneer Growth Opportunities VCT Portfolio — Class I

Pioneer High Yield VCT Class II	Pioneer High Yield VCT Portfolio — Class II

Pioneer Mid-Cap Value VCT Class I	Pioneer Mid Cap Value VCT Portfolio — Class I

Pioneer Money Market VCT Class I	Pioneer Money Market VCT Portfolio — Class I

Pioneer Real Estate VCT Class II	Pioneer Real Estate VCT Portfolio — Class II

Pioneer Small-Cap Value VCT Class I	Pioneer Small Cap Value VCT Portfolio — Class I

Pioneer Small-Cap Value VCT Class II	Pioneer Small Cap Value VCT Portfolio — Class II

Pioneer Strategic Income VCT Class II	Pioneer Strategic Income VCT Portfolio — Class II

Summit Mutual Funds, Inc.

Summit Balance Index[1]	Summit Balanced Index Portfolio

Summit Barclays Aggregate Bond Index[1]	Summit Barclays Capital Aggregate Bond Index Portfolio

Summit EAFE International Index F Class[1]	Summit EAFE International Index Portfolio — Class F

Summit Nasdaq 100 Index[1]	Summit Nasdaq — 100 Index Portfolio

Summit Russell 2000 Small Cap Index F Class[1]	Summit Russell 2000 Small Cap Index Portfolio — Class F

Summit S&P Midcap 400 Index F Class[1]	Summit S&P MidCap 400 Index Portfolio — Class F

Franklin Templeton Variable Insurance Products Trust

Templeton Developing Markets II	Templeton Developing Markets Securities Fund — Class 2

Templeton Global Income Securities II	Templeton Global Income Securities Fund — Class 2

Templeton Growth Securities II	Templeton Growth Securities Fund — Class 2

Symetra Separate Account C

Notes to Financial Statements

1.  ORGANIZATION (Continued)

Sub-Account	Mutual Fund
Vanguard Variable Insurance Fund Portfolios

Vanguard Balanced	Vanguard VIF — Balanced Portfolio

Vanguard High Yield Bond	Vanguard VIF — High Yield Bond Portfolio

Vanguard International	Vanguard VIF — International Portfolio

Vanguard Mid-Cap Index	Vanguard VIF — Mid-Cap Index Portfolio

Vanguard REIT Index	Vanguard VIF — REIT Index Portfolio

Vanguard Total Bond Market Index	Vanguard VIF — Total Bond Market Index Portfolio

Vanguard Total Stock Market Index	Vanguard VIF — Total Stock Market Index Portfolio

Wanger Advisors Trust

Wanger USA[3]	Wanger USA

  1  The commencement date was May 1, 2008. The 2008 activity is from such date through December 31, 2008, where applicable.

  2  The commencement date was May 1, 2008. However, there was no activity to report.

  3  Wanger USA was known as Wanger U.S. Smaller Companies prior to June 1, 2008.

Under applicable insurance law, the assets and liabilities of Symetra Separate Account C are clearly identified and distinguished from Symetra Life's other assets and liabilities. The portion of Symetra Separate Account C's assets applicable to the variable annuity contracts is not chargeable with liabilities arising out of any other business Symetra Life may conduct.

2.  SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Separate Account in the preparation of its financial statements. The policies are in conformity with U.S. generally accepted accounting principles (GAAP).

INVESTMENT VALUATION — Investments in portfolio shares are valued at fair value based on the net asset value as reported by the underlying portfolio on the last trading day of the year.

On January 1, 2008, the Separate Account adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Under SFAS No. 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an "exit price"). This Statement establishes a three-level, fair value hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). The fair value hierarchy in SFAS No. 157 prioritizes fair value measurements into the three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted market prices, including prices for similar but not identical assets or liabilities ("Level 2") and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3"). The adoption of SFAS No. 157 did not have a material impact on the financial statements of the Separate Account.

The availability of observable market information is the principal factor in determining the level to which the Separate Account's investments are assigned in the fair value hierarchy. At December 31, 2008, the Separate Account investments are reported at the net asset value (NAV) of each mutual fund's assets, based on the closing market prices of the securities in the mutual fund's portfolio. As such, all Separate Account investments have been classified as Level 1 in the fair value hierarchy in accordance to SFAS No 157.

INVESTMENT TRANSACTIONS — Investment transactions are recorded on the trade date. Realized gains and losses on investment transactions are determined using the first-in-first-out (FIFO) method.

INCOME RECOGNITION — Dividend income and realized capital gain distributions received are recorded on the ex-dividend date.

DISTRIBUTIONS — The net investment income and realized capital gains of the Separate Account are not distributed, but are retained and reinvested for the benefit of unit owners.

Symetra Separate Account C

Notes to Financial Statements

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

FEDERAL INCOME TAX — Operations of the Separate Account are included in the federal income tax return of Symetra Life, which is taxed as a "Life Insurance Company" under the provisions of the Internal Revenue Code. Under current federal income tax law, no income taxes are payable with respect to operations of the Separate Account to the extent the earnings are reinvested.

ESTIMATES — The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that may affect the amounts reported in the Separate Account Financial Statements and accompanying notes. Actual results could differ from those estimates.

3.  EXPENSES AND RELATED PARTY TRANSACTIONS

Symetra Life assumes mortality and expense ("M&E") risks and incurs asset-related administrative expenses related to the operations of the Separate Account. Symetra Life deducts a daily charge from the assets of the Separate Account to cover these risks. This charge for the Spinnaker and Mainsail products is, on an annual basis, equal to 1.40 percent (1.25 percent for the M&E and 0.15 percent for asset-related administration charges) of the average daily net assets of the Separate Account. Optional benefit charges may be elected for a guaranteed minimum death benefit ("GMDB") and an earnings enhancement benefit ("EEB"). Charges for GMDB and EEB, on an annual basis, equal 0.20 and 0.15 percent, respectively, of the average daily net assets. The daily charge for the Spinnaker Advisor product is, on an annual basis, equal to 1.45 percent (1.25 percent for the M&E and 0.20 percent for asset-related administrative charges) of the average daily net assets of the Separate Account. The daily charge for the Spinnaker Choice product is, on an annual basis, equal to a rate of 1.55 percent (1.40 percent for the M&E and 0.15 percent, respectively, for asset-related administrative charges) of the average daily net assets of the Separate Account. Optional benefit charges may be elected for a guaranteed minimum death benefit ("GMDB") and an earnings enhancement benefit ("EEB"). Charges for GMDB and EEB, on an annual basis, equal 0.20 and 0.15 percent of the average daily net assets, respectively. The maximum daily charge for the Symetra Life Focus ("Focus") product is, on an annual basis, up to a rate of 1.50 percent (1.10 percent for the M&E risks and 0.40 percent for the asset-related administration expense) of the average daily net assets of the Separate Accounts, reference the product prospectus for additional details. Optional benefit charges may be elected for a GMDB. Charges for the GMDB, on an annual basis, equal 0.10 percent of the average daily net assets. These charges are included in the net investment income (loss) in the accompanying Statements of Operations.

Symetra Life also deducts an annual contract maintenance charge of $30 for each contract from the Spinnaker, Spinnaker Advisor, and Spinnaker Choice contract values and $40 for each contract from the Focus contract values. This charge is reflected as a contract maintenance charge in the accompanying Statements of Changes in Net Assets. This charge does not apply to all products.

A withdrawal charge of $25 or 2% of the withdrawal amount, whichever is less, may be imposed on the owner of the policy for the second and each subsequent withdrawal in any one year. A transfer of $10 or 2% of the amount transferred, whichever is less, may be imposed on transfers that exceed the number of free transfers allowed each year. These charges are reflected as contract maintenance charges in the accompanying Statements of Changes in Net Assets. A surrender charge may be applicable in the first 8 years on withdrawals that exceed the free withdrawal amount. The charge is reflected as transfers out in the accompanying Statements of Changes in Net Assets. These charges do not apply to all products and may vary by contract year and other factors as described in the product prospectuses.

4.  SUMMARIZED INVESTMENT INFORMATION BY SUB-ACCOUNT

The following table summarizes investment purchases and proceeds from sales activity by sub-account for the year ended December 31, 2008. The table also summarizes underlying investment information for each sub-account as of December 31, 2008.

	Year Ended		As of December 31, 2008
	December 31, 2008		Investments			Net Asset
Sub-Account	Purchases	Proceeds from Sales	at Cost	at Fair Value	Shares Owned	Value[2]
AIM Capital Appreciation I	$481,388	$(1,422,348)	$7,195,541	$4,658,346	275,805	$16.89
AIM Capital Appreciation II	651,097	(244,712)	1,109,962	719,962	43,345	16.61
AIM Capital Development Series I	110,373	(74,662)	416,278	224,999	28,373	7.93
AIM Capital Development Series II	330,572	(263,149)	832,257	407,942	52,706	7.74
AIM Global Healthcare	201,729	(271,456)	710,112	504,162	40,430	12.47
AIM Global Real Estate	2,893,260	(3,897,837)	13,534,282	6,567,140	711,501	9.23

Symetra Separate Account C

Notes to Financial Statements

4.  SUMMARIZED INVESTMENT INFORMATION BY SUB-ACCOUNT (Continued)

	Year Ended		As of December 31, 2008
	December 31, 2008		Investments			Net Asset
Sub-Account	Purchases	Proceeds from Sales	at Cost	at Fair Value	Shares Owned	Value[2]
AIM International Growth I	$413,566	$(577,689)	$2,272,416	$1,716,357	88,064	$19.49
AIM International Growth II	4,342,980	(2,200,660)	7,990,182	5,200,444	270,434	19.23
AIM Small Cap Equity II1	33,101	(150)	32,915	24,184	2,301	10.51
American Century Balanced	3,530,659	(4,362,568)	14,813,461	11,370,325	2,153,469	5.28
American Century Inflation Protection II	2,573,891	(1,676,154)	4,323,314	4,130,588	417,231	9.90
American Century International	3,722,994	(3,715,514)	14,601,657	9,442,825	1,589,701	5.94
American Century Large Company Value II	317,453	(276,956)	591,797	410,453	53,653	7.65
American Century Ultra I	202,328	(501,160)	505,572	313,796	51,781	6.06
American Century Ultra II	134,383	(90,804)	122,744	77,107	12,873	5.99
American Century Value	1,695,012	(1,465,564)	4,709,691	3,088,455	659,927	4.68
Dreyfus Appreciation	1,203,963	(1,631,707)	5,204,070	4,090,902	141,652	28.88
Dreyfus Midcap Stock	4,565,850	(4,563,198)	19,621,677	10,053,768	1,280,736	7.85
Dreyfus Quality Bond	1,007,171	(2,237,094)	6,418,992	5,801,645	573,853	10.11
Dreyfus Socially Responsible	995,263	(870,018)	3,732,079	2,618,897	131,868	19.86
Dreyfus Stock Index	4,855,891	(5,452,645)	17,474,436	11,885,577	516,765	23.00
Dreyfus Technology Growth	671,982	(847,715)	3,186,338	2,152,976	337,986	6.37
DWS Balanced VIP A	1,652,427	(3,614,427)	16,525,780	11,997,721	691,113	17.36
DWS Capital Growth VIP B1	622,470	(34,784)	573,783	454,037	33,657	13.49
DWS Global Opportunities B Share[1]	30	-	30	33	4	7.65
DWS Global Thematic B Share[1]	32,738	(29,107)	2,995	3,228	552	5.85
DWS International VIP A	1,687,663	(1,454,513)	7,833,939	4,050,615	621,260	6.52
DWS Small Cap Index A Share[1]	17,879	(73)	17,789	13,666	1,584	8.63
Federated Capital Income	258,256	(626,664)	2,266,925	1,619,731	223,412	7.25
Federated High Income Bond	541,701	(1,249,891)	3,906,248	2,618,091	520,496	5.03
Federated International Equity	83,622	(445,225)	1,550,545	884,311	87,556	10.10
Fidelity Asset Manager	196,952	(52,376)	571,623	400,026	38,800	10.31
Fidelity Contrafund	8,021,253	(8,193,840)	38,492,714	21,479,428	1,395,675	15.39
Fidelity Equity Income	2,679,525	(2,595,139)	11,617,173	6,384,008	484,370	13.18
Fidelity Freedom Funds 2010 II1	66,977	(3,515)	62,366	49,205	5,993	8.21
Fidelity Freedom Funds 2015 II1	21,796	(152)	21,616	16,321	2,000	8.16
Fidelity Freedom Funds 2020 II1	438,915	(1,315)	437,054	394,791	51,338	7.69
Fidelity Freedom Funds 2025 II1	32,965	(229)	32,687	21,368	2,861	7.47
Fidelity Freedom Funds 2030 II1	100,451	(641)	99,633	62,856	8,840	7.11
Fidelity Freedom Income Fund II1	52,856	(192)	52,647	46,604	5,110	9.12
Fidelity Growth	1,986,008	(3,377,111)	16,439,640	10,900,199	463,248	23.53
Fidelity Growth & Income	2,400,325	(1,828,659)	9,571,495	6,039,675	687,107	8.79
Fidelity Growth Opportunities	330,814	(1,038,985)	4,197,441	2,338,004	234,034	9.99
Fidelity Index 500	392,816	(108,084)	316,802	229,867	2,317	99.19
Fidelity Mid-Cap Advisor II	4,261,448	(1,709,003)	9,011,811	5,437,634	300,090	18.12
Fidelity Money Market Fund	7,385,092	(7,003,359)	1,261,904	1,261,904	1,261,904	1.00
Fidelity Overseas II1	67,425	(780)	66,213	45,930	3,805	12.07
Fidelity VIP Money Market Service Class	26,426,904	(20,225,728)	11,942,434	11,942,434	11,942,434	1.00
Franklin Flex Cap Growth Securities	63,183	(68,120)	213,662	150,991	18,369	8.22
Franklin Founding Allocation Fund Class II1	222,582	(9,679)	209,788	157,817	28,131	5.61
Franklin Income Securities Fund Class II	2,432,551	(1,802,574)	7,721,253	5,199,105	458,475	11.34
Franklin Small Cap Value Fund II	2,289,377	(968,091)	5,720,242	3,542,341	335,767	10.55

Symetra Separate Account C

Notes to Financial Statements

4.  SUMMARIZED INVESTMENT INFORMATION BY SUB-ACCOUNT (Continued)

	Year Ended		As of December 31, 2008
	December 31, 2008		Investments			Net Asset
Sub-Account	Purchases	Proceeds from Sales	at Cost	at Fair Value	Shares Owned	Value[2]
Franklin Small-Mid Cap Growth II	$1,701,529	$(1,667,172)	$6,248,878	$3,580,423	304,715	$11.75
Franklin U.S. Government II	7,040,646	(7,226,251)	17,057,267	17,776,024	1,368,441	12.99
Ibbotson Aggressive Growth Class I	225,429	(55,894)	223,406	159,205	25,032	6.36
Ibbotson Aggressive Growth Class II1	1,124,361	(7,018)	1,114,360	908,658	142,423	6.38
Ibbotson Balanced Class I	908,430	(161,466)	1,181,127	942,558	123,210	7.65
Ibbotson Balanced Class II1	351,545	(62,262)	278,283	263,016	34,025	7.73
Ibbotson Conservative Class I	163,077	(1,247)	161,790	153,462	15,707	9.77
Ibbotson Conservative Class II1	15,658	(46)	15,607	16,024	1,635	9.80
Ibbotson Growth Class I	974,325	(191,269)	805,787	645,851	93,197	6.93
Ibbotson Growth Class II1	327,726	(62,713)	259,054	237,883	34,526	6.89
Ibbotson Income and Growth Class I	41,521	(14,384)	231,206	191,998	22,830	8.41
Ibbotson Income and Growth Class II1	96,562	(252)	96,266	99,509	11,398	8.73
ING Global Resources	680,449	(1,004,031)	2,393,495	1,467,897	112,655	13.03
ING JP Morgan Emerging Markets Equity I	256,510	(451,859)	1,392,986	1,266,779	105,214	12.04
JP Morgan International Equity	3,429,428	(1,990,864)	10,157,429	6,390,084	805,811	7.93
JP Morgan Mid-Cap Value	1,585,871	(2,362,668)	7,196,998	4,667,632	246,704	18.92
JP Morgan US Large Cap Core Equity	364,545	(1,046,047)	3,706,499	2,770,956	269,025	10.30
Mutual Shares Securities	2,646,478	(1,970,251)	9,819,670	6,184,162	524,973	11.78
Neuberger Berman AMT Guardian Class S1	50,976	(1,265)	49,121	33,147	2,678	12.38
Neuberger Berman AMT Mid Cap Growth Class S1	230,100	(24,158)	200,992	147,978	9,312	15.89
PIMCO All Asset Portfolio Advisor	214,093	(114,164)	296,047	238,150	25,801	9.23
PIMCO Commodity Fund Admin	2,662,383	(1,939,941)	3,788,675	2,094,069	299,154	7.00
Pioneer Bond VCT Class I	712,663	(1,625,539)	5,568,643	5,209,603	508,750	10.24
Pioneer Emerging Markets VCT Class II	2,929,809	(2,165,622)	4,126,515	1,905,249	121,975	15.62
Pioneer Equity Income VCT Class II	1,682,133	(1,118,180)	3,955,861	2,622,088	171,828	15.26
Pioneer Fund VCT Class I	5,434,710	(11,714,956)	55,708,081	38,234,207	2,398,632	15.94
Pioneer Growth Opportunities VCT Class I	6,258,377	(10,204,345)	53,440,644	31,820,611	2,403,369	13.24
Pioneer High Yield VCT Class II	6,021,567	(4,621,377)	2,193,470	1,745,619	270,639	6.45
Pioneer Mid-Cap Value VCT Class I	1,725,799	(2,807,158)	13,582,752	8,122,361	693,034	11.72
Pioneer Money Market VCT Class I	481,836	(1,114,649)	3,983,364	3,983,364	3,983,364	1.00
Pioneer Real Estate VCT Class II	2,146,409	(916,541)	3,222,414	1,657,532	159,683	10.38
Pioneer Small-Cap Value VCT Class I	2,343,910	(3,639,623)	14,598,459	6,622,370	968,183	6.84
Pioneer Small-Cap Value VCT Class II	1,188,723	(1,089,233)	3,776,985	1,916,901	283,565	6.76
Pioneer Strategic Income VCT Class II	2,229,440	(1,139,895)	2,890,874	2,445,695	274,180	8.92
Summit Balance Index[1]	2,772	(9)	2,755	2,411	62	39.21
Summit Barclays Aggregate Bond Index[1]	327,327	(46,239)	280,833	289,299	5,654	51.17
Summit EAFE International Index F Class[1]	156	-	156	137	2	57.89
Summit NASDAQ 100 Index[1]	9,788	(37)	9,746	8,416	506	16.63
Summit Russell 2000 Small Cap Index F Class[1]	249,745	(21,562)	223,787	171,631	4,235	40.53
Summit S&P Mid Cap 400 Index F Class[1]	17,578	(48)	17,512	12,566	309	40.66
Templeton Developing Markets II	2,281,425	(1,939,620)	6,577,427	3,210,180	531,486	6.04
Templeton Global Income Securities II	3,240,448	(1,552,981)	3,969,150	4,040,517	236,289	17.10
Templeton Growth Securities II	1,830,060	(1,210,515)	7,365,555	4,442,110	541,721	8.20

Symetra Separate Account C

Notes to Financial Statements

4.  SUMMARIZED INVESTMENT INFORMATION BY SUB-ACCOUNT (Continued)

	Year Ended		As of December 31, 2008
	December 31, 2008		Investments			Net Asset
Sub-Account	Purchases	Proceeds from Sales	at Cost	at Fair Value	Shares Owned	Value[2]
Vanguard Balanced	$476,150	$(22,936)	$699,243	$551,165	37,116	$14.85
Vanguard High Yield Bond	486,592	(46,494)	683,815	546,442	92,461	5.91
Vanguard International	818,139	(194,890)	811,332	554,088	46,958	11.80
Vanguard Mid-Cap Index	1,353,860	(187,028)	1,775,325	1,171,510	127,062	9.22
Vanguard REIT Index	443,770	(57,554)	480,280	316,370	41,355	7.65
Vanguard Total Bond Market Index	2,176,114	(276,669)	2,872,558	2,953,719	254,192	11.62
Vanguard Total Stock Market Index	1,868,321	(220,657)	2,431,880	1,791,531	98,597	18.17
Wanger USA[1]	63,851	(50,733)	352,555	282,484	14,637	19.30

  1  Reference Note 1 for name changes, reorganizations and commencement dates.

  2  Net asset values represent the amounts published by the underlying mutual funds and may differ slightly due to rounding to those amounts calculated from the information presented in the financial statements.

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING

The changes in Units outstanding for the years ended December 31, 2008, and 2007 were as follows:

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Spinnaker & Mainsail
AIM Capital Appreciation I	53,518	(138,614)	(85,096)	73,483	(237,376)	(163,893)
AIM Capital Appreciation II	52,037	(17,362)	34,675	54,790	(10,065)	44,725
AIM Capital Development Series I	3,586	(3,257)	329	3,056	(3,060)	(4)
AIM Capital Development Series II	25,986	(25,229)	757	36,912	(22,879)	14,033
AIM Global Healthcare	4,038	(13,985)	(9,947)	6,373	(14,887)	(8,514)
AIM Global Real Estate	45,104	(125,366)	(80,262)	50,326	(159,324)	(108,998)
AIM International Growth I	16,209	(18,316)	(2,107)	17,222	(17,496)	(274)
AIM International Growth II	349,443	(104,824)	244,619	313,720	(46,070)	267,650
AIM Small Cap Equity II1	1,409	-	1,409	-	-	-
American Century Balanced	120,216	(262,375)	(142,159)	168,437	(262,139)	(93,702)
American Century Inflation Protection II	151,067	(69,298)	81,769	122,402	(19,851)	102,551
American Century International	163,390	(252,978)	(89,588)	214,993	(299,035)	(84,042)
American Century Large Company Value II	20,114	(16,465)	3,649	14,097	(13,896)	201
American Century Ultra I	8,368	(28,860)	(20,493)	22,061	(19,363)	2,698
American Century Ultra II	10,956	(8,218)	2,738	8,710	(888)	7,822
American Century Value	81,739	(101,658)	(19,919)	95,337	(80,520)	14,817
Dreyfus Appreciation	50,085	(131,926)	(81,841)	44,589	(136,834)	(92,245)
Dreyfus Midcap Stock	125,590	(243,115)	(117,525)	123,023	(326,901)	(203,878)
Dreyfus Quality Bond	44,026	(120,573)	(76,547)	69,988	(90,971)	(20,983)
Dreyfus Socially Responsible	126,361	(115,232)	11,129	164,360	(72,165)	92,195
Dreyfus Stock Index	241,930	(215,719)	26,211	260,078	(171,436)	88,642
Dreyfus Technology Growth	175,916	(204,394)	(28,478)	143,045	(178,280)	(35,235)
DWS Balanced VIP A	34,784	(141,336)	(106,552)	39,808	(188,186)	(148,378)
DWS Capital Growth VIP B1	70,950	(4,450)	66,500	-	-	-
DWS Global Opportunities B Share[1]	6	-	6	-	-	-
DWS Global Thematic B Share[1]	3,939	(3,333)	606	-	-	-

Symetra Separate Account C

Notes to Financial Statements

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING (Continued)

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Spinnaker & Mainsail (Continued)
DWS International VIP A	14,871	(60,592)	(45,721)	14,819	(83,459)	(68,640)
Federated Capital Income	9,469	(40,601)	(31,132)	6,505	(29,097)	(22,592)
Federated High Income Bond	8,943	(56,164)	(47,221)	29,340	(70,382)	(41,042)
Federated International Equity	4,236	(23,912)	(19,676)	4,204	(27,896)	(23,692)
Fidelity Asset Manager	5,144	(2,754)	2,390	4,453	(8,928)	(4,475)
Fidelity Contrafund	338,796	(411,185)	(72,389)	279,440	(440,309)	(160,869)
Fidelity Equity Income	151,021	(139,524)	11,497	160,346	(160,280)	66
Fidelity Freedom Funds 2010 II1	2,395	-	2,395	-	-	-
Fidelity Freedom Funds 2015 II1	1,198	(4)	1,194	-	-	-
Fidelity Freedom Funds 2020 II1	57,131	(4)	57,127	-	-	-
Fidelity Freedom Funds 2030 II1	9,798	(5)	9,793	-	-	-
Fidelity Freedom Income Fund II1	5,249	-	5,249	-	-	-
Fidelity Growth	217,705	(351,898)	(134,193)	221,981	(470,832)	(248,851)
Fidelity Growth & Income	116,096	(133,084)	(16,988)	102,153	(120,175)	(18,022)
Fidelity Growth Opportunities	39,499	(115,131)	(75,632)	37,841	(117,084)	(79,243)
Fidelity Mid-Cap Advisor II	189,770	(86,990)	102,780	175,995	(69,401)	106,594
Fidelity Overseas II	2,887	(85)	2,802	-	-	-
Fidelity VIP Money Market Service Class	1,177,411	(924,103)	253,308	1,043,086	(897,157)	145,929
Franklin Flex Cap Growth Securities	5,592	(1,786)	3,806	7,179	(5,992)	1,187
Franklin Founding Allocation Fund Class II1	16,804	(177)	16,627	-	-	-
Franklin Income Securities Fund Class II	149,667	(118,358)	31,309	240,139	(72,807)	167,332
Franklin Small Cap Value Fund II	140,999	(57,685)	83,314	146,020	(66,616)	79,404
Franklin Small-Mid Cap Growth II	123,609	(170,597)	(46,988)	115,871	(184,810)	(68,939)
Franklin U.S. Government II	261,475	(283,886)	(22,411)	283,203	(193,290)	89,913
Ibbotson Aggressive Growth Class II1	139,047	(462)	138,585	-	-	-
Ibbotson Balanced Class II1	41,957	(7,516)	34,441	-	-	-
Ibbotson Conservative Class II1	1,733	-	1,733	-	-	-
Ibbotson Growth Class II1	34,785	(7,108)	27,677	-	-	-
Ibbotson Income and Growth Class II1	11,777	(7)	11,770	-	-	-
ING Global Resources	5,619	(21,297)	(15,678)	3,644	(18,637)	(14,993)
ING JP Morgan Emerging Markets Equity I	2,938	(19,600)	(16,662)	2,339	(20,848)	(18,509)
JP Morgan International Equity	90,135	(82,948)	7,187	70,045	(109,804)	(39,759)
JP Morgan Mid-Cap Value	62,700	(102,642)	(39,942)	88,681	(90,540)	(1,859)
JP Morgan US Large Cap Core Equity	19,903	(68,464)	(48,561)	24,861	(80,944)	(56,083)
Mutual Shares Securities	144,576	(130,372)	14,204	195,323	(115,094)	80,229
Neuberger Berman AMT Guardian Class S1	5,245	(169)	5,076	-	-	-
Neuberger Berman AMT Mid Cap Growth Class S1	26,531	(2,703)	23,828	-	-	-
PIMCO All Asset Portfolio Advisor	17,215	(9,642)	7,573	4,407	(7,599)	(3,192)
PIMCO Commodity Fund Admin	147,874	(100,233)	47,641	102,085	(55,842)	46,243
Pioneer Bond VCT Class I	12,884	(47,027)	(34,143)	21,263	(51,072)	(29,809)
Pioneer Emerging Markets VCT Class II	79,076	(67,806)	11,270	70,715	(37,700)	33,015

Symetra Separate Account C

Notes to Financial Statements

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING (Continued)

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Spinnaker & Mainsail (Continued)
Pioneer Equity Income VCT Class II	112,987	(84,281)	28,706	149,714	(54,500)	95,214
Pioneer Fund VCT Class I	40,938	(207,392)	(166,454)	51,729	(262,971)	(211,242)
Pioneer Growth Opportunities VCT Class I	47,637	(234,015)	(186,379)	54,248	(317,511)	(263,263)
Pioneer High Yield VCT Class II	49,981	(27,693)	22,289	77,211	(25,191)	52,020
Pioneer Mid-Cap Value VCT Class I	30,327	(114,549)	(84,221)	20,283	(115,327)	(95,044)
Pioneer Money Market VCT Class I	18,092	(50,982)	(32,890)	39,734	(80,780)	(41,046)
Pioneer Real Estate VCT Class II	130,207	(75,725)	54,482	140,214	(42,903)	97,311
Pioneer Small-Cap Value VCT Class I	28,410	(143,027)	(114,617)	35,470	(130,729)	(95,259)
Pioneer Small-Cap Value VCT Class II	60,172	(66,307)	(6,136)	78,143	(72,185)	5,958
Pioneer Strategic Income VCT Class II	121,462	(53,163)	68,299	105,862	(13,499)	92,363
Summit Balance Index[1]	305	-	305	-	-	-
Summit EAFE International Index F Class[1]	23	-	23	-	-	-
Summit Barclays Aggregate Bond Index[1]	30,910	(4,397)	26,513	-	-	-
Summit NASDAQ 100 Index[1]	1,346	(1)	1,345	-	-	-
Summit Russell 2000 Small Cap Index F Class[1]	23,704	(2,401)	21,303	-	-	-
Summit S&P Mid Cap 400 Index F Class[1]	1,965	-	1,965	-	-	-
Templeton Developing Markets II	43,711	(46,378)	(2,667)	55,496	(39,958)	15,538
Templeton Global Income Securities II	215,761	(68,089)	147,672	96,716	(9,513)	87,203
Templeton Growth Securities II	102,992	(84,595)	18,397	101,529	(61,097)	40,432
Wanger USA[1]	313	(1,213)	(900)	54	(843)	(789)
Spinnaker Advisor
AIM Capital Appreciation I	3,272	(11,634)	(8,362)	2,551	(20,485)	(17,934)
AIM Capital Appreciation II	4,393	(1,845)	2,548	989	(209)	780
AIM Capital Development Series I	624	(1,146)	(522)	405	(224)	181
AIM Capital Development Series II	270	(1,443)	(1,173)	3,928	(4,877)	(949)
AIM Global Healthcare	1,092	(5,484)	(4,392)	408	(3,718)	(3,310)
AIM Global Real Estate	10,971	(27,229)	(16,258)	8,576	(45,448)	(36,872)
AIM International Growth I	1,251	(8,208)	(6,957)	1,714	(4,790)	(3,076)
AIM International Growth II	29,674	(45,164)	(15,490)	51,109	(13,585)	37,524
AIM Small Cap Equity II1	2,001	(2)	1,999	-	-	-
American Century Balanced	48,224	(88,528)	(40,304)	44,697	(73,994)	(29,297)
American Century Inflation Protection II	65,490	(81,084)	(15,594)	24,219	(8,425)	15,794
American Century International	47,628	(68,707)	(21,079)	50,239	(42,090)	8,149
American Century Large Company Value II	450	(8,532)	(8,082)	8,277	(4,080)	4,197
American Century Ultra I	342	(10,461)	(10,119)	5,661	(3,087)	2,574
American Century Ultra II	34	(359)	(325)	912	(89)	823
American Century Value	4,946	(9,062)	(4,116)	2,893	(10,611)	(7,718)
Dreyfus Appreciation	19,787	(29,112)	(9,324)	14,719	(45,418)	(30,699)
Dreyfus Midcap Stock	45,677	(122,345)	(76,668)	26,416	(160,980)	(134,564)
Dreyfus Quality Bond	6,675	(42,686)	(36,011)	12,670	(67,030)	(54,360)
Dreyfus Socially Responsible	19,980	(10,170)	9,810	9,368	(17,545)	(8,177)

Symetra Separate Account C

Notes to Financial Statements

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING (Continued)

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Spinnaker Advisor (Continued)
Dreyfus Stock Index	85,740	(156,386)	(70,646)	68,997	(68,979)	18
Dreyfus Technology Growth	7,641	(18,208)	(10,567)	46,993	(15,146)	31,847
DWS Balanced VIP A	28,280	(36,264)	(7,984)	14,700	(66,448)	(51,748)
DWS Capital Growth VIP B1	666	(31)	635	-	-	-
DWS International VIP A	2,973	(21,037)	(18,064)	948	(4,030)	(3,082)
Federated Capital Income	40	(2,388)	(2,348)	261	(7,447)	(7,186)
Federated High Income Bond	528	(27,078)	(26,550)	5,944	(20,862)	(14,918)
Fidelity Asset Manager	4,654	(690)	3,964	238	(2,265)	(2,027)
Fidelity Contrafund	59,566	(47,471)	12,095	32,987	(33,638)	(651)
Fidelity Equity Income	20,125	(37,697)	(17,572)	17,388	(38,192)	(20,804)
Fidelity Freedom Funds 2010 II1	4,508	(418)	4,090	-	-	-
Fidelity Freedom Funds 2015 II1	1,008	-	1,008	-	-	-
Fidelity Freedom Funds 2025 II1	3,160	-	3,160	-	-	-
Fidelity Growth	53,836	(100,272)	(46,436)	27,058	(140,653)	(113,595)
Fidelity Growth & Income	16,427	(46,560)	(30,133)	20,813	(68,141)	(47,328)
Fidelity Growth Opportunities	730	(5,443)	(4,713)	511	(13,624)	(13,113)
Fidelity Mid-Cap Advisor II	49,819	(43,043)	6,776	58,439	(18,775)	39,664
Fidelity Overseas II1	5,051	-	5,051	-	-	-
Fidelity VIP Money Market Service Class	677,522	(381,199)	296,323	343,771	(252,407)	91,364
Franklin Flex Cap Growth Securities	2	(1)	1	2,531	-	2,531
Franklin Founding Allocation Fund Class II1	8,155	(1,060)	7,095	-	-	-
Franklin Income Securities Fund Class II	20,291	(34,545)	(14,254)	79,917	(17,470)	62,447
Franklin Small Cap Value Fund II	23,085	(19,261)	3,824	30,652	(14,757)	15,895
Franklin Small-Mid Cap Growth II	10,297	(46,652)	(36,355)	23,454	(15,482)	7,972
Franklin U.S. Government II	176,016	(204,563)	(28,547)	71,880	(152,269)	(80,389)
Ibbotson Growth Class II1	6,589	(90)	6,499	-	-	-
ING Global Resources	1,679	(7,677)	(5,998)	1,973	(1,357)	616
JP Morgan International Equity	12,568	(23,530)	(10,962)	4,714	(27,393)	(22,679)
JP Morgan Mid-Cap Value	4,719	(38,985)	(34,266)	24,915	(22,306)	2,609
JP Morgan US Large Cap Core Equity	20,073	(61,190)	(41,117)	57,820	(165,866)	(108,046)
Mutual Shares Securities	15,390	(17,635)	(2,245)	18,351	(3,101)	15,250
Neuberger Berman AMT Guardian Class S1	10	(1)	9	-	-	-
Neuberger Berman AMT Mid Cap Growth Class S1	31	-	31	-	-	-
PIMCO All Asset Portfolio Advisor	417	-	417	184	(2,964)	(2,780)
PIMCO Commodity Fund Admin	32,545	(41,610)	(9,065)	13,386	(21,609)	(8,223)
Pioneer Bond VCT Class I	3,075	(18,868)	(15,793)	7,936	(29,023)	(21,087)
Pioneer Emerging Markets VCT Class II	32,509	(30,037)	2,472	15,766	(4,787)	10,979
Pioneer Equity Income VCT Class II	7,322	(11,816)	(4,494)	8,820	(10,255)	(1,435)
Pioneer Fund VCT Class I	5,867	(14,758)	(8,891)	4,857	(38,212)	(33,355)
Pioneer Growth Opportunities VCT Class I	9,352	(46,965)	(37,613)	6,769	(55,567)	(48,798)
Pioneer High Yield VCT Class II	3,387	(4,955)	(1,568)	6,217	(2,261)	3,956

Symetra Separate Account C

Notes to Financial Statements

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING (Continued)

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Spinnaker Advisor (Continued)
Pioneer Mid-Cap Value VCT Class I	1,349	(10,702)	(9,353)	1,063	(5,188)	(4,125)
Pioneer Money Market VCT Class I	3,532	(8,740)	(5,208)	26,865	(97,166)	(70,301)
Pioneer Real Estate VCT Class II	31,757	(16,774)	14,983	46,677	(20,282)	26,395
Pioneer Small-Cap Value VCT Class I	5,370	(38,451)	(33,081)	6,941	(60,401)	(53,460)
Pioneer Small-Cap Value VCT Class II	14,079	(40,656)	(26,577)	16,317	(24,064)	(7,747)
Pioneer Strategic Income VCT Class II	59,551	(42,130)	17,421	39,526	(21,225)	18,301
Summit Barclays Aggregate Bond Index[1]	1,564	(107)	1,457	-	-	-
Summit Russell 2000 Small Cap Index F Class[1]	3,327	-	3,327	-	-	-
Templeton Developing Markets II	6,206	(32,186)	(25,980)	6,914	(16,286)	(9,372)
Templeton Global Income Securities II	33,319	(50,980)	(17,661)	31,341	(1,146)	30,195
Templeton Growth Securities II	2,793	(3,966)	(1,173)	11,797	(4,838)	6,959
Spinnaker with EEB
AIM Capital Development Series II	98	-	98	73	-	73
AIM International Growth II	81	-	81	66	-	66
American Century Balanced	139	-	139	127	-	127
American Century International	298	-	298	243	-	243
American Century Ultra I	59	-	59	51	-	51
Dreyfus Stock Index	196	-	196	158	-	158
Fidelity Equity Income	89	-	89	66	-	66
Franklin U.S. Government II	191	(5)	186	201	(5)	196
JP Morgan Mid-Cap Value	78	-	78	62	-	62
PIMCO Commodity Fund Admin	57	-	57	61	-	61
Pioneer Real Estate VCT Class II	82	-	82	58	-	58
Pioneer Small-Cap Value VCT Class II	91	-	91	67	-	67
Spinnaker with GMDB
AIM International Growth II	263	(11)	252	150	(1)	149
American Century Balanced	-	(4)	(4)	-	(3)	(3)
American Century Inflation Protection II	-	-	-	-	(2)	(2)
American Century International	2	(1)	1	35	-	35
American Century Large Company Value II	4	-	4	99	-	99
Dreyfus Appreciation	73	(1)	72	73	(1)	72
Dreyfus Stock Index	52	(3)	49	67	(2)	65
Fidelity Contrafund	43	(2)	41	117	(10)	107
Fidelity Equity Income	6	(1)	5	4	-	4
Fidelity Growth	-	(3)	(3)	-	(4)	(4)
Fidelity Growth & Income	6	(1)	5	5	-	5
Fidelity Mid-Cap Advisor II	9	(1)	8	7	-	7
Fidelity VIP Money Market Service Class	30	(33)	(3)	605	(1,197)	(592)
Franklin Income Securities Fund Class II	3	(7)	(4)	208	(3)	205
Franklin Small Cap Value Fund II	65	(1)	64	99	(13)	85
JP Morgan Mid-Cap Value	5	-	5	102	(10)	92
Pioneer Emerging Markets VCT Class II	2	(2)	-	31	(10)	21
Pioneer Equity Income VCT Class II	4	-	4	44	(13)	31
Pioneer High Yield VCT Class II	-	(1)	(1)	20	-	20
Pioneer Real Estate VCT Class II	-	-	-	77	-	77
Templeton Global Income Securities II	-	(1)	(1)	110	-	110

Symetra Separate Account C

Notes to Financial Statements

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING (Continued)

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Spinnaker Choice
AIM Capital Appreciation II	2,845	(2,637)	208	1,308	-	1,308
AIM Capital Development Series I	-	-	-	408	(408)	-
AIM Capital Development Series II	20	(162)	(142)	1,110	(1,575)	(465)
AIM Global Real Estate	111	(60)	51	81	(311)	(230)
AIM International Growth I	140	(128)	12	86	(212)	(126)
AIM International Growth II	6,650	(46,996)	(40,346)	138,835	(120,824)	18,011
American Century Balanced	2,085	(2,307)	(222)	4,912	(12,212)	(7,300)
American Century Inflation Protection II	1,776	(570)	1,206	3,822	(763)	3,059
American Century International	2,860	(13,739)	(10,879)	95,854	(96,718)	(864)
American Century Large Company Value II	9,449	-	9,449	3,454	(3,454)	-
American Century Ultra I	1	(24)	(23)	12	(770)	(759)
American Century Value	122	(1,358)	(1,236)	835	-	835
Dreyfus Midcap Stock	157	(209)	(52)	252	(1,247)	(995)
Dreyfus Socially Responsible	4,770	(6,136)	(1,366)	3,083	(1,906)	1,177
Dreyfus Stock Index	5,627	(8,586)	(2,959)	4,724	(6,814)	(2,090)
Dreyfus Technology Growth	-	-	-	893	(893)	-
Federated Capital Income	-	(7)	(7)	-	(5)	(5)
Federated High Income Bond	152	(26)	126	33	(2)	31
Fidelity Contrafund	5,009	(9,968)	(4,959)	13,507	(3,668)	9,839
Fidelity Equity Income	775	(457)	318	3,340	(6,509)	(3,169)
Fidelity Growth	128	(50)	78	109	(596)	(487)
Fidelity Growth & Income	1,499	(6)	1,493	2,981	(774)	2,207
Fidelity Mid-Cap Advisor II	838	(340)	498	1,076	(968)	108
Fidelity VIP Money Market Service Class	548,737	(539,147)	9,590	482,028	(480,800)	1,228
Franklin Flex Cap Growth Securities	69	(5,198)	(5,129)	5,319	(55)	5,264
Franklin Income Securities Fund Class II	28	(4,054)	(4,026)	10,325	(1,547)	8,778
Franklin Small Cap Value Fund II	2,183	(3,981)	(1,798)	3,485	(10,761)	(7,276)
Franklin Small-Mid Cap Growth II	1,458	(1,320)	138	359	(200)	159
Franklin U.S. Government II	4,643	(11,917)	(7,274)	43,906	(34,208)	9,698
JP Morgan International Equity	196	(271)	(75)	195	(1,899)	(1,704)
JP Morgan Mid-Cap Value	1,300	(510)	790	1,416	(11,636)	(10,220)
Mutual Shares Securities	26	(736)	(710)	3,142	(4,859)	(1,717)
PIMCO All Asset Portfolio Advisor	-	(1)	(1)	101	(1,540)	(1,439)
PIMCO Commodity Fund Admin	14,489	(2,775)	11,714	5,231	(4,470)	761
Pioneer Emerging Markets VCT Class II	2,645	(14,595)	(11,950)	35,924	(43,262)	(7,338)
Pioneer Equity Income VCT Class II	5,591	(3,265)	2,326	5,342	(2,333)	3,009
Pioneer High Yield VCT Class II	576,463	(436,208)	140,255	3,379	(974)	2,405
Pioneer Real Estate VCT Class II	4,966	(3,148)	1,818	1,497	(6,541)	(5,044)
Pioneer Small-Cap Value VCT Class II	411	(883)	(472)	1,132	(2,512)	(1,380)
Pioneer Strategic Income VCT Class II	3,132	(4,356)	(1,224)	3,329	(233)	3,096
Templeton Developing Markets II	48	(9,249)	(9,201)	11,560	(17,237)	(5,677)
Templeton Global Income Securities II	5,920	(4,852)	1,068	5,585	(2,625)	2,960
Templeton Growth Securities II	1,178	(1,417)	(239)	413	(1,867)	(1,454)
Spinnaker Choice with GMDB
AIM Capital Appreciation II	20	(2)	18	224	-	224
AIM Global Real Estate	6	(40)	(34)	1	(141)	(140)

Symetra Separate Account C

Notes to Financial Statements

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING (Continued)

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Spinnaker Choice with GMDB (Continued)
AIM International Growth II	3	-	3	3	-	3
American Century Inflation Protection II	-	(77)	(77)	29	(226)	(197)
American Century Ultra I	5	(1)	4	3	-	3
Dreyfus Midcap Stock	11	(167)	(156)	24	(464)	(440)
Dreyfus Stock Index	28	(298)	(270)	460	(793)	(333)
Fidelity Contrafund	20	(3)	17	281	-	281
Fidelity Equity Income	12	(199)	(187)	-	(607)	(607)
Fidelity Growth	6	(92)	(86)	25	(265)	(240)
Fidelity VIP Money Market Service Class	-	-	-	2,824	(2,824)	-
Franklin Flex Cap Growth Securities	15	(35)	(20)	345	-	345
Franklin Income Securities Fund Class II	3	(58)	(55)	497	(2)	495
Franklin U.S. Government II	-	(386)	(386)	109	(1,131)	(1,022)
JP Morgan International Equity	-	(301)	(301)	-	(1,002)	(1,002)
PIMCO Commodity Fund Admin	61	(164)	(103)	310	(296)	14
Pioneer Small-Cap Value VCT Class II	11	(71)	(60)	-	(185)	(185)
Templeton Developing Markets II	38	(1)	37	124	-	124
Templeton Global Income Securities II	1	-	1	2	(3)	(1)
Focus Tier I
Fidelity Index 500	16,861	(7,681)	9,180	12,921	(10,271)	2,650
Fidelity Money Market Fund	261,312	(241,266)	20,046	106,942	(78,679)	28,263
Ibbotson Aggressive Growth Class I	14,567	(6,073)	8,494	6,045	-	6,045
Ibbotson Balanced Class I	39,140	(30)	39,110	2,503	-	2,503
Ibbotson Conservative Class I	4,152	-	4,152	1,164	(1,164)	-
Ibbotson Growth Class I	28,034	(4,378)	23,656	7,594	-	7,594
Ibbotson Income and Growth Class I	2,676	-	2,676	591	(591)	-
Vanguard Balanced	8,221	(2,026)	6,195	17,565	(597)	16,968
Vanguard High Yield Bond	17,320	(2,606)	14,714	5,363	(500)	4,863
Vanguard International	46,243	(14,227)	32,016	8,522	(1,519)	7,003
Vanguard Mid-Cap Index	63,865	(13,033)	50,832	13,500	(1,201)	12,299
Vanguard REIT Index	20,672	(2,913)	17,759	2,893	(984)	1,909
Vanguard Total Bond Market Index	48,571	(8,325)	40,246	13,220	(3,485)	9,735
Vanguard Total Stock Market Index	81,978	(13,286)	68,692	15,413	(1,444)	13,969
Focus Tier II
DWS Small Cap Index A Share[1]	1,958	-	1,958	-	-	-
Fidelity Index 500	10,534	(5,255)	5,279	20,690	(18,832)	1,858
Fidelity Money Market Fund	217,471	(202,548)	14,923	80,307	(52,052)	28,255
Ibbotson Aggressive Growth Class I	11,753	-	11,753	-	-	-
Ibbotson Balanced Class I	6,853	-	6,853	14,394	-	14,394
Ibbotson Conservative Class I	6,964	-	6,964	-	-	-
Ibbotson Income and Growth Class I	-	(1,257)	(1,257)	20,518	(98)	20,420
Vanguard Balanced	774	-	774	-	-	-
Vanguard High Yield Bond	24,990	(2,848)	22,142	2,847	-	2,847
Vanguard International	35,026	(8,732)	26,294	4,174	-	4,174
Vanguard Mid-Cap Index	73,624	(11,942)	61,682	6,845	-	6,845
Vanguard REIT Index	27,251	(5,543)	21,708	1,834	-	1,834
Vanguard Total Bond Market Index	106,983	(15,458)	91,525	10,830	-	10,830
Vanguard Total Stock Market Index	114,568	(16,451)	98,117	13,314	-	13,314

Symetra Separate Account C

Notes to Financial Statements

5.  CHANGES IN ACCUMULATION UNITS OUTSTANDING (Continued)

	2008			2007
Sub-Account	Units Issued	Units Redeemed	Increase (Decrease) in Units	Units Issued	Units Redeemed	Increase (Decrease) in Units
Focus Tier III
Fidelity Money Market Fund	129,433	(114,956)	14,477	61,313	(61,313)	-
Ibbotson Balanced Class I	28,338	(16,890)	11,448	29,163	-	29,163
Ibbotson Growth Class I	48,731	-	48,731	-	-	-
Vanguard Balanced	-	-	-	8,215	-	8,215
Vanguard High Yield Bond	4,078	-	4,078	-	-	-
Vanguard International	10,424	-	10,424	-	-	-
Vanguard Mid-Cap Index	16,594	-	16,594	8,639	-	8,639
Vanguard REIT Index	6,085	-	6,085	-	-	-
Vanguard Total Bond Market Index	28,732	-	28,732	8,168	-	8,168
Vanguard Total Stock Market Index	26,062	-	26,062	8,399	-	8,399
Focus Tier I with GMDB
Fidelity Index 500	19,718	-	19,718	-	-	-
Fidelity Money Market Fund	56,143	(58,471)	(2,328)	7,898	-	7,898
Ibbotson Conservative Class I	4,821	-	4,821	-	-	-
Ibbotson Growth Class I	41,235	(23,366)	17,869	-	-	-
Ibbotson Income and Growth Class I	782	-	782	-	-	-
Vanguard Balanced	332	-	332	-	-	-
Vanguard High Yield Bond	2,274	-	2,274	-	-	-
Vanguard International	4,745	-	4,745	-	-	-
Vanguard Mid-Cap Index	10,567	-	10,567	-	-	-
Vanguard REIT Index	1,640	-	1,640	-	-	-
Vanguard Total Bond Market Index	9,310	-	9,310	-	-	-
Vanguard Total Stock Market Index	12,235	-	12,235	-	-	-
Focus Tier II with GMDB
Fidelity Money Market Fund	48,610	(60,409)	(11,799)	21,754	-	21,754
Ibbotson Balanced Class I	22,817	-	22,817	-	-	-
Vanguard Balanced	39,787	(208)	39,579	-	-	-
Vanguard High Yield Bond	3,006	-	3,006	1,532	-	1,532
Vanguard International	2,284	-	2,284	931	-	931
Vanguard Mid-Cap Index	6,388	-	6,388	3,660	-	3,660
Vanguard REIT Index	851	-	851	955	-	955
Vanguard Total Bond Market Index	6,501	-	6,501	5,244	-	5,244
Vanguard Total Stock Market Index	7,262	-	7,262	4,414	-	4,414
Focus Tier V with GMDB
Vanguard High Yield Bond	-	-	-	17,452	-	17,452
Vanguard International	-	-	-	10,926	-	10,926
Vanguard Mid-Cap Index	-	-	-	43,299	-	43,299
Vanguard REIT Index	-	-	-	11,181	-	11,181
Vanguard Total Bond Market Index	-	-	-	60,397	-	60,397
Vanguard Total Stock Market Index	-	-	-	52,408	-	52,408

  1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES

The following table summarizes the Unit values and Units outstanding for sub-accounts by variable annuity contracts, net investment income ratios, and expense ratios, excluding expenses of the underlying funds, and total returns for each of the five years in the period ended December 31.

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
AIM Capital Appreciation I
Spinnaker & Mainsail
2008	$6.187	720,668	$4,458,618	0.00%	1.40%	(43.29%)
2007	10.910	805,764	8,791,074	0.00%	1.40%	10.45%
2006	9.878	969,657	9,571,365	0.06%	1.40%	1.22%
Spinnaker Advisor
2008	6.178	32,322	199,728	0.00%	1.45%	(43.33%)
2007	10.901	40,684	443,536	0.00%	1.45%	10.39%
2006	9.875	58,618	578,878	0.05%	1.45%	1.25%
AIM Capital Appreciation II
Spinnaker & Mainsail
2008	7.614	89,392	680,643	0.00%	1.40%	(43.42%)
2007	13.458	54,717	736,396	0.00%	1.40%	10.17%
2006	12.216	9,992	122,060	0.00%	1.40%	4.59%
2005	11.680	544	6,353	0.00%	1.40%	15.53%
Spinnaker Advisor
2008	7.600	3,428	26,043	0.00%	1.45%	(43.45%)
2007	13.440	880	11,810	0.00%	1.45%	10.11%
2006	12.206	100	1,215	0.00%	1.45%	22.06%
Spinnaker Choice
2008	7.572	1,516	11,470	0.00%	1.55%	(43.51%)
2007	13.404	1,308	17,531	0.00%	1.55%	10.00%
Spinnaker Choice with GMDB
2008	7.517	242	1,806	0.00%	1.75%	(43.62%)
2007	13.333	224	2,983	0.00%	1.75%	9.78%
AIM Capital Development Series I
Spinnaker & Mainsail
2008	10.386	18,107	188,070	0.00%	1.40%	(47.76%)
2007	19.883	17,778	353,501	0.00%	1.40%	9.29%
2006	18.192	17,782	323,497	0.00%	1.40%	14.90%
2005	15.833	22,168	350,976	0.00%	1.40%	8.09%
2004	14.648	15,515	227,271	0.00%	1.40%	13.89%
Spinnaker Advisor
2008	10.357	3,566	36,929	0.00%	1.45%	(47.79%)
2007	19.837	4,088	81,092	0.00%	1.45%	9.24%
2006	18.159	3,907	70,946	0.00%	1.45%	14.85%
2005	15.811	2,424	38,328	0.00%	1.45%	8.03%
2004	14.636	3,077	45,039	0.00%	1.45%	13.84%
AIM Capital Development Series II
Spinnaker & Mainsail
2008	6.019	64,180	386,334	0.00%	1.40%	(47.87%)
2007	11.546	63,423	732,276	0.00%	1.40%	9.01%
2006	10.592	49,390	523,146	0.00%	1.40%	5.92%
Spinnaker Advisor
2008	6.011	3,188	19,160	0.00%	1.45%	(47.89%)
2007	11.535	4,361	50,312	0.00%	1.45%	8.94%
2006	10.588	5,310	56,225	0.00%	1.45%	5.88%
Spinnaker with EEB
2008	5.994	213	1,269	0.00%	1.55%	(47.95%)
2007	11.515	115	1,318	0.00%	1.55%	8.84%
2006	10.580	42	444	0.00%	1.55%	5.80%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
AIM Capital Development Series II (Continued)
Spinnaker Choice
2008	$5.994	198	$1,179	0.00%	1.55%	(47.95%)
2007	11.515	340	3,920	0.00%	1.55%	8.84%
2006	10.580	805	8,518	0.00%	1.55%	5.80%
AIM Global Healthcare
Spinnaker & Mainsail
2008	10.798	37,141	401,076	0.00%	1.40%	(29.62%)
2007	15.342	47,088	722,415	0.00%	1.40%	10.29%
2006	13.910	55,602	773,428	0.00%	1.40%	3.77%
2005	13.404	59,566	798,417	0.00%	1.40%	6.65%
2004	12.568	59,786	751,397	0.00%	1.40%	6.07%
Spinnaker Advisor
2008	10.768	9,573	103,086	0.00%	1.45%	(29.65%)
2007	15.306	13,965	213,738	0.00%	1.45%	10.24%
2006	13.885	17,275	239,852	0.00%	1.45%	3.73%
2005	13.386	21,238	284,286	0.00%	1.45%	6.59%
2004	12.558	38,940	488,992	0.00%	1.45%	6.02%
AIM Global Real Estate
Spinnaker & Mainsail
2008	16.416	317,660	5,215,023	5.40%	1.40%	(45.42%)
2007	30.077	397,922	11,968,448	4.99%	1.40%	(6.86%)
2006	32.292	506,920	16,369,602	1.08%	1.40%	40.63%
2005	22.963	565,687	12,989,940	1.11%	1.40%	12.65%
2004	20.384	565,997	11,537,386	0.96%	1.40%	34.68%
Spinnaker Advisor
2008	15.742	85,129	1,340,125	5.30%	1.45%	(45.44%)
2007	28.855	101,387	2,925,567	5.02%	1.45%	(6.91%)
2006	30.996	138,259	4,285,482	1.05%	1.45%	40.56%
2005	22.052	162,335	3,579,864	1.09%	1.45%	12.60%
2004	19.585	167,160	3,273,907	0.93%	1.45%	34.61%
Spinnaker with GMDB
2008	16.264	25	400	6.01%	1.60%	(45.53%)
2007	29.857	25	737	5.67%	1.60%	(7.05%)
2006	32.120	25	804	2.28%	1.60%	40.34%
2005	22.887	2	36	3.61%	1.60%	12.43%
Spinnaker Choice
2008	11.052	871	9,628	6.02%	1.55%	(45.50%)
2007	20.278	820	16,600	5.53%	1.55%	(7.00%)
2006	21.805	1,050	22,886	0.61%	1.55%	40.41%
2005	15.529	2,553	39,651	3.20%	1.55%	12.49%
Spinnaker Choice with GMDB
2008	10.949	180	1,964	5.35%	1.75%	(45.61%)
2007	20.130	214	4,298	4.53%	1.75%	(7.19%)
2006	21.689	354	7,681	1.31%	1.75%	40.14%
2005	15.477	195	3,019	0.00%	1.75%	12.26%
AIM International Growth I
Spinnaker & Mainsail
2008	15.351	95,612	1,467,770	0.55%	1.40%	(41.21%)
2007	26.112	97,719	2,551,663	0.42%	1.40%	13.12%
2006	23.084	97,993	2,262,106	1.10%	1.40%	26.45%
2005	18.255	77,117	1,407,745	1.08%	1.40%	16.30%
2004	15.697	27,750	435,590	1.05%	1.40%	22.28%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
AIM International Growth I (Continued)
Spinnaker Advisor
2008	$15.308	13,964	$213,766	0.46%	1.45%	(41.24%)
2007	26.051	20,921	545,027	0.38%	1.45%	13.06%
2006	23.042	23,997	552,941	1.15%	1.45%	26.40%
2005	18.230	15,951	290,789	1.00%	1.45%	16.23%
2004	15.684	4,891	76,706	0.64%	1.45%	22.22%
Spinnaker with GMDB
2008	15.208	2	36	0.00%	1.60%	(41.33%)
2007	25.921	2	61	0.00%	1.60%	12.89%
2006	22.961	2	56	2.03%	1.60%	26.20%
2005	18.194	2	45	2.25%	1.60%	16.06%
Spinnaker Choice
2008	11.472	3,031	34,785	0.57%	1.55%	(41.30%)
2007	19.543	3,019	59,010	0.42%	1.55%	12.95%
2006	17.303	3,145	54,415	1.22%	1.55%	26.27%
2005	13.703	1,156	15,837	5.18%	1.55%	16.12%
AIM International Growth II
Spinnaker & Mainsail
2008	7.778	608,320	4,731,707	0.58%	1.40%	(41.38%)
2007	13.268	363,701	4,825,454	0.66%	1.40%	12.85%
2006	11.757	96,051	1,129,294	1.80%	1.40%	17.57%
Spinnaker Advisor
2008	7.767	51,869	402,888	0.40%	1.45%	(41.41%)
2007	13.256	67,359	892,905	0.50%	1.45%	12.79%
2006	11.753	29,835	350,644	2.32%	1.45%	17.53%
Spinnaker with EEB
2008	7.746	187	1,437	0.61%	1.55%	(41.46%)
2007	13.232	106	1,386	0.52%	1.55%	12.68%
2006	11.743	40	463	2.56%	1.55%	17.43%
Spinnaker with GMDB
2008	7.735	527	4,068	0.61%	1.60%	(41.49%)
2007	13.220	275	3,633	0.42%	1.60%	12.62%
2006	11.739	126	1,479	1.33%	1.60%	17.39%
Spinnaker Choice
2008	7.746	7,231	56,012	0.25%	1.55%	(41.46%)
2007	13.232	47,577	629,534	0.51%	1.55%	12.68%
2006	11.743	29,566	347,198	4.25%	1.55%	17.43%
Spinnaker Choice with GMDB
2008	7.702	561	4,332	0.47%	1.75%	(41.58%)
2007	13.184	558	7,372	0.39%	1.75%	12.45%
2006	11.725	555	6,514	1.18%	1.75%	17.25%
AIM Small Cap Equity II1
Spinnaker & Mainsail
2008	7.095	1,409	9,999	0.00%	1.40%	(29.05%)
Spinnaker Advisor
2008	7.093	1,999	14,185	0.00%	1.45%	(29.07%)
American Century Balanced
Spinnaker & Mainsail
2008	10.542	849,896	8,959,478	2.71%	1.40%	(21.44%)
2007	13.419	992,055	13,312,206	2.09%	1.40%	3.47%
2006	12.969	1,085,757	14,081,101	1.96%	1.40%	8.10%
2005	11.997	1,198,113	14,373,763	1.80%	1.40%	3.48%
2004	11.593	1,222,473	14,172,673	1.62%	1.40%	8.24%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
American Century Balanced (Continued)
Spinnaker Advisor
2008	$9.071	258,636	$2,346,031	2.65%	1.45%	(21.48%)
2007	11.552	298,940	3,453,364	2.08%	1.45%	3.42%
2006	11.170	328,237	3,666,513	1.96%	1.45%	8.05%
2005	10.338	393,800	4,071,249	1.90%	1.45%	3.42%
2004	9.996	407,679	4,074,991	1.58%	1.45%	8.19%
Spinnaker with EEB
2008	10.468	334	3,496	2.13%	1.55%	(21.56%)
2007	13.345	195	2,595	1.36%	1.55%	3.31%
2006	12.917	68	872	0.00%	1.55%	29.17%
Spinnaker with GMDB
2008	10.444	32	326	2.70%	1.60%	(21.59%)
2007	13.320	36	480	2.23%	1.60%	3.26%
2006	12.900	39	505	0.38%	1.60%	7.89%
2005	11.957	6	71	0.00%	1.60%	3.27%
Spinnaker Choice
2008	9.748	6,257	60,994	2.86%	1.55%	(21.56%)
2007	12.427	6,479	80,517	2.22%	1.55%	3.31%
2006	12.028	13,779	165,743	0.79%	1.55%	7.93%
2005	11.144	3,396	37,843	0.44%	1.55%	3.33%
American Century Inflation Protection II
Spinnaker & Mainsail
2008	10.437	287,847	3,003,933	4.68%	1.40%	(2.97%)
2007	10.756	206,078	2,216,244	4.35%	1.40%	8.00%
2006	9.959	103,527	1,031,051	3.41%	1.40%	0.16%
2005	9.943	82,304	818,340	3.53%	1.40%	0.33%
Spinnaker Advisor
2008	10.417	102,959	1,072,338	4.85%	1.45%	(3.03%)
2007	10.742	118,553	1,273,170	4.50%	1.45%	7.95%
2006	9.951	102,759	1,022,533	3.36%	1.45%	0.11%
2005	9.940	69,851	694,282	3.67%	1.45%	0.36%
Spinnaker Choice
2008	10.379	5,226	54,238	4.73%	1.55%	(3.12%)
2007	10.713	4,020	43,069	3.43%	1.55%	7.84%
2006	9.934	961	9,547	3.64%	1.55%	0.01%
2005	9.933	2,882	28,624	3.93%	1.55%	0.43%
Spinnaker Choice with GMDB
2008	10.303	8	79	5.28%	1.75%	(3.31%)
2007	10.656	85	905	4.67%	1.75%	7.62%
2006	9.901	282	2,789	3.33%	1.75%	(0.18%)
2005	9.919	305	3,025	2.28%	1.75%	0.57%
American Century International
Spinnaker & Mainsail
2008	7.279	1,164,670	8,478,208	0.83%	1.40%	(45.59%)
2007	13.379	1,254,258	16,781,150	0.67%	1.40%	16.41%
2006	11.493	1,338,300	15,381,851	1.58%	1.40%	23.29%
2005	9.322	1,360,594	12,683,528	1.20%	1.40%	11.68%
2004	8.347	1,553,840	12,969,472	0.55%	1.40%	13.33%
Spinnaker Advisor
2008	5.882	155,256	913,298	0.79%	1.45%	(45.62%)
2007	10.817	176,335	1,907,441	0.63%	1.45%	16.35%
2006	9.297	168,186	1,563,664	1.45%	1.45%	23.24%
2005	7.544	126,550	954,749	1.27%	1.45%	11.63%
2004	6.758	145,843	985,680	0.51%	1.45%	13.26%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
American Century International (Continued)
Spinnaker with EEB
2008	$7.228	687	$4,966	0.69%	1.55%	(45.68%)
2007	13.306	389	5,173	0.46%	1.55%	16.23%
2006	11.448	146	1,665	0.00%	1.55%	14.48%
Spinnaker with GMDB
2008	7.212	37	267	0.78%	1.60%	(45.70%)
2007	13.281	36	475	0.00%	1.60%	16.17%
2006	11.432	1	12	0.00%	1.60%	14.32%
Spinnaker Choice
2008	9.716	4,743	46,086	0.67%	1.55%	(45.67%)
2007	17.884	15,622	279,380	0.13%	1.55%	16.23%
2006	15.387	16,486	253,665	0.30%	1.55%	23.12%
2005	12.498	703	8,789	0.00%	1.55%	11.52%
American Century Large Company Value II
Spinnaker & Mainsail
2008	7.716	19,804	152,810	2.18%	1.40%	(38.29%)
2007	12.504	16,155	202,008	0.44%	1.40%	(2.73%)
2006	12.855	15,954	205,085	0.01%	1.40%	18.12%
2005	10.883	9,304	101,254	3.05%	1.40%	7.49%
Spinnaker Advisor
2008	7.702	23,911	184,164	2.36%	1.45%	(38.32%)
2007	12.488	31,993	399,518	0.53%	1.45%	(2.77%)
2006	12.844	27,796	357,012	0.01%	1.45%	18.06%
2005	10.879	5,442	59,206	2.52%	1.45%	7.45%
Spinnaker Choice
2008	7.674	9,449	72,507	0.00%	1.55%	(38.38%)
2007	12.454	-	-	0.00%	1.55%	(2.87%)
Spinnaker with GMDB
2008	7.660	129	972	2.11%	1.60%	(38.41%)
2007	12.437	125	1,545	0.50%	1.60%	(2.93%)
2006	12.812	26	338	0.00%	1.60%	28.12%
American Century Ultra I
Spinnaker & Mainsail
2008	8.540	32,973	281,597	0.00%	1.40%	(42.30%)
2007	14.800	53,466	791,279	0.00%	1.40%	19.33%
2006	12.403	50,768	629,663	0.00%	1.40%	(4.61%)
2005	13.003	34,098	443,386	0.00%	1.40%	0.75%
2004	12.906	25,283	326,316	0.00%	1.40%	9.13%
Spinnaker Advisor
2008	8.516	3,030	25,804	0.00%	1.45%	(42.32%)
2007	14.765	13,149	194,145	0.00%	1.45%	19.26%
2006	12.380	10,575	130,915	0.00%	1.45%	(4.67%)
2005	12.986	9,497	123,331	0.00%	1.45%	0.70%
2004	12.896	5,931	76,479	0.00%	1.45%	9.08%
Spinnaker with EEB
2008	8.480	138	1,164	0.00%	1.55%	(42.38%)
2007	14.718	79	1,158	0.00%	1.55%	19.14%
2006	12.353	28	349	0.00%	1.55%	23.53%
Spinnaker Choice
2008	6.998	187	1,307	0.00%	1.55%	(42.38%)
2007	12.146	210	2,540	0.00%	1.55%	19.15%
2006	10.194	968	9,863	0.00%	1.55%	4.76%
2005	10.703	268	2,871	0.00%	1.55%	0.59%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
American Century Ultra I (Continued)
Spinnaker Choice with GMDB
2008	$6.933	567	$3,924	0.00%	1.75%	(42.50%)
2007	12.057	563	6,784	0.00%	1.75%	18.91%
2006	10.140	560	5,677	0.00%	1.75%	1.40%
American Century Ultra II
Spinnaker & Mainsail
2008	6.974	10,560	73,634	0.00%	1.40%	(42.46%)
2007	12.120	7,822	94,807	0.00%	1.40%	21.20%
Spinnaker Advisor
2008	6.968	498	3,473	0.00%	1.45%	(42.48%)
2007	12.115	823	9,972	0.00%	1.45%	21.15%
American Century Value
Spinnaker & Mainsail
2008	10.207	278,747	2,845,379	2.46%	1.40%	(27.80%)
2007	14.137	298,666	4,222,312	1.57%	1.40%	(6.46%)
2006	15.114	283,849	4,290,154	1.31%	1.40%	17.01%
2005	12.917	262,245	3,387,395	0.72%	1.40%	3.58%
2004	12.471	160,794	2,005,263	0.63%	1.40%	12.75%
Spinnaker Advisor
2008	10.173	23,087	234,883	2.56%	1.45%	(27.84%)
2007	14.097	27,203	383,469	1.61%	1.45%	(6.51%)
2006	15.079	34,921	526,568	1.39%	1.45%	16.95%
2005	12.893	41,673	537,294	0.86%	1.45%	3.52%
2004	12.454	35,929	447,490	0.85%	1.45%	12.69%
Spinnaker Choice
2008	8.884	922	8,193	2.15%	1.55%	(27.91%)
2007	12.323	2,158	26,604	1.41%	1.55%	(6.60%)
2006	13.194	1,323	17,461	0.84%	1.55%	16.83%
2005	11.293	319	3,607	0.00%	1.55%	3.43%
Dreyfus Appreciation
Spinnaker & Mainsail
2008	7.752	414,103	3,210,400	2.05%	1.40%	(30.54%)
2007	11.160	495,944	5,534,698	1.61%	1.40%	5.64%
2006	10.564	588,189	6,213,951	1.62%	1.40%	14.86%
2005	9.197	688,026	6,328,006	0.02%	1.40%	2.93%
2004	8.935	749,658	6,698,484	1.67%	1.40%	3.58%
Spinnaker Advisor
2008	7.395	116,735	863,568	1.93%	1.45%	(30.56%)
2007	10.650	126,059	1,342,571	1.62%	1.45%	5.58%
2006	10.087	156,758	1,581,263	1.62%	1.45%	14.81%
2005	8.786	207,393	1,822,225	0.02%	1.45%	2.88%
2004	8.540	257,343	2,197,812	1.74%	1.45%	3.53%
Spinnaker with GMDB
2008	7.680	223	1,691	2.14%	1.60%	(30.67%)
2007	11.078	151	1,655	1.65%	1.60%	5.42%
2006	10.508	79	826	0.00%	1.60%	5.08%
Spinnaker Choice
2008	8.873	1,716	15,243	1.98%	1.55%	(30.63%)
2007	12.791	1,716	21,960	1.52%	1.55%	5.47%
2006	12.127	1,716	20,812	1.51%	1.55%	14.69%
2005	10.574	1,372	14,504	0.01%	1.55%	2.78%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Dreyfus Midcap Stock
Spinnaker & Mainsail
2008	$8.201	947,581	$7,771,281	0.96%	1.40%	(41.25%)
2007	13.959	1,065,106	14,868,046	0.43%	1.40%	0.08%
2006	13.948	1,268,984	17,700,047	0.38%	1.40%	6.25%
2005	13.127	1,479,224	19,417,586	0.03%	1.40%	7.66%
2004	12.193	1,459,796	17,799,339	0.41%	1.40%	12.88%
Spinnaker Advisor
2008	7.582	296,901	2,251,300	0.98%	1.45%	(41.28%)
2007	12.913	373,569	4,823,844	0.43%	1.45%	0.03%
2006	12.909	508,133	6,559,563	0.38%	1.45%	6.20%
2005	12.155	632,585	7,689,094	0.03%	1.45%	7.60%
2004	11.296	811,373	9,165,237	0.40%	1.45%	12.82%
Spinnaker with GMDB
2008	8.125	35	278	0.99%	1.60%	(41.37%)
2007	13.857	35	474	0.40%	1.60%	(0.12%)
2006	13.874	35	478	0.00%	1.60%	6.05%
2005	13.083	5	65	0.00%	1.60%	7.44%
Spinnaker Choice
2008	7.573	4,065	30,784	0.95%	1.55%	(41.34%)
2007	12.910	4,117	53,157	0.40%	1.55%	(0.07%)
2006	12.919	5,112	66,050	0.45%	1.55%	6.09%
2005	12.177	9,369	114,088	0.00%	1.55%	7.49%
Spinnaker Choice with GMDB
2008	7.503	17	125	1.36%	1.75%	(41.46%)
2007	12.816	173	2,224	0.46%	1.75%	(0.27%)
2006	12.851	613	7,885	0.38%	1.75%	5.89%
2005	12.136	664	8,061	0.00%	1.75%	7.28%
Dreyfus Quality Bond
Spinnaker & Mainsail
2008	12.794	343,626	4,396,440	4.94%	1.40%	(5.52%)
2007	13.541	420,173	5,689,376	4.82%	1.40%	2.10%
2006	13.263	441,156	5,850,919	4.59%	1.40%	2.79%
2005	12.903	528,321	6,816,863	3.60%	1.40%	1.06%
2004	12.768	486,878	6,216,345	4.15%	1.40%	1.93%
Spinnaker Advisor
2008	12.368	113,613	1,405,205	4.93%	1.45%	(5.56%)
2007	13.096	149,624	1,959,552	4.87%	1.45%	2.04%
2006	12.834	203,984	2,617,952	4.61%	1.45%	2.74%
2005	12.492	293,870	3,671,049	3.59%	1.45%	1.01%
2004	12.367	359,839	4,450,281	4.02%	1.45%	1.87%
Dreyfus Socially Responsible
Spinnaker & Mainsail
2008	4.637	509,371	2,362,065	0.74%	1.40%	(35.34%)
2007	7.171	498,242	3,573,096	0.48%	1.40%	6.27%
2006	6.748	406,047	2,739,899	0.11%	1.40%	7.69%
2005	6.266	440,102	2,757,643	0.00%	1.40%	2.19%
2004	6.132	521,728	3,199,367	0.39%	1.40%	4.73%
Spinnaker Advisor
2008	4.362	56,124	244,814	0.76%	1.45%	(35.37%)
2007	6.749	46,314	312,587	0.54%	1.45%	6.23%
2006	6.353	54,491	346,219	0.11%	1.45%	7.62%
2005	5.903	74,955	442,446	0.00%	1.45%	2.13%
2004	5.780	71,622	413,959	0.40%	1.45%	4.69%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Dreyfus Socially Responsible (Continued)
Spinnaker Choice
2008	$7.877	1,525	$12,018	0.49%	1.55%	(35.43%)
2007	12.200	2,891	35,273	0.31%	1.55%	6.12%
2006	11.496	1,714	19,700	0.05%	1.55%	14.96%
Dreyfus Stock Index
Spinnaker & Mainsail
2008	9.872	887,114	8,757,992	1.81%	1.40%	(38.20%)
2007	15.973	860,903	13,751,204	1.50%	1.40%	3.53%
2006	15.429	772,261	11,915,429	1.47%	1.40%	13.61%
2005	13.581	611,054	8,298,609	1.44%	1.40%	2.99%
2004	13.187	413,432	5,451,916	1.68%	1.40%	8.81%
Spinnaker Advisor
2008	9.844	307,102	3,023,293	1.72%	1.45%	(38.23%)
2007	15.936	377,748	6,019,712	1.47%	1.45%	3.48%
2006	15.401	377,730	5,817,440	1.41%	1.45%	13.55%
2005	13.563	417,403	5,661,100	1.41%	1.45%	2.94%
2004	13.176	359,654	4,738,784	1.51%	1.45%	8.76%
Spinnaker with EEB
2008	9.803	441	4,304	1.97%	1.55%	(38.29%)
2007	15.885	245	3,881	1.63%	1.55%	3.37%
2006	15.367	87	1,337	2.57%	1.55%	53.67%
Spinnaker with GMDB
2008	9.780	125	1,215	1.95%	1.60%	(38.32%)
2007	15.856	76	1,194	1.47%	1.60%	3.32%
2006	15.347	11	168	1.80%	1.60%	13.14%
2005	13.565	7	93	2.43%	1.60%	2.78%
Spinnaker Choice
2008	8.082	11,746	94,931	1.76%	1.55%	(38.29%)
2007	13.096	14,705	192,575	1.44%	1.55%	3.37%
2006	12.669	16,795	212,775	1.43%	1.55%	13.44%
2005	11.168	18,465	206,214	2.16%	1.55%	2.84%
Spinnaker Choice with GMDB
2008	8.007	479	3,842	1.67%	1.75%	(38.41%)
2007	13.000	749	9,752	1.48%	1.75%	3.16%
2006	12.602	1,082	13,639	1.40%	1.75%	13.22%
2005	11.131	1,172	13,048	28.57%	1.75%	2.63%
Dreyfus Technology Growth
Spinnaker & Mainsail
2008	2.614	676,538	1,768,722	0.00%	1.40%	(42.01%)
2007	4.508	705,016	3,177,969	0.00%	1.40%	13.13%
2006	3.985	740,251	2,949,733	0.00%	1.40%	2.87%
2005	3.874	842,303	3,262,863	0.00%	1.40%	2.35%
2004	3.785	1,054,164	3,989,941	0.00%	1.40%	0.94%
Spinnaker Advisor
2008	2.370	162,127	384,254	0.00%	1.45%	(42.03%)
2007	4.088	172,694	706,063	0.00%	1.45%	13.05%
2006	3.616	140,847	509,317	0.00%	1.45%	2.81%
2005	3.517	161,952	569,601	0.00%	1.45%	2.30%
2004	3.438	187,997	646,364	0.00%	1.45%	(1.01%)

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
DWS Balanced VIP A
Spinnaker & Mainsail
2008	$17.643	604,845	$10,671,728	4.11%	1.40%	(28.34%)
2007	24.622	711,397	17,516,272	3.33%	1.40%	3.38%
2006	23.818	859,775	20,478,148	2.59%	1.40%	8.71%
2005	21.909	1,050,813	23,021,845	3.15%	1.40%	2.68%
2004	21.338	1,282,085	27,357,121	2.44%	1.40%	16.30%
Spinnaker Advisor
2008	7.352	180,353	1,325,993	3.97%	1.45%	(28.38%)
2007	10.265	188,337	1,933,365	3.39%	1.45%	3.32%
2006	9.935	240,085	2,385,261	2.61%	1.45%	8.66%
2005	9.143	291,089	2,661,468	3.09%	1.45%	2.63%
2004	8.909	368,509	3,283,213	1.87%	1.45%	4.95%
DWS Capital Growth VIP B1
Spinnaker & Mainsail
2008	6.763	66,500	449,743	0.00%	1.40%	(32.37%)
Spinnaker Advisor
2008	6.761	635	4,294	0.00%	1.45%	(32.39%)
DWS Global Opportunities B Share[1]
Spinnaker & Mainsail
2008	5.288	6	33	0.00%	1.40%	(47.12%)
DWS Global Thematic B Share[1]
Spinnaker & Mainsail
2008	5.326	606	3,228	0.00%	1.40%	(46.74%)
DWS International VIP A
Spinnaker & Mainsail
2008	12.555	314,108	3,943,814	1.41%	1.40%	(48.94%)
2007	24.587	359,829	8,847,083	2.47%	1.40%	12.99%
2006	21.761	428,469	9,323,933	1.89%	1.40%	24.16%
2005	17.526	505,855	8,865,389	1.63%	1.40%	14.56%
2004	15.299	603,699	9,235,249	0.78%	1.40%	25.98%
Spinnaker Advisor
2008	5.899	18,104	106,801	1.46%	1.45%	(48.96%)
2007	11.558	36,168	418,020	2.35%	1.45%	12.93%
2006	10.234	39,250	401,701	1.99%	1.45%	24.09%
2005	8.247	47,003	387,616	1.76%	1.45%	14.51%
2004	7.202	59,037	425,204	1.32%	1.45%	14.85%
DWS Small Cap Index A Share[1]
Focus Tier II
2008	6.978	1,958	13,666	0.00%	1.30%	(30.22%)
Federated Capital Income
Spinnaker & Mainsail
2008	12.131	128,347	1,557,293	6.12%	1.40%	(21.49%)
2007	15.451	159,479	2,464,211	5.10%	1.40%	2.58%
2006	15.062	182,071	2,742,438	5.93%	1.40%	14.04%
2005	13.208	217,177	2,868,486	5.37%	1.40%	4.81%
2004	12.602	252,264	3,178,995	4.56%	1.40%	8.39%
Spinnaker Advisor
2008	7.235	5,966	43,165	6.01%	1.45%	(21.53%)
2007	9.220	8,314	76,663	5.58%	1.45%	2.53%
2006	8.993	15,500	139,390	6.21%	1.45%	13.99%
2005	7.889	17,698	139,624	5.08%	1.45%	4.75%
2004	7.531	18,797	141,557	4.02%	1.45%	8.33%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Federated Capital Income (Continued)
Spinnaker Choice
2008	$10.434	1,847	$19,273	5.68%	1.55%	(21.61%)
2007	13.310	1,854	24,673	4.93%	1.55%	2.43%
2006	12.994	1,859	24,157	5.72%	1.55%	13.86%
2005	11.412	1,467	16,739	1.67%	1.55%	4.66%
Federated High Income Bond
Spinnaker & Mainsail
2008	12.113	176,828	2,142,003	10.17%	1.40%	(27.02%)
2007	16.598	224,049	3,718,880	8.04%	1.40%	1.98%
2006	16.276	265,091	4,314,544	9.01%	1.40%	9.27%
2005	14.895	330,080	4,916,510	8.68%	1.40%	1.24%
2004	14.713	395,158	5,814,109	7.23%	1.40%	8.92%
Spinnaker Advisor
2008	9.913	45,688	453,018	10.82%	1.45%	(27.06%)
2007	13.591	72,238	981,815	8.07%	1.45%	1.93%
2006	13.334	87,156	1,162,120	8.77%	1.45%	9.21%
2005	12.209	142,890	1,744,488	8.82%	1.45%	1.19%
2004	12.066	183,641	2,215,789	7.16%	1.45%	8.87%
Spinnaker Choice
2008	8.761	2,633	23,070	9.72%	1.55%	(27.13%)
2007	12.023	2,507	30,130	7.75%	1.55%	1.83%
2006	11.807	2,476	29,231	8.80%	1.55%	9.11%
2005	10.821	1,043	11,289	0.00%	1.55%	1.07%
Federated International Equity
Spinnaker & Mainsail
2008	11.689	75,649	884,311	0.66%	1.40%	(46.48%)
2007	21.841	95,325	2,081,966	0.18%	1.40%	8.02%
2006	20.220	119,017	2,406,534	0.20%	1.40%	17.24%
2005	17.246	148,903	2,568,030	0.00%	1.40%	7.57%
2004	16.033	177,334	2,843,233	0.00%	1.40%	12.47%
Fidelity Asset Manager
Spinnaker & Mainsail
2008	10.109	27,715	280,173	2.78%	1.40%	(29.71%)
2007	14.382	25,325	364,221	5.88%	1.40%	13.89%
2006	12.628	29,800	376,316	2.91%	1.40%	5.83%
2005	11.933	35,420	422,650	2.25%	1.40%	2.61%
2004	11.630	28,191	327,853	1.87%	1.40%	4.00%
Spinnaker Advisor
2008	10.081	11,889	119,853	2.68%	1.45%	(29.74%)
2007	14.349	7,925	113,726	5.84%	1.45%	13.84%
2006	12.605	9,952	125,451	2.68%	1.45%	5.77%
2005	11.917	10,439	124,402	2.35%	1.45%	2.56%
2004	11.620	8,765	101,849	1.43%	1.45%	3.94%
Fidelity Contrafund
Spinnaker & Mainsail
2008	11.898	1,673,409	19,910,794	0.99%	1.40%	(43.32%)
2007	20.990	1,745,798	36,644,384	0.93%	1.40%	15.95%
2006	18.103	1,906,667	34,515,973	1.30%	1.40%	10.17%
2005	16.432	1,961,581	32,232,130	0.28%	1.40%	15.32%
2004	14.249	1,980,636	28,222,366	0.33%	1.40%	13.86%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Fidelity Contrafund (Continued)
Spinnaker Advisor
2008	$11.762	120,203	$1,413,902	1.06%	1.45%	(43.35%)
2007	20.761	108,108	2,244,426	0.95%	1.45%	15.89%
2006	17.914	108,759	1,948,330	1.33%	1.45%	10.11%
2005	16.269	95,238	1,549,400	0.14%	1.45%	15.26%
2004	14.115	32,897	464,307	0.21%	1.45%	13.81%
Spinnaker with GMDB
2008	11.787	243	2,854	1.06%	1.60%	(43.43%)
2007	20.836	202	4,205	1.24%	1.60%	15.72%
2006	18.006	95	1,715	1.47%	1.60%	80.06%
Spinnaker Choice
2008	9.218	16,181	149,163	0.85%	1.55%	(43.40%)
2007	16.286	21,140	344,283	1.53%	1.55%	15.77%
2006	14.067	11,301	158,968	1.31%	1.55%	10.00%
2005	12.788	1,286	16,446	0.00%	1.55%	15.14%
Spinnaker Choice with GMDB
2008	9.132	298	2,715	1.04%	1.75%	(43.51%)
2007	16.167	281	4,537	0.88%	1.75%	15.54%
Fidelity Equity Income
Spinnaker & Mainsail
2008	9.699	579,160	5,617,326	2.58%	1.40%	(43.45%)
2007	17.152	567,663	9,736,689	1.74%	1.40%	0.11%
2006	17.133	567,597	9,724,716	3.36%	1.40%	18.53%
2005	14.455	503,322	7,275,366	1.42%	1.40%	4.40%
2004	13.846	357,159	4,945,108	0.96%	1.40%	9.98%
Spinnaker Advisor
2008	9.671	74,860	724,024	2.25%	1.45%	(43.48%)
2007	17.112	92,432	1,581,722	1.57%	1.45%	0.06%
2006	17.101	113,236	1,936,542	3.48%	1.45%	18.47%
2005	14.435	90,145	1,301,272	1.08%	1.45%	4.34%
2004	13.834	44,490	615,479	1.26%	1.45%	9.92%
Spinnaker with EEB
2008	9.631	192	1,844	3.56%	1.55%	(43.54%)
2007	17.058	103	1,753	2.63%	1.55%	(0.04%)
2006	17.064	37	629	7.86%	1.55%	70.64%
Spinnaker with GMDB
2008	9.609	17	162	3.22%	1.60%	(43.56%)
2007	17.026	12	202	2.28%	1.60%	(0.09%)
2006	17.042	8	135	3.21%	1.60%	18.30%
2005	14.406	5	79	0.00%	1.60%	4.19%
Spinnaker Choice
2008	7.641	5,300	40,494	2.56%	1.55%	(43.53%)
2007	13.532	4,982	67,426	1.28%	1.55%	(0.04%)
2006	13.538	8,151	110,344	3.15%	1.55%	18.35%
2005	11.439	10,588	121,111	0.00%	1.55%	4.25%
Spinnaker Choice with GMDB
2008	7.569	21	158	0.45%	1.75%	(43.65%)
2007	13.433	208	2,806	0.78%	1.75%	(0.24%)
2006	13.466	815	10,976	3.29%	1.75%	18.12%
2005	11.400	883	10,066	0.00%	1.75%	4.04%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Fidelity Freedom Funds 2010 II1
Spinnaker & Mainsail
2008	$7.589	2,395	$18,176	7.05%	1.40%	(24.11%)
Spinnaker Advisor
2008	7.587	4,090	31,029	2.90%	1.45%	(24.13%)
Fidelity Freedom Funds 2015 II1
Spinnaker & Mainsail
2008	7.411	1,194	8,851	3.10%	1.40%	(25.89%)
Spinnaker Advisor
2008	7.408	1,008	7,470	3.23%	1.45%	(25.92%)
Fidelity Freedom Funds 2020 II1
Spinnaker & Mainsail
2008	6.911	57,127	394,791	7.06%	1.40%	(30.89%)
Fidelity Freedom Funds 2025 II1
Spinnaker Advisor
2008	6.762	3,160	21,368	2.64%	1.45%	(32.38%)
Fidelity Freedom Funds 2030 II1
Spinnaker & Mainsail
2008	6.418	9,793	62,856	2.56%	1.40%	(35.82%)
Fidelity Freedom Income Fund II1
Spinnaker & Mainsail
2008	8.878	5,249	46,604	3.62%	1.40%	(11.22%)
Fidelity Growth
Spinnaker & Mainsail
2008	4.612	2,057,295	9,489,015	0.82%	1.40%	(47.90%)
2007	8.853	2,191,488	19,402,364	0.83%	1.40%	25.19%
2006	7.072	2,440,339	17,258,078	0.39%	1.40%	5.36%
2005	6.712	2,610,038	17,517,489	0.50%	1.40%	4.34%
2004	6.433	2,755,891	17,728,264	0.25%	1.40%	1.93%
Spinnaker Advisor
2008	4.362	319,895	1,395,314	0.76%	1.45%	(47.93%)
2007	8.377	366,331	3,068,635	0.86%	1.45%	25.14%
2006	6.694	479,926	3,212,845	0.40%	1.45%	5.32%
2005	6.356	547,916	3,482,799	0.51%	1.45%	4.27%
2004	6.096	610,545	3,721,464	0.26%	1.45%	1.89%
Spinnaker with GMDB
2008	4.569	409	1,855	0.84%	1.60%	(48.01%)
2007	8.789	412	3,615	0.82%	1.60%	24.95%
2006	7.034	416	2,925	0.39%	1.60%	5.16%
2005	6.689	421	2,816	0.49%	1.60%	4.13%
2004	6.424	422	2,714	0.00%	1.60%	3.12%
Spinnaker Choice
2008	7.359	1,363	10,020	0.88%	1.55%	(47.98%)
2007	14.146	1,285	18,166	0.97%	1.55%	25.00%
2006	11.317	1,772	20,059	0.48%	1.55%	5.22%
2005	10.756	4,372	47,026	0.00%	1.55%	4.17%
Spinnaker Choice with GMDB
2008	7.290	548	3,995	0.79%	1.75%	(48.09%)
2007	14.043	634	8,913	0.80%	1.75%	24.75%
2006	11.257	874	9,843	0.21%	1.75%	5.01%
2005	10.720	374	4,012	0.00%	1.75%	3.97%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Fidelity Growth & Income
Spinnaker & Mainsail
2008	$6.993	686,874	$4,803,529	1.22%	1.40%	(42.52%)
2007	12.165	703,862	8,562,476	1.84%	1.40%	10.56%
2006	11.003	721,884	7,943,075	0.89%	1.40%	11.60%
2005	9.859	786,236	7,751,213	1.52%	1.40%	6.15%
2004	9.288	857,308	7,962,745	0.84%	1.40%	4.32%
Spinnaker Advisor
2008	6.736	179,092	1,206,454	1.14%	1.45%	(42.55%)
2007	11.724	209,225	2,452,973	1.80%	1.45%	10.50%
2006	10.610	256,553	2,721,961	0.93%	1.45%	11.56%
2005	9.511	289,827	2,756,482	1.68%	1.45%	6.09%
2004	8.965	366,583	3,286,357	0.88%	1.45%	4.27%
Spinnaker with GMDB
2008	6.928	13	91	2.11%	1.60%	(42.63%)
2007	12.076	8	94	1.58%	1.60%	10.34%
2006	10.945	3	34	0.00%	1.60%	9.45%
Spinnaker Choice
2008	7.888	3,753	29,601	1.45%	1.55%	(42.60%)
2007	13.743	2,260	31,066	1.42%	1.55%	10.39%
2006	12.449	53	656	0.51%	1.55%	11.44%
2005	11.171	14	152	0.00%	1.55%	5.99%
Fidelity Growth Opportunities
Spinnaker & Mainsail
2008	5.008	444,895	2,228,201	0.39%	1.40%	(55.65%)
2007	11.291	520,527	5,877,466	0.00%	1.40%	21.46%
2006	9.296	599,770	5,575,599	0.73%	1.40%	3.99%
2005	8.939	693,573	6,199,888	0.95%	1.40%	7.38%
2004	8.325	806,216	6,711,347	0.56%	1.40%	5.70%
Spinnaker Advisor
2008	4.453	24,656	109,803	0.36%	1.45%	(55.67%)
2007	10.045	29,369	295,019	0.00%	1.45%	21.40%
2006	8.274	42,482	351,501	0.68%	1.45%	3.94%
2005	7.960	49,201	391,648	1.04%	1.45%	7.32%
2004	7.417	84,307	625,276	0.53%	1.45%	5.66%
Fidelity Index 500
Focus Tier I
2008	5.948	11,830	70,333	3.93%	1.35%	(37.84%)
2007	9.569	2,650	25,322	1.37%	1.35%	(4.31%)
Focus Tier II
2008	5.952	7,137	42,455	2.63%	1.30%	(37.81%)
2007	9.571	1,858	17,769	0.82%	1.30%	(4.29%)
Focus Tier I with GMDB
2008	5.938	19,718	117,079	2.53%	1.45%	(37.91%)
2007	9.563	-	-	0.00%	1.45%	(4.37%)
Fidelity Mid-Cap Advisor II
Spinnaker & Mainsail
2008	9.146	483,002	4,417,684	0.24%	1.40%	(40.45%)
2007	15.358	380,222	5,839,585	0.50%	1.40%	13.72%
2006	13.505	273,628	3,695,256	0.09%	1.40%	10.85%
2005	12.183	53,498	651,791	0.00%	1.40%	21.27%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Fidelity Mid-Cap Advisor II (Continued)
Spinnaker Advisor
2008	$9.129	105,314	$961,462	0.23%	1.45%	(40.48%)
2007	15.338	98,538	1,511,367	0.51%	1.45%	13.67%
2006	13.493	58,874	794,403	0.07%	1.45%	10.79%
2005	12.179	7,738	94,247	0.00%	1.45%	21.23%
Spinnaker with GMDB
2008	9.079	73	657	0.23%	1.60%	(40.57%)
2007	15.276	65	985	0.44%	1.60%	13.49%
2006	13.460	58	774	0.00%	1.60%	34.60%
Spinnaker Choice
2008	9.096	6,358	57,831	0.25%	1.55%	(40.54%)
2007	15.297	5,860	89,638	0.51%	1.55%	13.56%
2006	13.471	5,752	77,485	0.02%	1.55%	10.68%
2005	12.171	261	3,173	0.00%	1.55%	21.15%
Fidelity Money Market Fund
Focus Tier I
2008	10.383	48,309	501,576	2.83%	1.35%	1.64%
2007	10.215	28,263	288,708	2.19%	1.35%	2.15%
Focus Tier II
2008	10.391	43,178	448,652	2.99%	1.30%	1.69%
2007	10.218	28,255	288,703	2.13%	1.30%	2.18%
Focus Tier III
2008	10.408	14,477	150,650	2.65%	1.20%	1.80%
2007	10.224	-	-	2.34%	1.20%	2.24%
Focus Tier I with GMDB
2008	10.367	5,570	57,743	2.79%	1.45%	1.55%
2007	10.209	7,898	80,623	0.18%	1.45%	2.09%
Focus Tier II with GMDB
2008	10.375	9,955	103,283	2.94%	1.40%	1.60%
2007	10.212	21,754	222,139	0.23%	1.40%	2.12%
Fidelity Overseas II1
Spinnaker & Mainsail
2008	5.850	2,802	16,389	7.23%	1.40%	(41.50%)
Spinnaker Advisor
2008	5.848	5,051	29,541	3.06%	1.45%	(41.52%)
Fidelity VIP Money Market Service Class
Spinnaker & Mainsail
2008	10.967	561,227	6,154,660	2.67%	1.40%	1.34%
2007	10.822	307,919	3,332,080	4.81%	1.40%	3.49%
2006	10.457	161,990	1,693,935	4.59%	1.40%	3.17%
2005	10.136	152,317	1,543,951	2.93%	1.40%	1.34%
2004	10.002	18,633	186,360	0.12%	1.40%	0.02%
Spinnaker Advisor
2008	10.945	515,305	5,639,660	2.60%	1.45%	1.29%
2007	10.806	218,982	2,366,062	4.82%	1.45%	3.44%
2006	10.446	127,618	1,333,127	4.81%	1.45%	3.11%
2005	10.131	69,027	699,314	2.86%	1.45%	1.30%
2004	10.001	4,600	46,006	0.12%	1.45%	0.01%
Spinnaker with GMDB
2008	10.878	211	2,295	2.73%	1.60%	1.13%
2007	10.756	214	2,300	4.95%	1.60%	3.28%
2006	10.414	806	8,396	4.37%	1.60%	2.96%
2005	10.115	220	2,221	2.93%	1.60%	1.15%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Fidelity VIP Money Market Service Class (Continued)
Spinnaker Choice
2008	$10.900	13,378	$145,819	2.69%	1.55%	1.19%
2007	10.772	3,788	40,817	4.74%	1.55%	3.33%
2006	10.425	2,560	26,677	5.27%	1.55%	3.01%
2005	10.120	2,059	20,841	2.82%	1.55%	1.20%
Franklin Flex Cap Growth Securities
Spinnaker & Mainsail
2008	8.386	15,024	125,990	0.11%	1.40%	(36.21%)
2007	13.147	11,218	147,483	0.13%	1.40%	12.73%
2006	11.663	10,031	116,989	0.01%	1.40%	3.74%
2005	11.242	12,906	145,084	0.26%	1.40%	11.71%
Spinnaker Advisor
2008	8.370	2,532	21,198	0.11%	1.45%	(36.25%)
2007	13.129	2,531	33,228	0.00%	1.45%	12.67%
Spinnaker Choice
2008	8.340	135	1,121	0.14%	1.55%	(36.31%)
2007	13.094	5,264	68,920	0.01%	1.55%	12.55%
Spinnaker Choice with GMDB
2008	8.279	325	2,682	0.10%	1.75%	(36.43%)
2007	13.024	345	4,488	0.00%	1.75%	12.32%
Franklin Founding Allocation Fund Class II1
Spinnaker & Mainsail
2008	6.653	16,627	110,624	4.50%	1.40%	(33.47%)
Spinnaker Advisor
2008	6.651	7,095	47,193	2.34%	1.45%	(33.49%)
Franklin Income Securities Fund Class II
Spinnaker & Mainsail
2008	8.504	455,019	3,869,594	5.53%	1.40%	(30.64%)
2007	12.260	423,710	5,194,721	3.22%	1.40%	2.31%
2006	11.984	256,378	3,072,359	3.31%	1.40%	16.61%
2005	10.277	159,231	1,636,479	3.91%	1.40%	0.19%
2004	10.257	-	-	0.00%	1.40%	2.57%
Spinnaker Advisor
2008	8.487	121,665	1,032,563	5.45%	1.45%	(30.67%)
2007	12.241	135,919	1,663,823	3.17%	1.45%	2.25%
2006	11.971	73,472	879,561	3.39%	1.45%	16.54%
2005	10.272	37,114	381,227	4.03%	1.45%	0.15%
2004	10.257	-	-	0.00%	1.45%	2.57%
Spinnaker with GMDB
2008	8.435	879	7,416	5.38%	1.60%	(30.78%)
2007	12.185	883	10,769	3.31%	1.60%	2.10%
2006	11.934	678	8,092	3.65%	1.60%	16.37%
2005	10.255	650	6,666	6.10%	1.60%	(0.01%)
Spinnaker Choice
2008	8.452	33,208	280,687	5.37%	1.55%	(30.74%)
2007	12.204	37,234	454,394	3.66%	1.55%	2.16%
2006	11.946	28,456	339,950	4.08%	1.55%	16.42%
2005	10.261	10,248	105,156	1.57%	1.55%	0.05%
Spinnaker Choice with GMDB
2008	8.384	1,055	8,845	5.41%	1.75%	(30.88%)
2007	12.129	1,110	13,456	3.16%	1.75%	1.95%
2006	11.897	615	7,318	3.58%	1.75%	16.19%
2005	10.239	618	6,328	0.00%	1.75%	(0.15%)

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Franklin Small Cap Value Fund II
Spinnaker & Mainsail
2008	$8.373	353,128	$2,956,856	1.14%	1.40%	(33.95%)
2007	12.677	269,814	3,420,466	0.56%	1.40%	(3.74%)
2006	13.170	190,410	2,507,738	0.60%	1.40%	15.35%
2005	11.417	49,903	569,725	0.56%	1.40%	13.48%
Spinnaker Advisor
2008	8.358	67,599	564,837	1.19%	1.45%	(33.98%)
2007	12.660	63,775	807,397	0.64%	1.45%	(3.79%)
2006	13.159	47,880	630,058	0.51%	1.45%	15.30%
2005	11.413	37,422	427,093	0.40%	1.45%	13.44%
Spinnaker with GMDB
2008	8.312	231	1,909	1.21%	1.60%	(34.08%)
2007	12.609	167	2,079	0.68%	1.60%	(3.94%)
2006	13.126	81	1,057	1.01%	1.60%	31.26%
Spinnaker Choice
2008	8.327	2,250	18,739	1.38%	1.55%	(34.05%)
2007	12.626	4,048	51,108	0.55%	1.55%	(3.89%)
2006	13.137	11,324	148,765	0.45%	1.55%	15.19%
2005	11.405	4,324	49,320	0.00%	1.55%	13.36%
Franklin Small-Mid Cap Growth II
Spinnaker & Mainsail
2008	5.091	619,243	3,152,869	0.00%	1.40%	(43.29%)
2007	8.978	666,231	5,981,698	0.00%	1.40%	9.68%
2006	8.185	735,170	6,017,731	0.00%	1.40%	7.18%
2005	7.637	1,202,220	9,180,922	0.00%	1.40%	3.34%
2004	7.390	693,543	5,125,413	0.00%	1.40%	9.92%
Spinnaker Advisor
2008	4.658	88,484	412,199	0.00%	1.45%	(43.33%)
2007	8.219	124,839	1,026,098	0.00%	1.45%	9.63%
2006	7.497	116,867	876,179	0.00%	1.45%	7.13%
2005	6.998	192,725	1,348,684	0.00%	1.45%	3.28%
2004	6.776	269,050	1,822,948	0.00%	1.45%	9.88%
Spinnaker Choice
2008	7.380	2,081	15,355	0.00%	1.55%	(43.38%)
2007	13.035	1,943	25,323	0.00%	1.55%	9.52%
2006	11.902	1,784	21,234	0.00%	1.55%	7.02%
2005	11.121	1,979	22,008	0.00%	1.55%	3.18%
Franklin U.S. Government II
Spinnaker & Mainsail
2008	14.812	809,465	11,989,905	4.97%	1.40%	6.10%
2007	13.961	831,876	11,614,148	4.65%	1.40%	5.11%
2006	13.282	741,963	9,854,546	4.37%	1.40%	2.58%
2005	12.948	655,012	8,481,266	4.20%	1.40%	0.98%
2004	12.822	575,947	7,384,699	4.97%	1.40%	2.04%
Spinnaker Advisor
2008	14.250	373,639	5,324,424	4.73%	1.45%	6.04%
2007	13.438	402,186	5,404,757	4.79%	1.45%	5.06%
2006	12.791	482,575	6,172,446	4.36%	1.45%	2.52%
2005	12.476	551,197	6,876,576	4.36%	1.45%	0.94%
2004	12.360	598,460	7,397,652	4.96%	1.45%	1.98%
Spinnaker with EEB
2008	14.709	485	7,136	4.88%	1.55%	5.93%
2007	13.885	299	4,151	4.67%	1.55%	4.96%
2006	13.229	103	1,362	0.00%	1.55%	32.29%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Franklin U.S. Government II (Continued)
Spinnaker Choice
2008	$11.786	38,533	$454,134	4.90%	1.55%	5.94%
2007	11.125	45,807	509,629	7.02%	1.55%	4.96%
2006	10.600	36,109	382,752	3.65%	1.55%	2.43%
2005	10.349	16,479	170,540	1.65%	1.55%	0.83%
Spinnaker Choice with GMDB
2008	11.676	37	425	5.38%	1.75%	5.72%
2007	11.044	423	4,678	5.42%	1.75%	4.75%
2006	10.543	1,445	15,237	4.43%	1.75%	2.21%
2005	10.315	1,565	16,143	0.00%	1.75%	0.63%
Ibbotson Aggressive Growth Class I
Focus Tier I
2008	6.053	14,539	88,006	0.55%	1.35%	(37.42%)
2007	9.673	6,045	58,472	0.00%	1.35%	(3.27%)
Focus Tier II
2008	6.058	11,753	71,199	0.53%	1.30%	(37.39%)
2007	9.676	-	-	0.00%	1.30%	(3.24%)
Ibbotson Aggressive Growth Class II1
Spinnaker & Mainsail
2008	6.557	138,585	908,658	0.00%	1.40%	(34.43%)
Ibbotson Balanced Class I
Focus Tier I
2008	7.458	41,613	310,343	2.39%	1.35%	(24.77%)
2007	9.913	2,503	24,815	0.00%	1.35%	(0.87%)
Focus Tier II
2008	7.464	21,247	158,585	1.48%	1.30%	(24.73%)
2007	9.916	14,394	142,734	0.00%	1.30%	(0.84%)
Focus Tier III
2008	7.475	40,611	303,591	1.65%	1.20%	(24.65%)
2007	9.921	29,163	289,350	0.00%	1.20%	(0.79%)
Focus Tier II with GMDB
2008	7.452	22,817	170,039	1.34%	1.40%	(24.80%)
2007	9.910	-	-	0.00%	1.40%	(0.90%)
Ibbotson Balanced Class II1
Spinnaker & Mainsail
2008	7.637	34,441	263,016	0.17%	1.40%	(23.63%)
Ibbotson Conservative Class I
Focus Tier I
2008	9.630	4,152	39,983	2.54%	1.35%	(7.12%)
2007	10.368	-	-	0.00%	1.35%	3.68%
Focus Tier II
2008	9.637	6,964	67,121	0.82%	1.30%	(7.08%)
2007	10.371	-	-	0.00%	1.30%	(0.84%)
Focus Tier I with GMDB
2008	9.615	4,821	46,358	0.98%	1.45%	(7.21%)
2007	10.362	-	-	0.00%	1.45%	3.62%
Ibbotson Conservative Class II1
Spinnaker & Mainsail
2008	9.247	1,733	16,024	0.00%	1.40%	(7.53%)
Ibbotson Growth Class I
Focus Tier I
2008	6.594	31,250	206,075	0.13%	1.35%	(32.23%)
2007	9.730	7,594	73,890	0.00%	1.35%	(2.70%)

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Ibbotson Growth Class I (Continued)
Focus Tier III
2008	$6.610	48,731	$322,122	0.09%	1.20%	(32.12%)
2007	9.738	-	-	0.00%	1.20%	(2.62%)
Focus Tier I with GMDB
2008	6.584	17,869	117,654	0.13%	1.45%	(32.29%)
2007	9.724	-	-	0.00%	1.45%	(2.76%)
Ibbotson Growth Class II1
Spinnaker & Mainsail
2008	6.961	27,677	192,659	0.27%	1.40%	(30.39%)
Spinnaker Advisor
2008	6.958	6,499	45,224	0.13%	1.45%	(30.42%)
Ibbotson Income and Growth Class I
Focus Tier I
2008	8.482	2,676	22,699	5.29%	1.35%	(16.09%)
2007	10.109	-	-	0.00%	1.35%	1.09%
Focus Tier II
2008	8.489	19,163	162,672	3.41%	1.30%	(16.05%)
2007	10.112	20,420	206,492	0.00%	1.30%	1.12%
Focus Tier I with GMDB
2008	8.469	782	6,627	3.98%	1.45%	(16.17%)
2007	10.103	-	-	0.00%	1.45%	1.03%
Ibbotson Income and Growth Class II1
Spinnaker & Mainsail
2008	8.454	11,770	99,509	0.00%	1.40%	(15.46%)
ING Global Resources
Spinnaker & Mainsail
2008	22.969	59,943	1,377,129	1.64%	1.40%	(41.82%)
2007	39.480	75,621	2,986,040	0.18%	1.40%	31.16%
2006	30.101	90,613	2,727,542	0.00%	1.40%	20.04%
2005	25.075	106,767	2,677,217	0.04%	1.40%	40.87%
2004	17.800	110,086	1,959,393	1.01%	1.40%	11.10%
Spinnaker Advisor
2008	19.635	4,622	90,768	1.37%	1.45%	(41.85%)
2007	33.767	10,620	358,647	0.16%	1.45%	31.09%
2006	25.758	10,004	257,680	0.00%	1.45%	19.98%
2005	21.468	27,035	580,395	0.05%	1.45%	40.80%
2004	15.247	6,868	104,707	0.80%	1.45%	11.04%
ING JP Morgan Emerging Markets Equity I
Spinnaker & Mainsail
2008	13.166	96,211	1,266,779	2.64%	1.40%	(51.83%)
2007	27.335	112,873	3,085,454	1.17%	1.40%	36.87%
2006	19.972	131,382	2,623,971	0.64%	1.40%	34.29%
2005	14.872	163,469	2,431,066	0.71%	1.40%	32.99%
2004	11.183	199,807	2,234,359	0.86%	1.40%	20.02%
JP Morgan International Equity
Spinnaker & Mainsail
2008	12.694	431,535	5,478,172	1.78%	1.40%	(42.17%)
2007	21.951	424,348	9,315,037	1.05%	1.40%	7.80%
2006	20.362	464,107	9,450,305	1.06%	1.40%	20.35%
2005	16.919	428,966	7,257,856	0.79%	1.40%	9.15%
2004	15.500	294,273	4,561,169	0.47%	1.40%	16.73%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
JP Morgan International Equity (Continued)
Spinnaker Advisor
2008	$12.658	68,633	$868,801	1.79%	1.45%	(42.20%)
2007	21.900	79,595	1,743,153	1.08%	1.45%	7.75%
2006	20.325	102,274	2,078,724	1.04%	1.45%	20.29%
2005	16.897	96,506	1,630,643	0.42%	1.45%	9.10%
2004	15.487	26,271	406,858	0.40%	1.45%	16.66%
Spinnaker with GMDB
2008	12.576	30	367	1.73%	1.60%	(42.29%)
2007	21.791	30	642	1.10%	1.60%	7.59%
2006	20.254	30	603	0.59%	1.60%	20.11%
2005	16.863	8	132	0.00%	1.60%	8.94%
Spinnaker Choice
2008	9.447	4,495	42,461	1.74%	1.55%	(42.26%)
2007	16.360	4,570	74,773	0.98%	1.55%	7.64%
2006	15.198	6,274	95,360	1.34%	1.55%	20.17%
2005	12.647	16,810	212,603	0.03%	1.55%	8.99%
Spinnaker Choice with GMDB
2008	9.359	31	283	2.10%	1.75%	(42.37%)
2007	16.240	332	5,379	1.19%	1.75%	7.43%
2006	15.117	1,334	20,161	1.06%	1.75%	19.93%
2005	12.605	1,444	18,206	0.00%	1.75%	8.78%
JP Morgan Mid-Cap Value
Spinnaker & Mainsail
2008	12.122	315,960	3,830,174	1.10%	1.40%	(34.14%)
2007	18.405	355,902	6,550,540	0.86%	1.40%	1.02%
2006	18.219	357,762	6,518,179	0.59%	1.40%	15.22%
2005	15.812	307,615	4,864,142	0.17%	1.40%	7.70%
2004	14.682	152,691	2,241,825	0.20%	1.40%	19.38%
Spinnaker Advisor
2008	12.088	66,039	798,286	1.14%	1.45%	(34.17%)
2007	18.362	100,305	1,841,860	0.89%	1.45%	0.97%
2006	18.186	97,696	1,776,693	0.53%	1.45%	15.17%
2005	15.791	109,221	1,724,751	0.13%	1.45%	7.64%
2004	14.670	30,830	452,273	0.22%	1.45%	19.32%
Spinnaker with EEB
2008	12.037	174	2,087	0.99%	1.55%	(34.24%)
2007	18.304	96	1,757	0.73%	1.55%	0.87%
2006	18.146	34	618	0.00%	1.55%	81.46%
Spinnaker with GMDB
2008	12.009	116	1,376	1.09%	1.60%	(34.27%)
2007	18.271	111	2,021	0.91%	1.60%	0.82%
2006	18.122	19	352	0.00%	1.60%	81.22%
Spinnaker Choice
2008	9.397	3,800	35,709	1.01%	1.55%	(34.24%)
2007	14.289	3,010	43,017	1.15%	1.55%	0.87%
2006	14.166	13,230	187,424	0.39%	1.55%	15.05%
2005	12.313	4,004	49,299	0.00%	1.55%	7.54%
JP Morgan US Large Cap Core Equity
Spinnaker & Mainsail
2008	5.911	232,537	1,374,647	1.38%	1.40%	(34.90%)
2007	9.080	281,098	2,552,470	1.12%	1.40%	0.24%
2006	9.058	337,181	3,054,407	1.02%	1.40%	14.95%
2005	7.880	417,620	3,290,769	1.26%	1.40%	(0.05%)
2004	7.884	486,687	3,837,080	0.78%	1.40%	7.96%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
JP Morgan US Large Cap Core Equity (Continued)
Spinnaker Advisor
2008	$5.716	244,263	$1,396,309	1.40%	1.45%	(34.93%)
2007	8.785	285,380	2,507,096	1.16%	1.45%	0.19%
2006	8.768	393,426	3,449,744	0.99%	1.45%	14.90%
2005	7.631	467,924	3,570,828	1.31%	1.45%	(0.10%)
2004	7.639	660,366	5,044,646	0.79%	1.45%	7.91%
Mutual Shares Securities
Spinnaker & Mainsail
2008	9.357	607,390	5,683,171	3.05%	1.40%	(37.98%)
2007	15.087	593,186	8,949,714	1.40%	1.40%	2.03%
2006	14.787	512,957	7,585,022	1.34%	1.40%	16.75%
2005	12.666	425,366	5,387,871	0.90%	1.40%	9.02%
2004	11.618	310,569	3,608,245	0.75%	1.40%	11.06%
Spinnaker Advisor
2008	9.325	47,652	444,374	3.09%	1.45%	(38.02%)
2007	15.045	49,897	750,681	1.52%	1.45%	1.98%
2006	14.752	34,647	511,123	1.44%	1.45%	16.68%
2005	12.643	51,258	648,060	0.81%	1.45%	8.96%
2004	11.603	32,969	382,531	0.73%	1.45%	11.01%
Spinnaker with GMDB
2008	9.269	802	7,414	3.03%	1.60%	(38.11%)
2007	14.977	802	11,995	1.43%	1.60%	1.83%
2006	14.708	802	11,792	1.31%	1.60%	16.51%
2005	12.624	802	10,125	1.26%	1.60%	8.80%
2004	11.603	238	2,766	0.00%	1.60%	9.16%
Spinnaker Choice
2008	8.741	5,071	44,330	3.00%	1.55%	(38.08%)
2007	14.116	5,781	81,598	1.42%	1.55%	1.88%
2006	13.855	7,498	103,880	0.63%	1.55%	16.57%
2005	11.886	1,661	19,744	1.11%	1.55%	8.86%
Spinnaker Choice with GMDB
2008	8.659	564	4,873	3.03%	1.75%	(38.20%)
2007	14.012	564	7,889	1.42%	1.75%	1.67%
2006	13.782	564	7,768	1.31%	1.75%	16.33%
2005	11.847	564	6,676	0.00%	1.75%	8.65%
Neuberger Berman AMT Guardian Class S1
Spinnaker & Mainsail
2008	6.518	5,076	33,086	1.06%	1.40%	(34.82%)
Spinnaker Advisor
2008	6.516	9	61	0.00%	1.45%	(34.84%)
Neuberger Berman AMT Mid Cap Growth Class S1
Spinnaker & Mainsail
2008	6.202	23,828	147,785	0.00%	1.40%	(37.98%)
Spinnaker Advisor
2008	6.200	31	193	0.00%	1.45%	(38.00%)
PIMCO All Asset Portfolio Advisor
Spinnaker & Mainsail
2008	9.510	22,161	210,752	6.18%	1.40%	(17.08%)
2007	11.469	14,588	167,306	7.13%	1.40%	6.68%
2006	10.751	17,780	191,160	5.90%	1.40%	3.11%
2005	10.427	11,226	117,045	5.73%	1.40%	4.19%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
PIMCO All Asset Portfolio Advisor (Continued)
Spinnaker Advisor
2008	$9.493	2,876	$27,295	6.15%	1.45%	(17.12%)
2007	11.454	2,459	28,162	7.26%	1.45%	6.63%
2006	10.742	5,239	56,279	5.29%	1.45%	3.06%
2005	10.423	5,200	54,204	4.27%	1.45%	4.15%
Spinnaker Choice
2008	9.458	11	103	5.70%	1.55%	(17.20%)
2007	11.423	12	132	1.56%	1.55%	6.51%
2006	10.724	1,451	15,555	6.95%	1.55%	7.24%
PIMCO Commodity Fund Admin
Spinnaker & Mainsail
2008	7.046	239,853	1,689,955	4.66%	1.40%	(44.57%)
2007	12.712	192,212	2,443,409	4.80%	1.40%	21.52%
2006	10.461	145,969	1,526,963	5.22%	1.40%	(4.44%)
2005	10.947	86,327	945,040	2.27%	1.40%	10.35%
Spinnaker Advisor
2008	7.033	42,197	296,764	4.27%	1.45%	(44.60%)
2007	12.695	51,262	650,775	4.52%	1.45%	21.46%
2006	10.452	59,485	621,744	5.16%	1.45%	(4.50%)
2005	10.944	41,710	456,452	1.94%	1.45%	10.32%
Spinnaker with EEB
2008	7.007	150	1,044	4.90%	1.55%	(44.66%)
2007	12.661	93	1,169	5.33%	1.55%	21.33%
2006	10.435	32	329	14.46%	1.55%	4.35%
Spinnaker with GMDB
2008	6.994	3	23	4.80%	1.60%	(44.69%)
2007	12.644	3	42	5.56%	1.60%	21.27%
2006	10.426	3	35	5.68%	1.60%	(4.64%)
2005	10.933	3	36	2.83%	1.60%	10.21%
Spinnaker Choice
2008	7.007	14,916	104,492	6.22%	1.55%	(44.66%)
2007	12.661	3,202	40,543	4.63%	1.55%	21.33%
2006	10.435	2,441	25,473	4.03%	1.55%	4.58%
2005	10.936	3,744	40,942	2.59%	1.55%	10.24%
Spinnaker Choice with GMDB
2008	6.956	257	1,791	4.26%	1.75%	(44.76%)
2007	12.593	360	4,541	5.15%	1.75%	21.09%
2006	10.400	346	3,598	4.51%	1.75%	4.77%
2005	10.921	375	4,091	46.96%	1.75%	10.09%
Pioneer Bond VCT Class I
Spinnaker & Mainsail
2008	26.980	153,308	4,135,066	5.29%	1.40%	(2.02%)
2007	27.535	187,451	5,160,148	4.97%	1.40%	5.08%
2006	26.205	217,260	5,692,739	5.21%	1.40%	3.25%
2005	25.381	250,370	6,354,708	9.87%	1.40%	1.20%
2004	25.080	327,632	8,216,969	0.24%	1.40%	2.11%
Spinnaker Advisor
2008	13.209	81,374	1,074,537	5.29%	1.45%	(2.07%)
2007	13.488	97,167	1,310,213	4.97%	1.45%	5.02%
2006	12.843	118,254	1,518,553	5.19%	1.45%	3.20%
2005	12.445	141,769	1,764,370	9.64%	1.45%	1.15%
2004	12.304	203,572	2,506,919	0.24%	1.45%	2.70%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Pioneer Emerging Markets VCT Class II
Spinnaker & Mainsail
2008	$10.917	140,560	$1,534,542	0.09%	1.40%	(58.89%)
2007	26.553	129,290	3,433,027	0.32%	1.40%	40.46%
2006	18.904	96,275	1,819,963	0.35%	1.40%	33.63%
2005	14.147	21,555	304,935	0.19%	1.40%	35.70%
2004	10.425	3,147	32,807	0.00%	1.40%	4.25%
Spinnaker Advisor
2008	10.895	29,956	326,374	0.08%	1.45%	(58.91%)
2007	26.512	27,484	728,642	0.34%	1.45%	40.39%
2006	18.884	16,505	311,684	0.27%	1.45%	33.56%
2005	14.139	3,228	45,636	0.14%	1.45%	35.64%
Spinnaker with GMDB
2008	10.828	682	7,370	0.09%	1.60%	(58.97%)
2007	26.390	682	17,944	0.34%	1.60%	40.18%
2006	18.826	661	12,438	0.40%	1.60%	88.26%
Spinnaker Choice
2008	10.851	3,406	36,963	0.09%	1.55%	(58.94%)
2007	26.430	15,356	405,879	0.61%	1.55%	40.25%
2006	18.845	22,694	427,676	0.05%	1.55%	88.45%
Pioneer Equity Income VCT Class II
Spinnaker & Mainsail
2008	8.706	271,283	2,361,796	2.62%	1.40%	(31.45%)
2007	12.700	242,577	3,080,684	2.41%	1.40%	(0.86%)
2006	12.810	147,363	1,887,770	1.64%	1.40%	20.43%
2005	10.637	480,888	5,115,226	2.48%	1.40%	4.06%
2004	10.222	47,848	489,122	0.77%	1.40%	2.22%
Spinnaker Advisor
2008	8.688	24,587	213,620	2.49%	1.45%	(31.48%)
2007	12.680	29,081	368,751	2.22%	1.45%	(0.91%)
2006	12.797	30,516	390,508	3.42%	1.45%	20.37%
2005	10.631	11,713	124,524	2.79%	1.45%	4.00%
2004	10.222	388	3,963	0.89%	1.45%	2.22%
Spinnaker with GMDB
2008	8.635	61	515	2.65%	1.60%	(31.59%)
2007	12.622	57	717	2.54%	1.60%	(1.06%)
2006	12.757	26	337	3.50%	1.60%	27.57%
Spinnaker Choice
2008	8.653	5,335	46,157	2.49%	1.55%	(31.55%)
2007	12.641	3,009	38,021	2.68%	1.55%	(1.01%)
Pioneer Fund VCT Class I
Spinnaker & Mainsail
2008	39.293	963,940	37,877,452	1.82%	1.40%	(35.18%)
2007	60.622	1,130,394	68,527,840	1.20%	1.40%	3.52%
2006	58.560	1,341,636	78,567,204	1.33%	1.40%	15.02%
2005	50.915	1,564,272	79,644,315	1.31%	1.40%	4.70%
2004	48.628	2,039,802	99,191,453	1.04%	1.40%	6.19%
Spinnaker Advisor
2008	6.170	57,815	356,755	1.83%	1.45%	(35.22%)
2007	9.524	66,706	635,356	1.16%	1.45%	3.47%
2006	9.205	100,061	921,084	1.34%	1.45%	14.96%
2005	8.007	110,226	882,608	1.28%	1.45%	4.65%
2004	7.651	164,313	1,257,238	1.00%	1.45%	6.13%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Pioneer Growth Opportunities VCT Class I
Spinnaker & Mainsail
2008	$30.144	1,023,845	$30,863,857	0.00%	1.40%	(36.39%)
2007	47.389	1,210,224	57,351,857	0.00%	1.40%	(5.20%)
2006	49.990	1,473,487	73,660,152	0.00%	1.40%	4.13%
2005	48.006	1,788,116	85,840,023	0.00%	1.40%	5.21%
2004	45.629	2,264,792	103,339,925	0.00%	1.40%	20.62%
Spinnaker Advisor
2008	7.079	135,150	956,754	0.00%	1.45%	(36.42%)
2007	11.134	172,763	1,923,600	0.00%	1.45%	(5.25%)
2006	11.751	221,561	2,603,634	0.00%	1.45%	4.08%
2005	11.290	325,607	3,676,253	0.00%	1.45%	5.15%
2004	10.737	421,047	4,520,708	0.00%	1.45%	20.56%
Pioneer High Yield VCT Class II
Spinnaker & Mainsail
2008	7.145	93,574	669,051	8.30%	1.40%	(36.61%)
2007	11.272	71,285	803,380	5.10%	1.40%	4.13%
2006	10.825	19,265	208,522	5.39%	1.40%	6.74%
2005	10.141	8,138	82,522	5.20%	1.40%	0.28%
2004	10.112	-	-	0.00%	1.40%	1.12%
Spinnaker Advisor
2008	7.130	7,559	53,970	8.06%	1.45%	(36.65%)
2007	11.255	9,127	102,719	5.15%	1.45%	4.08%
2006	10.814	5,171	55,918	5.40%	1.45%	6.70%
2005	10.135	1,784	18,082	5.15%	1.45%	0.23%
2004	10.112	-	-	0.00%	1.45%	1.12%
Spinnaker with GMDB
2008	7.087	19	137	8.22%	1.60%	(36.74%)
2007	11.203	20	220	0.46%	1.60%	3.92%
Spinnaker Choice
2008	7.101	144,013	1,022,461	7.79%	1.55%	(36.71%)
2007	11.220	3,758	42,149	5.16%	1.55%	3.97%
2006	10.791	1,353	14,592	5.56%	1.55%	7.91%
Pioneer Mid-Cap Value VCT Class I
Spinnaker & Mainsail
2008	17.306	454,540	7,866,348	1.14%	1.40%	(34.50%)
2007	26.423	538,761	14,236,103	0.77%	1.40%	4.11%
2006	25.381	633,805	16,086,897	1.02%	1.40%	11.03%
2005	22.859	741,101	16,941,202	0.30%	1.40%	6.39%
2004	21.487	952,685	20,469,859	0.38%	1.40%	13.62%
Spinnaker Advisor
2008	6.862	37,307	256,013	1.11%	1.45%	(34.54%)
2007	10.483	46,660	489,130	0.76%	1.45%	4.06%
2006	10.074	50,785	511,625	1.02%	1.45%	10.97%
2005	9.078	64,279	583,512	0.31%	1.45%	6.34%
2004	8.537	87,945	750,774	0.38%	1.45%	13.57%
Pioneer Money Market VCT Class I
Spinnaker & Mainsail
2008	18.811	175,076	3,292,332	2.38%	1.40%	0.96%
2007	18.633	207,966	3,873,948	4.71%	1.40%	3.38%
2006	18.025	249,012	4,488,253	4.37%	1.40%	3.05%
2005	17.491	286,711	5,014,832	2.41%	1.40%	1.05%
2004	17.310	366,057	6,336,281	0.69%	1.40%	0.71%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Pioneer Money Market VCT Class I (Continued)
Spinnaker Advisor
2008	$11.122	62,162	$691,032	2.37%	1.45%	0.91%
2007	11.022	67,370	742,230	4.73%	1.45%	3.32%
2006	10.667	137,671	1,468,556	4.47%	1.45%	2.99%
2005	10.357	98,224	1,017,284	2.34%	1.45%	1.00%
2004	10.254	160,197	1,642,734	0.65%	1.45%	0.77%
Pioneer Real Estate VCT Class II
Spinnaker & Mainsail
2008	5.888	213,271	1,255,660	4.18%	1.40%	(39.20%)
2007	9.685	158,789	1,537,852	2.90%	1.40%	(20.23%)
2006	12.141	61,478	746,397	2.45%	1.40%	21.41%
Spinnaker Advisor
2008	5.880	62,604	368,094	4.10%	1.45%	(39.24%)
2007	9.677	47,621	460,824	2.66%	1.45%	(20.27%)
2006	12.137	21,226	257,617	2.20%	1.45%	21.37%
Spinnaker with EEB
2008	5.864	170	988	4.42%	1.55%	(39.30%)
2007	9.661	88	847	3.04%	1.55%	(20.35%)
2006	12.129	30	363	2.65%	1.55%	21.29%
Spinnaker with GMDB
2008	5.856	77	446	4.03%	1.60%	(39.33%)
2007	9.652	77	738	2.58%	1.60%	(20.40%)
Spinnaker Choice
2008	5.864	5,516	32,344	4.55%	1.55%	(39.30%)
2007	9.661	3,698	35,718	2.29%	1.55%	(20.35%)
2006	12.129	8,742	106,025	2.57%	1.55%	21.29%
Pioneer Small-Cap Value VCT Class I
Spinnaker & Mainsail
2008	14.229	390,883	5,562,029	0.59%	1.40%	(38.87%)
2007	23.276	505,500	11,765,839	0.70%	1.40%	(8.26%)
2006	25.372	600,759	15,242,261	0.82%	1.40%	10.71%
2005	22.917	675,901	15,489,898	0.61%	1.40%	13.35%
2004	20.218	862,713	17,442,241	0.00%	1.40%	20.60%
Spinnaker Advisor
2008	12.298	86,119	1,059,122	0.62%	1.45%	(38.90%)
2007	20.127	119,200	2,399,149	0.71%	1.45%	(8.31%)
2006	21.951	172,660	3,789,995	0.81%	1.45%	10.66%
2005	19.837	251,176	4,982,639	0.58%	1.45%	13.30%
2004	17.509	323,547	5,665,068	0.00%	1.45%	20.54%
Spinnaker with GMDB
2008	14.097	87	1,219	0.60%	1.60%	(38.99%)
2007	23.105	87	2,004	0.69%	1.60%	(8.45%)
2006	25.237	87	2,204	0.81%	1.60%	10.49%
2005	22.841	87	1,998	0.61%	1.60%	13.12%
2004	20.191	87	1,766	0.00%	1.60%	16.28%
Pioneer Small-Cap Value VCT Class II
Spinnaker & Mainsail
2008	7.012	230,887	1,618,999	0.24%	1.40%	(38.97%)
2007	11.489	237,023	2,723,252	0.52%	1.40%	(8.48%)
2006	12.554	231,065	2,900,693	0.00%	1.40%	12.56%
2005	11.153	229,855	2,563,540	0.00%	1.40%	9.56%
2004	10.180	14,246	145,020	0.00%	1.40%	1.80%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Pioneer Small-Cap Value VCT Class II (Continued)
Spinnaker Advisor
2008	$6.998	39,270	$274,802	0.24%	1.45%	(39.00%)
2007	11.472	65,847	755,382	0.50%	1.45%	(8.52%)
2006	12.541	73,594	922,912	0.00%	1.45%	12.51%
2005	11.147	54,401	606,401	0.00%	1.45%	9.51%
2004	10.179	1,734	17,648	0.00%	1.45%	1.79%
Spinnaker with EEB
2008	6.969	194	1,347	0.22%	1.55%	(39.06%)
2007	11.436	103	1,172	0.47%	1.55%	(8.62%)
2006	12.515	36	444	0.00%	1.55%	25.15%
Spinnaker with GMDB
2008	6.955	55	373	0.19%	1.60%	(39.09%)
2007	11.419	55	617	0.44%	1.60%	(8.66%)
2006	12.502	55	680	0.00%	1.60%	12.34%
2005	11.129	3	29	0.00%	1.60%	9.33%
Spinnaker Choice
2008	6.969	3,062	21,337	0.24%	1.55%	(39.06%)
2007	11.436	3,534	40,407	0.46%	1.55%	(8.62%)
2006	12.515	4,914	61,495	0.00%	1.55%	12.39%
2005	11.135	3,803	42,343	0.00%	1.55%	9.40%
Spinnaker Choice with GMDB
2008	6.912	7	43	0.25%	1.75%	(39.19%)
2007	11.366	67	757	0.54%	1.75%	(8.80%)
2006	12.463	252	3,142	0.00%	1.75%	12.17%
2005	11.111	273	3,035	0.00%	1.75%	9.17%
Pioneer Strategic Income VCT Class II
Spinnaker & Mainsail
2008	9.774	198,836	1,944,023	6.80%	1.40%	(12.95%)
2007	11.228	130,537	1,465,496	5.19%	1.40%	4.69%
2006	10.725	38,174	409,361	5.24%	1.40%	4.77%
2005	10.237	25,365	259,657	5.62%	1.40%	1.07%
2004	10.129	-	-	0.00%	1.40%	1.29%
Spinnaker Advisor
2008	9.754	48,933	477,426	6.91%	1.45%	(13.00%)
2007	11.211	31,512	353,217	5.15%	1.45%	4.64%
2006	10.713	13,211	141,523	5.16%	1.45%	4.71%
2005	10.231	31,103	318,214	5.63%	1.45%	1.01%
2004	10.129	-	-	0.00%	1.45%	1.29%
Spinnaker Choice
2008	9.715	2,499	24,246	6.80%	1.55%	(13.08%)
2007	11.177	3,723	41,594	5.24%	1.55%	4.54%
2006	10.691	627	6,705	5.24%	1.55%	4.61%
2005	10.220	435	4,443	5.69%	1.55%	0.91%
Summit Balance Index[1]
Spinnaker & Mainsail
2008	7.926	305	2,411	1.25%	1.40%	(20.74%)
Summit Barclays Aggregate Bond Index[1]
Spinnaker & Mainsail
2008	10.343	26,513	274,227	3.11%	1.40%	3.43%
Spinnaker Advisor
2008	10.340	1,457	15,072	2.52%	1.45%	3.40%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Summit EAFE International Index F Class[1]
Spinnaker & Mainsail
2008	$5.901	23	$137	0.00%	1.40%	(40.99%)
Summit NASDAQ 100 Index[1]
Spinnaker & Mainsail
2008	6.259	1,345	8,416	0.14%	1.40%	(37.41%)
Summit Russell 2000 Small Cap Index F Class[1]
Spinnaker & Mainsail
2008	6.968	21,303	148,448	0.64%	1.40%	(30.32%)
Spinnaker Advisor
2008	6.966	3,327	23,183	0.36%	1.45%	(30.34%)
Summit S&P Mid Cap 400 Index F Class[1]
Spinnaker & Mainsail
2008	6.395	1,965	12,566	0.70%	1.40%	(36.05%)
Templeton Developing Markets II
Spinnaker & Mainsail
2008	12.500	219,489	2,743,459	2.74%	1.40%	(53.36%)
2007	26.803	222,156	5,954,562	2.23%	1.40%	26.98%
2006	21.107	206,618	4,361,163	1.11%	1.40%	26.31%
2005	16.710	169,302	2,829,088	1.26%	1.40%	25.66%
2004	13.298	84,718	1,126,554	1.65%	1.40%	22.98%
Spinnaker Advisor
2008	12.934	33,949	439,116	2.35%	1.45%	(53.39%)
2007	27.749	59,929	1,662,974	2.24%	1.45%	26.92%
2006	21.863	69,301	1,515,144	1.11%	1.45%	26.25%
2005	17.317	67,312	1,165,654	1.09%	1.45%	25.59%
2004	13.788	31,623	436,003	1.84%	1.45%	22.92%
Spinnaker Choice
2008	11.355	2,271	25,794	2.50%	1.55%	(53.44%)
2007	24.386	11,472	279,748	1.51%	1.55%	26.79%
2006	19.233	17,149	329,815	0.91%	1.55%	26.13%
2005	15.249	4,004	61,063	0.34%	1.55%	25.48%
Spinnaker Choice with GMDB
2008	11.250	161	1,811	2.63%	1.75%	(53.53%)
2007	24.208	124	3,014	0.00%	1.75%	26.54%
Templeton Global Income Securities II
Spinnaker & Mainsail
2008	12.503	280,417	3,506,054	3.43%	1.40%	4.73%
2007	11.938	132,745	1,584,750	2.13%	1.40%	9.45%
2006	10.907	45,542	496,738	3.00%	1.40%	11.21%
2005	9.808	27,212	266,901	6.15%	1.40%	2.05%
Spinnaker Advisor
2008	12.480	36,287	452,866	3.80%	1.45%	4.68%
2007	11.922	53,948	643,175	2.52%	1.45%	9.39%
2006	10.898	23,753	258,863	1.82%	1.45%	11.15%
2005	9.805	8,039	78,817	5.23%	1.45%	2.08%
Spinnaker with GMDB
2008	12.411	109	1,343	3.62%	1.60%	4.51%
2007	11.875	110	1,301	0.00%	1.60%	9.24%
Spinnaker Choice
2008	12.434	6,173	76,734	3.96%	1.55%	4.58%
2007	11.890	5,105	60,706	2.61%	1.55%	9.28%
2006	10.880	2,145	23,339	0.00%	1.55%	8.80%

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Templeton Global Income Securities II (Continued)
Spinnaker Choice with GMDB
2008	$12.343	286	$3,520	3.63%	1.75%	4.36%
2007	11.827	285	3,361	2.79%	1.75%	9.07%
2006	10.844	286	3,096	4.66%	1.75%	8.44%
Templeton Growth Securities II
Spinnaker & Mainsail
2008	8.766	467,717	4,099,122	1.77%	1.40%	(43.13%)
2007	15.413	449,320	6,925,660	1.32%	1.40%	0.91%
2006	15.273	408,888	6,245,212	1.32%	1.40%	20.12%
2005	12.715	348,066	4,425,710	1.13%	1.40%	7.35%
2004	11.844	213,751	2,531,674	1.08%	1.40%	14.41%
Spinnaker Advisor
2008	8.737	34,135	298,231	1.80%	1.45%	(43.16%)
2007	15.370	35,308	542,691	1.51%	1.45%	0.87%
2006	15.238	28,349	431,989	1.28%	1.45%	20.06%
2005	12.692	33,757	428,440	1.07%	1.45%	7.30%
2004	11.828	26,974	319,055	1.15%	1.45%	14.35%
Spinnaker with GMDB
2008	8.685	659	5,721	1.78%	1.60%	(43.24%)
2007	15.301	659	10,081	1.31%	1.60%	0.72%
2006	15.192	659	10,019	1.34%	1.60%	19.88%
2005	12.673	659	8,357	1.74%	1.60%	7.14%
2004	11.828	96	1,135	0.00%	1.60%	12.18%
Spinnaker Choice
2008	8.256	4,176	34,470	1.78%	1.55%	(43.21%)
2007	14.538	4,415	64,185	1.13%	1.55%	0.77%
2006	14.427	5,869	84,673	1.36%	1.55%	19.94%
2005	12.029	3,641	43,793	1.51%	1.55%	7.20%
Spinnaker Choice with GMDB
2008	8.179	558	4,566	1.78%	1.75%	(43.32%)
2007	14.431	558	8,058	1.32%	1.75%	0.56%
2006	14.351	558	8,012	1.34%	1.75%	19.70%
2005	11.989	558	6,690	0.00%	1.75%	6.99%
Vanguard Balanced
Focus Tier I
2008	7.650	23,163	177,188	3.10%	1.35%	(23.61%)
2007	10.014	16,968	169,919	0.00%	1.35%	0.14%
Focus Tier II
2008	7.656	774	5,924	0.00%	1.30%	(23.57%)
2007	10.017	-	-	0.00%	1.30%	0.17%
Focus Tier III
2008	7.668	8,215	62,991	3.42%	1.20%	(23.50%)
2007	10.023	8,215	82,337	0.00%	1.20%	0.23%
Focus Tier I with GMDB
2008	7.638	332	2,532	0.00%	1.45%	(23.69%)
2007	10.009	-	-	0.00%	1.45%	0.09%
Focus Tier II with GMDB
2008	7.644	39,579	302,530	0.00%	1.40%	(23.64%)
2007	10.011	-	-	0.00%	1.40%	0.11%
Vanguard High Yield Bond
Focus Tier I
2008	7.486	19,577	146,543	5.52%	1.35%	(22.99%)
2007	9.721	4,863	47,272	0.00%	1.35%	(2.79%)

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Vanguard High Yield Bond (Continued)
Focus Tier II
2008	$7.492	24,989	$187,204	4.32%	1.30%	(22.95%)
2007	9.724	2,847	27,685	0.00%	1.30%	(2.76%)
Focus Tier III
2008	7.503	4,078	30,598	0.00%	1.20%	(22.89%)
2007	9.730	-	-	0.00%	1.20%	(2.70%)
Focus Tier I with GMDB
2008	7.474	2,274	16,999	4.89%	1.45%	(23.08%)
2007	9.716	-	-	0.00%	1.45%	(2.84%)
Focus Tier II with GMDB
2008	7.480	4,538	33,940	6.53%	1.40%	(23.04%)
2007	9.719	1,532	14,886	0.00%	1.40%	(2.81%)
Focus Tier V with GMDB
2008	7.515	17,452	131,158	8.15%	1.10%	(22.80%)
2007	9.735	17,452	169,905	0.00%	1.10%	(2.65%)
Vanguard International
Focus Tier I
2008	5.604	39,019	218,655	1.20%	1.35%	(45.66%)
2007	10.312	7,003	72,217	0.00%	1.35%	3.12%
Focus Tier II
2008	5.608	30,468	170,873	1.54%	1.30%	(45.63%)
2007	10.315	4,174	43,055	0.00%	1.30%	3.15%
Focus Tier III
2008	5.617	10,424	58,551	0.00%	1.20%	(45.58%)
2007	10.321	-	-	0.00%	1.20%	3.21%
Focus Tier I with GMDB
2008	5.595	4,745	26,546	0.63%	1.45%	(45.71%)
2007	10.306	-	-	0.00%	1.45%	3.06%
Focus Tier II with GMDB
2008	5.599	3,215	17,998	2.05%	1.40%	(45.69%)
2007	10.309	931	9,597	0.00%	1.40%	3.09%
Focus Tier V with GMDB
2008	5.626	10,926	61,465	2.56%	1.10%	(45.52%)
2007	10.327	10,926	112,827	0.00%	1.10%	3.27%
Vanguard Mid-Cap Index
Focus Tier I
2008	5.299	63,131	334,555	1.14%	1.35%	(42.60%)
2007	9.232	12,299	113,544	0.00%	1.35%	(7.68%)
Focus Tier II
2008	5.304	68,527	363,435	0.75%	1.30%	(42.57%)
2007	9.235	6,845	63,211	0.00%	1.30%	(7.65%)
Focus Tier III
2008	5.312	25,233	134,039	1.40%	1.20%	(42.51%)
2007	9.240	8,639	79,822	0.00%	1.20%	(7.60%)
Focus Tier I with GMDB
2008	5.291	10,567	55,910	0.67%	1.45%	(42.66%)
2007	9.227	-	-	0.00%	1.45%	(7.73%)
Focus Tier II with GMDB
2008	5.295	10,048	53,206	1.41%	1.40%	(42.63%)
2007	9.229	3,660	33,777	0.00%	1.40%	(7.71%)
Focus Tier V with GMDB
2008	5.320	43,299	230,365	1.63%	1.10%	(42.46%)
2007	9.245	43,299	400,314	0.00%	1.10%	(7.55%)

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Vanguard REIT Index
Focus Tier I
2008	$4.944	19,669	$97,233	1.76%	1.35%	(38.08%)
2007	7.985	1,910	15,246	0.00%	1.35%	(20.15%)
Focus Tier II
2008	4.947	23,542	116,471	1.54%	1.30%	(38.07%)
2007	7.988	1,834	14,649	0.00%	1.30%	(20.12%)
Focus Tier III
2008	4.955	6,085	30,152	0.00%	1.20%	(38.00%)
2007	7.992	-	-	0.00%	1.20%	(20.08%)
Focus Tier I with GMDB
2008	4.936	1,640	8,096	2.15%	1.45%	(38.15%)
2007	7.981	-	-	0.00%	1.45%	(20.19%)
Focus Tier II with GMDB
2008	4.940	1,806	8,921	3.70%	1.40%	(38.12%)
2007	7.983	955	7,624	0.00%	1.40%	(20.17%)
Focus Tier V with GMDB
2008	4.963	11,181	55,497	3.42%	1.10%	(37.94%)
2007	7.997	11,181	89,415	0.00%	1.10%	(20.03%)
Vanguard Total Bond Market Index
Focus Tier I
2008	10.896	49,981	544,614	2.91%	1.35%	3.81%
2007	10.496	9,735	102,165	0.00%	1.35%	4.96%
Focus Tier II
2008	10.905	102,355	1,116,182	2.03%	1.30%	3.87%
2007	10.499	10,830	113,697	0.00%	1.30%	4.99%
Focus Tier III
2008	10.922	36,900	403,037	2.39%	1.20%	3.97%
2007	10.505	8,168	85,802	0.00%	1.20%	5.05%
Focus Tier I with GMDB
2008	10.879	9,310	101,295	2.00%	1.45%	3.71%
2007	10.490	-	-	0.00%	1.45%	4.90%
Focus Tier II with GMDB
2008	10.888	11,745	127,882	3.95%	1.40%	3.76%
2007	10.493	5,244	55,021	0.00%	1.40%	4.93%
Focus Tier V with GMDB
2008	10.939	60,397	660,709	4.29%	1.10%	4.07%
2007	10.511	60,397	634,821	0.00%	1.10%	5.11%
Vanguard Total Stock Market Index
Focus Tier I
2008	5.870	82,661	485,189	0.93%	1.35%	(38.12%)
2007	9.486	13,969	132,518	0.00%	1.35%	(5.14%)
Focus Tier II
2008	5.874	111,431	654,576	0.79%	1.30%	(38.10%)
2007	9.489	13,314	126,342	0.00%	1.30%	(5.11%)
Focus Tier III
2008	5.884	34,461	202,754	1.06%	1.20%	(38.02%)
2007	9.494	8,399	79,748	0.00%	1.20%	(5.06%)
Focus Tier I with GMDB
2008	5.860	12,235	71,704	0.62%	1.45%	(38.19%)
2007	9.481	-	-	0.00%	1.45%	(5.19%)
Focus Tier II with GMDB
2008	5.865	11,676	68,478	1.37%	1.40%	(38.16%)
2007	9.484	4,414	41,862	0.00%	1.40%	(5.16%)

Symetra Separate Account C

Notes to Financial Statements

6.  ACCUMULATION UNIT VALUES (Continued)

	As of December 31,			For the Year Ended December 31,
Sub-Account	Unit Value	Units Outstanding	Net Assets	Net Investment Income Ratio[2]	Expense Ratio[3]	Total Return[4]
Vanguard Total Stock Market Index (Continued)
Focus Tier V with GMDB
2008	$5.893	52,408	$308,830	1.53%	1.10%	(37.97%)
2007	9.500	52,408	497,869	0.00%	1.10%	(5.00%)
Wanger USA[1]
Spinnaker & Mainsail
2008	27.430	10,298	282,484	0.00%	1.40%	(40.52%)
2007	46.120	11,198	516,406	0.00%	1.40%	3.92%
2006	44.382	11,987	531,993	0.24%	1.40%	6.38%
2005	41.721	15,840	660,882	0.00%	1.40%	9.71%
2004	38.028	18,343	697,561	0.00%	1.40%	16.68%

  1  Reference Note 1 for current year name changes, reorganizations and commencement dates.

  2  These amounts represent the dividends, excluding distributions of capital gains, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the trading days average net assets. These ratios exclude those expenses, such as mortality and expense charges and asset related administration charges, that result in direct reductions in the unit values. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying fund in which the sub-accounts invest.

  3  These amounts represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for the period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

  4  These amounts represent the total return for the periods indicated, including changes in the value of the underlying funds, and reflect deductions for all items included in the expense ratio with the exception of fund reorganizations. Funds that have reorganized during the year present information through the time of reorganization. The total return ratio does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. The total return is calculated for the period indicated or from the effective commencement date through the end of the reporting period.

Symetra Separate Account C

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Symetra Life Insurance Company and Participants of Symetra Separate Account C

We have audited the accompanying statements of assets and liabilities of Symetra Separate Account C (comprising, respectively, the AIM Capital Appreciation I, AIM Capital Appreciation II, AIM Capital Development Series I, AIM Capital Development Series II, AIM Global Healthcare, AIM Global Real Estate, AIM International Growth I, AIM International Growth II, AIM Small Cap Equity II, American Century Balanced, American Century Inflation Protection II, American Century International, American Century Large Company Value II, American Century Ultra I, American Century Ultra II, American Century Value, Dreyfus Appreciation, Dreyfus MidCap Stock, Dreyfus Quality Bond, Dreyfus Socially Responsible, Dreyfus Stock Index, Dreyfus Technology Growth, DWS Balanced VIP A, DWS Captial Growth VIP B, DWS Global Opportunities B Share, DWS Global Thematic B Share, DWS International VIP A, DWS Small Cap Index A Share, Federated Capital Income, Federated High Income Bond, Federated International Equity, Fidelity Asset Manager, Fidelity Contrafund, Fidelity Equity Income, Fidelity Freedom Funds 2010 II, Fidelity Feedom Funds 2015 II, Fidelity Freedom Funds 2020 II, Fidelity Freedom Funds 2025 II, Fidelity Feedom Funds 2030 II, Fidelity Freedom Income Fund II, Fidelity Growth, Fidelity Growth & Income, Fidelity Growth Opportunities, Fidelity Index 500, Fidelity Mid-Cap Advisor II, Fidelity Money Market Fund, Fidelity Overseas II, Fidelity VIP Money Market Service Class, Franklin Flex Cap Growth Securities, Franklin Founding Allocation Fund Class II, Franklin Income Securities Fund Class II, Franklin Small Cap Value Fund II, Franklin Small-Mid Cap Growth II, Franklin U.S. Government II, Ibbotson Aggressive Growth Class I, Ibbotson Aggressive Growth Class II, Ibbotson Balanced Class I, Ibbotson Balanced Class II, Ibbotson Conservative Class I, Ibbotson Conservative Class II, Ibbotson Growth Class I, Ibbotson Growth Class II, Ibbotson Income and Growth Class I, Ibbotson Income and Growth Class II, ING Global Resources, ING JP Morgan Emerging Markets Equity I, JP Morgan International Equity, JP Morgan Mid-Cap Value, JP Morgan US Large Cap Core Equity, Mutual Shares Securities, Neuberger Berman AMT Guardian Class S, Neuberger Berman AMT Mid Cap Growth Class S, PIMCO All Asset Portfolio Advisor, PIMCO Commodity Fund Admin, Pioneer Bond VCT Class I, Pioneer Emerging Markets VCT Class II, Pioneer Equity Income VCT Class II, Pioneer Fund VCT Class I, Pioneer Growth Opportunities VCT Class I, Pioneer High Yield VCT Class II, Pioneer Mid-Cap Value VCT Class I, Pioneer Money Market VCT Class I, Pioneer Real Estate VCT Class II, Pioneer Small-Cap Value VCT Class I, Pioneer Small-Cap Value VCT Class II, Pioneer Strategic Income VCT Class II, Summit Balance Index, Summit Barclays Aggregate Bond Index, Summit EAFE International Index F Class, Summit Nasdaq 100 Index, Summit Russell 2000 Small Cap Index F Class, Summit S&P Midcap 400 Index F Class, Templeton Developing Markets II, Templeton Global Income Securities II, Templeton Growth Securities II, Vanguard Balanced, Vanguard High Yield Bond, Vanguard International, Vanguard Mid-Cap Index, Vanguard REIT Index, Vanguard Total Bond Market Index, Vanguard Total Stock Market Index and Wanger USA subaccounts) ("the Separate Account") as of December 31, 2008, and the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Separate Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective sub-accounts constituting Symetra Separate Account C at December 31, 2008, the results of their operations for the year then ended, and the changes in their net assets for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.

Seattle, Washington
April 17, 2009

SYMETRA SEPARATE ACCOUNT C

PART C

OTHER INFORMATION

Item 24.	Financial Statements and Exhibits

a.	Financial Statements The following audited financial statements of Symetra Separate Account C and Symetra Life Insurance Company (“Symetra Life”) are included in the Statement of Additional Information of this Registration Statement:

1.	The financial statements of Symetra Separate Account C as of December 31, 2008 and for each of the two years in the period then ended.

2.	The statutory-basis financial statements of Symetra Life Insurance Company as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008.

b.	Exhibits

Exhibit	Description	Reference
1.	Resolution of Board of Directors of the Symetra Life authorizing the Separate Account	1/

2.	Not Applicable

3.	(i) Principal Underwriter’s Agreement Amendment to Principal Underwriter’s Agreement (ii) Broker-Dealer Selling Agreement	1/ 3/ Filed Herewith
4.	(i) Group Variable Annuity Contract (ii) Form of TSA Endorsement (iii) Group Contract Schedule Page (iv) Participant Certificate (v) Participant Certificate Schedule Page	Filed Herewith Filed Herewith Filed Herewith Filed Herewith Filed Herewith
5.	(i) Master Application for Group Annuity Contract (ii) Participant Application	Filed Herewith Filed Herewith
6.

(i)      Copy of Articles of Incorporation of Symetra as amended 11/26/90

Amendment to Articles of Incorporation of Symetra dated 9/1/04

Amendment to Articles of Incorporation of Symetra dated 5/27/05

(ii)     Copy of the Bylaws of Symetra as amended 12/6/05

1/ 5/ 10/ 10/
7.	Not Applicable
8.	Participation Agreement (AIM)	2/
	Amendment No. 1 to Participation Agreement (AIM)	4/
	Amendment No. 2 to Participation Agreement (AIM)	13/
	Amendment No. 3 to Participation Agreement (AIM)	13/
	Participation Agreement (ACVP)	2/
	Amendment No. 1 to Participation Agreement (ACVP)	2/
	Amendment No. 2 to Participation Agreement (ACVP)	2/
	Amendment No. 3 to Participation Agreement (ACVP)	2/
	Amendment No. 4 to Participation Agreement (ACVP)	4/
	Amendment No. 5 to Participation Agreement (ACVP)	6/
	Amendment No. 6 to Participation Agreement (ACVP)	11/
	Amendment No. 7 to Participation Agreement (ACVP)	11/

Exhibit	Description	Reference
	Amendment No. 8 to Participation Agreement (ACVP)	11/

	Fund Participation and Services Agreement (American Funds)	Filed Herewith

	Participation Agreement (BlackRock)	Filed Herewith
	Administrative Services Agreement (BlackRock)	Filed Herewith
	Distribution Agreement (BlackRock)	Filed Herewith

	Participation Agreement (Calvert)	Filed Herewith
	Administrative Service Agreement (Calvert)	Filed Herewith

	Participation Agreement (Columbia VIT)	Filed Herewith
	Participation Agreement (Columbia VIT I)	Filed Herewith

	Participation Agreement (DWS/Scudder)	13/
	Amendment No. 1 to Participation Agreement (DWS)	Filed Herewith

	Participation Agreement (Fidelity)	7/
	Sub-Licensing Agreement (Fidelity)	7/
	Amendment No. 1 to Participation Agreement (Fidelity)	12/
	Amendment No. 2 to Participation Agreement (Fidelity)	Filed Herewith

	Participation Agreement (FRK)	2/
	Amendment No. 1 to Participation Agreement (FRK)	2/
	Amendment No. 2 to Participation Agreement (FRK)	2/
	Amendment No. 3 to Participation Agreement (FRK)	5/
	Amendment No. 4 to Participation Agreement (FRK)	5/
	Amendment No. 5 to Participation Agreement (FRK)	6/
	Amendment No. 6 to Participation Agreement (FRK)	11/
	Amendment No. 7 to Participation Agreement (FRK)	11/
	Amendment No. 8 to Participation Agreement (FRK)	Filed Herewith

	Participation Agreement (Goldman Sachs)	Filed Herewith
	Selling Agreement (Goldman Sachs)	Filed Herewith

	Participation Agreement (Neuberger Berman)	13/

	Administrative Services Agreement (Neuberger Berman)	Filed Herewith

	Participation Agreement (PIMCO)	6/
	Amendment No. 1 to Participation Agreement (PIMCO)	9/
	Amendment No. 2 to Participation Agreement (PIMCO)	Filed Herewith
	Amendment No. 3 to Participation Agreement (PIMCO)	Filed Herewith

	Participation Agreement (Vanguard)	8/
	Amendment to Participation Agreement (Vanguard)	11/

9.	Opinion and Consent of Counsel	Filed Herewith

10.	Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm	Filed Herewith
	Consent of Ernst and Young LLP, Independent Accountants	Filed Herewith

11.	Not Applicable

12.	Not Applicable

1/	Incorporated by reference to Registrant’s Initial Product Filing to Form N-4 registration statement of Symetra Separate Account C filed with the Securities and Exchange Commission (“SEC”) on June 16, 1995 (File No. 33-60331).

2/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 21 to Form S-6 registration statement of Symetra Separate Account SL filed with the SEC on April 30, 2002 (File No. 333-30329).
3/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 23 on Form N-4 registration statement of Symetra Separate Account C filed with the SEC on April 28, 2006 (File No. 33-69712).
4/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 26 to Form N-6 registration statement of Symetra Separate Account SL filed with the SEC on April 30, 2003 (File No. 333-30329).
5/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 17 to Form N-4 registration statement of Symetra Separate Account C filed with the SEC on December 3, 2004 (File No. 33-69712).
6/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 30 to Form N-6 registration statement of Symetra Separate Account SL filed with the SEC on April 29, 2005 (File No. 333-30329).
7/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 34 on Form N-6 registration statement of Symetra Separate Account SL filed with the SEC on April 30, 2007 (File No. 333-30329).
8/	Incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-4 registration statement of Symetra Separate Account C filed with the SEC on May 15, 2007 (File No. 333-137411).
9/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 1 on Form N-6 registration statement of Symetra Separate Account SL filed with the SEC on April 30, 2007 (File No. 333-136776).
10/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 8 on Form N-4 registration statement of Symetra Separate Account C filed with the SEC on August 28, 2008 (File No. 333-137411).
11/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 2 on Form N-6 registration statement of Symetra Separate Account SL filed with the SEC on August 15, 2007 (File No. 333-136776).
12/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 1 on Form N-4 registration statement of Symetra Separate Account C filed with the SEC on January 31, 2008 (File No. 333-137411).
13/	Incorporated by reference to Registrant’s Post-Effective Amendment No. 25 on Form N-4 registration statement of Symetra Separate Account C filed with the SEC on April 30, 2008 (File No. 33-69712).

Item 25.	Directors and Officers of the Depositor

Set forth below is a list of each director and officer of Symetra Life who is engaged in activities relating to Symetra Separate Account C or the variable annuity contracts offered through Symetra Separate Account C.

Name	Positions with Symetra	Principal Business Address
Randall H. Talbot	Director and President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Allyn D. Close	Director and Senior Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

George C. Pagos	Director, Senior Vice President, General Counsel and Secretary	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Jennifer V. Davies	Director and Senior Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Name	Positions with Symetra	Principal Business Address
Margaret A. Meister	Director, Chief Financial Officer and Executive Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Michael W. Fry	Director and Senior Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Richard J. Lindsay	Director and Senior Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Patrick B. McCormick	Senior Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Roderick J. Halvorsen	Senior Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Tommie D. Brooks	Vice President and Chief Actuary	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Colleen M. Murphy	Vice President, Controller, Treasurer and Assistant Secretary	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Michele M. Kemper	Vice President and Chief Compliance Officer of the Separate Account	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Linda C. Mahaffey	Vice President	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Jean B. Liebmann	Assistant Vice President and Actuary	777 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Item 26.	Persons Controlled By or Under Common Control With the Depositor or Registrant

No person is directly or indirectly controlled by Symetra Separate Account C (“Registrant”). Symetra Life established Registrant by resolution of its Board of Directors pursuant to Washington law. Symetra Life is a wholly owned subsidiary of Symetra Financial Corporation. Symetra Financial Corporation is organized under Delaware law and Symetra Life is organized under Washington law. Symetra Life files separate statutory-basis financial statement in connection with its issuance of products associated with the Registrant and other separate accounts. Following is the organizational chart of Symetra Financial Corporation.

Name	Ownership	State of Incorporation	Business
Symetra Financial Corporation	Holding Company	DE	Insurance Holding Company
Symetra Life Insurance Company	100% Symetra Financial Corporation	WA	Life Insurance Company
Symetra National Life Insurance Company	100% Symetra Life Insurance Company	WA	Life Insurance Company
First Symetra National Life Insurance Company of New York	100% Symetra Life Insurance Company	NY	Life Insurance Company
Symetra Assigned Benefits Service Company	100% Symetra Financial Corporation	WA	Structured Settlements
Symetra Administrative Services, Inc.	100% Symetra Financial Corporation	WA	Holding Company
Symetra Securities, Inc.	100% Symetra Financial Corporation	WA	Broker Dealer/ Underwriter
Symetra Services Corporation	100% Symetra Financial Corporation	WA	Administrative Services
Symetra Investment Services, Inc.	100% Symetra Financial Corporation	WA	Broker Dealer
TFS Training & Consulting, Inc.	100% Symetra Financial Corporation	WA	Training and Consulting
Clearscape Funding Corporation	100% Symetra Financial Corporation	WA	Structured Settlements Factoring
WSF Receivables I, LLC	100% Clearscape Funding Corporation	FL	Investment
Medical Risk Managers, Inc.	100% Symetra Financial Corporation	DE	Managing Underwriter
Health Network Strategies, LLC	60% Symetra Financial Corporation, 40% Other Members	DE	Benefit Plan Consultant
TIF Invest III, LLC	100% Symetra Financial Corporation	DE	Investment

Item 27.	Number of Contract Owners

As of September 30, 2009, there were 24,726 contract owners under the Registrant.

Item 28.	Indemnification

Under its Bylaws, Symetra Life, to the full extent permitted by the Washington Business Corporation Act, shall indemnify any person who was or is a party to any proceeding (whether brought by or in the right of Symetra Life or otherwise) by reason of the fact that he or she is or was a director of Symetra Life, or, while a director of Symetra Life, is or was serving at the request of Symetra Life as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with such proceeding.

Symetra Life shall extend such indemnification as is provided to directors above to any person, not a director of Symetra Life, who is or was an officer of Symetra Life or is or was serving at the request of Symetra Life as a director, officer, partner, trustee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan. In addition, the Board of Directors of Symetra Life may, by resolution, extend such further indemnification to an officer or such other person as it may seem fair and reasonable in view of all relevant circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Symetra Life pursuant to such provisions of the bylaws or statutes or otherwise, Symetra Life has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Symetra Life of expenses incurred or paid by a director, officer or controlling person of Symetra Life in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the contracts issued by the Separate Account, Symetra Life will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

Item 29.	Principal Underwriters

a.	Symetra Securities, Inc., the principal underwriter for the Contracts and Certificated issued thereunder, also acts as the principal underwriter for Symetra Life’s Individual Variable Life Insurance Policies and Variable Annuity Contracts.

b.	The following information is provided for each officer and director of the principal underwriter:

Name	Positions and Offices with Underwriter	Principal Business Address
Linda C. Mahaffey	Director and President	777 108th Ave NE, Suite 1200 Bellevue, WA 98004

Allyn D. Close	Director	777 108th Ave NE, Suite 1200 Bellevue, WA 98004

Margaret A. Meister	Director	777 108th Ave NE, Suite 1200 Bellevue, WA 98004

Name	Positions and Offices with Underwriter	Principal Business Address
Joanne M. Salisbury	Vice President	777 108th Ave NE, Suite 1200 Bellevue, WA 98004

Laurie A. Hubbard	Vice President	777 108th Ave NE, Suite 1200 Bellevue, WA 98004

Michael F. Murphy	Assistant Vice President and Chief Compliance Officer	777 108th Ave NE, Suite 1200 Bellevue, WA 98004

LeeAnna G.K. Glessing	Assistant Vice President, Treasurer and Financial Principal	777 108th Ave NE, Suite 1200 Bellevue, WA 98004

c.	During the fiscal year ended December 31, 2008, Symetra Securities, Inc. received $4,759,624 in commissions for the distribution of certain annuity contracts sold in connection with Registrant of which no payments were retained. Symetra Securities, Inc. did not receive any other compensation in connection with the sale of Registrant’s contracts.

Item 30.	Location of Accounts and Records

Symetra Life Insurance Company at 777 108th Avenue NE, Suite 1200, Bellevue, Washington 98004 maintains physical possession of the accounts, books or documents of the Separate Account required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder.

Item 31.	Management Services

Not Applicable

Item 32.	Undertakings

1.	The Registrant hereby undertakes to:

a.	File a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted;

b.	Include either (1) as part of any application to participant under a Contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

c.	Deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

Representations

1.	Registrant hereby represents that it is relying upon a No-Action Letter issued to the American Council of Life Insurance dated November 28, 1988 (Commission ref. IP-6-88) and that the following provisions have been complied with:

a.	Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the Contract;

b.	Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the Contract;

c.	Instruct sales representatives who solicit participants to participate in the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants; and

d.	Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant’s understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer’s Section 403(b) arrangement to which the participant may elect to transfer his contract value.

e.	In connection with the offer of Registrant’s Certificates to Participants in the Texas Optional Retirement Program, Registrant represents it is relying upon Rule 6c-7 under the Investment Company Act of 1940 and that subparagraphs (a)-(d) of Rule 6c-7 have been complied with as of the effective date of this filing.

Item 33.	Fee Representation

Pursuant to the Investment Company Act of 1940, Symetra Life represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Symetra Life.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets the requirements of Securities Act Rule for effectiveness of this Registration Statement and has caused this Registration Statement to be signed on its behalf, in the City of Bellevue and State of Washington, on this 1st day of December, 2009.

Symetra Separate Account C
Registrant

By:	Symetra Life Insurance Company

By:	RANDALL H. TALBOT*
Randall H. Talbot, President

Symetra Life Insurance Company
Depositor

By:	RANDALL H. TALBOT*
Randall H. Talbot, President

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated. Those signatures with an asterisk indicate that the signature was supplied by a duly appointed attorney-in-fact under a valid Power of Attorney which is filed herewith.

NAME	TITLE

ALLYN D. CLOSE*	Director and Senior Vice President
Allyn D. Close

JENNIFER V. DAVIES*	Director and Senior Vice President
Jennifer V. Davies

MICHAEL W. FRY*	Director and Senior Vice President
Michael W. Fry

RICHARD J. LINDSAY*	Director and Senior Vice President
Richard J. Lindsay

MARGARET A. MEISTER*	Director, Chief Financial Officer, Executive
Margaret A. Meister	Vice President

COLLEEN M. MURPHY*	Vice President, Controller, Treasurer and
Colleen M. Murphy	Assistant Secretary

/s/ GEORGE C. PAGOS	Director, Senior Vice President, General
George C. Pagos	Counsel and Secretary

RANDALL H. TALBOT*	Director and President
Randall H. Talbot

Power of Attorney

Symetra Life Insurance Company, a Washington Corporation (the “Company”), and each of its undersigned officers and directors, hereby nominate and appoint George C. Pagos, and Margaret A. Meister, each with power to act alone, their true and lawful attorney-in-fact and agent, for them and in their names and places in any and all capacities, to execute and sign all amendments to the following Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940:

Separate Account	‘40 Act Filing Number	Products	’33 Act Filing Number
Symetra Resource Variable Account B	811-4716	Spinnaker Plus Resource B	33-69600 33-06546

Symetra Separate Account C	811-8052	Spinnaker Spinnaker Advisor Spinnaker Choice Symetra Focus Mainsail Symetra Retirement Passport	33-69712 333-41622 333-111216 333-137411 33-60331 333-158141

Symetra Deferred Variable Annuity Account	811-4961	Symetra Deferred Annuity	333-65087

Symetra Separate Account SL	811-4909	Premier Accumulation Life Symetra Complete Symetra Complete Advisor Enhanced Accumulation Life	333-30329 333-136776 333-136776 33-10248

The undersigned officers and directors, further nominate and appoint George C. Pagos, and Margaret A. Meister, each with power to act alone, to file with the Securities and Exchange Commission and any other regulatory authority having jurisdiction over the offer and sale of the variable insurance products issued from the Separate Accounts, such amendments and any supplements thereto, as well as any and all exhibits and other documents necessary or desirable to such amendment or supplement process, granting to such attorney full power and authority to do and perform each and every act necessary and/or appropriate as fully and with all intents and purposes as the Company itself and the undersigned officers and directors themselves might or could do.

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IN WITNESS WHEREOF, SYMETRA LIFE INSURANCE COMPANY has caused this power of attorney to be executed in its full name and by its President and attested by its Secretary, and the undersigned officers and directors have each executed such power of attorney, on the 26th day of June, 2009.

SYMETRA LIFE INSURANCE COMPANY

By:	/s/ RANDALL H. TALBOT,
Randall H. Talbot President

ATTEST:

/s/ GEORGE C. PAGOS
George C. Pagos, Secretary

NAME	TITLE

/s/ ALLYN D. CLOSE	Director and Senior Vice President
Allyn D. Close

/s/ JENNIFER V. DAVIS	Director and Senior Vice President
Jennifer V. Davies

/s/ MICHAEL W. FRY	Director and Senior Vice President
Michael W. Fry

/s/ RICHARD J. LINDSAY	Director and Senior Vice President
Richard J. Lindsay

/s/ MARGARET A. MEISTER Margaret A. Meister	Director, Chief Financial Operator, Executive Vice President

/s/ COLLEEN M. MURPHY Colleen M. Murphy	Vice President, Controller, Treasurer and Assistant Secretary

/s/ GEORGE C. PAGOS George C. Pagos	Director, Senior Vice President, General Counsel and Secretary

/s/ RANDALL H. TALBOT	Director and President
Randall H. Talbot